LIMITED LIABILITY COMPANY AGREEMENT
OF
HUDSON MC PARTNERS, LLC
Dated as of November 8, 2012

TABLE OF CONTENTS
Page

ARTICLE I. DEFINED TERMS	2

1.01.	Defined Terms: 2

1.02.	Other Defined Terms: 19

ARTICLE II. ORGANIZATION	19

2.01.	Continuation: 19

2.02.	Name and Principal Place of Business: 19

2.03.	Term: 19

2.04.	Registered Agent and Registered Office: 19

2.05.	Purpose: 19

2.06.	Certain Reit Matters: 20

2.07.	Property Owner: 23

ARTICLE III. MEMBERS	23

3.01.	Members: 23

3.02.	Limitation on Liability: 24

ARTICLE IV. CAPITAL	25

i

4.01.	Initial Capital Contributions: 25

4.02	Additional Capital Contributions……………………………………………………24

4.03.	Capital Accounts: 30

4.04.	No Further Capital Contributions: 31

4.05.	Loans; Guaranties: 31

4.06.	Proposition 13 Protection Amount: 34

ARTICLE V. INTERESTS IN THE COMPANY	35

5.01.	Percentage Interest: 35

5.02.	Return of Capital: 35

5.03.	Ownership: 36

5.04.	Waiver of Partition; Nature of Interests in the Company: 36

ARTICLE VI. ALLOCATIONS AND DISTRIBUTIONS	36

6.01.	Allocations: 36

6.02.	Allocations and Compliance with Section 704(b): 37

6.03.	Distributions: 38

6.04.	Special Distributions: 38

6.05.	Distributions In Liquidation: 38

6.06.	Tax Matters: 39

6.07.	Tax Matters Partner: 40

6.08.	Allocations For Tax Purposes: 40

6.09.	Withholding: 41

ARTICLE VII. MANAGEMENT	41

7.01.	Management: 41

7.02.	Members of the Executive Committee: 45

7.03.	Administrative Member; Deadlocks: 48

7.04.	Services and Fees: 51

7.05.	Duties and Conflicts: 53

7.06.	Company Expenses: 54

ARTICLE VIII. BOOKS AND RECORDS	54

8.01.	Books and Records: 54

8.02.	Accounting and Fiscal Year: 54

8.03.	Reports: 55

8.04.	The Company Accountant: 55

8.05.	Intentionally Omitted 55

8.06.	The Budget and Operating Plan: 56

8.07.	Accounts: 57

ARTICLE IX. TRANSFER OF INTERESTS	57

9.01.	No Transfer: 57

9.02.	Permitted Transfers: 57

9.03.	Transferees: 58

9.04.	Section 754 Election: 58

9.05.	Hudson Sale Right; Rofo: 58

9.06.	Sponsor Sale Right; Rofo: 59

9.07.	Sponsor Put Right: 61

ARTICLE X. EXCULPATION AND INDEMNIFICATION	63

10.01.	Exculpation: 63

10.02.	Indemnification: 64

ARTICLE XI. DISSOLUTION AND TERMINATION	65

11.01.	Dissolution: 65

11.02.	Termination: 65

11.03.	Liquidating Member: 66

11.04.	Claims of the Members: 66

ARTICLE XII. INTENTIONALLY OMITTED	67

ARTICLE XIII. MISCELLANEOUS	67

13.01.	Representations and Warranties of the Members: 67

13.02.	Transferable Development Rights/ Further Assurances: 73

13.03.	Notices: 74

13.04.	Governing Law: 75

13.05.	Attorney Fees: 75

13.06.	Captions: 75

13.07.	Pronouns: 75

13.08.	Successors and Assigns: 75

13.09.	Extension Not a Waiver: 76

13.10.	Creditors Not Benefited: 76

13.11.	Recalculation of Interest: 76

v

13.12.	Severability: 76

13.13.	Entire Agreement: 76

13.14.	Publicity: 77

13.15.	Counterparts: 77

13.16.	Confidentiality: 77

13.17.	Venue: 78

13.18.	Waiver of Jury Trial: 78

13.19.	Limitation of Liability: 78

13.20.	Attorney Representation: 78

13.21	Limitation on Use of Name: 79

13.22	1031 Exchange: 79

EXHIBIT LIST

Exhibit A            Legal Description of Pinnacle 1 Property
Exhibit B            Financing Guidelines
Exhibit C            Pinnacle 2 Contribution Agreement
Exhibit D            Legal Description of Pinnacle 2 Property
Exhibit E            RREEF Buyout Documents
Exhibit F            Acknowledgment of Pinnacle 2 Sponsor Admission
Exhibit G            Example of Dilution Calculation
Exhibit H-1            Reimbursement and Indemnity Agreement (Pinnacle 1 Loan)
Exhibit H-2            Reimbursement and Indemnity Agreement (Pinnacle 2 Loan)
Exhibit I-1            Property Management Agreement
Exhibit I-2            Sub Management/Leasing Agreement
Exhibit J            Pinnacle 1 Budget and Operating Plan
Exhibit K            Rent Roll
Exhibit L            Closing Statement

LIMITED LIABILITY COMPANY AGREEMENT
OF
HUDSON MC PARTNERS, LLC
This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Hudson MC Partners, LLC is made and entered into as of November 8, 2012 by and between Hudson JW,LLC, a Delaware limited liability company (“Hudson”), and Media Center Partners, LLC, a California limited liability company (“Pinnacle 1 Sponsor”).
WHEREAS, the Company (as hereinafter defined) was formed pursuant to a Certificate of Formation (the “Certificate of Formation”), dated as of October 16, 2012, and filed with the Secretary of State of Delaware on October 16, 2012;
WHEREAS, the Company is a limited liability company under the Delaware Act (as hereinafter defined);
WHEREAS, The Pinnacle General Partner Corp. (“PGPC”), RREEF Investment GmbH (f/k/a DB Real Estate Investment GmbH and, together with PGPC, “RREEF”) and Pinnacle 1 Sponsor, indirectly own the Pinnacle 1 Property (as hereinafter defined), through their, respective, zero percent (0%) general partnership, ninety-five percent (95%) limited partnership and five percent (5%) limited partnership interests in DB Real Estate The Pinnacle L.P., a Delaware limited partnership (“Pinnacle 1 Joint Venture”), which owns all right, title and interest in and to certain real property and the improvements thereon located in Burbank, California commonly known as 3400 West Olive Avenue and more particularly described on Exhibit A attached hereto (the “Pinnacle 1 Property”);
WHEREAS, pursuant to that certain Amended and Restated Limited Partnership Agreement of DB Real Estate The Pinnacle L.P., dated as of November 2003 (as amended, the “Pinnacle 1 Operating Agreement”), Pinnacle 1 Sponsor has the right to acquire one hundred percent (100%) of (a) RREEF’s ninety-five percent (95%) limited partnership interest and (b) RREEF’s zero percent (0%) general partnership interest in Pinnacle 1 Joint Venture (collectively, “RREEF’S Interest”) for a purchase price calculated based on a purchase price for the Pinnacle 1 Property of $212,500,000 and otherwise in accordance with the terms of the RREEF Buyout Documents;
WHEREAS, substantially concurrently herewith, Hudson has deposited funds in the aggregate amount of $82,600,000 (“Hudson’s Escrowed Funds”) into an escrow account (the “Escrow Account”) established with Chicago Title Insurance Company (“Escrow Agent”) pursuant to the terms of the Escrow Instructions (as defined below), and pursuant to which Hudson’s Escrowed Funds shall not be released except in strict accordance with the terms of the Escrow Instructions, including, without limitation, satisfaction of each and every condition precedent set forth therein;
WHEREAS, substantially concurrently herewith and subject to Escrow Agent’s receipt of written authorization from Hudson and Pinnacle 1 Sponsor (or any of their respective agents, representatives, or attorneys designated in the Escrow Instructions as having the authority to authorize Escrow Agent) and satisfaction of all other terms of the Escrow Instructions, Escrow Agent shall disburse the Hudson Escrowed Funds (as adjusted for any costs, fees, expenses and/or other amounts (including, without limitation, all prorations or other adjustments set forth in the Closing Statement)) to Pinnacle

1 Sponsor to be used for the purpose of, and as payment in full of the aggregate amount required to be paid under the RREEF Buyout Documents to acquire RREEF’s Interest (the “RREEF Buyout”) ;
WHEREAS, Pinnacle 1 Sponsor will cause Pinnacle 1 Joint Venture to transfer all of its right, title and interest in and to the Pinnacle 1 Property to Pinnacle 1 Property Owner (as defined below) by grant deed, free and clear of all liens, claims and encumbrances other than the Schedule B Exceptions set forth in the Proforma Title Policy attached as an exhibit to the Escrow Instructions, and pursuant to such other documents and/or conveyance instruments set forth in the Escrow Agreement such that, after giving effect to all of the foregoing transactions, (i) the Pinnacle 1 Property is wholly owned by Pinnacle 1 Property Owner, (ii) Pinnacle 1 Property Owner is wholly owned by the Company, (iii) Hudson shall have received credit to its Capital Account in the amount of the Hudson Escrowed Funds as set forth on Schedule A attached hereto, following adjustment pursuant to the Closing Statement; (iv) Pinnacle 1 Sponsor shall have received credit to its Capital Account in the amount set forth opposite Pinnacle 1 Sponsor’s name on Schedule A attached hereto, in exchange for Pinnacle 1 Sponsor’s equity in the Pinnacle 1 Property, following adjustment pursuant to the Closing Statement, and (v) the Company is owned by Hudson and Pinnacle 1 Sponsor in the initial Percentage Interests more particularly set forth in this Agreement;
WHEREAS, concurrently herewith, the Company and Pinnacle 2 Sponsor Affiliate have entered into the Pinnacle 2 Contribution Agreement pursuant to which Pinnacle 2 Sponsor Affiliate has agreed to cause its wholly-owned subsidiary, 3300 West Olive, LLC, a Delaware limited liability company (“Pinnacle 2 Joint Venture”), to contribute the Pinnacle 2 Property to Pinnacle 2 Property Owner (as each of the foregoing terms is defined below) and, in such event, Pinnacle 2 Sponsor Affiliate will be admitted as an additional Member of the Company upon the terms and conditions more particularly set forth herein;
WHEREAS, Hudson has agreed to make the Initial Capital Contributions and other agreements more particularly set forth in this Agreement in exchange for Pinnacle 1 Sponsor causing the contribution of the Pinnacle 1 Property to the Pinnacle 1 Property Owner pursuant to the RREEF Buyout Documents and the Escrow Instructions, and Pinnacle 2 Sponsor Affiliate causing the contribution of the Pinnacle 2 Property to the Pinnacle 2 Property Owner pursuant to the Pinnacle 2 Contribution Agreement, and whereas Hudson and Pinnacle 2 Sponsor enter into this Agreement to set forth the purposes of the Company and provide for its organization and administration;
NOW, THEREFORE, the Company adopts the following as its “limited liability company agreement” (as that term is used in the Delaware Act) and the parties hereto hereby agree as follows:
ARTICLE I.
DEFINED TERMS

1.01.	DEFINED TERMS:
As used in this Agreement, the following terms have the meanings set forth below:
“Acceptance Notice” has the meaning set forth in Section 9.06.

“Additional Capital Contribution” means any capital contribution (other than Special Contributions or payments made in satisfaction of any Special Contributions) made by Hudson and/or Sponsor pursuant to Section 4.02.
“Adjusted Capital Account” means, with respect to any Member for any taxable year or other period, the balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:
(a)    Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulation Section 1.704-2(g)(1) and Treasury Regulation Section 1.704-2(i)(5); and
(b)    Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Adjusted Capital Account.
“Administrative Member” has the meaning set forth in Section 7.03(a).
“Affiliated” or “Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, or (b) any other Person owning or controlling 10% or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner or managing member of such Person, or (d) any other Person which is an officer, director, general partner, managing member or holder of 10% or more of the voting interests of any other Person described in clauses (a) through (c) of this definition. Without limiting the generality of the foregoing, each of the Key Persons and any Affiliate thereof shall be deemed an Affiliate of Sponsor, and Sponsor and each Key Person shall be deemed Affiliates of one another.
“Affiliate Agreement” has the meaning set forth in Section 7.01(f).
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Assumed Tax Rate” means, for each calendar year, the highest effective maximum combined marginal U.S. federal, state and local income tax rate (after giving effect to any federal income tax deduction for such state and local income taxes and taking into account the effect of any limitations or reductions under Section 67 or Section 68 of the Code or other provisions of applicable law for such calendar year) applicable during such year to income derived from the Company (taking into account the character of such income) by an individual residing in Los Angeles, California.
“Bankruptcy Proceeding” means, with respect to any Person, the taking of the following: (i) commencement of a voluntary case, or having entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) causing, suffering or consenting to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) making an assignment for the benefit of creditors.

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its gross fair market value on the date of contribution, as determined by the Executive Committee, (b) the Book Basis of all Company Property shall be adjusted to equal their respective gross fair market values, as determined by the Executive Committee, as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) and (iv) any other instance in which such adjustment is permitted under Treasury Regulation Section 1.704-1(b)(2)(iv) (provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Executive Committee determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company), and (c) the Book Basis of Company properties shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such properties pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) (provided; however, that Book Basis shall not be adjusted pursuant to this clause (c) to the extent that an adjustment pursuant to clause (b) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (c)). The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.
“Budget” means, with respect to any Project, the budget in effect from time to time with respect to such Project pursuant to the terms of this Agreement.
“Budgeted Expense” has the meaning set forth in Section 4.02(b).
“Business Day” means any day other than Saturday, Sunday, or any day that is a legal holiday in the States of California or New York, or any other day on which banking institutions in California or New York are authorized to close.
“Capital Account” means the separate capital account maintained for each Member under Section 4.03.
“Capital Contribution” means, with respect to any Member, all Initial Capital Contributions and Additional Capital Contributions made by such Member to the Company pursuant to this Agreement.
“Certificate of Formation” has the meaning set forth in the recital paragraphs to this Agreement.
“Change in Control” means the occurrence of any of the following events: (i) the failure of at least one Key Person to control Pinnacle 1 Sponsor and, indirectly thereby (through Pinnacle 1 Sponsor’s status as managing member of Pinnacle 2 Sponsor) Pinnacle 2 Sponsor , or (ii) the failure of at least one Key Person to own at least 20% of the equity (directly or indirectly, including through Family Trusts of any Key Person) and voting interests of Pinnacle 1 Sponsor and, indirectly thereby (through Pinnacle 1 Sponsor’s status as managing member of Pinnacle 2 Sponsor), of Pinnacle 2 Sponsor Affiliate.

“Close Associate” is a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial United States and non-United States financial transactions on behalf of the Senior Foreign Political Figure.
“Closing Statement” means the settlement statement attached hereto as Exhibit L.
“Code” means the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.
“Company” means the limited liability company continued and governed by the terms of this Agreement.
“Company Accountant” has the meaning set forth in Section 8.04.
“Company Management Services” means (a) the services performed by Administrative Member pursuant to and as provided in this Agreement and all actions in the day-to-day management of the Company or any Property Owner LLC contemplated under any Budget or Operating Plan and (b) all other services reasonably requested from time to time by the Executive Committee, and reasonably agreed to by Administrative Member, consistent with other services customarily provided by administrative members or managers as part of their ordinary compensation in comparable circumstances.
“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).
“Company Property” means (1) all of the limited liability company interests in Pinnacle 1 Property Owner and, indirectly thereby, the Pinnacle 1 Property, (2) following the consummation of the transactions contemplated by the Pinnacle 2 Contribution Agreement, all of the limited liability company interest in Pinnacle 2 Property Owner and, indirectly thereby, the Pinnacle 2 Property, (3) all of the limited liability company interests in any one or more Property Owner LLC’s that the Company elects to form in connection with the acquisition of any Project, in each case, pursuant to the terms of this Agreement and, indirectly thereby, one or more other Projects, and (4) any asset or other property (real, personal or mixed) acquired by the Company pursuant to the terms hereof.
“Confidential Information” has the meaning set forth in Section 13.16(a).
“Contributing Member” has the meaning set forth in Section 4.02(c).
“Control” means, whether or not such term is initially capitalized and including the terms “controlling”, “controlled by” and “under common control with”, the possession, direct or indirect, of the power (i) to vote 10% or more of the outstanding voting securities of person or entity; or (ii) to otherwise direct management policies of a person or entity by contract or otherwise.
“Construction Management Fee” has the meaning set forth in Section 7.04.
“CPI” means the “The Consumer Price Index (New Series) (Base Period 1982-84=100) (all items for all urban consumers)” issued by the Bureau of Labor Statistics of the United States Department

of Labor (the “Bureau”). If the CPI ceases to use the 1982-84 average equaling 100 as the basis of calculation, or if a change is made in the term, components or number of items contained in said index, or if the index is altered, modified, converted or revised in any other way, then the index shall be adjusted to the figure that would have been arrived at had the change in the manner of computing the index in effect at the date of this Agreement not been made. If at any time the CPI shall no longer be published by the Bureau, then any comparable index agreed upon by the Members (each acting reasonably) and issued by the Bureau or similar agency of the United States issuing similar indices shall be used in lieu of the CPI.
“Deadlock Decision” has the meaning set forth in Section 7.03(d).
“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Emergency Expenditures” means costs and expenses not set forth in the then effective Budget and Operating Plan, (i) for emergency repairs to the extent necessary to avoid imminent risk of injury, death or material damage to property, (ii) for repairs, additions or modifications to the extent necessary to comply with applicable laws or insurance requirements, (iii) necessary to prevent a default under any applicable Loan Documents, (iv) required to cause the Company (or the applicable Property Owner LLC) to comply in all material respects with its obligations under any Leases and/or any other material contracts or agreements (in each case, entered into in accordance with the terms of this Agreement), or (v) with respect to which, in each case, in the commercially reasonable judgment of the Administrative Member, time is of the essence and if delayed in order to obtain prior Executive Committee approval, could reasonably be expected to result in Losses (other than of a de minimis nature) to the Company.
“Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Pinnacle 1 Property or the improvements thereon, or any portion thereof, the use, ownership, occupancy or operation of the Pinnacle 1 Property or the improvements thereon, or any portion thereof, or Pinnacle 1 Joint Venture or Pinnacle 1 Property Owner, and as the same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), any and all comparable state and local laws, including, without limitation Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25501 and 25316 of the California Health and Safety Code, Section 2782.6(d) of the California Civil Code and Chapter 11 of Title 22 of the California Code of Regulations, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.
“Escrow Account” has the meaning set forth in the recital paragraphs to this Agreement.

“Escrow Agent” has the meaning set forth in the recital paragraphs to this Agreement.
“Escrow Instructions” means those certain Escrow Instructions of Gibson Dunn & Crutcher LLP on behalf of Hudson, Pinnacle 1 Sponsor and Pinnacle 2 Sponsor, and delivered to Escrow Agent substantially concurrently herewith.
“Event of Default” means a material violation or breach of any of the provisions of this Agreement, which is not cured within a Reasonable Period or such shorter period as may be expressly provided for herein (other than a For Cause event, for which there shall be no cure period).
“Excess Amounts” has the meaning set forth in Section 4.02(c).
“Executive Committee” has the meaning set forth in Section 7.01(a).
“Expenses” means, for any period, the total gross expenditures of the Company and all Property Owner LLC’s reasonably relating to the operations of the Company and all Property Owner LLC’s and the ownership, maintenance, management, operations, sale, financing or refinancing of the Company Property during such period contemplated by all then applicable Budget(s) or otherwise approved (either prospectively or retroactively) by the Executive Committee, including without limitation (a) all cash operating expenses (including, without limitation, real estate taxes and assessments, personal property taxes, sales taxes and all fees, commissions, fees in connection with any condominium declaration and/or easements encumbering or for the benefit of all or any part of the Company Property, expenses and allowances paid or reimbursed to any Member or any of its Affiliates pursuant to any property management agreement or otherwise as expressly permitted hereunder); (b) all deposits of Revenues to the Company’s or to any Property Owner LLC’s reserve accounts; (c) all debt service payments including debt service on loans made to the Company or to any Property Owner LLC by the Members or any of their Affiliates (other than Shortfall Loans); (d) all fees payable to Property Manager (including, without limitation, all Property Management Fees); (e) all expenditures which are treated as capital expenditures (as distinguished from expense deductions included in (a)) under GAAP; (f) all expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of any Company Property; and (g) all expenditures relating to the ownership, maintenance, management and operation of the Company Property; provided, however, that Expenses shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Revenues or (B) such payment or expenditure is paid out of any Company or any Property Owner LLC reserves, and (ii) any expenditure properly attributable to the liquidation of the Company or of any Property Owner LLC.

“Family Trust” means any trust or other entity established by any Key Person for estate planning purposes only, provided that (i) such Key Person and/or one or more of such Key Person’s immediate family members are at all times the beneficial owners of 100% of the ownership interest of any such trust or other entity, and (ii) at all times, such Key Person or a member of such Key Person’s immediate family shall continue to Control any such trust or entity (and, for all purposes while such Key Person is alive, such Key Person shall Control any such trust or entity).  As used in this definition, “immediate family” means, with respect to any individual, such individual's spouse, children, parents, siblings or grandchildren.

“Financing Guidelines” means the guidelines and parameters governing the financing or refinancing of any Company Property. The initial Financing Guidelines approved by the Members are set forth on Exhibit B hereto.
“For Cause” means (i) any action or omission on the part of Sponsor, any Key Person or any of their respective representatives or Affiliates which amounts to gross negligence, fraud, bad faith (i.e., intentional dishonest conduct meant to disadvantage the other Member(s)), intentional misrepresentations or willful misconduct in connection with this Agreement or the Company Property; (ii) criminal misconduct which has a material adverse effect on the business or affairs of the Company or the commission of a felony by Sponsor or any Key Person; (iii) any Change in Control with respect to Sponsor or any Key Person Event; (iv) failure of Key Person or Sponsor to cause the Sponsor Loan Parties to execute and deliver a guaranty or guaranties evidencing the Recourse Obligations as required under Sections 4.05(b)-(d); (v) any default (subject to any applicable notice and/or cure period) by Pinnacle 2 Sponsor Affiliate pursuant to the terms of the Pinnacle 2 Contribution Agreement, (vi) from and after the admission of Pinnacle 2 Sponsor Affiliate’s admission as a Member, any dilution of Sponsor’s aggregate Percentage Interests pursuant to the terms of Section 4.02 of this Agreement following a failure to fund Additional Capital Contributions to less than a five percent (5%) aggregate Percentage Interest in the Company, and/or (vii) any failure on the part of Sponsor to make any Special Contributions or any other amounts required to be made pursuant to Section 4.02(e) under this Agreement or to pay any Proposition 13 Shortfall pursuant to the terms of Section 4.06; or (vii) any material breach (subject to any applicable notice and/or cure period) by a Sponsor Loan Party under any Reimbursement Agreement.
“Forced Sale” has the meaning set forth in Section 9.05.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Gibson Dunn” has the meaning set forth in Section 13.20.
“Governmental Entity” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Pinnacle 1 Joint Venture, the Pinnacle 1 Property or any portion thereof.
“Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, methane, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCB’s”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Company Property, to the extent in closed containers).
“Hudson” has the meaning set forth in the introductory paragraph hereof.
“Hudson Default” has the meaning set forth in Section 4.02(h).
“Hudson Transfer Event” means a Transfer where all or substantially all of the interests in HPP or Hudson LP (or an entity owning and controlling, owned and controlled, or under common ownership and control with either of the foregoing) are proposed to be transferred , and as a result of or in connection with such Transfer (1) neither HPP nor Hudson LP will, directly or indirectly, continue to manage the day-to-day affairs of Hudson and/or Property Manager (if an Affiliate of Hudson), or (2) as a result of a sale or merger with respect to HPP or Hudson LP as applicable, the day to day affairs of the surviving entity that does control Hudson and/or Property Manager (if an Affiliate of Hudson) ceases to be managed by a board of directors constituting a majority of the members of the board of HPP on the date immediately prior to the effectiveness of a sale or merger with respect to HPP or Hudson LP, as applicable. “Hudson’s Escrowed Funds” has the meaning set forth in the recital paragraphs to this Agreement.
“Hudson LP” means Hudson Pacific Properties, L.P., a Maryland limited partnership.
“Hudson Loan Parties” has the meaning set forth in Section 4.05(d).
“Hudson Removal Event” means the occurrence of any of the following at any time that Hudson’s Percentage Interest is diluted, following application of the procedures set forth in Section 4.02 following any failure to fund Additional Capital Contributions, to thirty percent (30%) or less: (i) any action or omission on the part of Hudson or any of its representatives or Affiliates which amounts to gross negligence, fraud, bad faith (i.e., intentional dishonest conduct meant to disadvantage the other Member(s)), intentional misrepresentations or willful misconduct in connection with this Agreement or the Company Property; or (ii) any Event of Default by Hudson that has a material adverse economic impact on any other Member.
“HPP” means Hudson Pacific Properties, Inc., a Maryland corporation.
“Immediate Family Member” includes the parents, siblings, spouse, children and in-laws of a Senior Foreign Political Figure.
“Indemnitees” has the meaning set forth in Section 10.02(a).
“Initial Capital Contribution” means any capital contribution made by Hudson, Pinnacle 1 Sponsor and/or Pinnacle 2 Sponsor Affiliate pursuant to Section 4.01(a).
“Initial Company Property” means all of the limited liability company interests in Pinnacle 1 Property Owner and, indirectly thereby, the Pinnacle 1 Property.
“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.
“Joinder Party” shall mean M. David Paul Ventures LLC, a California limited liability company.
“Key Person” means, individually or collectively, as the context may require, Jeff Worthe and/or M. David Paul.
“Key Person Event” means the occurrence of any of the following: (i) the death or disability of all Key Persons, or (ii) that no Key Person continues to be actively involved in the management and operation of Pinnacle 1 Sponsor, or, indirectly thereby (by operation of Pinnacle 1 Sponsor’s status as managing member of Pinnacle 2 Sponsor) of Pinnacle 2 Sponsor; provided, however, that in each instance Pinnacle 1 Sponsor may nominate a replacement for the Key Person, subject to Hudson’s reasonable approval.

“Leasing/Construction Manager” means Worthe Real Estate Group.
“Lender” means, individually or collectively, as the context may require, the Pinnacle 1 Lender, the Pinnacle 2 Lender and the lender under any other Loan obtained pursuant to the terms of this Agreement.
“Liquidating Member” means the Member designated as such by the Executive Committee; provided, however, that any Member that is then in default hereunder or that causes the dissolution of the Company under Section 11.01(c) shall not serve as the Liquidating Member (in which event the Liquidating Member shall be the non-defaulting Member).
“Loan” means, individually or collectively, as the context may require, the Pinnacle 1 Loan, the Pinnacle 2 Loan and any loan obtained by the Company or any Property Owner LLC in connection with any financing or refinancing of any Company Property in accordance with this Agreement.
“Lockout Period” has the meaning set forth in Section 9.05.
“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(a)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) , and not otherwise taken into account in computing Loss, will be considered an item of Loss;
(b)    Loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;
(c)    In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704‑1(b)(2)(iv)(g);
(d)    Any items of deduction and loss specially allocated pursuant to Section 6.02 or otherwise shall not be considered in determining Loss;
(e)    Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Property pursuant to Treasury Regulation Section 1.704-1(b)(2) (iv)(f) or (g) shall constitute an item of Loss; and
(f)    To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the

Company, and such adjustment decreases the adjusted tax basis of the property, the amount of such adjustment shall be treated as an item of loss from the disposition of the property and shall be taken into account for purposes of computing Loss.
“Losses” has the meaning set forth in Section 4.02(e).
“Major Decision” has the meaning set forth in Section 7.01(e).
“Major Decision Consent Request” has the meaning set forth in Section 7.01(h).
“Major Decision Response Deadline” has the meaning set forth in Section 7.01(h).
“MDP Ventures” means M. David Paul Ventures, LLC, a California limited liability company.
“Member” means Hudson and/or Sponsor, or any other Person who is admitted as a member of the Company in accordance with this Agreement and applicable law.
“Member Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
“Member Negotiation Expenses” has the meaning set forth in Section 4.01(b).

“Member Nonrecourse Deductions” has the meaning set forth for the term “partner nonrecourse deductions” in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Net Cash Flow” means, for any period, the excess of (a) Revenues for such period over (b) Expenses for such period, adjusted as required to consider changes in balance sheet accounts and any other non-cash items of Revenues or Expenses as well as working capital required, if and to the extent such adjustments are approved by the Executive Committee.
“Net Loss” means, for any period, the excess of Losses over Profits, if applicable, for such period.
“Net Profit” means, for any period, the excess of Profits over Losses, if applicable, for such period.
“Non-Contributing Member” has the meaning set forth in Section 4.02(c).
“Non-Recourse Carveout Obligations” has the meaning set forth in Section 4.05(d).
“Non-Transferable Sponsor Rights” means any and all of Sponsor’s rights at the time of any Transfer permitted pursuant to this Agreement (a) to vote on or otherwise participate in decision making with respect to any Major Decisions, expressly excepting those set forth in Section 7.01(e) (vii), (viii), (xiii) (and, in the case of (xiii), with respect to the subject Member only, not the Company and without derogation of any covenants of any transferee of Sponsor permitted hereunder, including, without limitation, pursuant to Section 4.05), (xv), (xvi), (xxi) and (xxii) (and, in the case of (xxii), only to the extent it relates to the foregoing expressly excepted rights), all of which shall be retained; (b) to take any action pursuant to or to otherwise enforce the terms and provisions of Sections 7.02(m) and (o); (c) under Sections 9.05, 9.06 and 9.07 hereof; and/or (d) to receive any fees (including, without limitation, any Leasing Fees or Construction Management Fees) or to perform any services on behalf of the Company (or any Property Owner LLC) related to leasing, construction management and/or property management, whether pursuant to Section 7.04 or any other provision of this Agreement, or under any other agreement between the Company (or any Property Owner LLC) and Sponsor (or any of their Affiliates).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).
“Notices” has the meaning set forth in Section 13.03.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“OFAC List” is any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons (the “SDN List”) maintained by OFAC), and/or on any other similar list (“Other Lists”) maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.
“Operating Plan” means, with respect to any Project, the strategic and comprehensive operating plan in effect from time to time with respect to such Project pursuant to the terms of this Agreement.
“Organizational Documents” has the meaning set forth in Section 13.01(b)(i).
“Percentage Interest” means, at all times while Hudson and Sponsor are Members of the Company, (a) from the date hereof until Pinnacle 2 Property Owner’s acquisition of the Pinnacle 2 Property in accordance with the terms of this Agreement and the admission of Pinnacle 2 Sponsor Affiliate as a Member, (i) with respect to Pinnacle 1 Sponsor, 1.75% and (ii) with respect to Hudson, 98.25%, and (b) upon the Pinnacle 2 Closing Date, as follows: (i) Pinnacle 2 Sponsor Affiliate’s Percentage Interest shall be the quotient, expressed as a percentage, of (A) (1) the positive difference between the Pinnacle 2 Property Allocated Value, as adjusted to reflect the prorations and adjustments set forth in the Pinnacle 2 Contribution Agreement, and the Pinnacle 2 Loan minus (2) the Proposition 13 Reserve Amount, as the same may be adjusted pursuant to Section 4.06 and (B) the sum of the Capital Account balances of all of the Members (after giving effect to the admission of Pinnacle 2 Sponsor Affiliate) on the Pinnacle 2 Closing Date (as such Capital Account balances are calculated pursuant to the terms of this Agreement); (ii) Pinnacle 1 Sponsor’s Percentage Interest shall be the quotient, expressed as a percentage, of (A) Pinnacle 1 Sponsor’s Capital Account balance on the Pinnacle 2 Closing Date and (B) the sum of the Capital Account balances of all of the Members (after giving effect to the admission of Pinnacle 2 Sponsor Affiliate) on the Pinnacle 2 Closing Date (as such Capital Account balances are calculated pursuant to the terms of this Agreement); and (iii) Hudson’s Percentage Interest shall be the quotient, expressed as a percentage of (A) the sum of (1) the Capital Account balance of Hudson on the Pinnacle 2 Closing Date, as adjusted to reflect the prorations and adjustments contemplated in the Pinnacle 2 Contribution Agreement plus (2) the Proposition 13 Reserve Amount, as the same may be adjusted pursuant to Section 4.06, and (B) the sum of the Capital Account balances of all of the Members

(after giving effect to the admission of Pinnacle 2 Sponsor Affiliate) on the Pinnacle 2 Closing Date (as such Capital Account balances are calculated pursuant to the terms of this Agreement) . For the avoidance of doubt, in no event shall the Percentage Interests of the Members exceed one hundred percent (100%) in the aggregate. The Percentage Interests of the Members may be adjusted pursuant to the terms of Section 4.02(c), provided; however, and notwithstanding anything to the contrary contained in this Agreement, for purposes of the Members’ obligations pursuant to Sections 4.02 and 4.05 of this Agreement only, the Percentage Interests of the Members shall be unaffected by (and shall not be adjusted pursuant to) Section 4.02(c).
Notwithstanding anything to the contrary contained in this Agreement, in the event the Percentage Interest of Pinnacle 1 Sponsor is adjusted downward following the application of Section 4.02(c) between the effective date of this Agreement and the Pinnacle 2 Closing Date, then concurrently with the admission of Pinnacle 2 Sponsor Affiliate as a Member pursuant to the terms of this Agreement, the Percentage Interest of Pinnacle 2 Sponsor shall be adjusted by the same percentage as the Percentage Interest of Pinnacle 1 Sponsor, such that the Percentage Interests of Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate shall have been proportionately diluted (i.e. if, on account of any failure to fund Additional Capital Contributions pursuant to Section 4.02(c), Pinnacle 1 Sponsor’s Percentage Interest shall have been decreased from five percent (5%) to four percent (4%), by way of example (a 20% decrease), then, concurrently with the admission of Pinnacle 2 Sponsor Affiliate pursuant to this Agreement, the Percentage Interest of Pinnacle 2 Sponsor Affiliate shall be reduced, assuming that absent such event, the Percentage Interest of Pinnacle 2 Sponsor Affiliate as calculated pursuant to the immediately preceding sentences would have been thirty percent (30%) to twenty-four percent (24%)).
Further notwithstanding anything to the contrary contained in this Agreement, in the event that the Proposition 13 Reserve Amount exceeds the actual Proposition 13 Protection Amount actually owed to the tenant pursuant to the WB Lease determined at the time of any Reassessment (i.e. such that Hudson actually received an unintended increase to its Capital Account on the Pinnacle 2 Closing Date in an amount equal to such excess) (the date the actual Proposition 13 Protection Amount actually owed to the tenant, for purposes of this paragraph, the “Determination Date”), then the Percentage Interests of the Members shall be recalculated (1) as if the actual Proposition 13 Protection Amount owed to the tenant pursuant to the WB Lease had been known on the Pinnacle 2 Closing Date and (2) any subsequent adjustments to the Percentage Interests of the Members between the Pinnacle 2 Closing Date and the Determination Date had been applied to such adjusted Percentage Interests (i.e. as so adjusted pursuant to clause (1)). In the event any amount is owed to any Member on account of the foregoing adjustment based on Capital Contributions and/or Distributions made between the Pinnacle 2 Closing Date and the Determination Date, the Member owing amounts to any other Member shall fund the amount required to true-up such Member, and the Company shall make a one-time special distribution in the amount of the true-up to the Member who is owed such true-up amount.
“Permitted Unbudgeted Expenses” has the meaning set forth in Section 4.02(b).
“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.
“PGPC” has the meaning set forth in the recital paragraphs to this Agreement.
“Pinnacle 1 Joint Venture” has the meaning set forth in the recital paragraphs to this Agreement.

“Pinnacle 1 Leases” has the meaning set forth in Section 13.01(c)(iv).
“Pinnacle 1 Lender” has the meaning set forth in Section 4.05(a).
“Pinnacle 1 Loan” has the meaning set forth in Section 4.05(a).
“Pinnacle 1 Non-Recourse Carveout Obligations” has the meaning set forth in Section 4.05(b).
“Pinnacle 1 Operating Agreement” has the meaning set forth in the recital paragraphs to this Agreement.
“Pinnacle 1 Property” has the meaning set forth in the recital paragraphs to this Agreement.
“Pinnacle 1 Property Owner” means P1 MC Hudson Partners, LLC, a Delaware limited liability company (the Property Owner LLC that will directly acquire, own and hold title to the Pinnacle 1 Property).
“Pinnacle 1 Property Owner LLC Agreement” means that certain Limited Liability Company Agreement of P1 MC Hudson Partners, LLC, dated substantially concurrently herewith and made by the Company as its sole member.
“Pinnacle 1 Sponsor” has the meaning set forth in the Recitals hereto.
“Pinnacle 2 Closing Date” means the date of the closing under the Pinnacle 2 Contribution Agreement pursuant to the terms thereof and the terms of this Agreement (assuming that such closing occurs).
“Pinnacle 2 Contribution Agreement” means that certain Acquisition and Contribution Agreement, of even date herewith, between the Company and Pinnacle 2 Sponsor Affiliate, governing Pinnacle 2 Sponsor Affiliate’s agreement to cause 3300 West Olive, LLC to contribute to the Company the Pinnacle 2 Property, as the same may be amended, modified and/or supplemented pursuant to the terms of this Agreement. A copy of the Pinnacle 2 Contribution Agreement is attached hereto as Exhibit C.
“Pinnacle 2 Joint Venture” has the meaning set forth in the Recitals hereto.
“Pinnacle 2 Loan” has the meaning set forth in Section 4.05(c).
“Pinnacle 2 Loan Documents” has the meaning set forth in Section 4.05(c)
“Pinnacle 2 Loan Assumption” has the meaning set forth in Section 4.05(c).
“Pinnacle 2 Loan Assumption Documents” has the meaning set forth in Section 4.05(c).
“Pinnacle 2 Property” means certain real property and the improvements thereon located in Burbank, California commonly known as 3300 West Olive Avenue and more particularly described in Exhibit D attached hereto.

“Pinnacle 2 Property Allocated Value” means One Hundred and Thirty Million and No/100ths Dollars ($130,000,000.00).
“Pinnacle 2 Property Owner” means P2 MC Hudson Partners, LLC, a Delaware limited liability company (the Property Owner LLC that will directly acquire, own and hold title to the Pinnacle 2 Property in the event of a closing under the Pinnacle 2 Contribution Agreement).
“Pinnacle 2 Non-Recourse Carveout Obligations” has the meaning set forth in Section 4.05(c).
“Pinnacle 2 Replacement Guaranties” has the meaning set forth in Section 4.05(c).
“Pinnacle 2 Sponsor Affiliate” means Media Center Development, LLC, a Delaware limited liability company.
“Post-Closing Liabilities” has the meaning set forth in Section 4.02(e).
“Pre-Closing Liabilities” has the meaning set forth in Section 4.02(e).
“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;
(b)    Gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;
(c)    Any items of income and gain specially allocated pursuant to Section 6.02 or otherwise shall not be considered in determining Profit;
(d)    Any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company Property pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or (g) shall constitute an item of Profit; and
(e)    To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, and such adjustment increases the adjusted tax basis of the property, the amount of such adjustment shall be treated as an item of gain from the disposition of the property and shall be taken into account for purposes of computing Profit.

“Project” means (a) the Pinnacle 1 Property, (b) from and after the Pinnacle 2 Closing Date, the Pinnacle 2 Property, and (c) any other real property assets acquired (directly or indirectly) by the Company in accordance with the terms of this Agreement.
“Property Management Agreement” has the meaning set forth in Section 7.04(a) of this Agreement.
“Property Manager” means Hudson (or an Affiliate of Hudson), or any other Person who is engaged as property manager for any Company Property and approved by the Executive Committee (it being acknowledged and agreed that, in the event the Property Management Agreement is terminated pursuant to the terms thereof or pursuant to any assignment of management agreement for the benefit of any Lender, then, as between the Members, Worthe Real Estate Group is pre-approved as a replacement property manager provided the same shall be acceptable to such Lender), whose services will include those specified in the applicable Property Management Agreement.
“Property Owner LLC” has the meaning set forth in Section 2.07.
“Proposed Price” has the meaning set forth in Section 9.05.
“Proposed Offered Interest Price” has the meaning set forth in Section 9.06.
“Proposed Terms” has the meaning set forth in Section 9.05.
“Proposition 13 Protection Amount” has the meaning set forth in Section 4.06
“Proposition 13 Reserve Account” has the meaning set forth in Section 4.06
“Proposition 13 Reserve Amount” has the meaning set forth in Section 4.06.
“Proposition 13 Shortfall” has the meaning set forth in Section 4.06
“Purchase Notice” has the meaning set forth in Section 9.05.
“Put Closing” has the meaning set forth in Section 9.07(b).
“Put Deposit” has the meaning set forth in Section 9.07(b).
“Put Notice” has the meaning set forth in Section 9.07(a).
“Put Response Notice” has the meaning set forth in Section 9.07(b).
“Put Response Period” has the meaning set forth in Section 9.07(b).
“Qualified Organization” has the meaning set forth in Section 514(c)(9)(C) of the Code or any successor provision of similar import.
“Reassessment” has the meaning set forth in Section 4.06.

“Reasonable Period” means, with respect to any defaulting member, a period of thirty (30) calendar days after such defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such 30-day period, the period shall continue, if such defaulting Member commences to cure the breach within such 30-day period, for so long as such defaulting Member diligently prosecutes the cure to completion at all times during such period, up to a maximum of the lesser of (a) sixty (60) consecutive calendar days, provided that in no event shall the sum of the initial 30-day period plus the additional 60-day period set forth in this clause (a) exceed ninety (90) calendar days in the aggregate, or (b) the period of time allowed for such performance under any deed of trust encumbering all or any part of the Company Property.
“Recourse Obligations” means, individually and collectively as the context may require, the Pinnacle 1 Non-Recourse Carveout Obligations, the Pinnacle 2 Recourse Obligations and the Non-Recourse Carveout Obligations.
“Redemption Payment” has the meaning set forth in Section 4.01(e).
“Regulatory Allocations” has the meaning set forth in Section 6.02(g).
“Reimbursement Agreement” means, individually and collectively as the context may require, any Reimbursement and Indemnity Agreement entered into by Hudson, Sponsor, the other Sponsor Loan Parties, the other Hudson Loan parties and/or the Company in accordance with Section 4.05.
“REIT” has the meaning set forth in Section 2.06.
“Rent Roll” means the Rent Roll attached hereto for the Pinnacle 1 Property attached hereto as Exhibit K.
“Revenues” means, for any period, the total cash receipts of the Company and all Property Owner LLC’s during such period, from whatever source, including, without limitation, any withdrawals from the Company’s or any such Property Owner LLC’s reserve accounts (to the extent such amounts were not previously treated as Revenues), and all excess cash from Capital Contributions that were not used as contemplated by the Executive Committee for the purpose of funding the Shortfall giving rise to the need for such Capital Contributions or such other Shortfall as the Executive Committee may determine. Without limiting the generality of the foregoing, if proceeds of a loan are used to pay for Expenses of the Company or of any Property Owner LLC, then such proceeds and the corresponding Expenses shall net out, so there shall be no Net Cash Flow resulting therefrom.
“RREEF” has the meaning set forth in the recital paragraphs to this Agreement.
“RREEF Buyout Documents” means, collectively, the Pinnacle 1 Operating Agreement and those certain letter agreements dated July 6, 2012 and July 12, 2012 by and between Sponsor and RREEF regarding Sponsor’s acquisition of RREEF’s Interest pursuant to Section 7.9 of the Pinnacle 1 Operating Agreement, copies of which are attached hereto as Exhibit E.
“RREEF’s Interest” has the meaning set forth in the recital paragraphs to this Agreement.
“RREEF Buyout” has the meaning set forth in the recital paragraphs to this Agreement.

“Sale Notice” has the meaning set forth in Section 9.05.
“Sale Right” has the meaning set forth in Section 9.05.
“Senior Foreign Political Figure” means a senior official of a major non-United States political party or a senior executive of a government-owned corporation not organized within the United States. In addition, a “Senior Foreign Political Figure” includes any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure.
“Shortfall” has the meaning set forth in Section 4.02(b).
“Shortfall Loans” has the meaning set forth in Section 4.02(d).
“Shortfall Loan Election” has the meaning set forth in Section 4.02(d).
“Special Contributions” has the meaning set forth in Section 4.02(e).
“Specified Valuation Amount” has the meaning set forth in Section 9.07(a).
“Sponsor” means, (i) between the effective date of this Agreement and the Pinnacle 2 Closing Date, Pinnacle 1 Sponsor, and (ii) from and after the Pinnacle 2 Closing Date and the consummation of the transactions contemplated by the Pinnacle 2 Contribution Agreement and this Agreement, individually and/or collectively, on a joint and several basis, Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate.
“Sponsor’s Knowledge” means the present, actual (and not imputed) knowledge, as of the date of this Agreement, without any duty of inquiry or investigation, of Jeff Worthe and/or Leo Divinsky.
“Sponsor Loan Parties” has the meaning set forth in Section 4.05(d).
“Sponsor Offer Notice” has the meaning set forth in Section 9.06.
“Sponsor Offered Interest” has the meaning set forth in Section 9.06.
“SRO” means a self-regulatory organization.
“Subject Property” has the meaning set forth in Section 9.05.
“Substituted Capital Contribution” has the meaning set forth in Section 4.02(c).
“Transfer” has the meaning set forth in Section 9.01.
“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.
“Unrelated Project” has the meaning set forth in Section 7.05(c).
“WB Lease” means that certain Office Lease, dated August 8, 2005, by and between, Media Center Development, LLC, a Delaware limited liability company, as “Landlord”, and Warner Bros.

Entertainment Inc., a Delaware corporation, as “Tenant”, for a portion of or space within the Pinnacle 2 Property (as amended, restated, supplemented or otherwise modified).
“Worthe Real Estate Group” means Worthe Real Estate Group, Inc., a California corporation.

1.02.
OTHER DEFINED TERMS: As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, and (b) each accounting term has the meaning assigned to it in accordance with GAAP.

ARTICLE II.
ORGANIZATION

2.01.
CONTINUATION: The Company was formed as a limited liability company under the Delaware Act by the filing of the Certificate of Formation. The Members hereby agree to continue the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. Hudson is hereby authorized to file and record any amendments to the Certificate of Formation, as authorized by the Members, and such other documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2.02.
NAME AND PRINCIPAL PLACE OF BUSINESS:(a)    The name of the Company is set forth on the cover page to this Agreement. The Executive Committee may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Executive Committee may from time to time determine. All business of the Company shall be conducted under such name, and title to all Company Property shall be held in such name or in the name of the relevant Property Owner LLC.

(b)    The principal place of business and office of the Company shall be located at c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Suite 1600 Los Angeles, CA 90025, or at such other place or places as the Executive Committee may from time to time designate.

2.03.	TERM:
The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act, and shall continue in perpetuity, unless sooner terminated pursuant to the provisions of this Agreement.

2.04.	REGISTERED AGENT AND REGISTERED OFFICE:
The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address, of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Such agent and such office may be changed from time to time by the Executive Committee with written notice to all Members.

2.05.	PURPOSE:
The purpose of the Company shall be to (i) own all of the membership interests in Pinnacle 1 Property Owner, Pinnacle 2 Property Owner and of any other Property Owner LLC’s formed by the Company pursuant to the terms hereof, and (ii) indirectly thereby to acquire, own, manage, operate, improve, renovate, finance, refinance, market, lease, sell and otherwise deal with and dispose of all Company Property and (iii) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes.

2.06.	CERTAIN REIT MATTERS:
(a)    Notwithstanding any provision of this Agreement to the contrary, each Member acknowledges that HPP, Hudson’s indirect equity owner, is qualified and operates, and intends to continue to qualify and operate, as a real estate investment trust within the meaning of Section 856 et. seq. of the Code (a “REIT”) for federal income tax purposes, and that HPP’s ability to continue to qualify and operate as a REIT and to avoid being subject to corporate-level income and certain excise taxes will depend to some extent upon the nature of the Company’s income, assets and operations. Accordingly, the business and activities of the Company (including the business and activities of any subsidiary of the Company) are intended to be conducted as if the Company were itself a REIT. To this end, the Executive Committee will use its commercially reasonable efforts to cause the Company to operate in a manner such that the Company, assuming it were a REIT, would continue to qualify as a REIT and would not be subject to any taxes under Section 857 or 4981 of the Code, determined without regard to the distributions required in order to maintain REIT status or to avoid income and excise taxes imposed on a REIT. For purposes of determining whether the Company has met the requirements set forth in this Section 2.06, the Company may rely on the advice of its counsel and accountants.
(b)    Notwithstanding any provision of this Agreement to the contrary, during the time Hudson, HPP or any Affiliate thereof owns a direct or indirect beneficial interest in the Company, without the consent of Hudson (which consent shall not be unreasonably withheld) neither the Company nor its Affiliates shall take, or refrain from taking, any action which, in the reasonable judgment of Hudson, is inconsistent with the requirements of Section 2.06(a), including, without limitation, taking any of the following actions:
(i)    entering into any lease that provides for rent based in whole or in part on the income or profits of any Person;
(ii)    entering into any lease with a Person unless Hudson has confirmed in writing that such Person is not a “prohibited tenant.” A “prohibited tenant” is (A) any Person in which HPP owns, directly or indirectly (taking into account applicable constructive ownership rules): (x) in the case of any Person which is a corporation, stock of such Person possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such Person; or (y) in the case of any Person which is not a corporation, an interest of 10% or more in the assets or net profits of such Person or (B) any Person required to be treated as an independent contractor from which HPP may not receive any income;
(iii)    entering into any lease of space for a term of less than 30 days;

(iv)    leasing personal property, except a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code;
(v)    providing any services or amenities to tenants, other than services that are (A) customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to rendered primarily for the convenience of the tenant); (B) customarily furnished or rendered by or on behalf of landlords in connection with the rental of real property of a similar class in the geographic areas in which the real property is located and provided by an independent contractor from which the Company, HPP and any Affiliate thereof derive no income; or (C) provided by a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) of HPP. In the event that Hudson determines that in order for income derived by HPP with respect to its indirect interest in the Company to constitute “rents from real property” under Section 856(d) of the Code, any services or amenities performed or to be performed with respect to the Project or for tenants of the Company or any activities or business operations of the Company should be restructured such that such services, amenities, activities or business operations are performed through a taxable REIT subsidiary of HPP, Sponsor and Hudson agree to restructure such services, amenities, activities or business operations (i) such that they are performed by a corporation owned by the Company that is a taxable REIT subsidiary of HPP or an entity treated as a partnership for U.S. federal income tax purposes owned by Sponsor and a taxable REIT subsidiary of HPP in accordance with Sponsor’s and Hudson’s Percentage Interests in the Company, respectively, or (ii) in such other manner as reasonably proposed by Hudson (in each case, a “Restructuring”). The Company and Sponsor will reasonably cooperate with such Restructuring; provided that any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) associated with or incurred as a result of effecting any such Restructuring shall be paid (or promptly reimbursed to the Person originally incurring the same) solely by Hudson and neither the Company nor the Sponsor shall have any responsibility therefor. In the event that there is a Restructuring and it involves the provision of services to a tenant or licensee of the Company by or on behalf of another entity (a “Service Provider”), the Company shall, upon Hudson’s request, assign its rights and obligations to provide such services to the Service Provider or cause the applicable tenant or licensee to contract directly with the Service Provider for such services, in each case, as determined by Hudson. Any costs or expenses associated with or incurred in connection with the Company’s compliance with this Section 2.06(b)(v) shall be borne and paid by Hudson;
(vi)    owning or acquiring any stock, loan or other debt or equity securities of, or making any advances to, another issuer (including an Affiliate of the Company), other than any other entity that is treated as disregarded from the Company for tax purposes;
(vii)    owning more than $250,000 of property except real property, furniture, fixtures and equipment associated with such real property, cash, bank time deposits and receivables which arise in the ordinary course of its rental business, such as rent from leases;
(viii)    deriving more than $50,000 of income in any calendar year other than from rent or interest on bank time deposits and sale of properties that satisfy the requirements of clause (ix) below; or

(ix)    selling, disposing, conveying or otherwise transferring real property (or interests therein) in a manner that fails to satisfy the requirements of the prohibited transaction safe-harbor set forth in Section 857(b)(6)(C) of the Code with respect to Hudson.
So long as Hudson, HPP or any Affiliate thereof owns a direct or indirect beneficial interest in the Company, the Company shall, promptly upon the request of Hudson, make available to Hudson all data and information in the possession of the Company which is reasonably determined by Hudson to be necessary or helpful to (1) determine the tax treatment of Hudson, HPP or any Affiliate thereof, or (2) monitor HPP’s compliance with the requirements relating to HPP’s status as a REIT.
(c)    In furtherance of the foregoing, without the need for the consent of Sponsor or the Executive Committee:
(i)    Hudson may direct the Executive Committee to cause the Company to refrain from taking any action which, in Hudson’s reasonable judgment, (1) could adversely affect the ability of HPP to continue to qualify as a REIT, or (2) could subject HPP to any taxes under Section 857 or Section 4981 of the Code, assuming, in each case, that Hudson’s only asset and income were attributable to the Company.
(ii)    Hudson may direct the Executive Committee to cause the Company to take, or refrain from taking, any action if, in Hudson’s reasonable judgment, such action or inaction, as applicable (1) would permit the Company to make distributions to its Members pursuant to the then-applicable distribution provisions of this Agreement in such amounts as will permit Hudson to make sufficient distributions to its equity holders to permit HPP to maintain REIT status and avoid the payment of any federal income tax (including, for this purpose, any corporate tax pursuant to Section 857(b) of the Code or any excise tax pursuant to Section 4981 of the Code), (2) would permit HPP to satisfy the REIT gross income tests, and (3) would permit HPP to satisfy the REIT asset tests, assuming, in each case, that Hudson’s only asset and income were attributable to the Company.
(iii)    Any action of the Company or any decision to refrain from acting on behalf of the Company undertaken following the direction of Hudson in the reasonable, good faith belief that such action or omission is necessary or advisable in order (1) to protect the ability of HPP to continue to qualify as a REIT, (2) to allow HPP to avoid incurring any liability for taxes under Section 857 or Section 4981 of the Code, (3) to otherwise protect the status of HPP as a REIT, or (4) to comply with the provisions of Section 2.06(a) or subparagraphs (i) or (ii) above, assuming, in each case, that Hudson’s only asset and income were attributable to the Company, is expressly authorized under this Agreement and is deemed approved by all of the Members.
(d)    The provisions of this Section 2.06 are solely for the benefit of Hudson, HPP and, to the extent provided in Section 2.06(b)(v) with respect to the payment of certain costs by Hudson, Sponsor and no other Person shall have the right to enforce, or be the beneficiary of, the provisions of this Section 2.06 (other than the allocation of responsibility for Restructuring related cost and expenses pursuant to Section 2.06(b)(v) which is expressly for the benefit of the Company and the other Members and may be enforced against Hudson by the other Members). The limitations of this Section 2.06 shall be applicable even if they require the Company to forgo an otherwise advantageous business opportunity and/or affect the profitability of the Company and/or otherwise preclude the Company from taking an action, or require the Company to take an action which it would not have otherwise taken, even though the taking of such action or not taking such action, respectively, might otherwise be advantageous to the Company and/or to one or more of the Members.
(e)    In the event of any conflict or inconsistency between the terms of this Section 2.06 and any other provision of this Agreement, the terms of this Section 2.06 shall control.

2.07.	PROPERTY OWNER:
The Executive Committee intends to cause the Company to form, from time to time, wholly owned Delaware limited liability companies (each, a “Property Owner LLC”) to own all or any part of the Company Property. As of the date hereof, the Company has formed two Property Owner LLCs, the Pinnacle 1 Property Owner and the Pinnacle 2 Property Owner. In each such case, it is expressly understood that the Company shall conduct its business through each Property Owner LLC, and it is the intent of the Members that the organizational documents relating to the formation of each Property Owner LLC shall be interpreted together with the provisions of this Agreement to have substantially the same effect to the Members as would be the case if all business of the Property Owner LLC were conducted by the Company pursuant to the terms of this Agreement. Administrative Member shall perform, for no compensation, substantially identical services for each Property Owner LLC as Administrative Member performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. Administrative Member agrees to perform such duties, and in such circumstances and with regard to such duties, Administrative Member shall be subject to the same standards of conduct and shall have the same rights and obligations with regard to such duties performed or to be performed on behalf of any such Property Owner LLC as are set forth in this Agreement with regard to substantially identical services to be performed for or on behalf of the Company. The Members agree to make such changes as any Lender(s) may reasonably require to this Agreement and to the organizational documents of each Property Owner LLC, including, without limitation, the addition of one or more springing members, a non-member manager and/or independent director to the structure of the Company and/or any Property Owner LLC. The Company has acquired the Pinnacle 1 Property through Pinnacle 1 Property Owner on the date hereof pursuant to the terms of the RREEF Buyout Documents, the Escrow Instructions, the Pinnacle 1 Property Owner LLC Agreement and the terms and conditions of this Agreement. The Members intend that the Company will acquire the Pinnacle 2 Property through the Pinnacle 2 Property Owner pursuant to the Pinnacle 2 Contribution Agreement and Pinnacle 2 Property Owner (which will be governed pursuant to an operating agreement substantially identical in form and substance to the Pinnacle 1 Property Owner LLC Agreement, subject to any changes Pinnacle 2 Lender may reasonably require), shall assume the Pinnacle 2 Loan, substantially concurrently with the acquisition of the Pinnacle 2 Property pursuant to the terms of this Agreement.
ARTICLE III.
MEMBERS

3.01.	MEMBERS:
(a)    Effective as of the date of this Agreement, the Members of the Company shall be Hudson and Pinnacle 1 Sponsor. Effective as of the closing of the contribution of the Pinnacle 2 Property pursuant to the Pinnacle 2 Contribution Agreement, Pinnacle 2 Sponsor Affiliate shall be admitted as an additional Member and the Company and Pinnacle 2 Sponsor Affiliate shall execute the acknowledgement attached hereto as Exhibit F, pursuant to which, among other things, Pinnacle 2 Sponsor Affiliate agrees to be bound by each and every covenant and obligation of Sponsor hereunder and to each other term of this Agreement (and all references herein to Pinnacle 2 Sponsor Affiliate in the capacity of a Member shall be effective immediately upon, but not prior to, the closing of the contribution of the Pinnacle 2 Property pursuant to the Pinnacle 2 Contribution Agreement). Concurrently with the execution of the Acknowledgement, Pinnacle 2 Sponsor shall (1) execute its counterpart signature to the Joinder attached hereto, for purposes of acknowledging and agreeing only to the waivers enumerated therein and (2) execute the joinder to the Reimbursement and Indemnity Agreement for the Pinnacle 1 Non-Recourse Carveout Obligations as contemplated by Section 4.05. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company and no additional Interest shall be issued, without the approval of all of the Members.
(b)    It is the intent of the Members that, following the admission of Pinnacle 2 Sponsor Affiliate as a Member of the Company pursuant to the terms of Section 3.01(a) and otherwise pursuant to this Agreement, that Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate shall, for all intents and purposes, act collectively as Sponsor. Without limiting the generality of the foregoing, the Members intend that (1) the obligations of Pinnacle 1 Sponsor shall be the obligations of Pinnacle 2 Sponsor Affiliate and vice versa (with the exception of obligations to fund Additional Capital Contributions, and consequences for failure to fund, in respect of which it is understood and agreed that the Percentage Interests of Pinnacle 1 Sponsor and Pinnacle 2 Sponsor are not identical), (2) any Event of Default or For Cause event caused by Pinnacle 1 Sponsor and/or by Pinnacle 2 Sponsor Affiliate shall constitute an Event of Default or For Cause event, as applicable, with respect to Sponsor, (3) Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate shall act jointly for all purposes, including, without limitation, voting on any Major Decision, granting or withholding any consent or approval or taking any similar action hereunder, and (4) in connection with the exercise of any rights pursuant to Section 9.05, Section 9.06 and/or Section 9.07, Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate shall act collectively (and do not have rights to sell and/or to purchase either the Property or any Interest under any of the foregoing sections on an individual basis). In the event of any inconsistency between the terms of this Section 3.01(b) and any other term or provision of this Agreement, it is the intent of the Members that the terms of this Section 3.01(b) shall control.
(c)    The Members, and the members of the Executive Committee, shall have no fiduciary duties toward each other or towards the Company.

3.02.	LIMITATION ON LIABILITY:
Except as otherwise expressly provided in the Delaware Act or as expressly set forth in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. Except as otherwise expressly provided in the Delaware Act, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.
ARTICLE IV.
CAPITAL

4.01.	INITIAL CAPITAL CONTRIBUTIONS:

(a)    On the date hereof, Hudson and Pinnacle 1 Sponsor shall have made Initial Capital Contributions to the Company in the amounts set forth opposite such Member’s name on Schedule A attached hereto.
(b)    Hudson and its Affiliates and Pinnacle 1 Sponsor and its Affiliates (including Pinnacle 2 Sponsor Affiliate), have heretofore incurred third party out-of-pocket costs and expenses in connection with the transactions contemplated hereby and its due diligence analyses, other evaluations and indirect acquisition of the Pinnacle 1 Property and the Pinnacle 2 Property including, without limitation, site visits, audits of leases, engineering and feasibility costs and expenses, costs and expenses related to or associated with analyzing the Pinnacle 1 Property and/or the Pinnacle 2 Property and payment of broker and other acquisition fees and expenses in connection with the acquisition of the Pinnacle 1 Property and the contemplated acquisition of the Pinnacle 2 Property (including, without limitation, attorneys’ fees) incurred by Hudson and Sponsor (and their respective Affiliates) in reviewing and analyzing the Pinnacle 1 Property and/or the Pinnacle 2 Property) (collectively, the “Contract and Due Diligence Costs”) and third-party costs and expenses incurred in good faith and associated with or related to the negotiation and execution of this Agreement and the Property Management Agreement (collectively, “Member Negotiation Expenses”). The Members acknowledge and agree that all Contract and Due Diligence Costs in connection with the Pinnacle 1 Property and the Pinnacle 2 Property, and Member Negotiation Expenses, shall be borne by such Member or its Affiliates and shall not be paid or reimbursed by the Company.
(c)    In connection with any future Project to be acquired, directly or indirectly, by the Company pursuant to the terms of this Agreement, it is acknowledged and agreed that costs and expenses associated with (1) the negotiation and/or execution of documents as between the Members (as opposed to as between the Members, the Company and/or any Property Owner, LLC, on the one hand, and a third party on the other hand) shall be borne by Hudson (and/or its Affiliates) and Sponsor (and/or its Affiliates) individually and shall not be paid or reimbursed by the Company, and (2) any and all loan application fees, deposits, rate lock costs, or other costs and/or expenses set forth in any term sheet for any Loan in connection with the acquisition of any new Project, legal fees associated with the execution and/or delivery of any purchase and sale, contribution or similar agreements and transaction documents by and between the Company, any Member (or its applicable Affiliate) and/or any Project Owner LLC, on the one hand, and any third party, on the other hand, in connection with any new Project and all other costs and/or expenses benefitting the Project Owner LLC in connection with the acquisition of any new Project (all of the costs and expenses referred to in this clause (2), collectively, “New Project Acquisition/Financing Costs”) shall be reimbursed or paid by the Company such that the Members shall have funded New Project Acquisition/Financing Costs in accordance with their respective Percentage Interests (or such other arrangement as may have been agreed to by the Members in connection with such Project).
4.02.    Additional Capital Contributions:
(a)    If the Company closes under the Pinnacle 2 Contribution Agreement pursuant to the terms of this Agreement and Pinnacle 2 Sponsor Affiliate causes the Pinnacle 2 Property to be contributed to the Company, which the Company shall contribute to Pinnacle 2 Property Owner substantially concurrently therewith, in each case, pursuant to the Pinnacle 2 Contribution Agreement and/or the terms of this Agreement, then, on the Pinnacle 2 Closing Date, Pinnacle 2 Sponsor Affiliate shall, provided no adjustment has been made pursuant to the terms of Section 4.02(c), be deemed to have made an Initial Capital Contribution to the Company in an amount equal to (1) the positive difference between the Pinnacle 2 Property Allocated Value and the Pinnacle 2 Loan in exchange for Pinnacle 2 Sponsor Affiliate’s contribution of the Pinnacle 2 Property pursuant to the Pinnacle 2 Contribution Agreement minus (2) the Proposition 13 Reserve Amount, as the same may be adjusted pursuant to Section 4.06.
(b)    If at any time or from time to time after any of the Initial Capital Contributions have been contributed, Hudson reasonably determines that additional funds (a “Shortfall”) are required for any Company (or any Property Owner LLC) expense that (i) is expressly set forth in the then effective Budget and Operating Plan or is otherwise expressly approved in writing in advance by all Members, each acting in its sole discretion (each, a “Budgeted Expense”), or (ii) constitutes (A) a Non-Discretionary Expense not reflected in the then effective Budget and Operating Plan, but permitted to be incurred under Section 7.03(b)(ii), and/or (B) a variance, Emergency Expenditure or other amount permitted to be incurred under Section 8.06 (each of the foregoing, a “Permitted Unbudgeted Expense” and, collectively, “Permitted Unbudgeted Expenses”), then all Members shall make further capital contributions in an amount, in the aggregate, equal to such Shortfall. If so requested by Hudson each Member shall, within ten (10) Business Days after receipt of Hudson’s written request therefor (which request shall state the amount of the subject Shortfall and shall provide a reasonably detailed explanation of the purpose for which such additional funds are being requested), contribute its pro rata share of such Shortfall based on such Member’s Percentage Interest.
(c)    If any Member (the “Non-Contributing Member”) fails to timely make the Capital Contributions (or any portions thereof) required by 4.02(b), then one or more of the other Members that is not an Affiliate of the Non-Contributing Member (each being a “Contributing Member”) may, but shall not be obligated to, fund to the Company an amount equal to such capital contribution (i.e., the Non-Contributing Member's share, in addition to such Contributing Member's share; provided that if there is more than one Contributing Member who wishes to so contribute the Non-Contributing Member's share, such Contributing Member(s), in the aggregate, must contribute the entire amount of such share in proportion to their thenexisting Percentage Interests relative to one another), and the Contributing Member(s) shall have the following option: (X) to treat such amount so contributed (i.e., the Contributing Member’s share and, if applicable, the Non-Contributing Member’s share) as a Shortfall Loan by making the “Shortfall Loan Election” (as provided in Section 4.02(d)), or, if no Shortfall Loan Election is made, (Y) whether or not the Contributing Member contributes the Non-Contributing Member’s share, electing to dilute the Percentage Interest of the Non-Contributing Member, in which case the Percentage Interest of each of the Members shall be adjusted to equal the percentage equivalent of the quotient determined by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (excluding Substituted Capital Contributions (as hereinafter defined)) then or therefore made by such Member to the Company, plus (ii) 150% of the Substituted Capital Contributions then or theretofore made by such Member to the Company (the excess of 150% of such Member’s Substituted Capital Contributions over such Member’s Substituted Capital Contributions is referred to herein as the “Excess Amounts”), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by the other Member to the Company, by (2) 100% of the aggregate Capital Contributions (including without limitation Substituted Capital Contributions) then or theretofore made by all of the Members to the Company. As used herein, the term “Substituted Capital Contribution” shall mean an Additional Capital Contribution made by the Contributing Member equal to the amount that the Non-Contributing Member failed to timely contribute pursuant to Section 4.02(b). An example of the operation of such calculation is set forth on Exhibit G attached hereto. If a Contributing Member’s Percentage Interest is increased pursuant to this Section 4.02(c), then (A) its Capital Contributions, as previously adjusted, shall, in addition to being increased by the amount of Capital Contributions (including without limitation ordinary Capital Contributions and Substituted Capital Contributions) made by such Member, also be increased by an amount equal to an additional 100% of the Substituted Capital Contributions made by such Member, and the Capital Contributions of the other Member shall be adjusted so that the ratios of the Member’s Capital Contributions immediately after such adjustment are equal to their Percentage Interests immediately after such adjustment.
(d)    The “Shortfall Loan Election” shall be made by notice from the Contributing Member to the Non-Contributing Member within thirty (30) days of the date on which the applicable Additional Capital Contribution was required to be made hereunder or the date on which the Contributing Members funded any amount that the Non-Contributing Member failed to contribute (whichever is later). The Shortfall Loans shall accrue interest at an annual rate, compounded monthly, equal to the lesser of (i) twenty percent (20%) per annum and (ii) the maximum rate of interest permitted by applicable law, until repaid in full, and all amounts remaining due thereunder (after application of Section 6.03(a)) shall be due and payable in full five (5) years from the date such loans are made or, if sooner, upon an event giving rise to the liquidation of the Company. Nothing in this Section 4.02(d) shall limit the application of any portion of Section 4.02(c). A Shortfall Loan shall not be treated as a Capital Contribution or a Substituted Capital Contribution, and a Member’s Capital Contributions shall in no event be increased by a Shortfall Loan. The Members agree that, in the event a Shortfall Loan is made by Hudson or an Affiliate thereof, they will use their commercially reasonable efforts to cause such Shortfall Loan to be secured by a mortgage (including a second mortgage) on real property owned by the Company and to otherwise structure such Shortfall Loan in a manner that it constitutes a qualifying asset for purposes of the REIT asset test set forth in Section 856(c)(4)(B)(iii)(III) of the Code.

(e)    In the event that the Company, Pinnacle 1 Property Owner, Pinnacle 2 Property Owner, Hudson or any Affiliate thereof (other than Pinnacle 1 Sponsor, Pinnacle 2 Sponsor or their respective Affiliates) suffer or incurs any costs, expenses, liabilities, claims, demands, damages, or judgments (collectively, “Losses”) as a result of or incidental to its direct or indirect ownership of the Pinnacle 1 Property or the Pinnacle 2 Property, to the extent that such Losses relate to or arise out of (A) any personal injury, property damage or any other liability related to the ownership, operation or maintenance of (i) the Pinnacle 1 Property existing or occurring before the date hereof, or (ii) the Pinnacle 2 Property existing or occurring before the date on which the Pinnacle 2 Property Owner acquires fee title to the Pinnacle 2 Property (including, without limitation, in each case, with respect to power outages at the premises demised to the tenant known as Warner Music Group at the Pinnacle 1 Property of which Pinnacle 1 Sponsor and Hudson have been made aware), (B) any breach of any representation or warranty (i) made by Sponsor pursuant to the terms of Section 13.01(c) hereof (subject to the limitations on survival set forth in Section 13.01(e) hereof), or (ii) made by Pinnacle 2 Sponsor Affiliate under the Pinnacle 2 Contribution Agreement (subject to the limitations on survival expressly set forth therein), (C) with respect to the Pinnacle 1 Property, any cost or expense which would typically be prorated among buyers and sellers of real property and which is allocable to Pinnacle 1 Joint Venture’s period of ownership, consistent with the proration categories/items and methodology/adjustments set forth in the Closing Statement and/or (D) in the event any governmental or other taxing authority determines that any additional transfer taxes are owed on account of the transactions described in the recitals to this Agreement, (any such Losses are referred to herein collectively as, “Pre-Closing Liabilities”), Sponsor (as opposed to Hudson or the Company) shall be liable for one hundred percent (100%) of all such Pre-Closing Liabilities. For the avoidance of doubt, nothing herein contained shall derogate, limit or otherwise modify any obligations of Pinnacle 2 Sponsor Affiliate pursuant to the Pinnacle 2 Contribution Agreement, including, without limitation, the survival of any representations and warranties expressly made therein (but subject to any limitations set forth therein). In the event that Pinnacle 1 Sponsor, Pinnacle 2 Sponsor Affiliate (provided Pinnacle 2 Property Owner shall have acquired the Pinnacle 2 Property pursuant to the terms of this Agreement) or any Affiliate of either of them (except Pinnacle 1 Property Owner, Pinnacle 2 Property Owner, or the Company) suffers or incurs any Losses as a result of or incidental to its direct or indirect ownership of the Pinnacle 1 Property or, provided Pinnacle 2 Property Owner shall have acquired the Pinnacle 2 Property pursuant to the terms of this Agreement, the Pinnacle 2 Property, to the extent that such Losses relate to or arise out of (X) any personal injury, property damage or any other liability related to the ownership, operation or maintenance of (i) the Pinnacle 1 Property first arising or occurring after date hereof, or (ii) the Pinnacle 2 Property first arising or occurring after the date on which the Pinnacle 2 Property Owner acquires fee title to the Pinnacle 2 Property, (Y) any breach of any representation or warranty made by the Company under the Pinnacle 2 Contribution Agreement (subject to the limitations on survival set forth therein), and/or (Z) with respect to the Pinnacle 1 Property, any cost or expense which would typically be prorated among buyers and sellers of real property and which is allocable to Pinnacle 1 Property Owner’s period of ownership, consistent with the proration categories/items and methodology/adjustments set forth in the Closing Statement (any such Losses are referred to herein collectively as, “Post-Closing Liabilities”), the Company shall be solely liable for one hundred percent (100%) of all such Post-Closing Liabilities (but without amendment, expansion, limitation or derogation of any other term or provision of this Agreement, including, without limitation, Article X, and/or of any Reimbursement or Indemnity Agreement).

Sponsor shall either cause any such Pre-Closing Liabilities to be paid or otherwise satisfied (or, alternatively, shall contribute to the Company, within thirty (30) days of Hudson’s demand therefor or such earlier date as may be required to satisfy the applicable Pre-Closing Liability or prevent delinquency of same, cash in the aggregate amount of any such then unsatisfied Pre-Closing Liabilities (in such case, a “Special Contribution”), to enable the Company to satisfy the applicable Pre-Closing Liability). Any income tax deductions attributable to such Pre-Closing Liabilities shall be for the account of Sponsor (and if considered a deduction of the Company for income tax purposes, the Sponsor’s payment, other satisfaction or Special Contribution shall be treated solely for income tax purposes as a capital contribution (and in no event as a Capital Contribution under this Agreement) and such deduction shall be specially allocated to Sponsor. Notwithstanding anything to the contrary herein (1) no Special Contribution (or other payment or satisfaction of any Pre-Closing Liability) by Sponsor or any Affiliate thereof (including, without limitation, the Joinder Party or any amounts paid by Pinnacle 2 Sponsor Affiliate pursuant to the Pinnacle 2 Contribution Agreement) shall be treated as a Capital Contribution and Sponsor’s Capital Account shall not be credited with the amount thereof, and (2) no payment by the Company of any amount due with respect to any Post-Closing Liabilities shall be treated as a distribution to Sponsor and Sponsor’s Capital Account shall not be debited in the amount thereof. The obligations of Sponsor and the Joinder Party under this Section 4.02(e) shall survive the termination of this Agreement and the removal or withdrawal of Sponsor as a Member of the Company. In the event Sponsor fails to make any Special Contribution, or, in the event Pinnacle 2 Sponsor Affiliate fails to comply with any surviving obligations under the Pinnacle 2 Contribution Agreement (including, without limitation, any payment of any 12 Month Reconciliation Amounts as defined therein or any payment on account of any breach of any representations and/or warranties set forth therein, but subject to the limitations set forth in the Pinnacle 2 Contribution Agreement), then Hudson shall have the right, in addition to the rights and remedies set forth in this Agreement and/or the Joinder annexed hereto and to the remedies of Transferee under the Pinnacle 2 Contribution Agreement, to treat such failure as a failure to make an Additional Capital Contribution in such amount, in which event, Hudson shall have the rights and remedies set forth in Section 4.02(c) above.

(f)    Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in Section 4.01 and this Section 4.02 and (ii) the remedy provisions set forth above in this Section 4.02 (including, without limitation, the ability to make Shortfall Loans). Each Member acknowledges and agrees that if any Member fails to make its Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.
(g)    All other Capital Contributions shall be made by wire transfer of funds to accounts of the Company designated by the Executive Committee from time to time.
(h)    If for any reason other than a Hudson Default, the closing under the Pinnacle 2 Contribution Agreement has not occurred by the earliest to occur of (1) six (6) months following the date hereof, or (2) the date upon which Pinnacle 2 Lender delivers written notice to the Company and/or Pinnacle 2 Sponsor Affiliate (or any Affiliate or representative of either of them) advising that Pinnacle 2 Lender will not approve the Pinnacle 2 Loan Assumption pursuant to the Pinnacle 2 Loan Assumption Documents , or (3) a default (subject to all applicable notice and cure periods expressly set forth in the Pinnacle 2 Contribution Agreement) on the part of Pinnacle 2 Sponsor Affiliate pursuant to the Pinnacle 2 Contribution Agreement, Hudson shall have the right, exercisable in Hudson’s sole and absolute discretion to redeem Sponsor’s entire Interest, by (collectively, the “Sponsor Redemption”) by paying to Sponsor the Redemption Payment. For purposes of this Agreement, the term “Redemption Payment” shall mean (A) in the event the closing under the Pinnacle 2 Contribution Agreement has not been consummated notwithstanding the discharge by Pinnacle 2 Sponsor Affiliate of each of its material obligations thereunder (by way of example, if, notwithstanding the efforts required under the Pinnacle 2 Contribution Agreement, Pinnacle 2 Lender does not approve the Pinnacle 2 Loan Assumption), an amount equal to Sponsor’s aggregate Capital Contributions as of the date of the Sponsor Redemption, or (B) in the event the closing under the Pinnacle 2 Contribution Agreement has not been consummated due to a default (subject to all applicable notice and cure periods expressly set forth in the Pinnacle 2 Contribution Agreement) on the part of Pinnacle 2 Sponsor Affiliate under the Pinnacle 2 Contribution Agreement, an amount equal to the greater of (1) $1,500,000.00 or (2) an amount equal to eighty percent (80%) of Sponsor’s aggregate Capital Contributions as of the date of the Sponsor Redemption. Concurrently with the Sponsor Redemption, Sponsor shall be automatically deemed to have withdrawn as a Member of the Company and shall have no further right, title or interest in and to the Company, to any Property Owner LLC and/or all or any portion of the Company Property whatsoever, except for any indemnification provisions which are expressly deemed to survive the withdrawal of a Member pursuant to the terms of this Agreement; provided however, that if requested by Hudson, Sponsor shall promptly execute and deliver to Hudson an instrument withdrawing from the Company and otherwise evidencing the Sponsor Redemption’ provided, further, that no Sponsor Redemption shall be effectuated hereunder until and unless Hudson either (1) causes the Pinnacle 1 Lender to deliver to Sponsor an executed agreement (in form and substance reasonably acceptable to Sponsor) releasing Sponsor (and its Affiliates, if applicable) from any and all liability with respect to the Pinnacle 1 Non-Recourse Carveout Obligations and/or under any other agreements, guarantees or indemnities (if any) pursuant to which Sponsor and/or any of its Affiliates is liable in connection with the Pinnacle 1 Loan to the extent first arising or occurring after the Sponsor Redemption, or (2) in the event Hudson is unable to cause Pinnacle 1 Lender to release Sponsor and/or its Affiliates under any Pinnacle 1 Non-Recourse Carveout Obligations, provides Sponsor (and its Affiliates, if applicable) with an indemnity from a creditworthy Affiliate of Hudson reasonably acceptable to Sponsor, indemnifying Sponsor (and/or its Affiliates, if applicable) from and against any Pinnacle 1 Non-Recourse Carveout Obligations to the extent first arising or occurring after the Sponsor Redemption. Notwithstanding anything to the contrary herein, Sponsor’s and the Joinder Party’s obligations to Hudson under Section 4.02(e), and the obligations of any Sponsor Loan Parties under any Reimbursement and Indemnity Agreement executed prior to the Sponsor Redemption in respect of the period of time prior to the Sponsor Redemption, shall survive any Sponsor Redemption. A “Hudson Default” shall be deemed to have occurred for purposes of this Section 4.02(h) only if all of the conditions precedent to the closing under the Pinnacle 2 Contribution Agreement (other than those that are the responsibility of the Company to satisfy) have been satisfied and the closing thereunder does not occur solely as a result of Hudson’s or its appointed Executive Committee members’ failure to cause the Company to close thereunder.
(i)    For the avoidance of doubt, nothing contained in this Section 4.02 or elsewhere in this Agreement shall modify, limit, affect or otherwise derogate the rights of Hudson to, on behalf of the Company, exercise any rights and/or remedies under the Pinnacle 2 Contribution Agreement, or from exercising any other rights and/or remedies of Hudson set forth in this Agreement, in the event Pinnacle 2 Sponsor Affiliate fails to contribute the Pinnacle 2 Property.

4.03.	CAPITAL ACCOUNTS:
A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:
(a)    Each Member’s Capital Account will be credited with:
(i)    Any Capital Contributions made by such Member to the Company plus the gross fair market value of any property contributed by such Member to the capital of the Company;
(ii)    The Member’s allocated share of Net Profit and any items in the nature of income or gain specially allocated to such Member pursuant to Section 6.02;
(iii)    Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv); and
(iv)    The amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member.
(b)    Each Member’s Capital Account will be debited with:
(i)    Any distributions of cash made from the Company to such Member plus the gross fair market value of any property distributed in kind to such Member;
(ii)    The Member’s allocated share of Net Loss and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 6.02; and

(iii)    Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv); and
(iv)    The amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.
(c)    The estimated initial Capital Account balance of each Member is set forth in Schedule A, which balances have been determined in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f). Upon any adjustment to Initial Capital Contributions, Schedule A shall be revised as determined by the Executive Committee.
(d)    Upon the Transfer of an Interest permitted under this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent of the Interest so Transferred.
The provisions of this Section 4.03 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. In the event that the Executive Committee shall determine that it is necessary or prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Treasury Regulations, the Executive Committee may make such modification.

4.04.	NO FURTHER CAPITAL CONTRIBUTIONS:
Except as expressly provided in this Agreement or with the prior written consent of the Members, and subject to the provisions of this Agreement, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company. No Member will have any obligation to restore any negative balance in its Capital Account at any time including upon liquidation or dissolution of the Company.

4.05.	LOANS; GUARANTIES:
(a)    Concurrently herewith, Pinnacle 1 Property Owner has obtained a mortgage loan in the original principal amount of $129,000,000.00(the “Pinnacle 1 Loan”) from Jefferies LoanCore LLC, a Delaware limited liability company (“Pinnacle 1 Lender”), pursuant to the terms of that certain Loan Agreement made by and between Pinnacle 1 Property Owner, as borrower, and Pinnacle 1 Lender (the “Pinnacle 1 Loan Agreement”), which Pinnacle 1 Loan is evidenced by that certain Promissory Note in the original principal amount of the Pinnacle 1 Loan made by Pinnacle 1 Property Owner as maker thereunder and is secured by that certain Deed of Trust, Security Agreement, Assignment of Leases and Fixture Filing encumbering the Pinnacle 1 Property (the “Pinnacle 1 Deed of Trust”, and, together with the Pinnacle 1 Note, the Pinnacle 1 Loan Agreement and the other documents and instruments executed and delivered in connection with the Pinnacle 1 Loan and set forth on Schedule 4.05 attached hereto, in each case, as amended, modified and/or supplemented pursuant to the terms of this Agreement, collectively, the “Pinnacle 1 Loan Documents”). The Company hereby approves Pinnacle 1 Property Owner’s obtaining the Pinnacle 1 Loan and approves the terms of the Pinnacle 1 Loan Documents in all respects.

(b)    As a condition to making the Pinnacle 1 Loan, Pinnacle 1 Lender has required that each of the Company, Hudson LP, Pinnacle 1 Sponsor and MDP Ventures enter into, on a joint and several basis (i) that certain Guaranty of Recourse Obligations and (ii) that certain Environmental Indemnity Agreement, in each case, for the benefit of Pinnacle 1 Lender (collectively, the “Pinnacle 1 Non-Recourse Documents”; the obligations set forth therein, collectively, the “Pinnacle 1 Non-Recourse Carveout Obligations”). To the extent the Company incurs any Pinnacle 1 Non-Recourse Obligations, then the following shall apply: (1) in the event that the Company incurs any Pinnacle 1 Non-Recourse Obligations that are attributable solely to the fraud, bad faith, willful misconduct, intentional misrepresentation or gross negligence, or knowing and willful act or omissions taken (or not taken, as the case may be) with the intent in each case to cause a breach under the Pinnacle 1 Loan Documents, of Hudson, Hudson LP or any Affiliate thereof, then Hudson shall be liable for 100% of such Pinnacle 1 Non-Recourse Obligations; (2) in the event that the Company incurs any Pinnacle 1 Non-Recourse Obligations that (A) are attributable solely to the fraud, bad faith, willful misconduct, intentional misrepresentation or gross negligence, or knowing and willful act or omissions taken (or not taken, as the case may be) with the intent in each case to cause a breach under the Pinnacle 1 Loan Documents of Sponsor, MDP Ventures or any Affiliate thereof or (B) are on account of any breach by the Pinnacle 1 Property Owner of any real property specific representations and warranties made to Pinnacle 1 Lender concurrently with the making of the Pinnacle 1 Loan, then Sponsor shall be responsible for 100% of such Pinnacle 1 Non-Recourse Obligations, and (3) in the event that the Company incurs any Pinnacle 1 Non-Recourse Obligations that are not covered by clauses (1) or (2) of this Section 4.05(b), then Hudson and Sponsor shall be responsible for their pro rata share of such Pinnacle 1 Non-Recourse Obligations, based on their respective Percentage Interests. Any failure on the part of Hudson or Sponsor to fund to the Company the amounts required pursuant to this Section 4.05(b) shall be treated as a failure on the part of such Member to fund required Additional Capital Contributions hereunder. Notwithstanding the foregoing, any amounts funded by Hudson or Sponsor pursuant to Section 4.05(b)(1), in the case of Hudson, or Section 4.05(b)(2) in the case of Sponsor, shall, in no event, constitute an Additional Capital Contribution on the part of Hudson or Sponsor, as applicable, and Hudson, or Sponsor, as applicable, shall, in no event, receive credit to its Capital Account in such amount. Concurrently with the execution hereof, Pinnacle 1 Sponsor and MDP Ventures on the one hand, and Hudson LP on the other hand, have entered into that certain Reimbursement and Indemnity Agreement in the form attached hereto as Exhibit H-1, to memorialize their agreements with respect to allocation of responsibility with respect to any Pinnacle 1 Non-Recourse Carveout Obligations to the extent incurred by either Hudson LP or MDP Ventures. The obligations of all parties under such Reimbursement and Indemnity Agreement shall survive any Sponsor Redemption. In the event that the Pinnacle 2 Property is contributed to Pinnacle 2 Property Owner pursuant to the terms of this Agreement, then, concurrently with the execution of the acknowledgement attached hereto as Exhibit F, Pinnacle 2 Sponsor Affiliate shall execute such documents as are reasonably necessary to evidence the joinder of Pinnacle 2 Sponsor Affiliate to such Reimbursement and Indemnity Agreement (effective as of the date of the execution of the Pinnacle 1 Non-Recourse Obligations), jointly and severally, with Pinnacle 1 Sponsor and MDP Ventures.
(c)    The Members acknowledge and agree that the Pinnacle 2 Property is currently encumbered by a mortgage loan in the original principal amount of $90,800,000 (and with an approximate outstanding principal balance as of the date hereof of $89,755,808.30) (the “Pinnacle 2 Loan”) made by Greenwich Capital Financial Products, Inc., a Delaware corporation (together with its successors-in-interest with respect to the Pinnacle 2 Loan, “Pinnacle 2 Lender”) pursuant to the loan documents set forth on Schedule 4.05 attached hereto (as amended, modified and/or supplemented pursuant to the Pinnacle 2 Assumption Documents, and/or as may be further amended, modified and/

or supplemented pursuant to the terms of this Agreement, the “Pinnacle 2 Loan Documents”). In the event that the closing occurs under the Pinnacle 2 Contribution Agreement pursuant to the terms thereof and the terms of this Agreement, then in connection therewith (and as a condition to closing thereunder), the Pinnacle 2 Property Owner shall assume the Pinnacle 2 Loan and the Pinnacle 2 Loan Documents pursuant to assumption and/or amendment documents reasonably required by the Pinnacle 2 Lender and approved by Hudson and without the consent of Sponsor or its Affiliates, it being understood and agreed that Hudson shall not have the right, without the consent of Sponsor or the applicable Affiliate of Sponsor, to enter (or to cause to be entered) into any assumption and/or amendment documents that (1) amends the terms of the Pinnacle 2 Loan Documents in a manner that is inconsistent with the Financing Guidelines and/or is materially adverse to the Company or (2) is in violation of the other terms of this Section 4.05(c) (collectively, the “Pinnacle 2 Loan Assumption Documents”; the transactions contemplated thereby, collectively, the “Pinnacle 2 Loan Assumption”). The Members agree to make such reasonable changes to this Agreement as may be reasonably requested by the Pinnacle 2 Lender (including, without limitation, single purpose entity requirements and/or independent director requirements substantially similar to the terms of the Pinnacle 1 Property Owner LLC Agreement); provided that such changes shall not alter the economic terms, or any fundamental rights of the Members, set forth herein. M. David Paul Development LLC, a California limited liability company (“MDP Development”) and Hudson LP shall provide to Pinnacle 2 Lender replacement guaranties, on a joint and several basis (collectively, the “Pinnacle 2 Replacement Guaranties”), it being understood and agreed that Hudson shall have the right (subject to reasonable consultation with Sponsor) to negotiate the form and substance of the Pinnacle 2 Replacement Guaranties, and MDP Development and Hudson LP each shall be obligated to provide the Pinnacle 2 Replacement Guaranties, so long as the same are substantially similar to the recourse provided under the Pinnacle 2 Loan Documents and do not expand recourse thereunder in a manner inconsistent with the Financing Guidelines, and otherwise subject to the terms of Section 4.05(d). For the sake of clarity and notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that no Member, nor any creditworthy Affiliate or principal of such Member, shall be required to provide any recourse or other credit enhancement in respect of the Pinnacle 2 Loan which is inconsistent with the Financing Guidelines without such Member’s (or the applicable Affiliate of principal of such Member’s) consent, in its sole and absolute discretion. The obligations of MDP Development and Hudson LP under such Pinnacle 2 Replacement Guaranties shall be referred to herein as the “Pinnacle 2 Non-Recourse Carveout Obligations”. In connection with any Pinnacle 2 Non-Recourse Carveout Obligations, Hudson LP, Sponsor and MDP Ventures shall enter into a Reimbursement and Indemnity Agreement in form and substance substantially similar to the form attached hereto as Exhibit H-2.
(d)    In connection with any Loan (other than the Pinnacle 1 Loan and the Pinnacle 2 Loan), or in any refinancing of the Pinnacle 1 Loan, the Pinnacle 2 Loan or any other Loan, in each case, in accordance with the terms of this Agreement, the creditworthy Affiliates and principals of Sponsor (collectively, the “Sponsor Loan Parties”) and the one or more creditworthy Affiliates of Hudson (collectively, the “Hudson Loan Parties”), shall each provide such guaranties and/or indemnities required by the applicable Lender for the carveouts set forth in the Financing Guidelines (the obligations under such guaranties and/or indemnities, collectively, the “Non-Recourse Carveout Obligations”), on a joint and several basis, and otherwise in form and substance acceptable to the Sponsor Loan Parties and the Hudson Loan Parties, it being understood and agreed that, in no event, shall any Member, nor any creditworthy Affiliate or principal thereof be required to provide any recourse or other credit enhancement which is any greater or broader than the recourse expressly set forth in the Financing Guidelines. In connection with any Non-Recourse Carveout Obligations, the Hudson Loan Parties,

Sponsor, and the Sponsor Loan Parties shall enter into a Reimbursement and Indemnity Agreement pursuant to which (1) Hudson Loan Parties shall reimburse any Sponsor Loan Party for recourse actually incurred by such Sponsor Loan Party under the Non-Recourse Carveout Obligations solely as a direct result of any gross negligence, fraud, bad faith, intentional misrepresentation, intentional misappropriation of funds, willful misconduct or the knowing and willful act or omission, taken (or not taken, as the case may be) with the intent in each case, to cause a breach under any then applicable Loan Documents, by the Hudson Loan Parties, and (2) Sponsor Loan Parties shall reimburse any Sponsor Loan Party for recourse actually incurred by any Hudson Loan Party under the Non-Recourse Obligations solely as a direct result of any gross negligence, fraud, bad faith, intentional misrepresentation, intentional misappropriation of funds, willful misconduct or the knowing and willful act or omission, taken (or not taken, as the case may be) with the intent in each case, to cause a breach under any then applicable Loan Documents, by a Sponsor Loan Party, and (3) for all other recourse under the Non-Recourse Carveout Obligations, the Sponsor Loan Parties and Hudson Loan Parties shall be liable for an amount equal to, respectively, Hudson’s and Sponsor’s aggregate Percentage Interests hereunder and otherwise in in form and substance substantially similar to the form attached hereto as Exhibit H-1/H-2. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Section 4.05(c) or this Section 4.05(d), the Members shall use diligent, good faith efforts to minimize/obtain best available terms for recourse (including, without limitation, attempting to cause any Lender to approve the Company as a guarantor/indemnitor) and/or the scope of any and all recourse carveouts (including, without limitation, attempting to cause any Lender to accept environmental insurance in lieu of an environmental indemnity).

4.06.	PROPOSITION 13 PROTECTION AMOUNT:
The Members acknowledge that, with respect to the Pinnacle 2 Property only, the tenant under the WB Lease is not obligated to pay (i) the extent of any increase in Tax Expenses (as defined in the WB Lease) resulting from any reassessments due to a sale of all or any portion of the Pinnacle 2 Property (a “Reassessment”) during the initial eighty-four months of the initial term of the WB Lease and (ii) fifty percent (50%) of the extent of any increase in Tax Expenses (as defined in the WB Lease) resulting from any reassessments due to a sale of all or any portion of the Pinnacle 2 Property during the period from the first day of the eighty-fifth month of the initial term of the WB Lease until the expiration of the initial term thereof (the amount that the tenant under the WB Lease is not obligated to pay under clauses (i) or (ii) above, as applicable, is referred to herein as, the “Proposition 13 Protection Amount”). Concurrently with the acquisition of the Pinnacle 2 Property by Pinnacle 2 Property Owner pursuant to the terms of the Pinnacle 2 Contribution Agreement and the terms of this Agreement, (1) Hudson shall fund an additional Capital Contribution in cash to the Company in an amount equal to the Proposition 13 Reserve Amount (defined below), and (2) the Proposition 13 Reserve Amount shall be funded into a reserve account maintained by the Company (the “Proposition 13 Reserve Account”) to be disbursed in accordance with the terms of this Section 4.06. For purposes of this Agreement, the “Proposition 13 Reserve Amount” shall mean the Proposition 13 Protection Amount as reasonably determined by Hudson in good faith assuming a sale price of the Pinnacle 2 Property equal to the sale price set forth in the Pinnacle 2 Contribution Agreement and otherwise in accordance with the formula set forth in Section 6(vi) of the WB Lease. Notwithstanding the foregoing, if, after giving effect to the immediately preceding sentences and the terms of Section 4.02(a), the aggregate Percentage Interests of Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate are less than thirty-five percent (35%), then for purposes of determining the Capital Account balances and Percentage Interests of the Members only (and not, for the avoidance of doubt, affecting either Hudson’s obligation to make a Capital Contribution in the amount of the entire Proposition 13 Reserve Amount or Sponsor’s obligation to pay (or cause to be paid) any Proposition 13 Shortfall (as defined below)), the Proposition 13 Reserve Amount shall deemed to be reduced by the lesser of (i) Two Million and No/100ths Dollars ($2,000,000.00) or (ii) the amount necessary to cause the Percentage Interests of the Members, after giving effect to the Capital Contribution made by Hudson following the funding of the Proposition 13 Reserve Amount, to be sixty-five percent (65%) for Hudson and thirty-five (35%) percent, in the aggregate, for Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate. In the event that, following the adjustment described in the immediately preceding sentence, the Percentage Interests of Pinnacle 1 Sponsor and Pinnacle 2 Sponsor shall be less than thirty five percent (35%), Sponsor shall have the right (but not the obligation) to make a one-time special Capital Contribution to the Company in an amount necessary to cause Pinnacle 1 Sponsor and Pinnacle 2 Sponsor’s Percentage Interests to equal, but, in no event to exceed, thirty-five percent (35%). In the event that the Company indirectly acquires the Pinnacle 2 Property in accordance with this Agreement and same, at any point thereafter, triggers a Reassessment that results in any increase in Tax Expenses, the Company shall disburse the Proposition 13 Reserve Amount for purposes of paying the Proposition 13 Protection Amount actually owed to the tenant (re-calculated at the time of Reassessment) under the WB Lease. In the event the Proposition 13 Reserve Amount exceeds the actual Proposition 13 Protection Amount actually owed to the tenant pursuant to the WB Lease, then the procedures set forth in the third paragraph of the definition of Percentage Interests shall apply. In the event the Proposition 13 Reserve Amount is insufficient to pay the Proposition 13 Protection Amount actually owed to the tenant pursuant to the WB Lease and to satisfy all of Landlord’s obligations pursuant to Section 6(vi) of the WB Lease in full (the “Proposition 13 Shortfall”), then Sponsor shall be exclusively responsible for paying (or causing to be paid) such Proposition 13 Shortfall (in the time and manner required pursuant to the WB Lease) and the same shall, in no event, be deemed a Capital Contribution on the part of Sponsor or otherwise increase Sponsor’s Capital Account balance hereunder. The obligations of Sponsor pursuant to this Section 4.06 shall be guaranteed by the Joinder Party pursuant to the Joinder attached hereto. Notwithstanding the foregoing, and without limiting Hudson’s remedies pursuant to the immediately preceding sentence, in the event Sponsor does not pay the Proposition 13 Shortfall then Hudson may, at its election, elect to treat the same as a failure to make an Additional Capital Contribution on the part of Sponsor, in which event, Hudson shall have the remedies set forth in Section 4.02(c).
ARTICLE V.
INTERESTS IN THE COMPANY

5.01.	PERCENTAGE INTEREST:
The Percentage Interests of the Members may be adjusted only as set forth in this Agreement.

5.02.	RETURN OF CAPITAL:
No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this

Agreement or under applicable law. No Member shall have any obligation to restore any negative balance in its Capital Account.

5.03.	OWNERSHIP:
All Company Property shall be owned by the Company or, as provided in Section 2.07, by one or more Property Owner LLC’s, subject to the terms and provisions of this Agreement. Title to Company Property shall be held by the Company in the Company’s name or, as provided in Section 2.07, by one or more Property Owner LLC’s in the name of such Property Owner LLC’s.

5.04.	WAIVER OF PARTITION; NATURE OF INTERESTS IN THE COMPANY:
Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have (provided that nothing in the foregoing shall affect the ability of the Executive Committee to compel the Company to sell all or any portion of the Company Property, subject only to Section 7.01(e)(1)(iii)):
(a)    To cause the Company or any of its assets to be partitioned;
(b)    To cause the appointment of a receiver for all or any portion of the assets of the Company;
(c)    To compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or
(d)    To file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.
Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.04, and without such waivers no Member would have entered into this Agreement. No Member shall have any interest in any specific Company Property. The interests of all Members in this Company are personal property.
ARTICLE VI.
ALLOCATIONS AND DISTRIBUTIONS

6.01.	ALLOCATIONS:
(a)    Net Profit and Net Loss of the Company shall be determined and allocated with respect to each taxable year as of the end of each such year, at such times as the Book Basis of any Company property is adjusted pursuant to the definition of “Book Basis” and at such other times as may be required or permitted pursuant to this Agreement, the Code or the Treasury Regulations. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profit or Net Loss shall be treated as an allocation to such Member of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss.
(b)    Subject to the provisions of Section 6.02, for purposes of adjusting the Capital Accounts of the Members, the Net Profit and Net Loss for any taxable year or other period shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its properties sold for cash equal to their Book Basis, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Basis of the property securing such liability), and the net assets of the Company were distributed in accordance with Section 6.03 to the Members immediately after making such allocation.

6.02.	ALLOCATIONS AND COMPLIANCE WITH SECTION 704(B):
The following special allocations shall, except as otherwise provided, be made in the following order:
(a)    If there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2. This Section 6.02(a) is intended to comply with the minimum gain chargeback and partner non-recourse debt minimum chargeback requirements of Treasury Regulation Section 1.704-2 and shall be interpreted consistently therewith.
(b)    Nonrecourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Percentage Interests.
(c)    Any Member Nonrecourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or otherwise bears the economic risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).
(d)    Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation. This Section 6.02(d) is intended to comply with the “qualified income offset” provisions of the Treasury Regulation Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.
(e)    No allocation of loss or deduction shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704-1(b)(2)(iv) in proportion to their respective Percentage Interests. If losses or deductions are reallocated under this Section 6.02(e), subsequent allocations of income and losses (and items thereof) shall be made so that, to the extent possible, the net amount allocated under this Section 6.02(e) equals the amount that would have been allocated to each Member if no reallocation had occurred under this Section 6.02(e).
(f)    To the extent that an adjustment to the adjusted tax basis of any Company property pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulation

Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the adjusted tax basis of the property) or loss (if the adjustment decreases the adjusted tax basis of the property) and such gain or loss shall be specially allocated among the Members in proportion to their relative Percentage Interests in the event that Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.
(g)    The allocations contained in Sections 6.02(a), 6.02(b), 6.02(c), 6.02(d), 6.02(e) and 6.02(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. The Regulatory Allocations shall be taken into account in allocating Profits, Losses, Net Profit and Net Loss and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred as necessary to effect the intent of Section 6.05. The Executive Committee shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 6.02(g).
(h)    For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess nonrecourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members in accordance with Treasury Regulations Section 1.752-3.
6.03.    DISTRIBUTIONS:
Except as provided in Section 6.05, the Company shall, as soon as reasonably practical (but no less often than quarterly), make distributions of Net Cash Flow to the Members in the following manner and order of priority:
(a)     First, to Contributing Members pro rata in proportion to the amounts outstanding under the Shortfall Loans held by each Contributing Member, which amounts shall be applied to the repayment of any amounts outstanding under Shortfall Loans (principal and interest), provided that such repayments shall not reduce the Capital Account balances of the Members under this Agreement. The parties agree that distributions under this Section 6.03(a) with respect to Shortfall Loans will be applied first to the interest on Shortfall Loans, to the extent accrued as of the date of distribution, and then to the return of principal on such Shortfall Loans. The parties further agree that the interest on Shortfall Loans represents a commercially reasonable rate of return on such Shortfall Loans and the parties will report interest on Shortfall Loans as interest for tax purposes, unless otherwise required by applicable law; and
(b)    Second, to the Members in proportion to their respective Percentage Interests.

6.04.	SPECIAL DISTRIBUTIONS:
(a)    In the event there is any Excess Net Cash Flow (defined below) in any given fiscal quarter, then the Company shall distribute to the Members (pro rata, in accordance with their Percentage Interests) with respect to each such fiscal quarter an amount equal to the lesser of (i) the Excess Net Cash Flow available and (ii) the amount necessary to cause Sponsor to have received, following distribution of such amount to the Members (pro rata, in accordance with their then applicable Percentage Interests) an amount equal to the product of (A) the amount of taxable income allocable to Sponsor in respect of such fiscal quarter (net of taxable tax losses allocated to Sponsor in respect of prior fiscal quarters and not previously taken into account under this Section 6.04), taking into account for the avoidance of doubt, allocations of items if applicable under the "remedial allocation method" under Code Section 704(c) and the Treasury Regulations thereunder and (B) the Assumed Tax Rate. For purposes of this Section 6.04(b) only, the term “Excess Cash Flow” shall mean Net Cash Flow available for distribution, less any reasonable additional reserves determined by Administrative Member (by way of example only, if necessary to reflect any interim leasing activity, capital expenditures or other mid-year adjustments in the interim period between approval of the Budget and Operating Plan for any Project). Each Tax Distribution pursuant to this Section 6.04 shall be treated as a prepayment to such Member of amounts to which it is otherwise entitled under Section 6.03 in that any such distribution shall reduce distributions otherwise to be made to a recipient Member under this Agreement. Distributions made to a Member pursuant to Section 6.03 during any taxable year shall reduce distributions otherwise to be made under this Section 6.04 for such taxable year. The Company shall, in no event, be required to make a capital call to make a Tax Distribution or sell assets or borrow money for purposes of making any Tax Distribution.
6.05.    DISTRIBUTIONS IN LIQUIDATION:
Notwithstanding the provisions of Section 6.03, upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 11.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in accordance with Section 6.03. With the approval of the Executive Committee, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding sentence may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company Property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any trust established under this Section 6.05 will be distributed to the Members from time to time by the trustee of the trust upon approval of the Executive Committee in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.

6.06.	TAX MATTERS:
(a)    The Members intend for the Company to be treated as a partnership for federal and, if applicable, state and local income tax purposes. The Executive Committee shall have the right to make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally, except as provided in Section 7.01(e)(xi), Section 7.01(e)(xxiii) and Section 6.08(b) or as otherwise expressly provided in this Agreement. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Executive Committee except as otherwise required by law. Administrative Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company and shall, after receiving the Executive Committee’s approval of such returns, be authorized to execute such returns (provided that Administrative Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other Member or reputable accountants or auditors retained by Administrative Member or at the request of the Executive Committee on behalf of the Company).
(b)    The Members further hereby agree that the payment of cash for interests in Pinnacle 1 Joint Venture pursuant to the RREEF Buyout Documents shall be treated as a sale of such interests in the Pinnacle 1 Joint Venture by PCPG and RREEF, and a purchase of such interests in the Pinnacle 1 Joint Venture by the Company, for cash paid pursuant to the RREEF Buyout Documents for U.S. federal income tax purposes.  The Members hereto and the Company consent to such treatment and agree to report, and to cause their respective Affiliates to report, the transactions contemplated in the RREEF Buyout Documents and in this Agreement consistent with such treatment on tax returns. The parties agree that Pinnacle 1 Sponsor’s credit to its Capital Account in the amount set forth opposite Pinnacle 1 Sponsor’s name on Schedule A attached hereto is solely in exchange for Pinnacle 1 Sponsor’s equity in the Pinnacle 1 Property and shall be treated, for federal income tax purposes or otherwise in connection with taxes, as a tax-free transfer under Section 721 of the Code. The Company and the Members shall not take a position inconsistent with the foregoing on their respective tax returns unless there is a contrary determination within the meaning of Section 1313 of the Code.

6.07.	TAX MATTERS PARTNER:
Hudson (or any Affiliate of Hudson treated as owning the Interest owned by Hudson) shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.06, shall exercise all rights, obligations and duties of a tax matters partner under the Code; provided, however, that Hudson shall not have any right to settle or compromise any matter raised by the Internal Revenue Service without the approval of the Executive Committee, and the other Members shall be kept reasonably informed of, and given an opportunity to participate in a non-binding manner in, all such matters which the tax matters partner deems to be material; provided, however, (i) that if a tax settlement would have a disproportionate material adverse impact on one of the other Members, such Member shall be given a reasonable period of time to approve the proposed settlement, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) Hudson shall not enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of the Code without the approval of all of the Members, which approval shall not be unreasonably withheld, conditioned or delayed.

6.08.	ALLOCATIONS FOR TAX PURPOSES:
(a)    Except as provided in Section 6.08(b) or otherwise as required under Section 704(b) of the Code and the related Treasury Regulations, each item of income, gain, loss or deduction of the Company for federal income tax purposes shall be allocated to the Members in the same manner that the corresponding item of Net Profit, Net Loss or other item of income, gain, loss or deduction that affect the Capital Accounts of the Members was allocated pursuant to Sections 6.01 and 6.02.
(b)    In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property. Any elections, accounting conventions or other decisions relating to such allocations shall be made by the Executive Committee in a manner that reasonably reflects the purposes and intention of this Agreement, and complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. For such allocations, the Executive Committee may select any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the “traditional method,” or the “remedial allocation method”, but not the “traditional method with curative allocations”.

6.09.	WITHHOLDING:
All amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, local or other tax law shall be treated as amounts actually distributed to the Members for all purposes under this Agreement. If the Executive Committee determines that the Company has insufficient liquid assets to satisfy such withholding obligation, the Member as to which withholding applies shall contribute cash to the Company in an amount sufficient to satisfy such withholding obligation (which amounts shall not be treated as Capital Contributions and the related payment of tax shall not be treated as a distribution).
ARTICLE VII.
MANAGEMENT

7.01.	MANAGEMENT:
Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by the Executive Committee as provided below.
(a)    The Company and the Members shall act by means of and through a committee of persons appointed in writing pursuant to Section 7.02 (the “Executive Committee”). Each person appointed by a Member to the Executive Committee shall act at the exclusive direction of, be the agent of, and shall be free to represent the views and positions of such appointing Member. The Executive Committee shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform, as fully as if all the Members were themselves making such decisions in lieu thereof. All decisions made with respect to the management and control of the Company and approved by the Executive Committee (except for such decisions which by the express terms of Section 7.01(e) require the approval of all Members) shall be binding on the Company and all Members. The Executive Committee may elect officers of the Company to implement the decisions (including, without limitation, executing documents) of the Executive Committee from time to time.
(b)    Notwithstanding anything to the contrary herein, except as expressly set forth in Section 7.01(e) below, the Executive Committee shall have the authority to act and make decisions on behalf of the Company to the extent materially consistent with any applicable Budget and Operating Plan.
(c)    The Company may employ, engage or retain any Persons (including any Affiliate of any Member) to act as brokers, accountants, attorneys, engineers or in such other capacities as the Executive Committee may determine are reasonably necessary or desirable in connection with the Company’s business, and the members of the Executive Committee, Administrative Member and each Property

Manager shall be entitled to rely in good faith upon the recommendations, reports and advice given them by any such Persons in the course of their professional engagement.
(d)    Except as set forth in Section 7.01(c) above and subject to Administrative Member’s rights pursuant to Section 7.03 below, only the Executive Committee shall have the right or power to make decisions on behalf of and exercise control over the Company’s business, affairs or operations; provided, however, that the Executive Committee may elect to implement those decisions through any Member it selects in writing, including without limitation through Administrative Member pursuant to the terms hereof, and/or through one or more officers it elects in writing.
(e)    Notwithstanding the generality of the foregoing, provided that Sponsor shall not have committed any For Cause conduct, or an Event of Default hereunder (that has not been cured at the time any Major Decision is to be made), the Executive Committee shall not, without the written consent or ratification of the specific act by all the Members or by other written instrument executed and delivered by all the Members subsequent to the date of this Agreement, cause or permit the Company to take any of the following actions (each, a “Major Decision”), except to the extent provided in any applicable Budget and Operating Plan (and subject to the permitted variance rights set forth in Section 7.03(d) and, without duplication, any Permitted Unbudgeted Expenses):
(i)    subject to Administrative Member’s rights under Section 7.03 and Section 8.06, the approval of any Budget and Operating Plan, and any amendments or modifications thereto;
(ii)    any sale, assignment, transfer or other disposition of Company Property (except for personal property incidental to the operation of the Company Property consistent with the then current Budget or Operating Plan) or any part thereof during the Lockout Period (without derogation, for the avoidance of doubt, of Sponsor’s rights pursuant to Section 9.05 in the event of any proposed sale of the Company Property or any portion thereof following the Lockout Period);
(iii)     entering into any lease of any portion of or space within Company Property;
(iv)    except for the Pinnacle 2 Loan Assumption and the Pinnacle 1 Loan (each of which is hereby approved by the Members), borrowing money, refinancing, recasting, modifying, amending, extending, compromising or otherwise dealing with any such secured loan, and in connection therewith, issuing evidences of indebtedness and securing the same by mortgages, deeds of trust, security agreements or other similar documents affecting the assets of the Company;
(v)    except for the Pinnacle 1 Property Management Agreement, the Pinnacle 2 Property Management Agreement, the Pinnacle 1 Sub Management/Leasing Agreement, the Pinnacle 2 Sub Management/Leasing Agreement and/or any replacement of the foregoing in connection with any termination of any Sub Management/Leasing Agreement pursuant to Section 7.04, entering into any contract for the operation, improvement or rehabilitation of the Company Property pursuant to which the Company is obligated to (1) pay or expend more than $50,000.00 in any fiscal year, or (2) more than $200,000.00 in the aggregate;
(vi)    instituting, or settling, any legal action in the name of the Company, which are either (A) outside of the ordinary course of business of the Company (except routine tenant enforcement and collection activities including, without limitation, the institution of any eviction suits for breach of tenant leases), or (B) for legal matters in an amount in excess of $50,000 that are not covered by insurance;
(vii)    causing the Company to undertake a merger, consolidation or other form of reorganization;
(viii)    except as otherwise expressly provided in this Agreement, admitting any additional Member into the Company;
(ix)    except as otherwise expressly provided in this Agreement, appointing any Person (other than an Affiliate of the Person then-serving as Administrative Member) as the Administrative Member of the Company;
(x)    modifying or amending the Certificate of Formation or this Agreement, except pursuant to Sections 2.06 or 2.07 (provided that all Members hereby agree to make such amendments as may be reasonably requested from time to time by any lender, if any, to the Company, to the extent the same have been approved by the Executive Committee);
(xi)    except pursuant to Sections 2.06, 2.07 or 6.08(b), electing or implementing, and once elected or implemented, changing in any material respect, the accounting, tax treatment, tax election and/or related matters pertaining to the Company in a manner that has a disproportionate material adverse effect on the rights and/or obligations of Sponsor under this Agreement and/or that causes a disproportionate increase in the tax liabilities or other payment or reporting obligations to third parties of Sponsor ;
(xii)    except for the Pinnacle 1 Property Management Agreement, the Pinnacle 2 Property Management Agreement, the Pinnacle 1 Sub Management/Leasing Agreement and the Pinnacle 2 Sub Management/Leasing Agreement or any replacement of the foregoing in connection with any termination of any Sub Management/Leasing Agreement pursuant to Section 7.04, entering into or consummating any transaction or arrangement with any Member or any Affiliate of any Member including the payment of any compensation to such Member or any Affiliate of any Member, all of which shall require the approval of the non-interested Member(s) notwithstanding anything contained herein to the contrary;
(xiii)    entering into any guaranty by the Company, or causing any Member or any Affiliate of any Member to provide any recourse or other credit enhancement of any kind (without derogation of the obligations set forth in Section 4.05);
(xiv)    granting any general power of attorney on behalf of the Company;
(xv)    (A) the filing of any voluntary petition in bankruptcy on behalf of the Company, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of the Company’s inability to pay its debts generally as they become due or (G) the taking of any action by the Company in furtherance of any such action;
(xvi)    doing any act in contravention of this Agreement, or doing any act which is not in the ordinary course of the Company’s business;
(xvii)    except for the Pinnacle 1 Property Management Agreement, the Pinnacle 2 Property Management Agreement, the Pinnacle 1 Sub Management/Leasing Agreement and the Pinnacle 2 Sub Management/Leasing Agreement or any replacement of the foregoing in connection with any termination of any Sub Management/Leasing Agreement pursuant to Section 7.04, entering into any asset or property management agreement, property operating agreement or leasing agreement (but subject to the terms of Section 7.05(c));
(xviii)    causing the Company to make any distribution of Net Cash Flow that is inconsistent with any Operating Plan or this Agreement;
(xix)     except as expressly permitted in this Agreement, the Transfer by any Member of its Interest in the Company;
(xx)    modifying or amending the Financing Guidelines;
(xxi)    any purchase or other acquisition of any new Project or any other new, material real or personal Company Property (except for personal property incidental to the operation of the then existing Company Property consistent with the then current Budget or Operating Plan);
(xxii)     the taking of any of the actions set forth in clauses (i) through (xxi) inclusive by or on behalf of any Property Owner LLC;
(xxiii)     changing the tax classification of the Company or any subsidiary of the Company (other than any TRS formed pursuant to Section 2.06) from that of a partnership to that of a C-corporation.
(f)    Notwithstanding anything to the contrary set forth herein, with respect to any agreement, contract or transaction (each, an “Affiliate Agreement”) entered into between the Company and any Affiliate of any Member (including, without limitation, the Property Management Agreement and the Leasing Agreement), the Member that is not affiliated with the Affiliate (excluding the Company) that is party to the relevant Affiliate Agreement shall have the unilateral right to declare that a “default” or an “Event of Default” by such Affiliate party has occurred thereunder and the unilateral right to enforce the rights and remedies available to the Company in connection therewith (including, without limitation, the right to terminate the relevant Affiliate Agreement). Without limiting the generality of the foregoing, it is understood and agreed that Hudson shall have the sole right, without the consent of Sponsor (or the vote or approval of any Executive Committee member appointed by Sponsor) to take any and all action on behalf of the Company and/or any Property Owner LLC in respect of the Pinnacle 2 Contribution Agreement and the Pinnacle 2 Loan Assumption, including, without limitation, making the election on behalf of the Company to consummate the transactions contemplated by the Pinnacle 2 Contribution Agreement, the exercise of any rights and/or remedies thereunder (including, without limitation, in respect of any obligations that survive the closing thereunder), the negotiation, execution and/or delivery of the Pinnacle 2 Loan Assumption Documents (subject to, for the avoidance of doubt, the provisions of Section 4.05(b)).
(g)    Subject to the terms of this Agreement, and the limitations imposed by law, Hudson (acting through the Executive Committee, and subject to all applicable limitations on the authority of the Executive Committee set forth herein) shall have all of the same powers as, but not the duties of, a general partner of a general partnership under the laws of the State of Delaware.
(h)    Notwithstanding anything to the contrary contained herein, wherever the consent of Sponsor is required in connection with a Major Decision (a “Major Decision Consent Request”), then Sponsor shall provide either Sponsor’s approval or disapproval in writing (and, in the case of any disapproval, shall endeavor to provide reasonable detail as to the reason(s) for Sponsor’s disapproval) within ten (10) Business Days of receipt of the Major Decision Consent Request (the “Major Decision Response Deadline”). If Sponsor shall not have responded on or before the Major Decision Response Deadline and, provided that Hudson shall have delivered a second notice to Sponsor, indicating, in bold, conspicuous font that a failure to respond to such second notice shall result in a deemed approval on the part of Sponsor pursuant to the terms of this Agreement, then, any failure on the part of Sponsor to provide its approval or disapproval in writing (and, in the case of any disapproval, reasonable detail as to the reason(s) for Sponsor’s disapproval) within five (5) Business Days following receipt of such second notice, then the matter set forth in the Major Decision Consent Request shall be deemed approved by Sponsor.

7.02.	MEMBERS OF THE EXECUTIVE COMMITTEE:
(a)     The Executive Committee shall initially consist of five (5) members. The initial members of the Executive Committee shall be Alex Vouvalides, Chris Barton and Mark Lammas, appointed by Hudson, and Jeff Worthe, and Leo Divinsky appointed by Sponsor. Notwithstanding any other provision of this Agreement to the contrary, Hudson will at all times have the right to appoint a majority in number of the members of the Executive Committee, and a majority in number of the members of the Executive Committee shall represent and shall have been appointed by Hudson. Each Member may, by written notice to the others, remove any person appointed by such Member and appoint a substitute therefor; provided, however, that any new person appointed to the Executive Committee by any Member must either (i) be a partner, managing member, officer, director or employee of such Member or of an Affiliate of such Member, or (ii) be approved by the Executive Committee members appointed by the other Members, such approval not to be unreasonably withheld. Any Member may, by written notice delivered to the other Members, delegate any or all of the duties of such Member’s representatives on the Executive Committee to another of its representatives on the Executive Committee or to any employee of Hudson or any of its respective Affiliates, on the one hand, or Sponsor or any of its Affiliates, on the other hand, as the case may be (and such delegate shall also be an agent of and operate at the sole direction of the appointing Member), and any decisions or actions taken by such delegate shall be fully binding upon the Company and the Members as if taken by such member of the Executive Committee.
(b)    The number of members of the Executive Committee may be increased or decreased from time to time by the Executive Committee, so long as a majority in number of the members of the Executive Committee shall represent and shall have been appointed by Hudson.
(c)    Regular meetings of the Executive Committee shall be held at such times and places as shall be designated from time to time by resolution of the Executive Committee, provided the Executive

Committee shall meet no less frequently than quarterly and provided such regular meetings of the Executive Committee shall be as often as necessary or desirable to carry out its management functions.
(d)    Special meetings of the Executive Committee may be called by or at the request of any Member. The person or persons authorized to call the special meeting of the Executive Committee may fix any reasonable place as the place for holding the special meeting of the Executive Committee, or such meeting may occur telephonically with any member of the Executive Committee electing to participate telephonically.
(e)    Notice of any meeting of the Executive Committee shall be given to each Member no fewer than two (2) days and no more than thirty (30) days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Section 13.03. The attendance of a member of the Executive Committee at a meeting of the Executive Committee shall constitute a waiver of notice of such meeting, except where a member of the Executive Committee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Executive Committee need be specified in the notice or waiver of notice of such meeting.
(f)    Provided that notice of a meeting has been given to each Member as called for by clause (e), above, a majority (in number) of the members of the Executive Committee shall constitute a quorum for transaction of business at any meeting of the Executive Committee, provided that, subject to the proviso set forth in clause (g), below, if less than a majority of such number of members of the Executive Committee are present at said meeting, a majority of the members of the Executive Committee present may adjourn the meeting at any time without further notice; provided, however, that, subject to Sections 7.02(m), 7.02(n) and 7.02(o), a quorum may not be deemed established without the presence of at least one Executive Committee member appointed by Hudson, and in connection with any Major Decision, a quorum may not be deemed established without the presence of at least one Executive Committee member appointed by Sponsor.
(g)    Provided that notice of a meeting has been given to each Member as called for by clause (e), above, the act of a majority (in number) of the members of the Executive Committee present shall be the act of the Executive Committee, unless the act of a greater number is required by this Agreement; and no action shall be deemed to have taken place unless a majority of the members of the Executive Committee shall have approved the same provided; however, that no Major Decision or other Executive Committee matter may be decided, nor may any Executive Committee action be taken, without the attendance at the applicable meeting of, and the vote of, an Executive Committee member appointed by Hudson. Notwithstanding anything to the contrary herein, if there is a disagreement between the Executive Committee members appointed by Sponsor and the Executive Committee members appointed by Hudson with respect to any matter requiring the vote, consent or approval of the Executive Committee (other than a Major Decision), the Hudson members of the Executive Committee shall have the right to cast the deciding vote and thus the decision made by Hudson shall be deemed the decision of the Executive Committee, irrespective of the actual number of members of the Executive Committee appointed by Hudson that are present at such meeting (or taking part in any Executive Committee action by written consent), or of the number of contrary votes cast by the members of the Executive Committee not appointed by Hudson.

(h)    Any action required to be taken at a meeting of the Executive Committee or any other action which may be taken at a meeting of the Executive Committee may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by a majority in number of the members of the Executive Committee entitled to vote with respect to the subject matter thereof. Any such consent signed by a majority in number of the members of the Executive Committee shall have the same effect as an act of a majority (in number) of the members of the Executive Committee at a properly called and constituted meeting of the Executive Committee at which a quorum were present and voting. Notwithstanding the foregoing, or anything to the contrary provided elsewhere herein, no Major Decision or other Executive Committee matter may be decided, nor may any Executive Committee action be taken, by written consent or otherwise, without the attendance at the applicable meeting of, and the vote of, an Executive Committee member appointed by Hudson, and, in the case of any Major Decision, without the vote of the Executive Committee Member appointed by Sponsor.
(i)    The members of the Executive Committee may participate in and act at meetings of the Executive Committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meetings shall constitute attendance in person at the meeting of the person or persons so participating.
(j)    Except as otherwise determined by the Executive Committee or as approved as part of any Budget (except that the consent of all disinterested Members shall be required in the case of salaries or remuneration), no member thereof, nor officer of the Company, nor employee, agent or contractor of any Member or any Affiliate thereof (other than the Company), shall be entitled to receive any salary or any remuneration or expense reimbursement from the Company for his or her services as a member of the Executive Committee or for his or her services to the Company or with respect to Company Property.
(k)    The Executive Committee may, by resolution, designate one or more individuals as employees or agents of the Company in furtherance of its business and exclusive purposes. No such employee or agent need be a Member of the Company. Each employee or agent shall have the authority and shall perform the duties as designated by the Executive Committee from time to time. Any employee or agent so appointed by the Executive Committee may be removed by the Executive Committee whenever in their judgment the best interests of the Company would be served.
(1)    Subject to Section 7.01(e)(i), the approval of any Budget and Operating Plan will be evidenced by the signing or initialing of a copy of the approved version by at least a majority (in number) of the members of the Executive Committee. Minutes and/or resolutions of the Executive Committee when initialed or signed by a majority (in number) of the members of the Executive Committee shall be binding and conclusive evidence of the decisions reflected therein and any authorizations granted thereby.
(m)    Each of Hudson and Sponsor may, at any time as set forth in a notice to the other Member, remove, for any reason or no reason, its own representative from the Executive Committee and may designate a replacement person to act as its representative. Any representative appointed pursuant to this Section 7.02(m) shall satisfy the requirements of Sections 7.02(a)(i) or (a)(ii). Notwithstanding anything else to the contrary in this Article VII or any other provision of this Agreement, and without limiting the generality of any of the foregoing (i) Hudson, acting alone and without the approval of Sponsor or the Executive Committee, shall have the right (x) to declare that Sponsor has committed For

Cause conduct and (y) after the expiration of the Lockout Period, to cause the Company to sell the Company Property and to control such sale process, subject to Sponsor’s rights under Section 9.05, and (ii) Sponsor acting alone and without the approval of Hudson or the Executive Committee, shall have the right to declare that a Hudson Removal Event has occurred.
(n)     If Sponsor has committed For Cause conduct, then (i) the members appointed by Sponsor to the Executive Committee shall be automatically removed from the Executive Committee without any further action by any Member or the Executive Committee, (ii) Sponsor shall have no right to have any members on the Executive Committee or to make any decisions hereunder, including, without limitation, any Major Decisions or any decision to cause the Company to sell the Company Property, pursuant to Section 9.05 or otherwise, (iii) Sponsor shall be deemed to have forfeited its right of first offer under Section 9.05 and shall have no right to exercise same, and (iv) all members of the Executive Committee shall be appointed by Hudson.
(o)    If a Hudson Removal Event has occurred, then (i) the members appointed by Hudson to the Executive Committee shall be automatically removed from the Executive Committee and Sponsor shall replace Hudson as the Administrative Member hereunder without any further action by any Member or the Executive Committee, (ii) Hudson shall have no right to have any members on the Executive Committee or to make any decisions hereunder, including, without limitation, any Major Decisions (except pursuant to Section 2.06, to the limited extent necessary, if applicable, to protect HPP’s continued REIT status) or any decision to cause the Company to sell the Company Property, pursuant to Section 9.05 or otherwise, and (iII) all members of the Executive Committee shall be appointed by Sponsor.

7.03.	ADMINISTRATIVE MEMBER; DEADLOCKS:
(a)    The Executive Committee shall designate one of the Members to act as the administrative member of the Company (the “Administrative Member”) and implement the decisions of the Executive Committee. Administrative Member may (i) conduct the business of the Company on a day-to-day basis, (ii) retain any Property Manager, or another person or entity approved by the Executive Committee, to perform the Company Management Services for the Company, (iii) perform the duties assigned to it hereunder, and (iv) carry out all decisions and resolutions of the Executive Committee. The initial Administrative Member shall be Hudson, which shall remain Administrative Member until changed by action of the Executive Committee. If Hudson or any other Person retires or resigns as Administrative Member, then the Executive Committee shall be under no obligation to appoint a replacement thereof. Subject to the limitations set forth in this Agreement and the guidelines adopted by the Executive Committee, Administrative Member, on behalf of the Company, shall have the power and authority to take any action and/or to make any decision on behalf of the Company that is materially consistent with any Budget and Operating Plan, subject to the terms of Section 7.03, Section 8.06 and Sponsor’s rights with respect to Major Decisions. Administrative Member may rely on written instructions from the Executive Committee. Subject to Administrative Member’s right to charge certain matters to the Company as provided in Sections 8.01 and 8.03, Administrative Member shall not be entitled to receive any fees or other compensation in respect of its activities as Administrative Member, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect overhead which may be attributable to the performance of its duties as Administrative Member.

(b)    Notwithstanding anything to the contrary contained herein, if at the beginning of any calendar year any Budget and Operating Plan or any item or portion thereof shall not have been approved by the Members, then, and without derogation of the terms of Section 8.06:
(i)    Any items or portions of any such Budget and Operating Plan and amounts of expenses provided therein which have been so approved shall become operative immediately and Administrative Member shall be entitled to expend funds solely in accordance with those operative portions;
(ii)    Administrative Member may expend funds in respect of debt service on the Company’s financing (including the reasonable expense of curing any defaults thereunder) utilities, real estate taxes and assessments, insurance deductibles, increases in insurance premiums necessary to maintain any insurance policies in effect (to the extent such policies are included in the approved Budget and Operating Plan), and any final orders, judgments, or other proceedings and all reasonable costs and expenses related thereto, regardless of whether any Budget has been approved or whether such expenditures exceed the amounts provided for in any Budget (all of the foregoing, collectively, “Non-Discretionary Expenses”).
(c)    In addition to and without limiting any rights set forth in this Agreement, Administrative Member may, subject to the availability of adequate funds therefor in any Budget and from Revenues, Capital Contributions or other sources, and provided that Administrative Member may delegate such tasks to any Property Manager or any other third parties with whom the Company may contract pursuant to the terms hereof:
(i)    Oversee, coordinate and process the operations and the management on a day-to-day basis of any and all of the assets which comprise Company Property, and prepare all communications with relevant third parties;
(ii)    Subject to the availability of funds therefor, cause the Company and all third parties at all times to perform and comply with the provisions (including, without limitation, any provisions requiring the expenditure of funds by the Company) of any loan commitment, agreement, mortgage, lease, or other contract, instrument or agreement, including but not limited to any Purchase Agreement, to which the Company is a party or which affects any Company Property or the operation thereof;
(iii)    Subject to the availability of funds therefor, pay in a timely manner all non-disputed operating expenses of the Company in accordance with the terms of any Budget and Operating Plan or as otherwise provided herein;
(iv)    To the extent available, and subject to the availability of the funds therefor, obtain and maintain insurance coverage on Company Properties as required by the Executive Committee and pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, entitlement, development and construction, use and occupancy of the Company Properties (provided that if the Executive Committee requires that the Company maintain insurance as part of Hudson’s blanket policy, the Company’s allocable share of deductibles and premiums under the liability insurance policy shall be no greater than those under such policies previously maintained by the Property Manager of the relevant Company Property);

(v)    If required by the Executive Committee, manage and administer the process of selling and refinancing Company Property; and
(vi)    Subject to Section 7.01(e), execute and deliver agreements, certificates and similar documents which are necessary to obtain loans, as well as manage any approved financing or refinancing, on terms as approved by the Executive Committee.
(d)    If the Members cannot not reach agreement with respect to a matter which requires the unanimous consent of the Members pursuant to Section 7.01(e) (other than Section 7.01(e)(iv), which is dealt with at Section 7.03(e) below) of this Agreement (a “Deadlock Decision”), then either Member may, following thirty (30) days of unresolved good faith negotiations, serve written notice on the other Member electing that such dispute (and no other matters) shall be submitted to final and binding arbitration (without appeal or review) to a three member panel. The Member requesting arbitration shall do so by giving notice to that effect to the other Member specifying the name and address of the person designated to act as an arbitrator on its behalf. Within five (5) Business Days after the service of such notice, the other Member shall give notice to the first Member specifying the name and address of the person designated to act as an arbitrator on its behalf. If the other Member fails to timely notify the first party of the appointment of its arbitrator, then the appointed arbitrators shall in writing immediately notify by personal delivery the AAA in Los Angeles County (or any successor organization thereto) and request that the AAA appoint such arbitrator within three (3) Business Days of receipt of the notice. The appointment of such arbitrator shall be on an expedited basis and shall be made within such three (3) Business Day period. Once both Members’ arbitrators have been appointed, the third arbitrator shall be selected in accordance with the Commercial Expedited Arbitration Rules of the AAA (or any successor provision thereto), and thereafter such arbitrators shall comprise the three member panel that is referenced above. Each arbitrator appointed pursuant to this Section 7.03(d) shall have a minimum of ten (10) years of experience in the operation, ownership, leasing and finance of office and/or commercial real estate in Los Angeles County. Each arbitrator appointed by a Member pursuant to this Section 7.03(d) shall be deemed non-neutral and need not meet any standards to the contrary in the Commercial Expedited Arbitration Rules of the AAA (or any successor provision thereto). The arbitration proceeding shall be held in Los Angeles, California and in the English language.     The arbitrators appointed shall commence and conduct the arbitration hearing as promptly as possible and shall determine the issues in accordance with the terms and provisions of this Agreement. Said hearing, shall it be necessary to be continued, shall be conducted on successive and continuous days exclusive of Sunday and Federal holidays, until the taking of testimony and evidence is completed and the hearing is closed by the arbitrators. The arbitrators must render a written decision no later than ten (10) days after the close of the hearing. The arbitrators may conduct the arbitration process informally and without strict adherence to the rules of evidence and may, applying the experience of the arbitrators (but otherwise consistent with the terms of this Section 7.03(d) and (e)), consider such matters as such arbitrator deems appropriate to reach a determination as to the Deadlock Decision, provided that each party shall be entitled to make written submissions to the arbitration panel and, if requested by either party, the arbitration panel shall hold at least one hearing at which each party may be heard. Each party may make a submission to the arbitration panel, and such party shall also provide a copy of its submission to the other party and the other party shall have the right to respond in writing to such submission. Each party will cooperate with the arbitration panel and will provide to the arbitration panel all data and information reasonably requested by such arbitration to the end that the arbitration panel may reach a decision on the Deadlock Decision as rapidly as possible. Within ten (10) days after their respective appointment, the arbitration panel shall resolve the Deadlock Decision, by choosing one of the positions advocated by the Members, and deliver a written report to the Members stating such decision. The decision, made in writing and signed by any two of such three arbitrators, shall determine such dispute. The decision of the arbitrators shall be final and conclusive with respect to such submitted matter(s) and no arbitrator shall have any right or power to consider, determine or resolve any other issue or dispute between the parties, or to alter, modify or amend any of the provisions of this Agreement. The Members and the Company shall be bound by the decision of the arbitration panel, and agree that such determination shall be binding and non-appealable. The fees and charges of the arbitration panel shall be split 50:50 between the Members. Each Member shall pay the fees and charges of any expert designated separately by it.
(e)    If the Members cannot, following diligent, good faith negotiation efforts, reach agreement with respect to any matter which requires the unanimous consent of each Member pursuant to Section 7.01(e)(iv), and, in the case of any proposed replacement financing, on or before the date which is six (6) months prior to the maturity date of any such Loan, then either Member may seek, but shall in no event bind the Company to obtain, financing from potential lenders. The Members shall continuously consult with one another while they are seeking such financing so that their efforts will be conducted in a coordinated manner, intended to minimize disruption and unnecessary cost and to encourage efficiency. In addition, each Member shall submit to the arbitration panel selected in accordance with the procedures set forth in Section 7.03(d) above, a financing proposal, which may include a detailed term sheet or commitment letter, or comparable indication of interest, and which shall set forth the proceeds level, interest rate, other material economic terms and material non-economic terms, including, without limitation, any proposed recourse (each, a “Financing Proposal”). The provisions of Section 7.03(d) shall govern the arbitration of such dispute in all respects; provided, however, in evaluating each Member’s Financial Proposals, the arbitration panel shall determine which of the proposals submitted best serves the interest of the Company based on (1) the Company’s Financing Guidelines and (2) the arbitrators’ determination of the best interests of the Company within the boundaries of the Company’s Financing Guidelines, it being understood and agreed that, in no event, shall any arbitrator have any right to select any Financing Proposal containing any recourse term to, or requiring any other credit enhancement by any Member or any Affiliate of any Member which are not specifically set forth in the Financing Guidelines. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement, in the event that, notwithstanding the procedures set forth in this Section 7.03(e), the Members are unable to obtain replacement Financing Proposals, or to otherwise resolve any dispute with respect to any replacement Financing Proposals, in each case, in time reasonably sufficient to enable the Company to, following resolution of any such dispute, actually close upon the Loan contemplated by the winning Financing Proposal, then Hudson shall have the right, but not the obligation, to provide bridge financing to the Company in order to prevent any maturity default, upon reasonable terms and conditions and otherwise pursuant to documents in form and substance reasonably acceptable to Hudson and the Company.

7.04.	SERVICES AND FEES:
(a)     Concurrently with the execution hereof, Pinnacle 1 Property Owner and Property Manager have entered into that certain Property Management Agreement in the form attached hereto as Exhibit I-1 (the “Pinnacle 1 Property Management Agreement”) pursuant to which Property Manager shall provide the services, and shall earn the management and/or leasing fees set forth therein, in each case, upon the terms and conditions more particularly set forth in the Pinnacle 1 Property Management Agreement. In addition, concurrently herewith, Property Manager and Leasing/Construction Manager have entered into that certain Sub Management and Leasing Agreement in the form attached hereto as

Exhibit I-2 (the “Pinnacle 1 Sub Management/Leasing Agreement”) pursuant to which Leasing/Construction Manager shall provide the services, and earn the leasing/construction management fees set forth therein, in each case, upon the terms and conditions more particularly set forth in the Pinnacle 1 Sub Management/Leasing Agreement. Provided no For Cause event shall have occurred and subject to the terms of Section 7.04(c), upon the Pinnacle 2 Closing Date and the contribution of the Pinnacle 2 Property in accordance with the terms of the Pinnacle 2 Contribution Agreement and the terms hereof, the Company shall cause Pinnacle 2 Property Owner to enter into a property management agreement with Property Manager in form and substance substantially similar to the Pinnacle 1 Property Management Agreement (the “Pinnacle 2 Property Management Agreement”) and shall cause Property Manager to enter into a sub management agreement with Leasing/Construction Manager in form and substance substantially similar to the Pinnacle 1 Sub Management/Leasing Agreement (the “Pinnacle 2 Sub Management/Leasing Agreement”). The Pinnacle 1 Property Management Agreement, the Pinnacle 2 Property Management Agreement and/or any other property management agreement entered into in accordance with the terms of this Agreement is sometimes referred to herein individually as a “Property Management Agreement”). The Pinnacle 1 Sub Management/Leasing Agreement, the Pinnacle 2 Sub Management/Leasing Agreement and/or any other sub property management, leasing and/or construction management agreement entered into in accordance with the terms of this Agreement is sometimes referred to herein individually as a “Sub Management/Leasing Agreement”. The leasing fees payable to Leasing/Construction Manager pursuant to the Sub Management/Leasing Agreement are sometimes referred to herein as the “Leasing Fees” and the construction management fees payable to Leasing/Construction Manager pursuant to the Sub/Management Leasing Agreement are sometimes referred to herein as the “Construction/Management Fees”.
(b)     Intentionally Omitted.
(c)    Except as set forth in this Section 7.04 or elsewhere in this Agreement, any agreements with an Affiliate of any Member must be approved by the non-Affiliated Members, and no other fees or compensation will be paid by the Company to any Member or any of its Affiliates. Neither Hudson, Sponsor nor any of their respective Affiliates will be entitled to any leasing, management or other fees associated with the management or leasing of any of the Company Property except as set forth in the applicable Property Management Agreement and Sub Management/Leasing Agreement and will not be entitled to any reimbursement for its employees or other direct or indirect overhead, except as set forth in the applicable Property Management Agreement, the Sub Management/ Leasing Agreement or this Agreement, or as otherwise expressly set forth in any Budget. Notwithstanding anything to the contrary herein, upon the occurrence of any For Cause event, or in connection with any sale of all of the Company Property or Sponsor’s Interest in accordance with this Agreement, Hudson shall have the unilateral right to terminate all Sub Management/Leasing Agreements and any other Affiliate Agreement between the Company or any Property Owner LLC on the one hand, and an Affiliate of Sponsor, on the other hand. In addition, without limiting the foregoing, in the event of any Transfer of any direct or indirect interests in Sponsor (without derogation of any other term herein with respect to Transfers, including, without limitation, Article IX hereof) following which, Jeff Worthe no longer owns at least twenty percent (20%) of the interests in Pinnacle 1 Sponsor (and, indirectly thereby, by operation of Pinnacle 1 Sponsor’s status as managing member of Pinnacle 2 Sponsor), directly or indirectly, including, without limitation, through Family Trusts, and/or no longer continues to be actively involved in the management and operation of Pinnacle 1 Sponsor (and, indirectly thereby, by operation of Pinnacle 1 Sponsor’s status as managing member of Pinnacle 2 Sponsor), then Hudson shall have the unilateral right to terminate all Sub Management/Leasing Agreements and to either perform, or to delegate, the functions of the Leasing/Construction Manager pursuant thereto.

7.05.	DUTIES AND CONFLICTS:
(a)    The Members and their respective officers, employees, appointed members of the Executive Committee and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as provided hereunder or as otherwise agreed to in writing by the Executive Committee and all disinterested Members, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.
(b)    Each of the Members recognizes that each of the other Members and its members, managers, partners, shareholders, officers, directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that each of the other Members and its members, managers, partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, are entitled to carry on such other business interests, activities and investments. Each of the Members may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and mortgage loans on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise, and each of the Members may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members. Neither the Company nor the other Members shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.
(c)The Members acknowledge and agree that Sponsor and/or its Affiliates own other projects in the Burbank, California area (each, individually, an “Unrelated Project”). In the event any potential tenant is considering leasing space at both (1) either the Pinnacle 1 Property and/or the Pinnacle 2 Property and (2) an Unrelated Project (including, for the avoidance of doubt, in the event of a vacancy described in the immediately succeeding sentence), Sponsor agrees that, at Administrative Member’s election, notwithstanding anything to the contrary set forth in the Sub Management/Leasing Agreement, Leasing/Construction Manager shall not broker or otherwise act as the leasing agent for the Company with respect to any leasing activity in respect of such tenant, provided, however, that all amounts that would be due and payable to Leasing/Construction Manager under the Sub Management/Leasing Agreement if such tenant should execute a lease shall be payable to Leasing/Construction Manager (i.e. as if Leasing/Construction Manager had acted as the leasing broker). Further, without limiting the foregoing, in the event the tenants known as Clear Channel (AM/FM), Warner Music Group. and/or Warner Brothers Entertainment vacate their respective premises, or, in the event the leases pursuant to which space is demised to such tenants expire, or are sooner terminated, in each case, pursuant to their respective terms, then Administrative Member shall have the right to engage a third party broker on behalf of the Company for the purpose of leasing all such space without the consent of the Sponsor (or of any representative of Sponsor appointed to the Executive Committee), notwithstanding the terms of

Section 7.01(e). In the event Administrative Member elects to engage a third party broker as set forth in the preceding sentence, then the terms of the Sub Management/Leasing Agreement with respect to payment (e.g., any leasing split and/or leasing override fee) shall govern.

7.06.	COMPANY EXPENSES:
Except as otherwise provided in this Agreement or the Property Management Agreement, except for costs which are to be borne by Property Manager pursuant to the terms of the Property Management Agreement, and except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, servicing, collecting upon and operating the Company Property. Subject to the preceding sentence, all fees and expenses payable under Section 7.04, costs and expenses relating to any employees, staff or other personnel approved by the Executive Committee to provide day-to-day operations and financial reporting to oversee the operations of the Company Property, costs of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company. If any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been approved by the Executive Committee or is expressly authorized in this Agreement or the appropriate Budget or Operating Plan (including any permitted variance hereunder). Notwithstanding the foregoing, and without affecting any contrary terms (if any) in the Property Management Agreement, in no event shall the Company have any obligation to pay or reimburse any Member for any general overhead expense of such Member.
ARTICLE VIII.
BOOKS AND RECORDS

8.01.	BOOKS AND RECORDS:
(a)    Administrative Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with generally accepted accounting principles, practices and procedures, a system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of Company Property. Bills, receipts and vouchers shall be maintained on file by Administrative Member. Administrative Member shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any Company Property. Such books and records of account shall be prepared and maintained by Administrative Member at the principal place of business of Administrative Member or such other place or places as may from time to time be reasonably determined by the Executive Committee. Each Member or its duly authorized representative, and so long as Hudson is a Member, HPP or its duly authorized representative, shall have the right to inspect, examine and copy such books and records of account at Administrative Member’s office during reasonable business hours.

8.02.	ACCOUNTING AND FISCAL YEAR:

The books of the Company shall be kept on the accrual basis in accordance with GAAP. The Company also shall report its operations for tax purposes on the accrual method. The fiscal year and tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

8.03.	REPORTS:
(a)    Administrative Member will prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member (provided that Administrative Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other non-Affiliated Member or reputable accountants or auditors retained by Administrative Member or at the request of the Executive Committee on behalf of the Company) within sixty (60) days after the end of each fiscal quarter of the Company, unless such fiscal quarter is the last fiscal quarter of any fiscal year of the Company, (i) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, (ii) an unaudited related income statement of the Company for such fiscal quarter, (iii) an unaudited statement of each Member’s Capital Account for such fiscal quarter, and (iv) an unaudited statement of cash flows of the Company for such fiscal quarter.
(b)    Administrative Member will prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member, no later ninety (90) days after the end of each fiscal year of the Company (i) an unaudited balance sheet of the Company dated as of the end of such fiscal year, (ii) an unaudited related income statement of the Company for such fiscal year, (iii) an unaudited statement of each Member’s Capital Account for such fiscal year, and (iv) an unaudited statement of cash flows of the Company as of the end of the fiscal year.
(c)    As soon as reasonably practicable after the end of each fiscal year, Administrative Member will cause the Company Accountant to prepare and deliver to each Member such information and documentation as will enable each Member to prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations. Administrative Member will cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, and will file, or cause to be filed, such tax returns after they have been approved by the Executive Committee. If the Executive Committee shall not have approved any such tax return prior to the date required for the filing thereof (including any extensions granted), Administrative Member will timely obtain an extension of such date to the extent such an extension is available.
(d)    All decisions as to accounting principles shall be made by the Executive Committee, subject to the provisions of this Agreement.
(e)    It is understood and agreed that the financial information for each Property Owner LLC will each be contained in the consolidated financial statements for the Company.

8.04.	THE COMPANY ACCOUNTANT:
The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally-recognized accounting firm designated by the Executive Committee. The fees and expenses of the Company Accountant shall be a Company expense. The Executive Committee and each of the Members hereby approves Ernst & Young as the initial Company Accountant.

8.05.	INTENTIONALLY OMITTED

8.06.	THE BUDGET AND OPERATING PLAN:
The Members have approved the Budget and Operating Plan (the “Interim Budget and Operating Plan”) for the Pinnacle 1 Property through December 31, 2012 attached hereto as Exhibit J. Within thirty (30) days following the date hereof, the Members shall agree upon a final budget and operating plan for the Pinnacle 1 Property through December 31, 2013 , which sets forth all anticipated revenue, operating expenses, all reasonable reserves relating to the Company Property anticipated to be required during the subject period and capital expenditures for the Pinnacle 1 Property, together with an exit valuation/strategy and projected capital contributions/returns, all of which is based on the strategic and comprehensive business plan designed to maximize the Company’s returns on the Pinnacle 1 Property, and all of which shall be consistent with preliminary projections previously provided to Hudson by Sponsor (such budget and operating plan, once approved, shall thereafter become the “Initial Budget and Operating Plan” for the Company). In the event the Members cannot agree upon an Initial Budget and Operating Plan, then the terms of this Agreement shall apply with respect to resolution of such dispute, and the ability of Administrative Member to incur certain costs and expenses as expressly set forth in this Agreement until such time as the Initial Budget and Operating Plan is approved. At least thirty (30) days prior to the Company’s acquisition (directly or indirectly) of any Project (including, without limitation, the Pinnacle 2 Property) in accordance with this Agreement, Administrative Member shall prepare and submit an independent Budget and Operating Plan for such Project to the Members for approval. Administrative Member shall prepare and submit a revised Budget and Operating Plan for each Project annually to the Members for approval at least sixty (60) calendar days prior to the end of each fiscal year with respect to the following fiscal year (provided if Administrative Member should fail to timely prepare and submit in proposed form any such Budget and Operating Plan, the Executive Committee shall be authorized to prepare such Budget and Operating Plan). Each proposed or revised independent Budget and Operating Plan for a Project submitted to the Members for approval shall include all anticipated revenue, operating expenses, all reasonable reserves relating to the Company Property anticipated to be required during the subject period and capital expenditures for the Project. The Members may review any Budget and Operating Plan and make such amendments or modifications thereto as the Members shall determine appropriate or necessary in its reasonable discretion. Without limiting Administrative Member’s rights under Section 7.03(b), until an updated Budget for any Project for any applicable fiscal year has been approved by the Members, the Budget for such Project for the preceding fiscal year shall continue to be operative (subject to increase equal to the greater of (1) 3.5% or (2) the increase in the CPI over the CPI as of January 1 of the previous fiscal year ) after giving effect to any applicable adjustment for CPI; provided, however, all non-recurring capital expenditures shall be deemed removed from such Budget (unless the work with respect to any such capital items is in process in which event any amount remaining in the line item from such Budget for the previous year shall be included in the operative Budget); provided, further, however, that Administrative Member and/or Property Manager may incur and pay non-capital recurring expenses after giving effect to any non-discretionary increases thereto, but without adjustment for CPI, relating to taxes, insurance, utilities, vendors under existing contracts or emergencies in excess of amounts allocated to such amounts in the approved Budget for any Project for the previous calendar year. Additionally, without limitation of the rights set forth in Section 7.03(b), Administrative Member may incur any cost or expense by or on behalf of the Company (i) in excess of the amount set forth on a monthly basis or on an annual basis in the

Budget for such expenditure on a line item basis by less than 10% of the line item or 5% of the applicable Budget, whichever is less, for such period, or (ii) that is an Emergency Expenditure; provided, however, that the Administrative Member shall notify the Executive Committee of any such expenditure as soon as reasonably practical after incurring the same (and in all events within two (2) Business Days thereafter).

8.07.	ACCOUNTS:
All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Company’s name or shall be invested in the Company’s name, in such manner as shall be reasonably designated by the Executive Committee from time to time. Company funds shall not be commingled with those of any other person or entity. Company funds shall be used only for the business of the Company.
ARTICLE IX.
TRANSFER OF INTERESTS

9.01.	NO TRANSFER:
Except as expressly permitted or contemplated by this Agreement, no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the written consent of the other Members. Any Transfer in contravention of this Article IX shall be null and void. No Member, without the prior written consent of the other Members, shall resign from the Company except as a result of such Member’s involuntary dissolution or final adjudication as a bankrupt or in connection with a Transfer permitted by this Article IX. Without limitation of the foregoing and notwithstanding anything in Section 9.02 to the contrary, Sponsor shall in no event Transfer all or any portion of its Interest if the effect would be to cause a Qualified Organization to have a direct or indirect interest in the Company.

9.02.	PERMITTED TRANSFERS:
(a)    Hudson may from time to time and in its sole discretion without the consent of any other Member or the Company, Transfer (directly or indirectly) its Interest in whole or in part to any Person, provided, that, after giving effect to any such transfer, (i) (A) such transferee is subject to the same representations and warranties made by Hudson herein, including, without limitation, those relating to compliance with OFAC and the Patriot Act, and (B) to the extent applicable, in connection with a direct Transfer, such transferee shall comply with the requirements of Section 9.03, and (ii) in all events, such Transfer shall not cause a breach of any of the terms and conditions of the documents evidencing any Loan.
(b)    Sponsor may from time to time cause or permit the Transfer to any Person of any direct or indirect interest in Sponsor (but not the Interests held directly by Sponsor other than among Pinnacle 1 Sponsor and Pinnacle 2 Sponsor ) without the consent of any other Member or the Company, provided, that, after giving effect to any such transfer, (i) there is no Change In Control or Key Person Event, it being understood and agreed that Pinnacle 1 Sponsor shall remain the managing member of Pinnacle 2 Sponsor at all times, (ii) (A) such transferee is subject to the same covenants, representations and warranties made by Sponsor herein, including, without limitation, those relating to compliance with OFAC and the Patriot Act, and (B) to the extent applicable in connection with a direct Transfer, such transferee shall comply with the requirements of Section 9.03, and (iii) such Transfer shall not cause a breach of any of the terms and conditions of the documents evidencing any Loan.
(c)    Any permitted Transfer shall not relieve the transferor of any of its obligations prior to such Transfer. The parties hereto agree to amend the transfer provisions of Article IX if the Executive Committee reasonably determines that such amendment is necessary for the Company to be treated as a partnership for Federal and applicable state income tax purposes. Nothing contained in this Article IX shall prohibit a Transfer indirectly of any interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.02. Subject to Section 9.03, any transferee pursuant to this Section 9.02 may become a Member of the Company.

9.03.	TRANSFEREES:
Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.02 reasonably satisfactory to the remaining Members, and (c) such transferee shall have executed and delivered to the Company such instruments as the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest. In connection with any Transfer of a direct Interest in the Company and the admission of the applicable Transferee as a Member, at the request of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, an opinion (in form and substance reasonably acceptable to the Company) of legal counsel reasonably acceptable to the Company, to the effect that such Transfer does not violate any federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

9.04.	SECTION 754 ELECTION:
In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by the Executive Committee), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code. .

9.05.	HUDSON SALE RIGHT; ROFO:
From and after the date which is two (2) years after the date of this Agreement (the “Lockout Period”), Hudson shall have the right (the “Sale Right”) to cause one or more sales of all or any portion of the Company Property by the Company or any Property Owner LLC, as applicable, (a “Forced Sale”) on any terms, and to any Person subject to first complying with the terms of this Section 9.05. If Hudson desires to conduct a Forced Sale, it shall provide written notice thereof to Sponsor, which notice (each, a “Sale Notice”) shall identify the Company Property that is the subject of the applicable Forced Sale (the “Subject Property”) and shall also set forth the price at which the Subject Property is to be offered for sale (the “Proposed Price”) and other material business and economic terms of the proposed sale

(the “Proposed Terms”). So long as no Event of Default exists on the part of Sponsor hereunder and no For Cause event shall have occurred with respect to Sponsor, Sponsor may, at its option, deliver written notice (the “Purchase Notice”) to Hudson, within fifteen (15) days of its receipt of a Sale Notice, indicating Sponsor’s agreement to buy the Subject Property at the Proposed Price and on the Proposed Terms. If Hudson has not received a Purchase Notice from Sponsor prior to the expiration of such 15-day period, Hudson shall be free to cause the Company to sell the Subject Property to any Person in accordance with the terms of this Section 9.05. If within such 15-day period, Sponsor delivers to Hudson a Purchase Notice that satisfies the requirements set forth in the immediately preceding sentence, then within two (2) Business Days after delivery of such Purchase Notice, Sponsor shall deposit in an escrow established by the parties a non-refundable cash deposit equal to five percent (5%) of the Proposed Price (to be applied to the purchase price at closing). Sponsor’s failure to make such deposit within such 2-Business Day period shall be deemed to be the equivalent of Sponsor’s failure to deliver a Purchase Notice and Hudson shall thereafter have the right to sell the Subject Property as otherwise provided herein. If the deposit is timely made, the parties shall enter into a purchase and sale agreement incorporating the Proposed Terms, on the form proposed by Hudson and mutually acceptable to the parties (each acting in good faith), it being understood that the applicable Company Property will be sold on an as-is, where-is basis without any representations and warranties (other than organizational representations and warranties) on the part of Hudson, as seller, and that the purchase and sale agreement will not provide for any credit enhancement or other seller holdback. The purchase and sale agreement shall provide for a closing thereunder within ninety (90) days of the date on which Sponsor made its 5% deposit. If a default on the part of Sponsor occurs under such purchase and sale agreement and is not cured prior to the expiration of all applicable cure periods (it being understood and agreed that there shall be no cure period for the failure of the buyer to deliver the purchase price or any conveyance documents at the closing thereunder), then (i) Sponsor shall be deemed to have forfeited its 5% deposit which shall be retained by Hudson as its sole remedy (other than the right to enforce the following clause (ii)) against Sponsor as a result of such default, and (ii) Sponsor shall have no further rights under this Section 9.05. If Sponsor does not deliver a Purchase Notice within the applicable 15-day period required hereunder, Hudson shall be free to market the Subject Property and consummate a sale of the Subject Property for a price that is equal to or greater than 95% of the Proposed Price and on other material business and economic terms that, taken as a whole, are not materially less favorable to Hudson than the Proposed Terms and on such other terms that are consistent with a customary form of purchase and sale agreement, together with market changes thereto and changes which do not have a material adverse effect on the Company (other than as permitted pursuant to the 5% variance allowed above) but in either case without regard to considerations of timing; provided, however, that (1) if Hudson is unable to sell the Subject Property within one hundred eighty (180) days from the date the applicable Purchase Notice was required to be delivered by Sponsor, or (2) if Hudson desires to sell the Subject Property for a price that is less than 95% of the Proposed Price and/or on other material business and economic terms that, taken as a whole, are materially less favorable to Hudson than the Proposed Terms, Hudson shall, in each case, re-offer the Subject Property for purchase to Sponsor in accordance with this Section 9.05 prior to consummating any sale of the Subject Property to any other Person. Notwithstanding the foregoing or anything to the contrary contained herein, if the Members unanimously agree to sell all or any portion of the Company Property at any time, then the terms of this Section 9.05 shall not apply to such sale. Nothing in this Section 9.05 or elsewhere herein shall limit the authority of the Executive Committee to compel a sale of all or any portion of the Company Property, subject to Sponsor’s rights pursuant to this Section 9.05.

9.06.	SPONSOR SALE RIGHT; ROFO:
From and after the expiration of the Lockout Period, Sponsor, (acting together but not individually for the avoidance of doubt), shall have the right to cause the sale of Sponsor’s then outstanding aggregate Interests (collectively, the “Sponsor Offered Interest”) on any terms, and to any Person subject to first complying with the terms of this Section 9.06. If Sponsor desires to sell the Sponsor Offered Interest pursuant to this Section 9.06, Sponsor shall first provide written notice thereof to Hudson, which notice (a “Sponsor Offer Notice”) shall set forth the price (the “Proposed Offered Interest Price”) at which the Sponsor Offered Interest is proposed to be sold together with such other material and economic terms upon which the Sponsor Offered Interest is proposed to be sold (the “Proposed Offered Interest Terms”). So long as no Hudson Removal Event shall have occurred, Hudson may, at its option, deliver written notice (the “Acceptance Notice”) to Sponsor and Pinnacle 2 Sponsor Affiliate, within fifteen (15) days of its receipt of a Sponsor Offer Notice, indicating Hudson’s agreement to buy the Sponsor Offered Interest at the Proposed Offered Interest Price and otherwise upon the Proposed Offered Interest Terms. If Sponsor has not received an Acceptance Notice from Hudson prior to the expiration of such 15-day period, Sponsor shall be free to sell the Sponsor Offered Interest to any Person in accordance with the terms of this Section 9.06. If within such 15-day period, Hudson delivers to Sponsor an Acceptance Notice that satisfies the requirements set forth in the immediately preceding sentence, then within two (2) Business Days after delivery of such Acceptance Notice, Hudson shall deposit in an escrow established by the parties a non-refundable cash deposit equal to five percent (5%) of the Proposed Offered Interest Price (to be applied to the purchase price at closing). Hudson’s failure to make such deposit within such 2-Business Day period shall be deemed to be the equivalent of Hudson’s failure to deliver an Acceptance Notice and Sponsor and Pinnacle 2 Sponsor Affiliate shall thereafter have the right to sell the Sponsor Offered Interest as otherwise provided in this Section 9.06. If the deposit is timely made, the parties shall enter into a purchase and sale agreement on the form proposed by Sponsor and mutually acceptable to the parties (each acting in good faith), it being understood that the Sponsor Offered Interest will be sold on an as-is, where-is basis without any representations and warranties (other than organizational representations and warranties and representation and warranties confirming that Sponsor owns 100% of the Sponsor Offered Interest, has not assigned any portion thereof to any Peron, and that the Sponsor Offered Interest will be conveyed unencumbered) on the part of Sponsor as seller, and that the purchase and sale agreement will not provide for any credit enhancement or other seller holdback for any property level representations or warranties (as opposed to representations regarding membership interests) . The purchase and sale agreement shall provide for a closing thereunder within ninety (90) days of the date on which Hudson made its 5% deposit. If a default on the part of Hudson occurs under such purchase and sale agreement and is not cured prior to the expiration of all applicable cure periods, then (i) Hudson shall be deemed to have forfeited its 5% deposit which shall be retained by Sponsor as their sole remedy against Hudson as a result of such default, and (ii) Hudson shall have no further rights under this Section 9.06. If Hudson does not deliver an Acceptance Notice within the applicable 15-day period required hereunder, Sponsor shall be free to market the Sponsor Offered Interest and consummate a sale thereof for a price that is equal to or greater than 95% of the Proposed Offered Interest Price and on other material business and economic terms that, taken as a whole, are not materially less favorable to Sponsor than the Proposed Offered Interest Terms and on such other terms that are consistent with a customary form of purchase and sale agreement, together with market changes thereto and changes which do not have a material adverse effect on the Company (other than as permitted pursuant to the 5% variance allowed above) but in either case without regard to considerations of timing; provided, however, that (1) if Sponsor is unable to sell the Sponsor Offered Interest within one hundred eighty (180) days from the date the applicable Acceptance Notice was required to be delivered by

Hudson, or (2) if Sponsor desire to sell the Sponsor Offered Interest for a price that is less than 95% of the Proposed Offered Interest Price or otherwise upon material business and economic terms that, taken as a whole, are materially less favorable to Sponsor than the Proposed Offered Interest Terms, Sponsor shall, in each case, re-offer the Sponsor Offered Interest for purchase to Hudson in accordance with this Section 9.06 prior to consummating any sale of the Sponsor Offered Interest to any other Person. Notwithstanding the foregoing or anything to the contrary contained herein, Sponsor hereby acknowledges and agrees that any sale of the Sponsor Offered Interest pursuant to this Section 9.06 to any Person other than Hudson (or its Affiliates) shall expressly exclude the Non-Transferable Sponsor Rights (all of which shall become null and void and of no further force or effect automatically upon the closing of any such sale transaction) and the admission of any such transferee of the Sponsor Offered Interest shall be subject to the condition (in addition to the requirements of Section 9.03) that such transferee execute and deliver an amendment to this Agreement removing the Non-Transferable Sponsor Rights. If Hudson exercises its rights pursuant to this Section 9.06 and acquires the Sponsor Offered Interest, then Hudson shall attempt to cause the applicable Lender to release the applicable Sponsor Loan Parties from any Non-Recourse Carveout Obligations with respect to matters first arising after the closing of the sale of the Sponsor Offered Interest to Hudson, or, alternatively, creditworthy Affiliates of Hudson reasonably acceptable to Sponsor shall provide an indemnity to the Sponsor Loan Parties indemnifying the Sponsor Loan Parties from and against any Non-Recourse Carveout Obligations first arising or occurring following the closing of the Sponsor Offered Interest to Hudson. In the event that Hudson shall not exercise its rights pursuant to this Section 9.06 and Sponsor shall desire to sell the Sponsor Offered Interest to another Person in accordance with the terms of this Section 9.06, then, as a condition to such sale, (1) the proposed transferee and its creditworthy Affiliates and/or principals shall provide a replacement guaranty to any then applicable Lender in form and substance substantially identical to any Non-Recourse Carveout Obligations then provided by the Sponsor Loan Parties and otherwise in form reasonable acceptable to Lender, and (2) the proposed transferee and its creditworthy Affiliates and/or principals acceptable to Hudson shall enter into a form of reimbursement and indemnity agreement as required pursuant to Section 4.05, in each case, with respect to matters first arising or occurring prior to the date of the sale of the Sponsor Offered Interest. Notwithstanding anything to the contrary contained in this Section 9.06, the obligations of the Sponsor Loan Parties under any Reimbursement and Indemnity Agreement then in effect shall survive any sale of the Sponsor Offered Interest with respect to matters first arising or occurring prior to the date of the sale of the Sponsor Offered Interest, provided, however, that, if the proposed transferee and its creditworthy Affiliates and/or principals acceptable to Hudson and to Lender agree to assume all of the Sponsor Loan Parties obligations (on both a historical and going forward basis) with respect to all then applicable Non-Recourse Carveout Obligations, the Sponsor Loan Parties shall be released from such surviving liability under the applicable Reimbursement and Indemnity Agreement.

9.07.	SPONSOR PUT RIGHT:
(a)    If at any time a transaction constituting a Hudson Transfer Event is announced (including, without limitation, prior to the expiration of the Lockout Period), and, provided no For Cause or other Event of Default on the part of Sponsor shall have occurred, Hudson shall, within two (2) Business Days following such announcement deliver written notice of such announcement to Sponsor and Sponsor (acting together but not individually for the avoidance of doubt) shall have the right to require Hudson to acquire the Sponsor Offered Interest in accordance with this Section 9.07 by delivering written notice (the “Put Notice”) to Hudson on or before the fifteenth (15th) day after Sponsor shall have received Hudson’s notice of the initial public announcement with respect to such transaction. The Put Notice shall (i) contain a statement of irrevocable intent to utilize the procedures set forth in this Section 9.07 and (ii) contain a statement of the aggregate dollar amount for which Sponsor is willing to sell all of the assets of the Company and all Property Owner LLC’s (the “Specified Valuation Amount”) as of the date of the Put Notice. Hudson, after receiving the Put Notice shall have the option either to (A) sell Hudson’s entire Interest (the “Hudson Offered Interest”) to Sponsor for an amount equal to the amount Hudson would be entitled to receive if the Company sold all of its (and all of any Property Owner LLC’s) assets and business for the Specified Valuation Amount on the date of the Put Notice and immediately thereafter, the Company paid all liabilities and obligations of the Company (and/or of any Property Owner LLC) and deducted customary closing costs (excluding brokerage fees and commissions) that would be associated with a third party sale, and distributed the net proceeds and any other Company assets to each Member in liquidation of the Company pursuant to the terms of this Agreement (excluding, however, reserves described in Section 11.02); or (B) to purchase the entire Sponsor Offered Interest for an amount equal to the amount that Sponsor would be entitled to receive if the Company sold all of its (and all of any Property Owner LLC’s) assets and business for the Specified Valuation Amount on the date of the Put Notice and immediately thereafter, the Company paid all liabilities and obligations of the Company (and/or of any Property Owner LLC) and deducted customary closing costs (excluding brokerage fees and commissions) that would be associated with a third party sale, and distributed the net proceeds and any other Company assets to each Member in liquidation of the Company pursuant to the terms of this Agreement (excluding, however, reserves described in Section 11.02).
(b)    Hudson shall give written notice (the "Put Response Notice") to Sponsor of its election within thirty (30) days after receiving the Put Notice (the "Put Response Period"). If Hudson does not send its Put Response Notice within the Put Period, Hudson shall be deemed conclusively to have elected to sell Hudson’s Interest. The Member obligated to purchase under this Section 9.07 shall fix a closing date not later than forty-five (45) days following the date of the earlier of the delivery of the Put Response Notice or the expiration of such Put Response Period (the “Put Closing”) and shall deposit an amount equal to five percent (5%) of the amount for the Sponsor Offered Interest or the Hudson Offered Interest, as applicable, calculated pursuant to the terms of Section 9.07(a) (the "Put Deposit") in the escrow established for the closing of the sale. At the Put Closing, the selling Member shall execute and deliver to the purchasing Member assignments of interest, deeds, bills of sale, instruments of conveyance, as applicable, and such other instruments as the purchasing Member may reasonably require to give the purchasing Member good and marketable title to all of the right, title and interest in and to the selling Member's Interest (it being understood and agreed, however, that such sale shall be made on an as-is, where-is basis other than organizational representations and warranties and representation and warranties confirming that the selling Member owns 100% of the Interest being sold, has not assigned any portion thereof to any Peron, and that the Interest being sold will be conveyed unencumbered). Each Member shall pay its own legal, accounting and other consultant fees and expenses in connection with consummating a transaction under this Section 9.07, and all other closing costs shall be allocated 50% to the selling Member and 50% to the purchasing Member. The purchasing Member hereby irrevocably constitutes and appoints the selling Member as its attorney-in-fact to execute, acknowledge and deliver such instruments as may be necessary or appropriate to carry out and enforce the provisions of this Section 9.07 following the failure of the purchasing Member to execute, acknowledge and deliver such instruments as and when required herein, after written request to do so. If the purchasing Member defaults in the performance of its obligations under this Section 9.07 the selling Member may, as its exclusive remedy (except for the purchasing Member's loss of rights described in the next sentence), either (i) retain the Put Deposit as liquidated damages, or (ii) acquire the purchasing Member's Interest at a ten percent (10%) discount to the price that would otherwise have been applicable to an acquisition of such Member's Interest under this Section 9.07 and with an extra sixty (60) days (from the time of default) to make such decision, and an extra sixty (60) days (from the time of such election) to close, but otherwise on the terms described in this Section 9.07. If the selling Member defaults, the purchasing Member may enforce its rights by specific performance (and damages incidental to a specific performance action which are allowed as part of such action as well as a dollar amount equal to the Deposit as agreed upon liquidated damages), as its exclusive remedy. If the Member defaulting under this Section is the Sponsor, then Sponsor shall have no further rights under this Section 9.07, including, without limitation, to trigger the procedures set forth herein.
(c)    The purchasing Member shall use commercially reasonable efforts to cause any applicable Lender to release the selling Member and/or its creditworthy Affiliates from any Non-Recourse Carveout Obligations to the extent first arising from and after the date of the sale of such selling Member’s Interest pursuant to the terms of this Section 9.07, provided; however, if Lender is unwilling to provide such release, the purchasing Member shall provide an indemnity from its creditworthy Affiliates reasonably acceptable to the selling Member with respect to any Non-Recourse Carveout Obligations to the extent first arising from and after the date of the sale of such selling Member’s Interest. For the avoidance of doubt, no Sponsor Loan Party (if Sponsor is the selling Member) and no Hudson Loan Party (if Hudson is the selling Member) shall be released from any obligation under any Reimbursement and Indemnity Agreement then in effect for such Loan with respect to Non-Recourse Carveout Obligations arising out of or relating to the period prior to the sale of the selling Member’s interest, and the same shall survive any sale contemplated by this Section 9.07.
(d)    The amount to be paid for the selling Member's Interest in the Company shall be adjusted as follows: There shall be determined, as of the date of the Put Closing (i) the aggregate amount of all Capital Contributions made by the selling Member between the date of the Put Notice and the date of the Closing, and (ii) the aggregate amount of all distributions of capital made to the selling Member during such period pursuant to Sections 6.03(a) and 6.03(b). If (A) the amount determined under (i) exceeds the amount determined under (ii), then the amount to be received by the selling Member shall be increased by the amount of such excess, and (B) if the amount determined under (ii) exceeds the amount determined under (i), then the amount to be received by the selling Member shall be decreased by the amount of such excess.
ARTICLE X.
EXCULPATION AND INDEMNIFICATION

10.01.	EXCULPATION:
No Member, member of the Executive Committee, general or limited partner of any Member, shareholder or member or other holder of an equity interest of any Member or manager, officer or director of any of the foregoing, shall be liable to the Company, any Property Owner LLC or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs; provided, however, that such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and was within the scope of authority granted to such Person, and in the case of a Member or related Person (including in its capacity as Property Manager), was not attributable to such Member’s or Person’s fraud, gross negligence, bad faith (i.e., intentional dishonest conduct meant to disadvantage the other Member), willful misconduct or intentional misrepresentations. No general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Member’s obligations under this Agreement, but the foregoing shall not relieve any partner or member of any Member from its obligations to such Member. Notwithstanding anything to the contrary contained herein, under no circumstances shall any liability or obligation of Hudson to the Company or any Member hereunder be recourse to any asset of Hudson other than its Interest. For the avoidance of doubt, this Section 10.01 shall not limit, derogate or otherwise affect the obligations of any Person under any Reimbursement Agreement or of the Joinder Party pursuant to the Joinder attached hereto.

10.02.	INDEMNIFICATION:
(a)    The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, each member of the Executive Committee and each general or limited partner of any Member or such Member’s Affiliate, shareholder, member or other holder of any equity interest in such Member or its Affiliate, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses and causes of action to which such Indemnitee may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs; provided, however, that such act or omission was taken in good faith, was reasonably believed by the applicable Indemnitee to be in the best interest of the Company and within the scope of authority granted to such member or applicable Indemnitee, and in the case of a Member or related Indemnitee (including in its capacity as Property Manager), was not attributable to such Indemnitee’s fraud, gross negligence, bad faith (i.e., intentional dishonest conduct meant to disadvantage the other Member), willful misconduct or intentional misrepresentations. Any indemnity under this Section 10.02 shall be paid solely out of and to the extent of Company Property and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the consent of all of the Members, to contribute additional capital under Section 4.02 to enable the Company to satisfy any obligation under this Section 10.02; provided, however, that the foregoing shall have no effect on Sponsor’s obligation to make Special Contributions as required under Section 4.02(e). All judgments against the Company and the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must first be satisfied from Company Property before the Members shall be responsible therefor.
(b)    The Company and the other Members shall be indemnified and held harmless by each Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) the fraud, gross negligence, bad faith (i.e., intentional dishonest conduct meant to disadvantage the other Member), willful misconduct or misrepresentations of such Member, its designated Executive Committee member or, if Property Manager is an Affiliate of such Member, such Property Manager and (ii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition of Company Property, which breach was the result of an intentional misstatement or intentional withholding of information by any Member or, if Property Manager is an Affiliate of such Member, such Property Manager.
(c)    The provisions of this Section 10.02 shall survive for a period of four (4) years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions,

proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.
(d)    Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.02 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.
(e)    Notwithstanding the foregoing or anything to the contrary herein, under no circumstances shall Sponsor or any Affiliate of Sponsor be indemnified by the Company or any Member or any Affiliate thereof for a breach by Sponsor of its obligations under Section 4.02(e), Section 4.06, for any obligation of Sponsor guaranteed by the Joinder Party or for any obligations of Pinnacle 2 Sponsor Affiliate which survive pursuant to the Pinnacle 2 Contribution Agreement.
ARTICLE XI.
DISSOLUTION AND TERMINATION

11.01.	DISSOLUTION:
The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events, unless the majority-in-interest of the remaining Members vote to continue the life of the Company upon the occurrence of such an event:
(a)    The sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor;
(b)    The written determination of all the Members to terminate the Company; or
(c)    The resignation, expulsion, bankruptcy or dissolution of any Member (which shall not include the occurrence of such an event with respect to any Member’s underlying members or partners which does not cause such an event to occur with respect to the Member itself) or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within ninety (90) days after such event, each of the remaining Members elects in writing (i) to continue the business of the Company and (ii) if at such time there exists only one remaining Member, effective as of the date of such event, to admit at least one additional Member to the Company.
Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, any Member may not withdraw from or cause a voluntary dissolution of the Company. If any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company.

11.02.	TERMINATION:
In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:
(a)    The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.
(b)    The Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan approved by the Executive Committee. The Liquidating Member may distribute the Company Property in kind only with the consent of all of the Members.
(c)    The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:
(i)    To the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof and any Shortfall Loans) and (B) the expenses of liquidation.
(ii)    To the setting up of any reserves which the Liquidating Member and the Executive Committee shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.02(c)(i) and, by reason thereof, a distribution under Section 11.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.02(c)(i).
(iii)    The balance, if any, to the Members in accordance with Section 6.05.

11.03.
LIQUIDATING MEMBER: The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Executive Committee, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Executive Committee shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

11.04.	CLAIMS OF THE MEMBERS:
Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.
ARTICLE XII.
INTENTIONALLY OMITTED
ARTICLE XIII.
MISCELLANEOUS

13.01.	REPRESENTATIONS AND WARRANTIES OF THE MEMBERS:
(a)     Each Member represents and warrants to the other Member(s) as follows:
(i)    It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.
(ii)    This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.
(iii)    No consents or approvals are required from any governmental authority or other person or entity for the Member, other than those whose consent has been secured, to enter into this Agreement or to take any action or grant any consent or approval under this Agreement. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, has been duly taken.
(iv)    The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
(v)    No Member has retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of the Initial Company Property or the execution and delivery of this Agreement, except that Sponsor has engaged Eastdil Secured pursuant to a separate agreement in connection the transactions contemplated by this Agreement and Sponsor shall be solely liable for the payment of any broker’s commissions, finder’s fees and/or any other costs payable to Eastdil Secured in connection therewith.
(vi)    It understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.
(vii)    It is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance (it being understood and agreed, that, with respect to Hudson, Hudson does not make any representation or warranty in respect of any limited partner or passive investor in Hudson only to Hudson’s knowledge, and does not make any such representation or warranty with respect to any holder of any publicly traded stock).
(viii)    Neither (A) such Member, any Affiliate of such Member nor, to such Member’s knowledge, any Person controlled by such Member; nor (B) to such Member’s knowledge, any Person who owns a controlling interest in or otherwise controls such Member; nor (C) if such Member is a privately held entity, to such Member’s knowledge, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in such Member; nor (D) any Person for whom such Member is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC.

(b)    In addition to the representations and warranties in Section 13.01(a), Sponsor represents, warrants, and covenants to Hudson as follows:
(i)    To Sponsor’s Knowledge, the offer and sale of interests in Sponsor has been undertaken in full compliance with all applicable federal and state securities laws and no interests in Sponsor have been offered or sold to any person who was not at the time of such offer or sale an “accredited investor” as defined in Section 2(15) of the Securities Act of 1933 and Rule 501 promulgated thereunder and under the securities laws of various states.
(ii)    Sponsor is not a Qualified Organization, and no Qualified Organization has or will have a direct or indirect ownership interest in Sponsor.
(iii)    To Sponsor’s Knowledge, the issuance of all ownership interests in Sponsor was accomplished in accordance with all applicable laws, including, without limitation, all applicable securities laws.
(iv)    It is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, that it is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and that, to Sponsor’s Knowledge, none of the direct or indirect owners of Sponsor (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.
(v)    Sponsor agrees that any breach of these representations, warranties and covenants that causes a breach or violation or failed condition (beyond any applicable cure periods) under any documents by which the Company is bound (such as loan documents) could result in liability to Hudson and the Company.
(vi)    Sponsor agrees that, upon receiving a request from Hudson or the Executive Committee, Sponsor shall (to the extent the same is within Sponsor’s possession or control or otherwise readily available to Sponsor) provide information reasonably required by Hudson or the Executive Committee to confirm that the representations, warranties and covenants continue to be true in all material respects and to comply with all applicable anti-money laundering and anti-terrorist laws, regulations and executive orders. Sponsor consents to the disclosure to United States regulators and law enforcement authorities by Hudson and its Affiliates and the Executive Committee of such information about Sponsor that Hudson or the Executive Committee reasonably deems necessary or appropriate to comply with applicable anti-money laundering and anti-terrorist laws, regulations, and executive orders.
(vii)    Sponsor agrees that as a condition of any Transfer of any of its direct or indirect interest in the Company, Hudson and the Executive Committee have the right to require compliance, in all material respects, with these representations, warranties and covenants, with respect to any transferee and any Person who owns or otherwise controls the transferee. Notwithstanding anything herein to the contrary, the representation and warranty made by Sponsor in this paragraph shall not be interpreted as meaning or implying that Sponsor has any right to Transfer any direct or indirect interest in the Company other than as expressly granted to Sponsor herein.

(viii)    Sponsor agrees to notify Hudson and the Executive Committee promptly if Sponsor obtains Knowledge (as defined below) of any material adverse change with respect to the representations provided herein.
(ix)    Sponsor is a “United States person” for United States federal income tax purposes.
(x)     To Sponsor’s Knowledge, no representation or warranty made by Sponsor in this Agreement or any information, statement or certificate furnished by Sponsor or at Sponsor’s direction pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any materially untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not materially misleading. To Sponsor’s Knowledge, there is no material misstatement or omission in the copies of contracts, agreements and other documents delivered by Sponsor in connection with the transactions contemplated hereby.
(xi)    Prior to the admission of Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate to the Company, Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate have not, do not and shall not own any assets other than, respectively, (1) 100% of the partnership interests in the Pinnacle 1 Joint Venture and (2) 100% of the membership interests in the Pinnacle 2 Joint Venture.
(c)    In addition to the representations and warranties in Sections 13.01(a) and 13.01(b), Sponsor represents, warrants, and covenants to Hudson as follows:
(i)    True, correct and complete copies of the RREEF Buyout Documents have been delivered to Hudson, the same constitute the entire agreement with respect to the transactions contemplated by the RREEF Buyout Documents and there are no other agreements in respect thereof, and the RREEF Buyout Documents have not been modified or amended;
(ii)    Sponsor has all requisite power and authority to enter into the RREEF Buyout Documents and to consummate the transactions contemplated thereby. The RREEF Buyout Documents constitute the legal, valid and binding obligation of Sponsor enforceable against Sponsor in accordance with its terms. No consents or approvals are required from any governmental authority or other Person, other than those whose consent has been secured, required of Sponsor to enter into the RREEF Buyout Documents and the transactions contemplated thereby and all limited liability company, corporate or partnership action on the part of Sponsor, necessary for the authorization, execution and delivery of the RREEF Buyout Documents, has been taken. The execution and delivery of the RREEF Buyout Documents, and the consummation of the transactions contemplated thereby, do not conflict with or contravene the provisions of the organizational documents of Sponsor, or to Sponsor’s Knowledge of RREEF, or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
(iii)    Neither Sponsor nor any Affiliate of Sponsor has engaged or dealt with any broker or finder in connection with the transactions contemplated by the RREEF Buyout Documents, the Pinnacle 2 Contribution Agreement or this Agreement except for Eastdil Secured. Sponsor shall pay a brokerage commissions to Eastdil Secured in accordance with a separate agreement, and Sponsor shall indemnify, defend and hold harmless Hudson and the Company from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the foregoing representation or if the same shall be based on any statement, representation or agreement by Sponsor or any Affiliate of Sponsor with respect to the payment of any brokerage commissions or finder’s fees.
(iv) To Sponsor’s Knowledge, there are no legal actions, suits or similar proceedings pending, or threatened in writing, against the Pinnacle 1 Property.
(v)    Neither Sponsor, nor, to Sponsor’s Knowledge, the Pinnacle 1 Joint Venture has received any written condemnation notice from a Governmental Entity with respect to all or part of the Pinnacle 1 Property and, to Sponsor’s Knowledge, no Governmental Entity is contemplating condemning or taking all or any portion of the Pinnacle 1 Property.
(vi)    Except as disclosed in (i) that certain Phase I Report Environmental Site Assessment dated as of September 21, 2012 and prepared by Global Realty Services Group, and (ii) that certain Phase I Environmental Site Assessment Report Project Number 5113.1066.0 dated as of October 25, 2012 and prepared by Citadel Environmental Services, Inc. , to Sponsor’s Knowledge, all operations or activities at, on, in, under or about, or use or occupancy of, the Pinnacle 1 Property, or any portion thereof, by Pinnacle 1 Joint Venture and any other party, at all times have been, in all respects in compliance with all Environmental Laws, and Pinnacle 1 Joint Venture has not, nor has any prior owner or prior or current tenant or occupant of the Pinnacle 1 Property, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage, use or leakage of Hazardous Materials in violation of Environmental Law, at, on, in, under or about the Pinnacle 1 Property, or any portion thereof. To Sponsor’s Knowledge, except as disclosed in the foregoing reports, there is not present at, on, in, under or about the Pinnacle 1 Property, or any portion thereof, any Hazardous Materials, underground storage tanks, asbestos, or any structures, fixtures, equipment or other objects or materials containing Hazardous Materials or asbestos.
(vii)    Neither Sponsor, nor, to Sponsor’s Knowledge, Pinnacle 1 Joint Venture has received written notice with respect to the Pinnacle 1 Property from any Governmental Authority alleging, and neither it nor Pinnacle 1 Joint Venture has any knowledge of, any material violation of any law, ordinance, rule or regulation, easement, covenant or restriction encumbering the Pinnacle 1 Property.
(viii)    To Sponsor’s Knowledge, Pinnacle 1 Joint Venture owns all of the personal property at the Pinnacle 1 Property (other than the personal property of tenants pursuant to the terms of the Pinnacle 1 Leases) free and clear of all encumbrances.
(ix)     The rent roll for the Pinnacle 1 Property attached hereto as Exhibit K (the “Rent Roll”) has been prepared in the ordinary course of business and, to Sponsor’s Knowledge, is true, correct and complete in all material respects and accurately represents the subject matter thereof as of the date thereof.
(x)    The Rent Roll sets forth a true, correct and complete list of leases (the “Pinnacle 1 Leases”) and Sponsor has delivered to Hudson true, correct and complete copies of the Pinnacle 1 Leases. Except as set forth in the Rent Roll, neither Sponsor nor, to Sponsor’s Knowledge, Pinnacle 1 Joint Venture has received or delivered any written notices from or to any of the tenants under the Pinnacle 1 Leases, asserting that Pinnacle 1 Joint Venture or any such tenant is in default under any of the Pinnacle 1 Leases (other than defaults that have been cured). To Sponsor’s Knowledge, no tenant has exercised any audit, reconciliation or similar right with respect to, or is otherwise disputing payment of percentage rent, operating expenses, or similar CAM charges under the Pinnacle 1 Leases.
(xi)    To Sponsor’s Knowledge, the Schedule attached hereto as Schedule 13.01(c)(xi) sets forth the security deposits, letters of credit and like documents actually held by Pinnacle 1 Joint Venture and no security deposits have been applied except as set forth in such Schedule.
(xii)    Sponsor has provided Hudson with a true, correct and complete copy of that certain Declaration of Reciprocal Easement Agreements made by and between the predecessor in interest to Pinnacle 1Joint Venture and Pinnacle 2 Sponsor Affiliate and dated as of November 21, 2003 (the “REA”), and the REA has not been amended or modified. The REA is in full force and constitutes the entire agreement regarding cost and maintenance sharing among the Pinnacle 1 Property and Pinnacle 2 Property. The REA is in full force and effect and all costs and/or other amounts to be paid by Pinnacle 1 Joint Venture pursuant to the REA have been paid current. No party to the REA is in default of its obligations thereunder.
(xiii)    To Sponsor’s Knowledge, Sponsor has provided Hudson with true, correct and complete copies of all material contracts affecting the Pinnacle 1 Property. Except for that certain Music Services Agreement with DMX Services dated March 19, 2003, to Sponsor’s Knowledge, no contracts will encumber the Pinnacle 1 Property following the closing of the transactions contemplated hereby which cannot be terminated upon thirty (30) days’ notice without penalty or other premium.
(xiv)    No property management or similar agreement with a property manager at the Pinnacle 1 Property will survive the consummation of the RREEF Buyout and the contribution of the Pinnacle 1 Property to the Company (other than the Property Management Agreement) and Sponsor shall cause all such property management arrangements to be terminated, and to pay all amounts associated therewith.
(xv)    Pinnacle 1 Joint Venture has no employees, and all employees are employed by the existing property manager. There are no collective bargaining, union or other labor agreements affecting the Pinnacle 1 Property.
(xvi)    Except for the rent abatement owed to the tenant known as Warner Music Group pursuant to the express terms of its Lease, there are no leasing commissions, brokerage commissions or other tenant improvement costs, tenant allowance, free rent or other tenant inducements or costs in connection with any Pinnacle 1 Lease (collectively, “Tenant Costs”) which are due and payable in connection with the execution or delivery of any Pinnacle 1 Lease, or in connection with the exercise of any extension, renewal, expansion or extension right under any Pinnacle 1 Lease which has been exercised as of the date hereof. There are no leasing commission, brokerage commissions or other Tenant Costs which will become due and payable in connection with the exercise of any extension, renewal, expansion or otherwise pursuant to any Pinnacle 1 Lease after the date hereof. There are no landlord work, landlord base building work or similar landlord capital expenses (collectively, “Landlord Work Expenses”) which are outstanding and which may become due and payable following the date hereof under the Pinnacle 1 Leases. .
(xvii)    Except as may be set forth in the Leases, and except as set forth in the title policy described in the Escrow Instructions, neither Sponsor nor, to Sponsor’s Knowledge, Pinnacle 1 Joint Venture has entered into any letter of intent or other verbal or written agreement for the lease of all or any portion of the Pinnacle 1 Property, and, except as may be set forth in the Pinnacle 1 Leases and the RREEF Buyout Documents, there are no rights of first offer, rights of first refusal, or similar rights to purchase or occupy all or any portion of the Pinnacle 1 Property.
(xviii)    Pinnacle 1 Joint Venture is not a foreign person or foreign corporation, as defined in the Internal Revenue Code of 1986, as amended, or under any regulations promulgated thereunder.
(xix)Neither Sponsor nor, to Sponsor’s Knowledge, Pinnacle 1 Joint Venture has commenced, nor is any of the foregoing the subject of, a Bankruptcy Proceeding.
(xx)    The representations and warranties made by Pinnacle 1 Joint Venture to the title company in the Owner’s Affidavit contemplated by the Escrow Instructions are true, correct and complete.
(xxi)    The representations and warranties made by Pinnacle 2 Sponsor Affiliate in the Pinnacle 2 Contribution Agreement are true, correct and complete (subject to the limitations expressly set forth therein).
(d)    Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the representations and warranties made by such Member in Section 13.01(a) and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of Sponsor and/or the Company or any other Member.
(e)    Sponsor agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the representations and warranties made by Sponsor in Sections 13.01(b) and (c) and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of Sponsor and/or the Company or any other Member; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, with respect to the representations and warranties set forth in Section 13.01(c), such representations and warranties shall survive for a period of one (1) year after the date of this Agreement.

13.02.	TRANSFERABLE DEVELOPMENT RIGHTS/FURTHER ASSURANCES:
(a)    Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement. Without limiting the generality of the foregoing, Sponsor shall, at no material cost to Sponsor, cooperate with Hudson and/or its Affiliates to provide Hudson access to such factual information concerning the operation of any Company Property as may be reasonably requested by Hudson, and in the possession or control of Sponsor or its Affiliates, or its previous property manager or accountants, to enable Hudson or its Affiliates to prepare audited financial statements as may be required by the Securities and Exchange Commission (“SEC”). At Hudson’s sole cost and expense, Hudson or its designated independent or other auditor may audit Sponsor’s (or Sponsor’s previous property manager’s) operating statements of any Company Property, and Sponsor will cooperate in the preparation of the audit, including by providing a customary representations letter to such auditor; provided, however, that the foregoing obligations of Sponsor under this subsection shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Sponsor, its property manager or accountants, at no material cost to Sponsor, and in the format that Sponsor (or its property manager or accountants) have maintained such information in the ordinary course of its business.
(b)    The Members acknowledge and agree that, pursuant to the terms of that certain Development Rights Deed and Agreement, made by and between National Broadcasting Company, a Delaware corporation, as Grantor, and NBC Plaza, L.P., a California limited partnership, as Grantee, dated September 26, 1991 and recorded in the Official Records of the County Recorder for Los Angeles County as Document Number 91-1534540 (the “Development Rights Deed”), certain transferable development rights were transferred from the Donor Site (as defined in the Development Rights Deed) to the Project Site (as defined in the Development Rights Deed), upon which the Pinnacle 1 Property and Pinnacle 2 Property were constructed (such development rights, collectively, the “TDR”). To the extent that Hudson determines, in its reasonable discretion, that all or any portion of the TDR’s are not required for the existing or reasonably foreseeable access, use, operation or enjoyment of the Pinnacle 1 Property and/or the Pinnacle 2 Property (such portion of the TDR’s, the “Excess TDR”), then Hudson shall reasonably cooperate with Sponsor to cause such Excess TDR to be transferred to a project site unrelated to any Company Property in accordance with Section 10-1-2017(A)(5)(v) of the Burbank Municipal Code; provided, that (i) the same shall be at no expense to Hudson, the Company or any Property Owner LLC, including, without limitation, any TDR fee, impact fee or other fee required by the City of Burbank or any entitling authority (the “City”) in connection with the transfer of such Excess TDR, (ii) Hudson shall have the right to participate, at Hudson’s election, in any hearing or other meeting with the City and any applications and/or other materials prepared by Sponsor to be submitted to the City shall be prepared in reasonable consultation with Hudson, (iii) any approval by the City to transfer such Excess TDR does not result in any new conditions or restrictions being imposed by the City against the Pinnacle 1 Property, the Pinnacle 2 Property, the Company and/or any Property Owner, LLC, and (iv) the transfer of such Excess TDR and all documents and/or other instruments evidencing and/or implementing such transfer shall have been approved by any applicable Lender to the extent required pursuant to any then applicable Loan Documents . For the avoidance of doubt, no failure to achieve the transfer of any Excess TDR, other than to the extent the same shall constitute a failure to reasonably cooperate where such efforts are required pursuant to this Section 13.02, shall constitute a breach or default of any kind on the part of Hudson under this Agreement.

13.03.	NOTICES:
All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

If to Hudson to:	Hudson Pacific Properties, Inc. 11601 Wilshire Boulevard., Suite 1600 Los Angeles, CA 90025 Attn: Alex Vouvalides Facsimile No.: (310) 445-5710
With a copy to:	Hudson Pacific Properties, Inc. 11601 Wilshire Blvd., Suite 1600 Los Angeles, CA 90025 Attn: Chris Barton Facsimile No.: (310) 445-5710
and a copy to:	Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067 Attn: Jesse Sharf Facsimile No.: (213) 229-6638
If to Sponsor, to:
Media Center Partners, LLC and/or Media Center Development, LLC
c/o M. David Paul Ventures, LLC
100 Wilshire Boulevard, Suite 1600
Santa Monica, California 90401
Attn: Jeffrey M. Worthe
Facsimile No.: (310) 458-2644

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.03. A Notice sent in compliance with the provisions of this Section 13.03 shall be deemed given on the date of receipt.

13.04.	GOVERNING LAW:
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.05.	ATTORNEY FEES:
If the Company or any Member obtains a judgment against any other Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

13.06.	CAPTIONS:
All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.07.	PRONOUNS:
All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.08.	SUCCESSORS AND ASSIGNS:
This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

13.09.	EXTENSION NOT A WAIVER:
No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.10.	CREDITORS NOT BENEFITED:
Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise or under any guaranty.

13.11.	RECALCULATION OF INTEREST:
If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

13.12.	SEVERABILITY:
In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.13.	ENTIRE AGREEMENT:

This Agreement, together with all exhibits attached hereto, including without limitation, the Escrow Instructions and the Pinnacle 2 Contribution Agreement, contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.14.	PUBLICITY:
The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Initial Company Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law.

13.15.	COUNTERPARTS:
This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement. Electronically transmitted signatures shall serve as the functional equivalent of manually executed signatures for all purposes.

13.16.	CONFIDENTIALITY:
(a)    The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not, and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Executive Committee and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder or in any management agreement to which it is a party covering any Company Property, and to its attorneys and advisors who agree to maintain a similar confidence.
(b)    Subject to the provisions of Section 13.16(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including, without limitation, an attorney or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.16; provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.
(c)    The covenants contained in this Section 13.16 will survive the Transfer of the Interest of any Member and the termination of the Company.

13.17.	VENUE:
Each of the Members consents to the jurisdiction of any court in Wilmington, Delaware for any action arising out of matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware.

13.18.	WAIVER OF JURY TRIAL:
EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.19.	LIMITATION OF LIABILITY:
Except as otherwise expressly provided by Delaware law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly provided by this Agreement (with respect to liability among Members) or by Delaware law, the liability of each Member shall be limited to the amount of Capital Contributions, if any, required to be made by such Member in accordance with this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

13.20.	ATTORNEY REPRESENTATION:
Each Member hereby acknowledges and agrees that: (i) in the negotiation and preparation of this Agreement and with respect to the matters contemplated hereby Hudson has been independently represented by the law firm of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) and Sponsor has been independently represented by the law firm of Skadden Arps Slate Meagher & Flom LLP; (ii) Gibson Dunn has represented both Hudson and Affiliates (including, without limitation, HPP) in other related and unrelated matters; (iii) each Member hereby waives any potential conflict of interest resulting from

Gibson Dunn’s representation of Hudson and Hudson’s Affiliates with respect to this Agreement and the Company with respect to other related and unrelated matters; and (iv) Sponsor agrees and acknowledges that in the event of a default on the part of Sponsor under this Agreement, Gibson Dunn shall be free to represent the Company, Hudson and Hudson’s Affiliates in the enforcement of this Agreement.

13.21	LIMITATION ON USE OF NAME:
Notwithstanding anything contained in this Agreement or otherwise to the contrary, Sponsor agrees that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of Hudson or any of Hudson’s Affiliates under any circumstances whatsoever, without the prior written consent of Hudson. Without the prior written consent of Hudson, the name “Hudson Pacific Properties” may not be used or appear in any press release or any marketing materials of the Company.

13.22	1031 EXCHANGE:
Notwithstanding anything to the contrary contained in this Agreement, in connection with the acquisition of any Company Property, any Member may elect by notice to the other Members to cause the Company (or any applicable Property Owner LLC) to effect a tax-deferred exchange (each, an “Exchange”) in accordance with Section 1031 of the Internal Revenue code of 1986, as amended, which Exchange will involve an exchange of another property or properties, and any Company Property, so long as (a) same does not postpone any closing date for any acquisition, or any closing date for any Loan, (b) the Company and the other Members shall not incur any cost, expense or liability in connection with such Exchange, (c) the Member electing to cause the Company to effect an Exchange shall indemnify, defend and hold the Company and the other Members harmless from and against any and all cost, loss, liability and expenses arising out of or in connection with such Exchange, (d) such Exchange is carried out in accordance with all applicable laws and all documentation concerning the Exchange shall be reasonably satisfactory to the Company and the other Members, (e) such Exchange does not adversely affect the Company or the other Members in any material respect, regarding the terms and conditions of the applicable transaction, and (f) such Exchange does not have an adverse effect on title to the applicable Company Property. The Company and the other Members shall use commercially reasonable efforts to accommodate an electing Member in effecting the Exchanges subject to the terms of this Section 13.22.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.
[SIGNATURE PAGE FOLLOWS]

SPONSOR:

MEDIA CENTER PARTNERS, LLC,
a California limited liability company

By:    /s/ Jeffery M. Worthe___________________
Name:    Jeffery M. Worthe
Its:    Vice President

HUDSON:

HUDSON JW, LLC,
a Delaware limited liability company

By:    Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

By:    Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By:    __/s/ Mark T. Lammas________
Name:    Mark T. Lammas
Its:     Chief Financial Officer

Joinder:
M. David Paul Ventures, LLC, a California limited liability company (“MDP Ventures”) joins in the execution of this Agreement solely for the purpose of (i) guaranteeing Sponsor’s obligations under Sections 4.02(e) and 4.06 and Sponsor’s obligations to indemnify the Company, Hudson or any Affiliate thereof for any costs, expenses, losses, claims, liabilities, damages or judgments incurred or suffered as a result of Sponsor’s breach of the representations and warranties set forth in Section 13.01(c), (ii) making the covenants to provide guarantees and indemnities specified in and in accordance with the terms of Section 4.05, and (iii) agreeing to the waivers enumerated below. Each of Pinnacle 1 Sponsor and Pinnacle 2 Sponsor, following its admission to the Company pursuant to the terms of the Agreement to which this Joinder is annexed, join in the execution of this Agreement for purpose of agreeing to the waivers enumerated below. TO THE EXTENT THAT MDP VENTURES IS DEEMED TO BE A GUARANTOR OR SURETY OF SPONSOR, THEN THE WAIVERS SET FORTH BELOW SHALL APPLY. With respect to the undersigned’s obligations under any portion of this Agreement, each of the undersigned is referred to herein as an “Obligated Party” and collectively, the “Obligated Parties.”
Each of the Obligated Parties waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of any or all of the Obligated Parties against the other. Each of the Obligated Parties waives any defense arising by reason of any disability or other defense of any of the other Obligated Parties or any other Person whose action or actions results in a For Cause event. Each of the Obligated Parties respectively waives any defense arising by reason of the cessation from any cause whatsoever (including, without limitation, any intervention or omission by the Company or Hudson) of the liability, either in whole or in part, of the other to the Company or Hudson for the obligations set forth herein. Each of the Obligated Parties expressly acknowledges that each of them will be and remain fully liable for its respective obligations set forth herein even if, as a result of any election of remedies by the Company or Hudson or for any other reason, any rights of reimbursement, contribution or subrogation on the part of any or all of the Obligated Parties, against the other has been destroyed or impaired. Each of the Obligated Parties expressly acknowledges that it, and each of the other Obligated Parties, could, in the absence of the waivers and agreements set forth herein, have one or more defenses to or otherwise be exonerated from the obligations set forth herein as a result of any such election of remedies by the Company or Hudson, and each of the Obligated Parties hereby knowingly, expressly and irrevocably waives each and every such defense to its respective liability hereunder, and expressly acknowledges the reliance hereon of the Company and Hudson. Each of the Obligated Parties respectively assumes the responsibility for being and keeping itself informed of the financial condition of the other and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the obligations set forth herein which diligent inquiry would reveal, and agrees that neither the Company nor Hudson shall have any duty to advise any or all of the Obligated Parties of information known to the Company or Hudson regarding such condition or any such circumstances. Each of the Obligated Parties irrevocably and unconditionally waives any and all rights of subrogation, indemnity, contribution or reimbursement, and any and all benefits of and rights to enforce any power, right or remedy that the Company or Hudson may now or hereafter have in respect of the obligations set forth herein against the other Obligated Parties, any other obligor upon any of the obligations covered herein, any and all benefits of and rights to participate in any collateral, whether real or personal property, now or hereafter held by the Company or Hudson, and any and all other rights and claims (as defined in the Bankruptcy Code) any or all of the Obligated Parties have against the other Obligated Parties upon or in respect of the obligations set forth herein, under applicable law or otherwise, at law or in equity, by reason hereof, unless and until the obligations set forth herein shall have been indefeasibly paid and performed in full.
Without limiting the generality of the foregoing, each of the Obligated Parties hereby waives: (a) any defense based upon any legal disability or other defense of any other Obligated Party or any other Person, or by reason of the cessation or limitation of the liability of any other Obligated Party from any cause; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any Obligated Party or any principal of Sponsor or any defect in the formation of Sponsor or any principal of Sponsor; (c) any defense based upon the application by any Obligated Party of funds for purposes other than the purposes represented by such Obligated Party or intended or understood by such Obligated Party; (d) any and all rights and defenses arising out of an election of remedies by Hudson, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Obligated Party’s rights of subrogation and reimbursement against any other Obligated Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (e) any defense based upon Hudson’s failure to disclose to such Obligated Party any information concerning any other Obligated Party’s or Sponsor’s financial condition or any other circumstances bearing on any other Obligated Party’s or Sponsor’s ability to pay all sums payable by it to Hudson; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Hudson’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (i) until such Obligated Party’s obligations hereunder are performed in full, any right of subrogation, any right to enforce any remedy which Hudson may have against any other Obligated Party or Sponsor and any right to participate in, or benefit from, any security now or hereafter held by Hudson; (j) presentment, demand, protest and notice of any kind; and (k) the benefit of any statute of limitations affecting the liability of such Obligated Party hereunder or the enforcement hereof. Each Obligated Party further waives any and all rights and defenses that such Obligated Party may have because the Sponsor or any other Obligated Party’s obligations may, in the future, be secured by real property; this means, among other things, that: (i) Hudson may collect from such Obligated Party without first foreclosing on any real or personal property collateral pledged by Sponsor or any other Obligated Party; (ii) if Hudson forecloses on any real property collateral pledged by Sponsor or any other Obligated Party, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Hudson may collect from such Obligated Party even if Hudson, by foreclosing on the real property collateral, has destroyed any right such Obligated Party may have to collect from the Sponsor or any other Obligated Party. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses such Obligated Party may have because the Sponsor’s debt may be or may in the future be secured by real property. These rights and defenses being waived by such Obligated Party include, but are not limited to (i) any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure, (ii) to the extent permitted by law any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution until the obligations of Sponsor hereunder are fully discharged, which might otherwise be available to such Obligated Party under

California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections. Without limitation, none of the Obligated Parties shall exercise any voting rights, shall file any claim or participate or appear in any bankruptcy or insolvency case involving the other with respect to the obligations set forth herein whether or not such obligations shall have been paid and performed in full.

IN WITNESS WHEREOF, each of the undersigned has executed this Joinder as of the date and year first written above.

M. DAVID PAUL VENTURES, LLC,
a California limited liability company

By:    ___/s/ Jeffery M. Worthe__________________
Name:    Jeffery M. Worthe
Its:    Manager

SCHEDULE A

INITIAL CAPITAL CONTRIBUTIONS

Member	Initial Capital Contribution
Hudson	$83,037,717.88
Sponsor	$1,478,130.61

101398824.1

SCHEDULE 4.05
PINNACLE 1 LOAN DOCUMENTS

1.	Loan Agreement, dated as of November __, 2012, between Pinnacle 1 Lender and Pinnacle 1 Property Owner.

2.	Promissory Note, dated as of November __, 2012, made by Pinnacle 1 Property Owner in favor of Pinnacle 1 Lender.

3.
Deed of Trust, Security Agreement, Assignment of Leases and Fixture Filing, dated as of November __, 2012, by Pinnacle 1 Property Owner, as grantor, to Chicago Title Company, a California corporation, as trustee, for the benefit of Pinnacle 1 Lender.

4.	Assignment of Leases and Rents, dated as of November __, 2012, from Pinnacle 1 Property Owner, as assignor, to Pinnacle 1 Lender, as assignee,

5.	Environmental Indemnity Agreement (Unsecured), dated as of November __, 2012, by Pinnacle 1Property Owner, Hudson LP, MDP Ventures, Pinnacle 1 Sponsor as Guarantor, in favor of Pinnacle 1 Lender.

6.	Assignment of Management Agreement and Subordination of Management Fees, dated as of November __, 2012, by the Company to Lender, and consented and agreed to by Property Manager.

7.	Guaranty of Recourse Obligations (Unsecured), dated as of November __, 2012, by Hudson LP, MDP Ventures and Pinnacle 1 Sponsor , for the benefit of Lender.

8.	Deposit Account Control Agreement, dated as of November __, 2012, by and among the Pinnacle 1 Property Owner, Pinnacle 1 Lender, and Wells Fargo Bank, National Association.

9.	Deposit Account Agreement, dated as of November __, 2012, by and among Wells Fargo Bank, National Association, Pinnacle 1 Property Owner and Pinnacle 1 Lender.

PINNACLE 2 LOAN DOCUMENTS

1.     Loan Agreement, dated as of August 18, 2006, between Greenwich Capital Financial Products, Inc., a Delaware corporation, as lender, and 3300 West Olive, LLC, a Delaware limited liability company, as borrower.
2. Promissory Note, dated as of August 18, 2006, made by 3300 West Olive, LLC, a Delaware limited liability company, as maker, in favor of Greenwich Capital Financial Products, Inc., a Delaware corporation, as holder.
3. Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of August 18, 2006, by 3300 West Olive, LLC, a Delaware limited liability company, as Trustor, to Chicago Title Company, a California corporation, as Trustee, for the benefit of Greenwich Capital Financial Products, Inc., a Delaware Corporation, as Beneficiary.
4. Assignment of Leases and Rents, dated as of August 18, 2006, between 3300 West Olive, LLC, as Assignor, and Greenwich Capital Financial Products, Inc., a Delaware corporation, as Assignee.

5. Collateral Assignment of Contracts, Licenses, Permits, Agreements, Warranties, and Approvals, dated as of August 18, 2006, by 3300 West Olive, LLC, a Delaware limited liability company, as Borrower, to Greenwich Capital Financial Products, Inc., a Delaware corporation, as Lender.
6. Environmental Indemnity Agreement, dated as of August 18, 2006, by 3300 West Olive, LLC, a Delaware limited liability company, as Indemnitor, in favor of Greenwich Capital Financial Products, Inc., a Delaware corporation, as Indemnitee.
7. Guaranty of Recourse Obligations and Limited Payment Guaranty, dated as of August 18, 2006, made by M. David Paul Development LLC, as guarantor, in favor of Greenwich Capital Financial Products, Inc., a Delaware corporation.
8. Consent and Agreement of Property Manager and Subordination of Property Management Agreement, dated as of August 18, 2006, made by The Worthe Real Estate Group, Inc., a California corporation, as Manager, for the benefit of Greenwich Capital Financial Products, Inc., a Delaware corporation, as Lender, and consented to by 3300 West Olive, LLC, a Delaware limited liability company, as Borrower.
9. Deposit Account Control Agreement (Lockbox – With Activation), dated as of August 18, 2006, by and among 3300 West Olive, LLC, Greenwich Capital Financial Products, Inc., and Bank of America, N.A.
10. UCC Financing Statement, listing 3300 West Olive, LLC, as Debtor, and Greenwich Capital Financial Products, Inc., as Secured Party.

EXHIBIT A
PINNACLE 1 PROPERTY DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:
PARCEL 1:
LOTS 17 TO 19 INCLUSIVE, 48 TO 64 INCLUSIVE AND PORTIONS OF LOTS 15, 16, 20, 21, 45, 46, 47, 65, 66 AND THAT PORTION OF VACATED LIMA STREET, ALL IN TRACT NO. 7553, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 99 PAGES 16 AND 17 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS A WHOLE AS FOLLOWS:
BEGINNING AT THE MOST NORTHERLY CORNER OF SAID LOT 57; THENCE ALONG THE NORTHEASTERLY LINES OF SAID LOTS 57 TO 64 INCLUSIVE TO AND ALONG THE NORTHWESTERLY LINE OF PARCEL 12 OF THE RELINQUISHMENT DEED RECORDED NOVEMBER 18, 1964 AS INSTRUMENT NUMBER 5197 OF OFFICIAL RECORDS IN THE OFFICE OF SAID COUNTY RECORDER, SOUTH 22° 59' 37" EAST 611.34 FEET; THENCE CONTINUING ALONG THE SOUTHWESTERLY LINE OF SAID PARCEL 12, SOUTH 11° 37' 43" EAST 16.92 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE SOUTHWESTERLY AND HAVING A RADIUS OF 272.00 FEET, SOUTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 17° 22' 48" AN ARC DISTANCE OF 82.51 FEET TO THE SOUTHWESTERLY CORNER OF SAID PARCEL 12, SAID CORNER BEING IN THE NORTHEASTERLY LINE OF THE I-134 (VENTURA) FREEWAY; THENCE NORTHWESTERLY ALONG SAID NORTHEASTERLY LINE THROUGH ITS VARIOUS DEEDS, NORTH 69° 30' 15" WEST 142.73 FEET, NORTH 69° 35' 04" WEST 69.76 FEET, NORTH 72° 39' 12" WEST 110.70 FEET TO THE NORTHEASTERLY LINE OF VACATED LIMA STREET; THENCE ALONG SAID NORTH EASTERLY LINE, NORTH 22° 59' 10" WEST 1.52 FEET TO THE SOUTHWESTERLY LINE OF PARCEL 11 OF SAID RELINQUISHMENT DEED; THENCE ALONG SAID LINE, NORTH 71° 43' 21" WEST 79.82 FEET TO THE SOUTHWESTERLY LINE OF SAID VACATED LIMA STREET; THENCE ALONG SAID SOUTHWESTERLY LINE, NORTH 22° 59' 10" WEST 0.22 FEET TO SAID NORTHEASTERLY LINE OF THE I‑134 (VENTURA) FREEWAY; THENCE CONTINUING ALONG SAID NORTHEASTERLY LINE, NORTH 76° 44' 20" WEST 15.58 FEET, NORTH 77° 29' 18" WEST 150.46 FEET TO THE NORTHWESTERLY CORNER OF SAID LOT 20; THENCE CONTINUING ALONG SAID NORTHEASTERLY LINE OF SAID FREEWAY, NORTH 63° 12' 07" WEST 4.16 FEET, NORTH 57° 21' 13" WEST 21.44 FEET, NORTH 74° 53' 41" WEST 38.46 FEET TO A POINT IN THE SOUTHWESTERLY LINE OF SAID LOT 16, AND ALONG SAID LINE, SOUTH 23° 00' 49" EAST 0.21 FEET AND CONTINUING ALONG THE SOUTHEASTERLY LINE OF SAID FREEWAY, NORTH 74° 01' 44" WEST 22.11 FEET TO A POINT IN THE SOUTHEASTERLY LINE OF THE NORTHWESTERLY 10.00 FEET OF SAID LOT 15; THENCE ALONG SAID SOUTHEASTERLY LINE, NORTH 40° 10' 20" EAST 19.26

FEET TO SAID SOUTHWESTERLY LINE OF LOT 16; THENCE ALONG SAID LINE, NORTH 23° 00' 49" WEST 11.20 FEET TO THE MOST WESTERLY CORNER OF SAID LOT 16; THENCE ALONG THE NORTHWESTERLY LINES OF LOTS 16, 17, 18 AND 19, NORTH 40° 10' 20" EAST 201.89 FEET TO THE MOST NORTHERLY CORNER OF SAID LOT 19; THENCE ALONG THE NORTHEASTERLY LINE OF SAID LOT 19, SOUTH 22° 59' 10" EAST 11.21 FEET TO THE NORTHWESTERLY LINE OF SAID VACATED LIMA STREET; THENCE ALONG SAID LINE NORTH 40° 10' 20" EAST 67.25 FEET TO THE SOUTHWESTERLY LINE OF SAID LOT 52; THENCE ALONG SAID LINE, NORTH 22° 59' 10" WEST 11.21 FEET TO THE MOST WESTERLY CORNER OF SAID LOT 52; THENCE ALONG THE NORTHWESTERLY LINES OF SAID LOTS 52 THROUGH 57, NORTH 40° 10' 20" EAST 302.67 FEET TO THE POINT OF BEGINNING.
EXCEPT THEREFROM THAT PORTION OF SAID LOTS LYING NORTHEASTERLY OF THE FOLLOWING DESCRIBED LINE:
BEGINNING AT THE MOST NORTHERLY CORNER OF SAID LOT 57; THENCE ALONG THE NORTHEASTERLY LINES OF LOTS 57 TO 62 INCLUSIVE, SOUTH 22° 59' 37" EAST 484.22 FEET TO THE TRUE POINT OF BEGINNING; THENCE NORTH 70° 36' 36" WEST 148.83 FEET; THENCE NORTH 22° 51' 36" WEST 21.56 FEET; THENCE NORTH 70° 36' 36" WEST 88.37 FEET; THENCE NORTH 22° 51' 36" WEST 106.22 FEET; THENCE NORTH 70° 36' 36" WEST 103.14 FEET TO THE NORTHWESTERLY LINE OF SAID LOT 52.
EXCEPT THEREFROM ALL MINERALS, OIL, GASES AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN THAT MAY BE WITHIN OR UNDER THE PARCEL OF LAND HEREINABOVE DESCRIBED, WITHOUT, HOWEVER, THE RIGHT TO DRILL, DIG OR MINE THROUGH THE SURFACE THEREOF, AS RESERVED IN THE DEEDS RECORDED DECEMBER 3, 1965 AS INSTRUMENT NO. 4248, MARCH 11, 1964 AS INSTRUMENT NO. 3500 AND JUNE 23, 1964 AS INSTRUMENT NO. 2275.
SAID LAND IS SHOWN AS PROPOSED PARCEL 1 ON THAT CERTAIN CERTIFICATE OF COMPLIANCE RECORDED MAY 22, 2001 AS INSTRUMENT NO. 01-868383.
PARCEL 2:
ALL RIGHTS AND BENEFITS OF THAT CERTAIN DOCUMENT ENTITLED "DEVELOPMENT RIGHTS DEED AND AGREEMENT", BY AND BETWEEN NATIONAL BROADCASTING COMPANY, A DELAWARE CORPORATION ("GRANTOR"), NBC PLAZA L.P., A CALIFORNIA LIMITED PARTNERSHIP ("GRANTEE"), AND CITY OF BURBANK, A MUNICIPAL CORPORATION ("CITY"), AS RECORDED SEPTEMBER 27, 1991 AS INSTRUMENT NO. 91-1534540 AND MODIFIED BY A DOCUMENT ENTITLED "FIRST AMENDMENT TO DEVELOPMENT AGREEMENT FOR THE OLIVE-CALIFORNIA PROJECT (PREVIOUSLY CALLED THE NBC PLAZA PROJECT) AMENDMENT TO PLANNED DEVELOPMENT 89-6" DATED DECEMBER 20, 1996 AND RECORDED APRIL 21, 1997 AS INSTRUMENT NO. 97-596882.

PARCEL 3:
NON-EXCLUSIVE EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS, AS CREATED BY THAT CERTAIN "AGREEMENT FOR GRANT OF EASEMENTS AND ESTABLISHMENT OF COVENANTS, CONDITIONS AND RESTRICTIONS RECORDED IN THE OFFICIAL RECORDS ON NOVEMBER 24, 2003 AS INSTRUMENT NO. 03-3535733 ON, OVER, ACROSS AND THROUGH THOSE PORTIONS OF THE LAND SHOWN AS PROPOSED PARCEL 2 OF THAT CERTAIN CERTIFICATE OF COMPLIANCE RECORDED MAY 22, 2001 AS INSTRUMENT NO. 01-868383.
Assessor’s Parcel Number: 2483-023-448

EXHIBIT B
FINANCING GUIDELINES

1.    Maximum LTV:    60%
2.    Recourse:        Non-recourse except for customary “bad boy” carveouts.
3.    Collateral:        To be limited to the real property and improvements                             constituting the applicable Project (and only subject Project,                         excluding, by way of example and not limitation, any cross-                        collateralization of Projects or any pledge of membership                         interests).
4.    Interest Rate:        Fixed or variable, depending on market conditions at the time                         of financing.
5.    Amortization:        Interest Only
6.    Prepayment:        Customary prepayment structures for fixed or variable rate                         debt at the time of financing.
7.    Transfers:        Loan must allow direct and indirect transfers of (1) interest in                         and by Hudson, and (2) by and among Hudson and Sponsor,                         as provided for in the LLC Agreement to which this Exhibit                         B is annexed from time to time (by way of example, and not                         limitation, any rights following a For Cause Event or in                         connection with any buy/sell, ROFO, redemption or similar                         mechanism).

EXHIBIT C
PINNACLE 2 CONTRIBUTION AGREEMENT

EXHIBIT D
PINNACLE 2 PROPERTY DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:
PARCEL 1:
LOTS 55 TO 59 INCLUSIVE AND PORTIONS OF LOTS 50 TO 54 INCLUSIVE AND LOTS 60 TO 62 INCLUSIVE OF TRACT NO. 7553, IN THE CITY OF BURBANK, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 99 PAGES 16 AND 17 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY DESCRIBED AS A WHOLE AS FOLLOWS:
BEGINNING AT THE MOST NORTHERLY CORNER OF SAID LOT 57; THENCE ALONG THE NORTHEASTERLY LINES OF LOTS 57 TO 62 INCLUSIVE, SOUTH 22° 59' 37" EAST 484.22 FEET; THENCE NORTH 70° 36' 36" WEST 148.83 FEET; THENCE NORTH 22° 51' 36" WEST 21.56 FEET; THENCE NORTH 70° 36' 36" WEST 88.37 FEET; THENCE NORTH 22° 51' 36" WEST 106.22 FEET; THENCE NORTH 70° 36' 36" WEST 103.14 FEET TO THE NORTHWESTERLY LINE OF SAID LOT 52; THENCE ALONG SAID NORTHWESTERLY LINE AND THE NORTHWESTERLY LINES OF LOTS 53 THROUGH 57 TO THE POINT OF BEGINNING.
EXCEPT THEREFROM ALL MINERALS, OIL, GASES AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN THAT MAY BE WITHIN OR UNDER THE PARCEL OF LAND HEREINABOVE DESCRIBED, WITHOUT, HOWEVER, THE RIGHT TO DRILL, DIG OR MINE THROUGH THE SURFACE THEREOF, AS RESERVED IN THE DEEDS RECORDED DECEMBER 3, 1965 AS INSTRUMENT NO. 4248, MARCH 11, 1964 AS INSTRUMENT NO. 3500 AND JUNE 23, 1964 AS INSTRUMENT NO. 2275.
SAID LAND IS SHOWN AS PROPOSED PARCEL 2 OF THAT CERTAIN CERTIFICATE OF COMPLIANCE RECORDED MAY 22, 2001 AS INSTRUMENT NO. 01-868383.
PARCEL 2:
ALL RIGHTS AND BENEFITS OF THAT CERTAIN DOCUMENT ENTITLED "DEVELOPMENT RIGHTS DEED AND AGREEMENT", BY AND BETWEEN NATIONAL BROADCASTING COMPANY, A DELAWARE CORPORATION ("GRANTOR"), NBC PLAZA L.P., A CALIFORNIA LIMITED PARTNERSHIP ("GRANTEE"), AND CITY OF BURBANK, A MUNICIPAL CORPORATION ("CITY"), AS RECORDED SEPTEMBER 27, 1991 AS INSTRUMENT NO. 91-1534540 AND MODIFIED BY A DOCUMENT ENTITLED "FIRST AMENDMENT TO DEVELOPMENT AGREEMENT FOR THE OLIVE-CALIFORNIA PROJECT (PREVIOUSLY CALLED THE NBC PLAZA PROJECT) AMENDMENT TO PLANNED DEVELOPMENT 89-6" DATED DECEMBER 20, 1996 AND RECORDED APRIL 21, 1997 AS INSTRUMENT NO. 97-596882.

PARCEL 3:
NON-EXCLUSIVE EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS, AS CREATED BY THAT CERTAIN "AGREEMENT FOR GRANT OF EASEMENTS AND ESTABLISHMENT OF COVENANTS, CONDITIONS AND RESTRICTIONS RECORDED IN THE OFFICIAL RECORDS ON NOVEMBER 24, 2003 AS INSTRUMENT NO. 03-3535733 ON, OVER, ACROSS AND THROUGH THOSE PORTIONS OF THE LAND SHOWN AS PROPOSED PARCEL 1 OF THAT CERTAIN CERTIFICATE OF COMPLIANCE RECORDED MAY 22, 2001 AS INSTRUMENT NO. 01-868383.
Assessor’s Parcel Number: 2483-023-452

EXHIBIT E
RREEF BUYOUT DOCUMENTS

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
DB REAL ESTATE THE PINNACLE L.P.
Made and Entered into
As of November __, 2003

7.9.    Sale Right.
(a)    DBRE Sale Right. DBRE shall have the right to exercise the sale right described in this Section 7.9 at any time after the date hereof. If DBRE desires to invoke the provisions of this Section 7.9, DBRE shall deliver to the other Partners written notice that DBRE desires to cause the Partnership to pursue the sale of the Property and invoke the provisions of this Section 7.9 (the “Sale Notice”). The Sale Notice shall set forth a price (the “Proposed Sale Price”), which shall be all cash, at which DBRE would be willing to sell the Property, in an “as is” condition (including no representations, warranties, indemnifications or guaranties by or from the Partnership (or the Partners) in favor of the prospective buyer relating to the condition of the Property, or the nature or quality of construction of any improveme    nts thereon) taking into account the cost of any transfer and recordation taxes, real estate commissions, attorney’s fees, post-closing obligations, loan prepayment fees and charges and other closing costs to be paid by the Partnership (the “Seller Transaction Costs” The amount of cash proceeds distributable to a Partner pursuant to Section 10.3 hereof upon the sale of the Property at the Proposed Sale Price and the closing of the transactions described in the Sale Notice, after payment of (a) all debts and liabilities of the Partnership not to be assumed by a purchaser and (b) the Seller Transaction Costs, is herein referred to as the “Net Equity”. The Sale Notice shall constitute (i) a notice by DBRE to cause the Partnership to sell the Property pursuant to a transaction that will generate Net Equity distributable to the MDP Partner Group in an amount not less than ninety-seven percent (97%) of the Net Equity distributable to the MDP Partner Group pursuant to the transaction described in the Sale Notice (“97% of the Net Equity”), and, in the alternative, (ii) an irrevocable Offer by the DBRE Partner Group to sell its entire interest (and to cause the General Partner to sell its interest) in the Partnership (“DB Partner Group Interest”) to the MDP Partner Group for an aggregate price (the “DB Partner Payment”) equal to the Net Equity distributable to the DB Partner Group pursuant to the transaction described in the Sale Notice (but for purposes of determining the deduction for Seller Transaction Costs in calculating the DB Partner Payment, only the Seller Transaction Costs to be actually incurred in connection with such sale of the DB Partner Group Interest to the MDP Partner Group shall be deducted). If DBRE invokes the sale right described in this Section 7.9, the provisions of this Section 7.9 shall control and be binding on the Partners and, if the Property is sold to a third party pursuant to the procedure described in Section 7.9(b) hereof, such a sale of the Property shall not require the approval of the General Partner or any other Limited Partner hereof and the General Partner, at the direction of DBRE, will enter into a contract on behalf of the Partnership to effect such a sale of the Property and will close and consummate such sale.
(b)    Election. Upon receipt of the Sale Notice, the MDP Partner Group shall elect either (i) to approve, authorize and permit the Property to be sold pursuant to a transaction that will generate at least 97% of the Net Equity or (ii) to purchase the DB Partner Group Interest at a price equal to the DB Partner Payment and on the terms set forth in the Sale Notice. The MDP Partner Group shall give notice of its election hereunder to DBRE within thirty (30) days after the MDP Partner Group’s receipt of the Sale Notice; provided, however, that in the event the MDP Partner Group shall fail to give DBRE notice of its election within such thirty (30) day period, the MDP Partner Group shall be conclusively deemed to have elected that the Property be sold as provided in clause (i) of this Section 7.9(6). In the event the MDP Partner Group elects or is deemed to have elected so to permit the Property to be sold, DBRE shall have nine (9) months (commencing with the date upon which DBRE receives such written election or the date it is deemed to have occurred) to market the Property on terms which would generate at least 97% of the Net Equity. If within such nine (9) month period, the Partnership shall receive a bona fide all cash written offer from a buyer to purchase the Property (which may include assumption by the prospective buyer of the debt then encumbering the Property, provided such assumption is allowable under the terms of such debt and related security) which the DB Partner Group desires to accept (a “Purchase Offer”) pursuant to a transaction that will generate at least 97% of the Net Equity and close within 120 days after the date of the Purchase Offer, then, at the direction of DBRE, the General Partner, on behalf of the Partnership, shall accept such Purchase Offer and the sale of the Property shall thereafter be closed in accordance with the terms of such Purchase Offer. The closing of such a sale of the Property shall take place at such time, date and place, and on such terms, as are agreed between DBRE and the buyer, subject to the provisions of this Section 7.9; provided, however, that so long as the transaction will generate at least 97% of the Net Equity, the DB Partner Group will not be required to submit a new Sale Notice to the MDP Partner Group in the event such terms include representations, warranties, guaranties or indemnities regarding the condition of the Property or the nature or quality of construction thereof as described in Section 7.9(a). Notwithstanding the foregoing, the DB Partner Group will be required to submit a new Sale Notice if any of the aforementioned agreed upon terms between DBRE and the buyer include direct or indirect income guaranties or indemnifications which will benefit the buyer to a greater extent than that which is described in the then existing Sale Notice. If the Property is sold pursuant to a Sale Notice, the Partnership shall pay all Seller Transaction Costs required to be paid by the Partnership as the seller pursuant to such transaction,
(c)    Expiration. If (i) the Partnership shall not receive a Purchase Offer which DBRE desires to accept within said nine (9) month period after the MDP Partner Group’s election or deemed election to sell the Property or (ii) the sale of the Property pursuant to a Purchase Offer fails to close in accordance with its terms, then the Sale Notice shall be deemed to be ineffective, and the Partners shall thereupon be subject to all the provisions of this Section 7.9 as if no Sale Notice had been given; provided, however, DBRE shall have the right to subsequently invoke the sale right provisions of this Section 7.9.
(d)    Earnest Money. If the MDP Partner Group elects to purchase the DB Partner Group Interest pursuant to clause (ii) of Section 7.9(b), then, as a condition to the effectiveness of such election, the MDP Partner Group shall be required to deposit in escrow with a title insurance company (“Escrow Holder”) reasonably acceptable to DBRE, within ten (10) Business Days after the date the MDP Partner Group makes such election, a cash earnest money deposit of four percent (4%) of the DB Partner Payment (but in no event greater than $1 million) payable to the Escrow Holder. On the Partner Closing Date (as hereafter defined), subject to the conditions to closing, such earnest money, together with all interest earned thereon, shall be paid by the Escrow Holder to the DB Partner Group and such amount shall be credited against the DB Partner Payment.

(e)    Partner Closing. If the MDP Partner Group elects to purchase the DB Partner Group Interest pursuant to Section 7.9(b) hereof, then the sale of the DB Partner Group Interest and the withdrawal of the DB Partner Group from the Partnership shall be closed and consummated through Escrow Holder on the date (the “Partner Closing Date”) designated by the MDP Partner Group in a notice to the DB Partner Group, which date shall be within one hundred twenty (120) days after the election made by the MD? Partner Group. Effective as of the Partner Closing Date, (i) the Partners in the DB Partner Group shall release any and all claims (of any nature whatsoever) against the Partnership and the Partners, (ii) the Partnership and the Partners in the MDP Partner Group shall release any and all claims (of any nature whatsoever) against the Partners in the DB Partner Group arising from and after the Partner Closing Date, (iii) the Partners in the DB Partner Group shall cease to be a Partners of the Partnership and (iv) the provisions of this Section 7.9(e) shall apply. The balance of the DB Partner Payment, after credit for the earnest money deposited with the Escrow Holder, shall be deposited with the Escrow Holder by the MDP Partner Group in cash on or prior to the Partner Closing Date. On or prior to the Partner Closing Date, the Partners in the DB Partner Group shall execute, seal, swear to and deliver for and on their behalf all assignment and other documents that may be necessary or appropriate, in the reasonable opinion of counsel to the MDP Partner Group, to transfer the DB Partner Group Interest to the MDP Partner Group free and clear of all liens and encumbrances, provided that an Affiliate of the MDP Partner Group (selected by MDP in its sole and absolute discretion) shall agree to assume the known General Partner’s obligations related to the Partnership, and the MDP Partner Group shall thereafter indemnify, hold harmless and defend the DB Partner Group from and against any and all such liabilities accruing from and after the Partner Closing Date. If the MDP Partner Group purchases the DB Partner Group Interest pursuant to this Section 7.9, since the Seller Transaction Costs actually incurred in connection with such transaction shall be deducted in determining the DB Partner Payment, the Partnership shall pay such Seller Transaction Costs, Notwithstanding the foregoing, the MDP Partner Group and DBRE shall each pay the fees and expenses of its own legal counsel incurred pursuant to the exercise of the sale right described in this Section 7.9; provided, however, if the Property is sold to a third party pursuant to a Sale Notice, then the Partnership shall pay the legal fees and expenses incurred in connection with the sale of the Property,
(f)    Default.
(i)    In the event DBRE defaults in the performance of its obligations under the sale right procedures described in this Section 7.9, the MDP Partner Group shall have the right to receive a return of its earnest money deposit or exercise the remedy of specific performance. DBRE acknowledges that monetary damages in favor of the MDP Partner Group as a result of DBRE’s default will not be an adequate remedy to the MDP Partner Group, at law or in equity.
(ii)    IN THE EVENT THE MDP PARTNER GROUP FAILS TO CLOSE THE PURCHASE OF DB PARTNER GROUP INTEREST BY REASON OF MDP PARTNER GROUP’S DEFAULT UNDER THE SALE RIGHT PROCEDURES DESCRIBED IN THIS SECTION 7.9, THEN DBRE

SHALL HAVE THE RIGHT, AS ITS SOLE AND EXCLUSIVE RIGHT AND REMEDY FOR MDP PARTNER GROUP’S DEFAULT, TO BE PAID AND RETAIN THE EARNEST MONEY DEPOSIT DESCRIBED IN SECTION 7,9(d) HEREOF AS LIQUIDATED DAMAGES FOR SUCH DEFAULT OF THE MDP PARTNER GROUP. THE PARTNERS ACKNOWLEDGE THE DIFFICULTY OF ESTABLISHING THE ACTUAL DAMAGES TO DBRE IN THE EVENT OF A DEFAULT BY THE MDP PARTNER GROUP UNDER
THIS SECTION 7.9 AND AGREE THAT THE AMOUNT OF THE EARNEST MONEY DEPOSIT CONSTITUTES A REASONABLE ESTIMATE OF SUCH DAMAGES AND AN AGREED AMOUNT OF LIQUIDATED DAMAGES FOR THE DEFAULT OF THE MDP PARTNER GROUP

DBRE’s Initials	MDP Initials
(g)    Group Allocation. In the event the MDP Partner Group elects to purchase the DB Partner Group’s Interest, the MDP Partner Group shall acquire the DB Partner Group Interest (and pay the DB Partner Payment) in proportion to their respective Percentage Interests in the Partnership or as they may otherwise agree.
7.10    Depositary Bank Approval. The Partners acknowledge that in accordance with the KAGG and the KAGG Investment Agreement, the Bank must approve any Transfer of DBRE’s interest in the Partnership and/or any sale or encumbrance of the Property. In the event that DBRE is the Transferring Partner pursuant to Section 7.4 above or issues a Sale Notice pursuant to Section 7.9 above, DBRE shall be required to obtain the provisional approval of the Bank pursuant to the KAGG Investment Agreement prior to issuing a ROFO Notice or Sale Notice, as applicable. MDP understands that in the event MDP elects to acquire the ROFO Interest or the interest of DBRE for the price and on the terms set forth in such ROFO Notice or Sale Notice (including, without limitation, the terms of any assignment and assumption agreement or purchase and sale agreement, as applicable, that may be included in the ROFO Notice or Sale Notice, as applicable) the review and final approval of such transaction by the Bank cannot be arbitrarily withheld and will be limited in scope to confirming that the final terms of the transaction are not materially different from those for which provisional approval is granted. However, any material changes to the terms set forth in such ROFO Notice or Sale Notice will require further Bank approval.

RREEF
Media Center Partners, LLC
c/o M. David Paul Development LLC
233 Wilshire Boulevard, Suite 990
Santa Monica, CA 90401
Attention: M. David Paul
Phone No: 310-393-9653
Fax No: 310-458-2644
(current street address understood to be
100 Wilshire Boulevard Suite 1600:
MDP, please confirm when responding)

2012-06-07
Dear Partners in DB Real Estate The Pinnacle L.P.:
With reference to that certain Amended and Restated Limited Partnership Agreement (the “LPA”) of DB Real Estate The Pinnacle L.P. (the “Partnership”), the undersigned, RREEF Investment GmbH, formerly known as DB Real Estate Investment GmbH (“DBRE”), hereby delivers to you, as the other Partners in the Partnership, written notice (the “Sale Notice”) as required in Section 7.9 of the LPA that DBRE desires to cause the Partnership to pursue the sale of the Property and invoke the provisions of said Section 7.9.
The price (the “Proposed Sale Price”) required to be set forth in the Sale Notice is $ 212,500,000, and has been determined by DBRE in accordance with the third sentence of Section 7.9 (a) of the LPA, among other things taking into account Seller Transaction Costs, as required in that sentence.
As provided in Section 7.9 (a), this Sale Notice shall constitute “(i) a notice by DBRE to cause the Partnership to sell the Property pursuant to a transaction that will generate Net Equity [as defined in Section 7.9 (a)] distributable to the MDP Partner Group [Media Center Partners, LLC] in an amount not less than ninety-seven percent (97%) of the Net Equity distributable to the MDP Partner Group pursuant to the transaction described in the Sale Notice (“97% of the Net Equity”), and, in the alternative, (ii) an irrevocable offer by the DBRE Partner Group to sell its entire interest (and to cause the General Partner to sell its interest) in the Partnership (“DB Partner Group Interest”) to the MDP Partner Group for an aggregate price (the “DB Partner Payment”) equal to the Net Equity distributable to the DB Partner Group pursuant to the transaction described in the Sale Notice (but for purposes of determining the deduction for Seller Transaction Costs in calculating the DB Partner Payment, only the Seller Transaction Costs to be actually incurred in connection with such sale of the DB Partner Group Interest to the MDP Partner Group shall be deducted).”

As provided in Section 7.9 (b), Media Center Partners, LLC, as the MDP Partner Group, has thirty (30) days after its receipt of this Sale Notice to elect by notice to DBRE either “(i) to approve, authorize and permit the Property to be sold pursuant to a transaction that will generate at least 97% of the Net Equity or (ii) to purchase the DB Partner Group Interest at a price equal to the DB Partner Payment and on the terms set forth in this Sale Notice.”
As you know, with respect to the election or failure to elect by the MDP Partner Group, the remainder of Section 7.9 and the remainder of the LPA shall apply.
This Sale Notice shall also constitute a notice under Section 14.12 of the LPA of the change of address for notices to DBRE to the following:
RREEF Investment GmbH
Mainzer Landstrasse 178-190
60327 Frankfurt am Main
Germany
Attention: Martin Scharpey
Phone No: +49 69 71704 6493
Fax No: +49 69 71704 6934
Yours truly,
RREEF Investment GmbH

By:	Name: Dr. Georg Allendorf Title: Managing Director

By:	Name: Martin Scharpey Title: Director with Proxy

MEDIA CENTER PARTNERS, LLC
c/o M. David Paul Development LLC
100 Wilshire Boulevard, Suite 1600
Santa Monica, California 90401
July 6, 2012
VIA FAX AND EMAIL
RREEF Investment GmbH
Mainzer Landstrasse 178-190
60327 Frankfurt am Main
Germany
Attention: Martin Scharpey
Phone: +49 69 71704 6493
Fax: +49 69 71704 6934
Email: martin.scharpey@rreef.com
Re:    Pinnacle I — Election Notice
Dear Martin:
Thank you for your letter, dated and received by us on June 7, 2012, constituting your “Sale Notice” under Section 7.9 of the Amended and Restated Limited Partnership Agreement of DB Real Estate The Pinnacle L.P., dated November 2003 (the “LPA”), among Media Center Partners, LLC (“MDP”), RREEF Investment GmbH (formerly known as DB Real Estate Investment GmbH), and The Pinnacle General Partner Corp. All capitalized terms used and not otherwise defined herein shall have the meanings set forth for the same in the LPA.
Please be advised that pursuant to Section 7.9(b) of the LPA, MDP hereby elects to purchase the DB Partner Group Interest. This election is premised and conditioned upon our understanding that, as discussed, the Property will be free of all debt as of the Partner Closing Date.
We understand that pursuant to Section 7.9(d) of the LPA, MDP is required to deposit in escrow with a title insurance company reasonably acceptable to DBRE (“Escrow Holder”), within ten (10) Business Days after the date on which MDP makes such election, a cash earnest money deposit of 4% of the DB Partner Payment (but in no event greater than $1 million). We intend to use Chicago Title Insurance Company as the Escrow Holder (attention Maggie G. Watson, Senior Vice President National Projects Group, 24300 Town Center Drive, Suite 320, Valencia, CA 91355, (661) 753- 5701, maggie.watson@ctt.com). Unless we hear otherwise from you, we will assume that Chicago Title Insurance Company is acceptable as the Escrow Holder and we will deposit $1,000,000 with Chicago Title Insurance Company within ten (10) Business Days of the date hereto (i.e., on or before Friday, July 20, 2012).

In addition, we have had discussions regarding certain agreements, clarifications and/or modifications relating to the terms of the closing of this transaction. It is our understanding based on these prior discussions that the Partners have agreed that (i) notwithstanding anything to the contrary contained in Section 7.9(e) of the LPA, the Partner Closing Date shall occur on November 6, 2012, provided that MDP has the right to extend the Partner Closing Date to either December 17, 2012 or January 15, 2012 by delivering a written notice of such extension to DBRE on or before October 5, 2012, (ii) upon such closing, the Property will be free of all debt, and all Seller Transaction Costs (including, without limitation, loan prepayment and/or defeasance fees) shall be deducted in determining the DB Partner Payment and the Partnership shall pay such Seller Transaction Costs (as per the penultimate sentence of Section 7.9(e) of the LPA), and (iii) the Partners will enter into a letter agreement evidencing the foregoing prior to July 20, 2012.
Please contact us immediately if you believe we have misunderstood anything. Thank you.

Sincerely,

MEDIA CENTER PARTNERS, LLC, a California limited liability company

By:	M. DAVID PAUL DEVELOPMENT, LLC, a California limited liability company, its managing member

By:	Name: M. David Paul Title: Managing Member

cc:    Jonathan Richter (via email to jonathansichter@rreef.com)

MEDIA CENTER PARTNERS, LLC
c/o M. David Paul Development LLC
100 Wilshire Boulevard, Suite 1600
Santa Monica, California 90401
July 12, 2012
VIA FAX AND EMAIL
RREEF Investment GmbH
Mainzer Landstrasse 178-190
60327 Frankfort am Main
Germany
Attention: Martin Scharpey
Phone: +49 69 71704 6493
Fax: +49 69 71704 6934
Email: martin.scharpey@rreef.com
Re:    Pinnacle 1— Let Agreement
Dear Martin:
Please refer to that certain Amended and Restated Limited Partnership Agreement of DB Rea] Estate The Pinnacle L.P., dated November 2003 (the “LPA”), among Media Center Partners, LLC (“MDP”), RREEF Investment GmbH (formerly known as 013 Real Estate Investment GmbH), and The Pinnacle General Partner Corp. and, in particular, Section 7.9 thereof. All capitalized terms used and not otherwise defined herein shall have the meanings set forth for the same in the I.PA.
As a follow up to our “election notice” letter, dated and delivered to you on July 6, 2012, whereby we notified you of our election to purchase the DB Partner Group Interest, we are sending this letter to confirm our understanding based on subsequent conversations that the Partners have agreed as follows:

(i)	Chicago Title Insurance Company shall be the Escrow Holder;

(ii)
upon such closing, the Property will be free of all debt, the Partnership will pay all Seller Transaction Costs pursuant to the penultimate sentence of Section 7.9(e) of the LPA (including, without limitation, all loan prepayment and/or defeasance fees, but subject to the terms of clause (iii)(2) below), and the 013 Partner Payment shall be equal to the Net Equity that would be distributable to the 013 Partner Group after payment of such Seller Transaction Costs (i.e., 95% of the net proceeds); and

(iii)
notwithstanding anything to the contrary contained in Section 7.9(e) of the LPA, the Partner Closing Date shall occur on November 6, 2012, provided that (a) MDP has the right to extend the Partner Closing Date to December 17, 2012 by delivering a written notice of such extension to DBRE on or before September 21, 2012, and (b) MDP has the right to accelerate the Partner Closing Date to a date prior to November 6, 2012 if, and only if, (I) MDP delivers written notice identifying the accelerated Partner Closing Date to DBRE (which accelerated Partner Closing Date cannot he earlier than the 45th calendar day after MDP delivers such written notice to DBRE) and (2) in the event of such an acceleration, MDP is responsible, at its sole cost and expense, for the payment of all debt prepayment/defeasance expenses to the extent relating to the period between such accelerated Partner Closing Date and November 6, 2012.
Please acknowledge that the foregoing reflects your understanding and agreement by signing this letter in the space provided below. If you have any questions, please contact us. Thank you.
Sincerely,
MEDIA CENTER PARTNERS, LLC, a California limited liability company

By:	M. DAVID PAUL DEVELOPMENT, LLC, a California limited liability company, its managing member

By:	Name: M. David Paul Title: Managing Member

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN
RREEF INVESTMENT GMBH

By:	Name: Dr. Georg Allendorf Title: Managing Director

By:	Name: Bernd Ebert Title: Director with Proxy

cc:    Jonathan Richter (via email to jonathansichter@rreef.com)

EXHIBIT F
ACKNOWLEDGMENT OF (PINNACLE 2 SPONSOR AFFILIATE ADMISSION)

ACKNOWLEDGMENT AND ACCEPTANCE
OF ADMISSION OF MEMBER

THIS ACKNOWLEDGMENT AND ACCEPTANCE OF ADMISSION OF MEMBER, is made and entered into as of ____________ ___, 20___ (this “Acknowledgment”), by and between HUDSON JW, LLC, a Delaware limited liability company (“Administrative Member”), and MEDIA CENTER PARTNERS, LLC, a California limited liability company (“Sponsor”, and together with Administrative Member, the “Existing Members”), and MEDIA CENTER DEVELOPMENT, LLC, a Delaware limited liability company (the “Admitted”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in that certain Limited Liability Company Agreement of Hudson MC Partners, LLC, dated as of November __, 2012 (as amended to date, the “JV Agreement”).
WHEREAS, the Existing Members are the Members of Hudson MC Partners, LLC, a Delaware limited liability company (the “Joint Venture”), under the JV Agreement;
WHEREAS, the Admitted has contributed to the Joint Venture certain assets in exchange for the Membership Interests (as defined in that certain Acquisition and Contribution Agreement, of even date herewith, by and between Admitted, as “Transferor”, and P2 Hudson MC Partners, LLC, a Delaware limited liability company, as “Transferee”); and
WHEREAS, each of the Existing Members desires to evidence the admission of the Admitted as a Member in the Joint Venture, and the Admitted desires to evidence acceptance of such admission to the Joint Venture.
NOW, THEREFORE, in consideration of the foregoing and the covenants of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions set forth herein, the parties hereby agree as follows:
1.    Schedule A to the JV Agreement is hereby amended and supplemented by the addition of the line items set forth in Schedule A attached to this Acknowledgment.
2.    In accordance with the terms of the JV Agreement, each of the Existing Members hereby approves the admission of the Admitted as a Member of the Joint Venture with the interests in the Joint Venture set forth in Schedule A attached to this Acknowledgment.
3.    Each of the Existing Members hereby certifies that a true and correct copy of the JV Agreement has been delivered to the Admitted prior to the date hereof.

4.    This Acknowledgment shall be binding upon the parties hereto and their respective successors, assigns, heirs and legal representatives and may be relied upon by them and by other third parties.
5.    By its signature below, the Admitted hereby accepts admission to the Joint Venture as a Member and agrees to be bound by all of the provisions of the JV Agreement, which are incorporated herein by this reference, and to perform each and all of the obligations as Pinnacle 2 Sponsor Affiliate (as defined in the JV Agreement) and as a Member and Sponsor thereunder.
(Remainder of Page Intentionally Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment and the attachment counterpart signature page to the JV Agreement effective as of the date first written above.

EXISTING MEMBERS:

HUDSON JW, LLC,
a Delaware limited liability company

By:    ___________________________
Name:    ___________________________
Title:    ___________________________

MEDIA CENTER PARTNERS, LLC,
a California limited liability company

By:    ___________________________
Name:    ___________________________
Title:    ___________________________

THE ADMITTED:

MEDIA CENTER DEVELOPMENT, LLC,
a Delaware limited liability company

By:    ___________________________
Name:    ___________________________
Title:    ___________________________

SCHEDULE A TO
ACKNOWLEDGMENT AND ACCEPTANCE OF ADMISSION OF MEMBER

MEMBERS, CONTRIBUTIONS AND MEMBERSHIP INTEREST

Name and Address of Additional Member	Net Agreed Value of Contributed Property	Membership Interest
	[________]	[________]
Name: Media Center Development, LLC Address: Media Center Development, LLC c/o M. David Paul Development LLC 100 Wilshire Boulevard, Suite 1600 Santa Monica, California 90401 Attention: Jeffrey M. Worthe

EXHIBIT G
EXAMPLE OF DILUTION CALCULATION

By way of example only, and without limitation, assume that on the Effective Date, the Members made Capital Contributions aggregating $1,000,000, of which $650,000 was made by Hudson, with a Percentage Interest of sixty five percent (65%), $50,000 was made by Pinnacle 1 Sponsor, with a Percentage Interest of five percent (5%), and $300,000 was made by Pinnacle 2 Sponsor Affiliate with a Percentage Interest of thirty percent (30%). Subsequent to the Effective Date, the Executive Committee calls for Additional Capital Contributions of $500,000 in the aggregate (the "Additional Capital Call"), of which Hudson is responsible for $325,000, Pinnacle 1 Sponsor is responsible for $25,000 and Pinnacle 2 Sponsor Affiliate is responsible for $150,000.
A. Assume further that Hudson and Pinnacle 1 Sponsor make their respective shares of the Additional Capital Call, but Pinnacle 2 Sponsor Affiliate does not. Pinnacle 1 Sponsor may not elect to make contributions on behalf of Pinnacle 2 Sponsor Affiliate. Hudson elects to make contributions on behalf of Pinnacle 2 Sponsor Affiliate in the amount of $150,000, which amount is a "Substituted Capital Contribution" equal to Pinnacle 2 Sponsor Affiliate’s share of the Additional Capital Call. After the Additional Capital Call is funded, the Members' Percentage Interests shall have been adjusted as follows, in accordance with Section 4.02(c):
1.    Pinnacle 1 Sponsor: The adjusted Percentage Interest of Pinnacle 1 Sponsor, in the aggregate, is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substituted Capital Contributions) then or theretofore made by Pinnacle 1 Sponsor to the Company ($75,000), plus (ii) one hundred and fifty percent (150%) of the Substituted Capital Contributions then or theretofore made by Pinnacle 1 Sponsor to the Company ($0), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by any other Member to the Company on account of Pinnacle 1 Sponsor’s failure to make any Additional Capital Contribution ($0), by (2) one hundred percent (100%) of the aggregate Capital Contributions (including without limitation Substituted Capital Contributions) then or theretofore made by all of the Members to the Company ($1,500,000). This results in a Percentage Interest for Pinnacle 1 Sponsor of (i) the sum of $75,000 divided by (ii) $1,500,000 = 5%.
2.    Pinnacle 2 Sponsor Affiliate: Pinnacle 2 Sponsor Affiliate’s adjusted Percentage Interest is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substituted Capital Contributions) then or theretofore made by Pinnacle 2 Sponsor Affiliate to the Company ($300,000), plus (ii) one hundred and fifty percent (150%) of the Substituted Capital Contributions then or theretofore made by Pinnacle 2 Sponsor Affiliate to the Company ($0), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by any other Member to the Company on account of Pinnacle 2 Sponsor Affiliate’s failure to make any Additional Capital Contribution ($75,000), by (2) one hundred percent (100%) of the aggregate Capital Contributions (including without limitation Substituted Capital Contributions) then or theretofore made by all of the Members to the Company ($1,500,000). This results in a Percentage Interest for Pinnacle 2 Sponsor Affiliate of (i) the difference between $300,000 minus $75,000, divided by (ii) $1,500,000 = 15%.

3.    Hudson: The adjusted Percentage Interest of Hudson, in the aggregate, is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substituted Capital Contributions) then or theretofore made by Hudson to the Company ($975,000), plus (ii) one hundred and fifty percent (150%) of the Substituted Capital Contributions then or theretofore made by Hudson to the Company ($225,000), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by any other Member to the Company on account of Hudson’s failure to make any Additional Capital Contribution ($0), by (2) one hundred percent (100%) of the aggregate Capital Contributions (including without limitation Substituted Capital Contributions) then or theretofore made by all of the Members to the Company ($1,500,000). This results in a Percentage Interest for Hudson of (i) the sum of $975,000 plus $225,000 divided by (ii) $1,500,000 = 80%.

B.     Using the same example, assume instead that Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate contribute their respective shares of the Additional Capital Call, but Hudson does not. Pinnacle 1 Sponsor and Pinnacle 2 Sponsor both elect to make the contributions on behalf of Hudson. In that case, Pinnacle 1 Sponsor would contribute 14.28% (Pinnacle 1 Sponsor’s proportionate share based on its Percentage Interest relative to Pinnacle 2 Sponsor Affiliate’s (5 divided by 35)) of Hudson’s $325,000 = $46,410, which amount is a "Substituted Capital Contribution" of Pinnacle 1 Sponsor; and Pinnacle 2 Sponsor Affiliate would contribute 85.72% (Pinnacle 2 Sponsor Affiliate’s proportionate share based on its Percentage Interest relative to Pinnacle 1 Sponsor (30 divided by 35)) of Hudson’s $325,000 = $278,590, which amount is a "Substituted Capital Contribution" of Pinnacle 2 Sponsor Affiliate, such that the aggregate amount of the Substituted Capital Contributions by Pinnacle 1 Sponsor and Pinnacle 2 Sponsor Affiliate equals Hudson’s share of the Additional Capital Call. After the Additional Capital Call is funded, the Members' Percentage Interests shall have been adjusted as follows, in accordance with Section 4.02(c):
1.    Pinnacle 1 Sponsor: The adjusted Percentage Interest of Pinnacle 1 Sponsor, in the aggregate, is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substituted Capital Contributions) then or theretofore made by Pinnacle 1 Sponsor to the Company ($75,000), plus (ii) one hundred and fifty percent (150%) of the Substituted Capital Contributions then or theretofore made by Pinnacle 1 Sponsor to the Company ($69,615), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by any other Member to the Company on account of Pinnacle 1 Sponsor’s failure to make any Additional Capital Contribution ($0), by (2) one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substituted Capital Contributions) then or theretofore made by all of the Members to the Company ($1,500,000). This results in a Percentage Interest for Pinnacle 1 Sponsor of (i) the sum of $75,000 plus $69,615, divided by (ii) $1,500,000 = 9.641%
2.    Hudson: Hudson’s adjusted Percentage Interest is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substituted Capital Contributions ) then or theretofore made by Hudson to the Company ($650,000), plus (ii) one hundred and fifty percent (150%) of the Substituted Capital Contributions then or theretofore made by Hudson to the Company ($0), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by any other Member to the Company on account of Hudson failure to make any Additional Capital Contribution ($162,500), by (2) one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substituted Capital Contributions) then or theretofore made by all of the Members to the Company ($1,500,000). This results in a Percentage Interest for Hudson of (i) the difference between $650,000 minus $162,500, divided by (ii) $1,500,000 = 32.5%
3.    Pinnacle 2 Sponsor Affiliate: Pinnacle 2 Sponsor Affiliate’s adjusted Percentage Interest is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substituted Capital Contributions) then or theretofore made by Pinnacle 2 Sponsor Affiliate to the Company ($450,000), plus (ii) one hundred and fifty percent (150%) of the Substituted Capital Contributions then or theretofore made by Pinnacle 2 Sponsor Affiliate to the Company ($417,885), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by any other Member to the Company on account of Pinnacle 2 Sponsor Affiliate’s failure to make any Additional Capital Contribution ($0), by (2) one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substituted Capital Contributions) then or theretofore made by all of the Members to the Company ($1,500,000). This results in a Percentage Interest for Pinnacle 2 Sponsor Affiliate of (i) the sum of $450,000 plus $417,885, divided by (ii) $1,500,000 = 57.859%

EXHIBIT H-1

REIMBURSEMENT AND INDEMNITY AGREEMENT (PINNACLE 1 LOAN)

This REIMBURSEMENT AND INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of November __, 2012, by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (“HPP”) on the one hand, and, on the other hand, Media Center Partners, LLC, a California limited liability company (“MCP”), and M. David Paul Ventures, LLC, a California limited liability company (“MDP Ventures” and, together with MCP , collectively, and jointly and severally, the “Sponsor Parties”).

WHEREAS, HPP’s wholly owned subsidiary, Hudson JW, LLC, a Delaware limited liability company (“Hudson”), and MCP are members of Hudson MC Partners, LLC, a Delaware limited liability company (the “Company”), which was formed pursuant to that certain Certificate of Formation filed with the Secretary of State of Delaware on October 16, 2012, and which is governed by that certain Limited Liability Company Agreement of the Company dated as of November __, 2012 (as amended, the “Operating Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Operating Agreement;

WHEREAS, concurrently herewith, the Company’s wholly owned subsidiary, P1 MC Hudson Partners, LLC, a Delaware limited liability company (“Pinnacle 1 Borrower”), is obtaining that certain mortgage loan in the original principal amount of $129,000,000 (the “Pinnacle 1 Loan”) pursuant to those certain documents and other instruments evidencing, securing and/or otherwise being executed and delivered in connection with the Pinnacle 1 Loan and set forth on Exhibit A attached hereto (collectively, the “Pinnacle 1 Transaction Documents”);

WHEREAS, in connection with the making of the Pinnacle 1 Loan, Lender is requiring that each of the Company, HPP, and MDP Ventures execute and deliver, on a joint and several basis, that certain Guaranty of Recourse Obligations (Unsecured) in the form attached hereto as Exhibit B-1 (the “Pinnacle 1 Guaranty”) and that certain Environmental Indemnity Agreement (Unsecured) in the form attached hereto as Exhibit B-2 (the “Pinnacle 1 Environmental Indemnity”, and, together with the Pinnacle 1 Guaranty, collectively, the “Pinnacle 1 Recourse Documents”; the obligations and matters described in the Pinnacle 1 Recourse Documents, collectively, the “Obligations”);

WHEREAS, the parties hereto wish to allocate their respective maximum obligations for the responsibilities for the Obligations;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    Reimbursement Obligations.

(a)    Pursuant to the Pinnacle 1 Recourse Documents, HPP, the Company and MDP Ventures are liable, on a joint and several basis, for 100% of the Obligations. The parties hereto agree that each of HPP and the Sponsor Parties hereto shall have liability with respect to the Obligations (with respect to each party, its “Maximum Obligation”), regardless of any contrary language in the Operating Agreement, the Pinnacle 1 Recourse Documents or any of the other Pinnacle 1 Transaction Documents, as follows:

(i)    In the event that either HPP or MDP incurs any Obligations (including enforcement expenditures) that are attributable solely to (a) the fraud, bad faith, willful misconduct, intentional misrepresentation or gross negligence, or the knowing and willful act or omission, taken (or not taken, as the case may be) with the intent in each case, to cause a breach under any Pinnacle 1 Transaction Documents, of any Sponsor Party or their respective Affiliates, or (b) on account of any breach by the Pinnacle 1 Borrower of any real property specific representations and warranties made to Pinnacle 1 Lender concurrently with the making of the Pinnacle 1 Loan, then the Sponsor Parties shall be liable for 100% of such Obligations;

(ii)    In the event that either HPP or MDP Ventures incurs any Obligations (including enforcement expenditures) that are attributable solely to the fraud, bad faith, willful misconduct, intentional misrepresentation or gross negligence, or the knowing and willful act or omission, taken (or not taken, as the case may be) with the intent in each case, to cause a breach under any Pinnacle 1 Transaction Documents, of HPP, Hudson or any of their respective Affiliates, then HPP shall be liable for 100% of such Obligations;

(iii)    In the event that either HPP or MDP Ventures incur any Obligations under the Pinnacle 1 Recourse Documents that are not covered by Section 1(a)(i) or Section 1(a)(ii) above, then HPP and the Sponsor Parties shall be liable for their pro rata share of such Obligations, based on, respectively, Hudson’s and MCP's Percentage Interests as defined in the Operating Agreement and without regard to any application of Section 4.02 of the Operating Agreement.

Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall affect the rights of any party under Article X of the Operating Agreement, or the obligations of the Members of the Company pursuant to Section 4.05(b) of the Operating Agreement.

(b)      If HPP, on the one hand, or any of the Sponsor Parties, on the other hand, is called upon to pay and actually does pay amounts under or pursuant to any of the Obligations in excess of such parties’ respective Maximum Obligation as determined pursuant to Section 1(a) above (an “Overage Guarantor”) in such Overage Guarantor’s discretion, the Sponsor Parties or HPP, respectively, hereby absolutely, irrevocably and unconditionally agrees to reimburse the Overage Guarantor upon demand an amount such that after giving effect to such reimbursement the Overage Guarantor, in the aggregate, shall have borne only its Maximum Obligation with respect to the Obligations owed to that date.

(c)    This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of each party, provided; however, that the sale, assignment or other transfer (each, a “Transfer”), directly or indirectly, of all or any portion of any Interest in the Company shall not result in a release of any party of its liability under this Agreement, except that if any Member makes a Transfer of its entire direct or indirect interest in the Company in accordance with the terms and conditions of the Operating Agreement, then such party shall have no liability under this Agreement with respect to Obligations which arise from events occurring after the date of such Transfer. Notwithstanding the foregoing, it is acknowledged and agreed that if Hudson sells or assigns its direct interest in the Company, in part, to any Person, and such Person is admitted as a Member of the Company, then Hudson and such Person shall re-apportion Hudson’s liability hereunder among themselves pursuant to a separate written agreement, and there shall be a corresponding release of liability, but if Hudson sells or assigns its direct interest in the Company in whole to one Person, and such Person is admitted as a Member of the Company, then, as a condition of Hudson’s release, such Person shall assume the obligations of Hudson hereunder.

2.    Remedies. In the event that HPP or the Sponsor Parties fail to reimburse the other as required hereunder within five (5) business days following written demand therefor, the party who is entitled to but does not receive payment (the “Aggrieved Party”) may exercise any right or remedy available to it at law or in equity, including the right to sue for specific performance hereof, and the Aggrieved Party shall additionally be entitled to interest on the unpaid amount accrued at a rate equal to the lower of twenty percent (20%) per annum and the highest rate permitted by applicable law, and to recover from the other party the Aggrieved Party's out-of-pocket costs incurred in connection with the enforcement of this Agreement, including reasonable attorneys' fees and expenses incurred before and at trial, at all levels, and whether or not suit is instituted. Without limiting the foregoing, in the event that HPP or any Sponsor Party fails to reimburse the other as required hereunder for any amount funded by HPP (or, as applicable Sponsor Party) on behalf of the other party in accordance with this Agreement, shall be treated as a failure to contribute Additional Capital pursuant to the terms of Section 4.02 of the Operating Agreement on the part of Hudson or, as applicable, Sponsor and Hudson (or, as applicable, Sponsor) shall have the rights and remedies set forth in Section 4.02 of the Operating Agreement.

3.    Guarantor Waivers. If and to the extent that any Sponsor Party or HPP or any of them (for the purposes of this Section 3 only, being individually and collectively referred to herein as “Guarantor”) would be deemed or construed to be a guarantor or surety under applicable law with respect to its obligations hereunder, Guarantor hereby agrees as follows:

(a)    Guarantor expressly agrees that until each and every term, covenant and condition of this Agreement is fully performed, Guarantor shall not be released by any act or event which might be deemed a legal or equitable discharge or exoneration of a surety, or because of any waiver, extension, modification, forbearance or delay or other act or omission of any Sponsor Party or HPP, as applicable, or its failure to proceed promptly or otherwise as against HPP or Sponsor Party, respectively, or Guarantor, or because of any action taken or omitted or circumstance which might vary the risk or affect the rights or remedies of Guarantor as against HPP or any Sponsor Party, as applicable, or because of any further dealings between any Sponsor Party or HPP, as applicable, whether relating to this Agreement or otherwise. Guarantor hereby expressly waives and surrenders any defense to Guarantor's liability under this Agreement based upon any of the foregoing acts, omissions, things, agreements, waivers or any of them, except to the extent expressly provided in Section 1 hereof. It is the purpose and intent of this Agreement that the obligations of Guarantor under it shall be absolute and unconditional under any and all circumstances, subject to and in accordance with the terms and conditions of this Agreement.

(b)    Each Guarantor waives:

(i)    all statutes of limitations as a defense to any action or proceeding brought against any Sponsor Party or HPP, or by Guarantor, as applicable, to the fullest extent permitted by law;

(ii)    any right it may have to require any Sponsor Party or HPP, to proceed against HPP or Sponsor Party, respectively, or pursue any other remedy in any Sponsor Party’s or HPP’s, as applicable, power to pursue, it being acknowledged and agreed that the obligations of Guarantor hereunder are independent of the obligations of HPP and the Sponsor Parties, as applicable, hereunder, and neither any Sponsor Party, nor HPP, shall be required to make any demand upon, exercise any right to declare a default by, or proceed against, HPP or any Sponsor Party, respectively, prior to proceeding against Guarantor to the full extent of Guarantor’s obligations hereunder;

(iii)    any defense based on any legal disability of HPP or any Sponsor Party and any discharge, release or limitation of the liability of Hudson to any Sponsor Party, or of Sponsor Party to HPP, as applicable, whether consensual or arising by operation of law or any bankruptcy, reorganization, receivership, insolvency, or debtor relief proceeding, or from any other cause, or any claim that Guarantor's obligations exceed or are more burdensome than those of HPP or Sponsor Parties, as applicable;

(iv)    all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Agreement and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind, except to the extent expressly provided herein;

(v)    any defense based on or arising out of any defense that HPP or any Sponsor Party, as applicable, may have to the payment or performance of any obligation set forth in this Agreement;

(vi)    until all obligations under this Agreement have been paid and performed in full, all rights of subrogation and all rights to enforce any remedy that Guarantor may have against HPP or any Sponsor Party, as applicable, all regardless of whether Guarantor may have made any payments to Sponsor Party or HPP, as applicable;

(c)    Guarantor assumes full responsibility for keeping informed of the financial condition and business operations of HPP and the Sponsor Parties, as applicable, and all other circumstances affecting HPP and Sponsor Party’s ability to pay for and perform its Obligations and/or its obligations to Sponsor Parties or HPP, respectively, and agrees that the Sponsor Parties and HPP, respectively, shall have no duty to disclose to Guarantor any information which Sponsor Parties, on the one hand, HPP on the other hand, may receive about HPP or the Sponsor Parties’ respective financial condition, business operations, or any other circumstances bearing on its ability to perform.

4.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.

5.    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, incorporates all prior negotiations and understandings with respect to such subject matter and may be amended solely by an instrument in writing executed by all of the parties.

6.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

7.    Waiver of Jury. EACH OF SPONSOR AFFILIATE AND HPP, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT.

8.    Third Parties Not Benefited. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement.

9.    Attorneys' Fees. If any action is brought hereunder or to enforce rights hereunder, the prevailing party(ies) shall be entitled to recover its attorneys' fees and costs from the other party(ies).

10.    Pinnacle 2 Contribution. Pursuant to the terms of the Pinnacle 1 Transaction Documents, in the event that the Pinnacle 2 Property (as defined in the Operating Agreement) is contributed to the Company pursuant to the terms of the Pinnacle 2 Contribution Agreement, then Pinnacle 1 Lender shall release each of HPP and MDP Ventures from any Obligations under the Pinnacle 1 Recourse Documents, in each case, to the extent first occurring or arising from and after the date the Pinnacle 2 Property is so contributed (the date upon which the Pinnacle 1 Lender so releases HPP and MDP Ventures from any Obligations under the Pinnacle 1 Recourse Documents, the “Pinnacle 1 Guaranty Release Date”). In such event, then, the obligations of the parties hereunder shall terminate with respect to any Obligations under the Pinnacle 1 Recourse Guaranties to the extent first arising from and after the Pinnacle 1 Guaranty Release Date, it being understood and agreed that the obligations of the parties hereunder shall continue following the Pinnacle 1 Guaranty Release Date to the extent any Obligations are incurred by HPP or MDP Ventures hereunder in respect of any Obligations first arising or occurring prior to the Pinnacle 1 Guaranty Release Date. For the avoidance of doubt, in no event shall the terms of this Section 10 affect the obligations of the Members pursuant to Section 4.05(b), regardless of when arising.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

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HUDSON PACIFIC PROPERTIES, L.P.,
a Maryland limited partnership

By:    Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By:    ___________________
Name:
Its:

M. David Paul Ventures LLC,
a California limited liability company

By:       ___________________
Name:  Jeffery M. Worthe
Its:       Manager

EXHIBIT A

PINNACLE 1 TRANSACTION DOCUMENTS

10.	Loan Agreement, dated as of November __, 2012, between Pinnacle 1 Lender and Pinnacle 1 Property Owner.

11.	Promissory Note, dated as of November __, 2012, made by Pinnacle 1 Property Owner in favor of Pinnacle 1 Lender.

12.
Deed of Trust, Security Agreement, Assignment of Leases and Fixture Filing, dated as of November __, 2012, by Pinnacle 1 Property Owner, as grantor, to Chicago Title Company, a California corporation, as trustee, for the benefit of Pinnacle 1 Lender.

13.	Assignment of Leases and Rents, dated as of November __, 2012, from Pinnacle 1 Property Owner, as assignor, to Pinnacle 1 Lender, as assignee,

14.	Environmental Indemnity Agreement (Unsecured), dated as of November __, 2012, by Pinnacle 1Property Owner, Hudson LP, MDP Ventures, Pinnacle 1 Sponsor as Guarantor, in favor of Pinnacle 1 Lender.

15.	Assignment of Management Agreement and Subordination of Management Fees, dated as of November __, 2012, by the Company to Lender, and consented and agreed to by Property Manager.

16.	Guaranty of Recourse Obligations (Unsecured), dated as of November __, 2012, by Hudson LP, MDP Ventures and Pinnacle 1 Sponsor, for the benefit of Lender.

17.	Deposit Account Control Agreement, dated as of November __, 2012, by and among the Pinnacle 1 Property Owner, Pinnacle 1 Lender, and Wells Fargo Bank, National Association.

18.	Deposit Account Agreement, dated as of November __, 2012, by and among Wells Fargo Bank, National Association, Pinnacle 1 Property Owner and Pinnacle 1 Lender.

EXHIBIT B-1

FORM OF PINNACLE 1 GUARANTY

GUARANTY OF RECOURSE OBLIGATIONS
(UNSECURED)
This GUARANTY OF RECOURSE OBLIGATIONS (UNSECURED) (this “Guaranty”) is made as of November 8, 2012 by HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (“Hudson LP”), having an address at 11601 Wilshire Boulevard, Suite 1600, Los Angeles, California 90025, M. DAVID PAUL VENTURES LLC, a California limited liability company (“MDP”), having an address at 100 Wilshire Boulevard, Suite 1600, Santa Monica, California 90401, and HUDSON MC PARTNERS, LLC, a Delaware limited liability company (“MC Partners”), having an address at 11601 Wilshire Boulevard, Suite 1600, Los Angeles, California 90025 (each, a “Guarantor” and collectively, “Guarantors”), for the benefit of JEFFERIES LOANCORE LLC, a Delaware limited liability company having an address at c/o LoanCore Capital, 80 Field Point Road, Greenwich, Connecticut 06830 (“Lender”).
RECITALS:
A.    Pursuant to that certain Promissory Note, dated of even date herewith, executed by P1 Hudson MC Partners, LLC, a Delaware limited liability company (“Borrower”), and payable to the order of Lender in the original principal amount of One Hundred Twenty Nine Million and No/100 Dollars ($129,000,000.00) (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Note”), Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan (“Loan”) made pursuant to that certain Loan Agreement, of even date herewith between Borrower and Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Loan Agreement”), which Loan is secured by that certain Deed of Trust, Security Agreement, Assignment of Leases and Fixture Filing of even date herewith (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Security Instrument”), and further evidenced, secured or governed by other instruments and documents executed in connection with the Loan (together with the Note, the Loan Agreement and Security Instrument, collectively, the “Loan Documents”).
B.    Lender is not willing to make the Loan, or otherwise extend credit, to Borrower unless Guarantors unconditionally guarantee payment and performance to Lender of the Guaranteed Obligations (as herein defined).
C.    Each Guarantor is the owner of a direct or indirect interest in Borrower, and each Guarantor will directly benefit from Lender’s making the Loan to Borrower.
D.    All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

NOW, THEREFORE, as an inducement to Lender to make the Loan to Borrower, and to extend such additional credit as Lender may from time to time extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
ARTICLE I

NATURE AND SCOPE OF GUARANTY
Section 1.1    Guaranty of Guaranteed Obligations. Guarantors hereby irrevocably and unconditionally guarantee to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Each Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall Hudson LP and MDP’s collective liability for the Guaranteed Obligations hereunder exceed $20,000,000 in the aggregate.
Section 1.2    Definition of Guaranteed Obligations. As used herein, the term “Guaranteed Obligations” means:
(a)    losses, damages (excluding punitive damages and consequential damages (other than punitive damages or consequential damages that are assessed against Lender, and other than any diminution in value or lost revenue which are in any way related to Hazardous Substances or Environmental Statutes)), costs, expenses, liabilities (including, without limitation, strict liability), claims, obligations, settlement payments, penalties, fines, assessments, citations, litigation, demands, defenses, judgments, suits, proceedings or other expenses of any kind whatsoever incurred or suffered by Lender (including reasonable attorneys’ fees and expenses and court costs) arising out of or in connection with the following:
(i)    fraud or intentional misrepresentation by or on behalf of Borrower, Guarantor, or any Affiliate of any of them in connection with the Loan or the Property;
(ii)    willful misconduct of Borrower, Guarantors or any Affiliate of any of them in connection with the Loan or the Property;
(iii)    breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, the Loan Agreement or the Security Instrument concerning Environmental Statutes or Hazardous Substances;
(iv)    intentional physical waste of the Property by any Restricted Party;
(v)    the intentional removal or disposal of any portion of the Property after an Event of Default by Borrower, Guarantors, or any Affiliate of either of the foregoing entities;

(vi)    breach of any Legal Requirement (including RICO) mandating the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or any Restricted Party in connection therewith;
(vii)    any misrepresentation, misleading or incorrect certification or breach of any representation, warranty or certification contained in this Guaranty or any other Loan Document or in any document executed in connection therewith, pursuant to any of the Loan Documents or otherwise to induce Lender to make the Loan, or any advance thereof, or to release monies from any account held by Lender (including any reserve or escrow) or to take other action with respect to the Collateral;
(viii)    misapplication, misappropriation or conversion by or on behalf of Borrower of (A) any Insurance Proceeds, (B) any Awards, (C) any Rents, (D) any Rents paid more than one (1) month in advance, or (E) any other monetary collateral for the Loan;
(ix)    failure to pay charges for Taxes, Other Charges, labor or materials or judgments that can create Liens on any portion of the Property, unless such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with the terms of the Loan Agreement; provided, however, there shall be no recourse liability pursuant to this clause (ix) for any losses of Lender first arising after the Applicable Date (as defined below) to the extent (a) such loss arises due to the failure of the Property to produce sufficient cash flow to pay for such amounts, and (b) there are insufficient funds in the applicable Reserve Account to pay such amounts;
(x)    failure to deliver to Lender any security deposits, advance deposits or any other deposits collected with respect to the Property upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
(xi)    failure by Borrower to obtain and maintain, from time to time, the fully paid for insurance policies in accordance with the terms hereof; provided, however, there shall be no recourse liability pursuant to this clause (xi) for any losses of Lender first arising after the Applicable Date (as defined below) to the extent (a) such loss arises due to the failure of the Property to generate sufficient income to maintain the insurance policies required by the Loan Agreement in force and (b) there are insufficient funds in the applicable Reserve Account to pay the premiums for such insurance policies;
(xii)    Any Restricted Party shall contest, or direct any other Person to contest, the validity or enforceability of any Loan Document or any portion thereof, or the Lender’s security interest in the Property and/or shall assert any defense or take any action for the purpose of delaying, hindering or impairing Lender’s enforcement of its rights or remedies under Loan Documents or the realization on any security provided for the Loan, other than a successful good faith assertion of a defense of full payment and/or full performance of an Obligation;

(xiii)    Borrower failing to comply (other than a failure described in Section 1.2 (b) (H) of this Guaranty) with any representation, warranty or covenant set forth in Section 4.1.30 of the Loan Agreement or failure by Borrower to maintain its status as a Special Purpose Entity (unless such failure is de minimis and promptly cured), as required by, and in accordance with, the terms and provisions of the Loan Agreement or the Security Instrument; provided, however, that notwithstanding the foregoing, there shall be no liability to Borrower or Guarantors resulting from Borrower’s failure to comply with clause (xxxiv) of the definition of Special Purpose Entity as set forth in the Loan Agreement, solely to the extent there is insufficient cash flow from the Property to pay the taxes required to be paid by Borrower pursuant to such clause (xxxiv); or
(xiv)    Borrower’s indemnifications of Lender set forth in Section 9.2 of the Loan Agreement.
As used in clauses (ix) and (xi) above, “Applicable Date” shall mean the date on which (A) Borrower tenders to Lender (whether or not Lender accepts such tender) an unconditional deed-in-lieu of foreclosure for the Property together with evidence reasonably satisfactory to Lender that (i) there are no Liens on the Property that do not constitute Permitted Encumbrances and (ii) the Property is in compliance with the Environmental Indemnity, or (B) Lender acquires title to the Property through completion of a foreclosure action and Borrower has surrendered possession of the Property to Lender.
(b)    the entire amount of the Debt in the event of: (A) Borrower or a Guarantor filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition against Borrower or a Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which any Restricted Party (by way of example, but not limitation, such Person seeks the appointment of a receiver or files a bankruptcy petition), consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event; (C) any Restricted Party filing an answer consenting to or otherwise acquiescing or joining in any involuntary petition filed against Borrower or a Guarantor, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (D) any Restricted Party consenting to or otherwise acquiescing or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (E) Borrower or a Guarantor making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding (unless failure to make such admission would be a violation of law), its insolvency or inability to pay its debts as they become due; (F) Borrower failing to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Property as required by the Loan Agreement or the Security Instrument; (G) Borrower failing to obtain Lender’s prior written consent to any Transfer, as required by the Loan Agreement or the Security Instrument; (H) (i) Borrower failing to comply with any representation, warranty or covenant set forth in Section 4.1.30 of the Loan Agreement or failing to maintain its status as a Single Purpose Entity, as required by, and in accordance with, the terms and provisions of the Loan Agreement or the Security Instrument, and (ii) the substantive consolidation of Borrower or the Property into the bankruptcy estate of another Person; provided, however, that notwithstanding the foregoing, there shall be no liability to Borrower or Guarantors resulting from Borrower’s failure to comply with clause (xxxiv) of the definition of Special Purpose Entity as set forth in the Loan

Agreement, solely to the extent there is insufficient cash flow from the Property to pay the taxes required to be paid by Borrower pursuant to such clause (xxxiv); (I) the first Monthly Debt Service Payment Amount is not paid when due.
Notwithstanding anything to the contrary in this Guaranty or in any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents. Each Guarantor expressly waives any defense or benefits arising out of any voluntary or involuntary filing by or on behalf of Borrower for protection under any federal or state bankruptcy, insolvency, or debtor relief laws, including without limitation under Sections 364 or 1111(b)(2) of the Bankruptcy Code.
Section 1.3    Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantors and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by a Guarantor and after (if Guarantor is a natural person) such Guarantor’s death (in which event this Guaranty shall be binding upon such Guarantor’s estate and such Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantors to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Lender and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note.
Section 1.4    Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, or any other party, against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.
Section 1.5    Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be paid when due, whether at demand, maturity, acceleration or otherwise, Guarantors shall, immediately upon demand by Lender, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever (except for notices expressly provided for in this Guaranty or in any of the other Loan Documents, which shall not be waived), all such notices being hereby waived by Guarantors pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.
Section 1.6    No Duty To Pursue Others. It shall not be necessary for Lender (and each Guarantor hereby waives any rights which such Guarantor may have to require Lender),

in order to enforce the obligations of Guarantors hereunder, first to (a) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other Person, (b) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (c) enforce Lender’s rights against any other guarantors of the Guaranteed Obligations, (d) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (e) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (f) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.
Section 1.7    Waivers. Each Guarantor agrees to the provisions of the Loan Documents, and hereby waives to the fullest extent now or hereafter not prohibited by applicable law (I) notice of (a) any loans or advances made by Lender to Borrower, (b) acceptance of this Guaranty, (c) any amendment or extension of the Note, the Loan Agreement or any other Loan Document, (d) the execution and delivery by Borrower and Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Property, (e) the occurrence of (X) any breach by Borrower of any of the terms or conditions of the Loan Agreement or any other Loan Documents, or (Y) an Event of Default, (f) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of non-payment or default by Borrower, and (i) any other action at any time taken or omitted by Lender, and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and/or the obligations hereby guaranteed (except for notices expressly provided for in this Guaranty or in any of the other Loan Documents), (II) all suretyship defenses and defenses in the nature thereof, (III) any right or claim of right to cause a marshalling of the assets of Borrower or of any collateral for the Loan, or to cause Lender to proceed against any of the other security for the Recourse Obligations or the Obligations of Borrower before proceeding under this Guaranty against such Guarantor, or, if there shall be more than one Guarantor, to require Lender to proceed against any other Guarantor or any of the Guarantors in any particular order, (IV) the right to assert a counterclaim, other than a mandatory or compulsive counterclaim, in any action or proceeding brought against or by such Guarantor, (V) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons, (VI) any defense based upon an election of remedies by Lender, (VII) any duty on the part of Lender to disclose to Guarantors any facts Lender may now or hereafter know about Borrower, any Tenant, or the Property, regardless of whether Lender has reason to believe that any such facts materially increase the risk beyond that which Guarantors intend to assume or has reason to believe that such facts are unknown to Guarantors or has a reasonable opportunity to communicate such facts to Guarantors, it being understood and agreed that Guarantors are fully responsible for being and keeping informed of the financial condition of Borrower, any Tenant or of the condition of the Property and of any and all circumstances bearing on the risk that liability may be incurred by Guarantors hereunder; (VIII) any lack of notice of disposition or of manner of disposition of any collateral for the Loan, (IX) any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents, (X) any lack of commercial reasonableness in dealing with the collateral for the Loan, (XI) any deficiencies in the collateral for the Loan or any deficiency in the ability of Lender to collect or to obtain performance from any persons or entities now or hereafter liable for the payment and performance of any obligation hereby guaranteed, (XII) an assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of Borrower) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any of its rights, whether now or hereafter required, which Lender may have against a Guarantor or the collateral for the Loan, and (XIII) any modifications of the Loan Documents or any obligation of Borrower relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise.
Section 1.8    No Impairment. The liability of Guarantors hereunder shall in no way be limited, expanded or impaired by, and Guarantors hereby assent to and agree to be bound by, any amendment or modification of the provisions of the Loan Documents to or with Lender by Borrower or any other Guarantor or any person who succeeds Borrower as owner of the Property. In addition, the liability of Guarantors under this Guaranty and the other Loan Documents shall in no way be limited, expanded or impaired by:
A.    any acceleration of the Loan or any extensions of time for performance required by any of the Loan Documents;
B.    any amendment to or modification of any of the Loan Documents;
C.    any sale or assignment of the Loan or any sale, assignment or foreclosure of the Security Instrument or any sale, transfer or exchange of all or part of the Property;
D.    any exculpatory, or nonrecourse, or limited recourse, provision in any of the Loan Documents limiting Lender’s recourse to the Property encumbered by the Security Instrument or to any other property or limiting Lender’s rights to a deficiency judgment against Borrower or any other person or entity;
E.    the accuracy or inaccuracy of the representations and warranties made by or on behalf of each Guarantor herein or by or on behalf of Borrower, or any affiliate or successor of Borrower in any of the Loan Documents;
F.    the release of Borrower, any affiliate or successor of Borrower or of any other person or entity from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Lender’s voluntary act or otherwise;
G.    the filing of any bankruptcy or reorganization proceeding by or against Borrower, any affiliate or successor of Borrower or any subsequent owner of the Property;

H.    the release or substitution in whole or in part of any collateral or security for the Obligations or the Recourse Obligations;
I.    Lender’s failure to record the Security Instrument or file any UCC financing statements, or Lender’s improper recording or filing of any thereof, or Lender’s failure to otherwise perfect, protect, secure, or insure any security interest or lien given as security for the Obligations;
J.    the release of any other party now or hereafter liable upon or in respect of this Guaranty or any of the other Loan Documents;
K.    the invalidity or unenforceability of all or any portion of any of the Loan Documents as to Borrower or any other person or entity;
L.    any change in the composition of Borrower, including, without limitation, the withdrawal or removal of the beneficial owner from any current or future position of ownership, management or control of Borrower; or
M.    the taking or failure to take any action of any type whatsoever.
Any of the foregoing may be accomplished with or without notice to Borrower or Guarantors (except as may be expressly required pursuant to the Loan Documents) and with or without consideration.
Section 1.9    Payment of Expenses. In the event that a Guarantor should breach or fail to timely perform any provisions of this Guaranty, such Guarantor shall, immediately upon demand by Lender, pay Lender all costs and expenses (including court costs and attorneys’ fees and costs) incurred by Lender in the enforcement hereof or the preservation of Lender’s rights hereunder together with interest thereon at the Default Rate from the date requested by Lender until the date of payment to Lender. The covenant contained in this Section 1.9 shall survive the payment and performance of the Guaranteed Obligations.
Section 1.10    Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Lender must rescind or restore any payment, or any part thereof, received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantors by Lender shall be without effect, and this Guaranty shall remain (or shall be reinstated to be) in full force and effect. It is the intention of Borrower and Guarantors that Guarantors’ obligations hereunder shall not be discharged except by Guarantors’ performance of such obligations and then only to the extent of such performance.
Section 1.11    Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, each Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating such Guarantor to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantors under or in connection with this Guaranty or otherwise.
Section 1.12    Delay Not Waiver. No delay on Lender’s part in exercising any right, power or privilege hereunder or under any of the Loan Documents shall operate as a waiver of any such privilege, power or right. No waiver by Lender in any instance shall constitute a waiver in any other instance
Section 1.13    Borrower/Guarantor. The term “Borrower” or “Guarantor” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company, joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Borrower or Guarantor, as the case may be, or any interest in Borrower or a Guarantor, as the case may be.
Section 1.14    Release of Guarantors. Hudson LP and MDP shall be automatically released from their obligations under this Guaranty on the date that each of the following conditions are satisfied (such date, the “Guarantor Release Date”): (x) MC Partners completes, whether directly or through one or more subsidiaries, the acquisition of certain real property and the improvements thereon located in Burbank, California commonly known as 3300 West Olive Avenue (the “Pinnacle II Property”) and (y) Lender reasonably determines, based on the receipt of, amongst other things, a certificate signed by an officer of MC Partners that, following the acquisition of the Pinnacle II Property, the Net Worth of MC Partners (including any Net Worth attributable to the direct or indirect ownership of the Property) is at least $20,000,000 and that MC Partners shall have Liquid Assets of at least $4,000,000 (provided that for purposes hereof, the Liquid Assets of Borrower, including any amounts constituting the Reserve Funds, shall constitute Liquid Assets of MC Partners). Lender shall confirm in writing that Hudson LP and MDP are released from their obligations hereunder upon satisfaction of the conditions of the foregoing sentence pursuant to Lender’s then standard form of release agreement with such changes as are requested by Hudson LP and MDP and are reasonably satisfactory to Lender. In the event that Hudson LP and MDP are released from their obligations hereunder, MC Partners hereby acknowledges and agrees that it is liable as Guarantor hereunder solely in accordance with the terms and conditions hereof, whether or not such liability arises as a result of the action or inaction of either of Hudson LP or MDP.
ARTICLE II

EVENTS AND CIRCUMSTANCES NOT REDUCING OR DISCHARGING
GUARANTOR’S OBLIGATIONS
Guarantors hereby consents and agrees to each of the following, and agrees that Guarantors’ obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice, except notices expressly provided for in this Guaranty or in any other Loan Document) which a Guarantor might otherwise have as a result of or in connection with any of the following:

Section 2.1    Modifications/Sales. Any renewal, extension, increase, modification, alteration or rearrangement, made pursuant to the terms of the Loan Documents, of all or any part of the Guaranteed Obligations, the Note, the Security Instrument, the Loan Agreement, the other Loan Documents or any other document, instrument, contract or understanding between Borrower and Lender or any other parties pertaining to the Guaranteed Obligations, or any sale, assignment or foreclosure of the Note, the Loan Agreement, the Security Instrument, or any other Loan Documents or any sale or transfer of the Property, or any failure of Lender to notify Guarantors of any such action.
Section 2.2    Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to Borrower or Guarantors.
Section 2.3    Condition of Borrower or Guarantors. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, Guarantors or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or Guarantors, or any sale, lease or transfer of any or all of the assets of Borrower or Guarantors, or any changes in the shareholders, partners or members, as applicable, of Borrower or Guarantors; or any reorganization of Borrower or Guarantors.
Section 2.4    Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (a) the Guaranteed Obligations, or any part thereof, exceed the amount permitted by Legal Requirements, (b) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Security Instrument, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Guaranteed Obligations violate applicable usury laws, (e) the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, (f) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (g) the Note, the Security Instrument, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantors shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.
Section 2.5    Release of Obligors. Any full or partial release of the liability of Borrower for the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantors that a Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support from any other

Person, and Guarantors have not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including Borrower) will be liable to pay or perform the Guaranteed Obligations, or that Lender will look to other Persons (including Borrower) to pay or perform the Guaranteed Obligations.
Section 2.6    Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.
Section 2.7    Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.
Section 2.8    Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Lender (a) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.
Section 2.9    Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that Guarantors are not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.
Section 2.10    Representation. The accuracy or inaccuracy of the representations and warranties made by each Guarantor herein or by Borrower in any of the Loan Documents.
Section 2.11    Offset. The Note, the Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder shall not be reduced, discharged or released by reason of any existing or future right of offset, claim or defense of Borrower against Lender, or any other Person, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.
Section 2.12    Merger. The reorganization, merger or consolidation of Borrower or Guarantors into or with any Person.

Section 2.13    Preference. Any payment by Borrower to Lender is held to constitute a preference under bankruptcy laws, or for any reason Lender is required to refund such payment or pay such amount to Borrower or to any other Person.
Section 2.14    Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantors or increases the likelihood that Guarantors will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of Guarantors that Guarantors shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.
Section 2.15    Ability to Enforce Certain Environmental Claims. Nothing contained in this Guaranty shall prevent or in any way diminish or interfere with any rights or remedies, including, without limitation, the right to contribution, which Lender may have against Borrower, Guarantors or any other party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified at Title 42 U.S.C. §9601 et seq.) as it may be amended from time to time, or any other applicable federal, state or local laws, all such rights being hereby expressly reserved.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
To induce Lender to enter into the Loan Documents and extend credit to Borrower, Guarantor represents and warrants to Lender as follows:
Section 3.1    Benefit. Each Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.
Section 3.2    Familiarity and Reliance. Each Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantors are not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.
Section 3.3    No Representation By Lender. Neither Lender nor any other party has made any representation, warranty or statement to Guarantors in order to induce the Guarantors to execute this Guaranty.
Section 3.4    Guarantors’ Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, each Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, including the Guaranteed Obligations. In addition, true and complete copies of the financial statements of each Guarantor have been delivered to Lender and each of the same are true, accurate and complete in all material respects and fairly present such Guarantor’s financial condition as of the dates thereof and no material and adverse change has occurred in such Guarantor’s financial condition or business since the respective dates thereof; and each financial statement of each Guarantor submitted in the future shall be true, accurate and complete in all material respects and shall fairly present such Guarantor’s financial condition as of the dates thereof.
Section 3.5    Legality. The execution, delivery and performance by each Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which such Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any material contract, agreement or other instrument to which Guarantor is a party or which may be applicable to such Guarantor. This Guaranty is a legal and binding obligation of each Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.
Section 3.6    No Violation. The payment and performance by each Guarantor of such Guarantor’s obligations under the Loan Agreement and this Guaranty do not and shall not constitute a violation of any law, order, regulation, or material contract or agreement to which such Guarantor is a party or by which such Guarantor or such Guarantor’s property may be bound.
Section 3.7    No Litigation. There is no material litigation now pending or, to the best of each Guarantor’s knowledge threatened in writing, against such Guarantor which, if adversely decided would materially impair the ability of such Guarantor to pay and perform Guarantor’s obligations under the Loan Agreement or this Guaranty. There is no litigation (whether or not material) pending, or threatened in writing, against a Guarantor in which the amount in controversy exceeds $250,000 which is not either: (i) covered by adequate insurance, or (ii) previously disclosed in writing to Lender together with a written explanation of why such litigation is not material.
Section 3.8    Entity Matters. Hudson Pacific Properties, L.P. is a duly formed, validly existing limited partnership organized and in good standing under the laws of Maryland, and duly qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required based on Hudson Pacific Properties, L.P.’s business, has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that qualification is required by law. M. David Paul Ventures LLC is a duly formed, validly existing limited liability company organized and in good standing under the laws of California, and duly qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required based on M. David Paul Ventures LLC’s business, has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that qualification is required by law. Hudson MC Partners, LLC is a duly formed, validly existing limited liability company organized and in good standing under the laws of Delaware, and duly qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required based on Hudson MC Partners, LLC’s business, has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that qualification is required by law
Section 3.9    Material Economic Benefit. The granting of the Loan to Borrower will constitute a material economic benefit to Guarantor.
Section 3.10    Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.
ARTICLE IV

SUBORDINATION OF CERTAIN INDEBTEDNESS
Section 4.1    Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantors, whether such debts and liabilities now exist or are hereafter incurred or arise, and whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantors. The Guarantor Claims shall include without limitation all rights and claims of each Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of such Guarantor’s payment of all or a portion of the Guaranteed Obligations. So long as any portion of the Debt or the Guaranteed Obligations remain outstanding, Guarantors shall not receive or collect, directly or indirectly, from Borrower or any other Person any amount upon the Guarantor Claims.
Section 4.2    Claims in Bankruptcy. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceeding involving a Guarantor as a debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to Lender. Should Lender receive, for application against the Guaranteed Obligations, any such dividend or payment which is otherwise payable to a Guarantor, and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then upon payment to Lender in full of the Guaranteed Obligations, such Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.

Section 4.3    Payments Held in Trust. Notwithstanding anything to the contrary in this Guaranty, in the event that a Guarantor shall receive any funds, payments, claims or distributions which are prohibited by this Guaranty, such Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims and/or distributions so received except to pay such funds, payments, claims and/or distributions promptly to Lender, and such Guarantor covenants promptly to pay the same to Lender.
Section 4.4    Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Lender presently exist or are hereafter created or attach. Without the prior written consent of Lender, no Guarantor shall (a) exercise or enforce any creditor’s rights it may have against Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or the joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Borrower held by such Guarantor.
ARTICLE V

COVENANTS
Section 5.1    Definitions. As used in this Article 5, the following terms shall have the respective meanings set forth below:
(a)    “Consolidated Subsidiaries” shall mean each Subsidiary of each Guarantor, the financial statements of which shall be (or should have been) consolidated with the financial statements of Guarantor in accordance with GAAP.
(b)    “GAAP” shall mean generally accepted accounting principles, consistently applied.
(c)    “Liquid Assets” shall mean assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market.

(d)    “Net Worth” shall mean, as of a given date, (x) the total assets of a Guarantor as of such date less (y) such Guarantor’s total liabilities as of such date, determined in accordance with GAAP.
(e)    “Subsidiary” shall mean any Affiliate of Guarantor that is controlled by Guarantor.
Section 5.2    Covenants.
(a)    From and after the date hereof, through, but not including the Guarantor Release Date (or in the event that the Guarantor Release Date does not occur, until all of the Obligations and the Guaranteed Obligations have been paid in full), (i) Guarantors shall collectively at all times maintain a Net Worth of at least $20,000,000 (excluding any Net Worth attributable to the direct or indirect ownership of the Property), (ii) Guarantors shall collectively at all times maintain Liquid Assets of at least $4,000,000, (iii) Guarantors shall deliver to Lender within ten (10) Business Days of receipt, copies of any default notices received by a Guarantor in respect of any Indebtedness of such Guarantor and (iv) Guarantors shall deliver to Lender, concurrently with the delivery of each quarterly or annual financial statement required to be delivered by each Guarantor hereunder, a certificate signed by an officer of such Guarantor setting forth in reasonable detail such Guarantor’s Net Worth and Liquid Assets, based on such financial statement.
(b)    From and after the Guarantor Release Date and until all of the Obligations and the Guaranteed Obligations have been paid in full, (i) MC Partners shall at all times maintain a Net Worth of at least $20,000,000 (including any Net Worth attributable to the direct or indirect ownership of the Property), (ii) MC Partners shall at all times maintain Liquid Assets in an amount equal to $4,000,000, less the amount of Liquid Assets (which, for the purpose hereof, shall include any amounts constituting the Reserve Funds) of Borrower, (iii) MC Partners shall deliver to Lender within ten (10) Business Days of receipt, copies of any default notices received by MC Partners in respect of any Indebtedness of MC Partners and (iv) MC Partners shall deliver to Lender, concurrently with the delivery of each quarterly or annual financial statement required to be delivered by MC Partners hereunder, a certificate signed by an officer of MC Partners setting forth in reasonable detail (y) MC Partners’ Net Worth and Liquid Assets, based on such financial statement, and (z) the Borrower’s Liquid Assets based on the Borrower’s financial statements delivered pursuant to the Loan Agreement.
(c)    Notwithstanding the foregoing, if at any time Hudson Pacific Properties, Inc. does not own, directly or indirectly, at least twenty percent (20%) of the ownership interests in Borrower, the provisions of Section 5.2(a) and (b) above shall continue to apply, but with a Net Worth threshold of $50,000,000 instead of the $20,000,000 threshold set forth in Section 5.2(a) and (b) above and a Liquid Assets threshold of $7,000,000 instead of the $4,000,000 threshold set forth in Section 5.2(a) and (b) above.
Section 5.3    Prohibited Transactions. No Guarantor shall, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing, either (i) enter into or effectuate any transaction with any Affiliate, including the payment of any dividend or distribution to a shareholder, or the redemption, retirement, purchase or other acquisition for consideration of any stock in such Guarantor or (ii) sell, pledge, mortgage or otherwise transfer to any Person any of such Guarantor’s assets, or any interest therein, in either case, which could reasonably be expected to have the effect of reducing the collective Net Worth of Guarantors below the level required in Section 5.2 hereof.
ARTICLE VI

MISCELLANEOUS
Section 6.1    Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.
Section 6.2    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other addresses as such party may hereafter specify in accordance with the provisions of this Section 6.2. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on date of delivery if sent by an overnight commercial courier, in each case addressed to the parties as follows:

Guarantor:	Hudson Pacific Properties, L.P. 11601 Wilshire Boulevard, Suite 1600 Los Angeles, California 90025 Attention: Alex Vouvalides and Mark Lammas Facsimile No.: (310) 445-5710

with a copy to :	Gibson, Dunn & Crutcher, LLP 2029 Century Park East Los Angeles, California 90067 Attention: Jesse Sharf Facsimile No.: (213) 229-6638

and:	Hudson MC Partners, LLC 11601 Wilshire Boulevard, Suite 1600 Los Angeles, California 90025 Attention: Alex Vouvalides and Mark Lammas Facsimile No.: (310) 445-5710

with a copy to :	Gibson, Dunn & Crutcher, LLP 2029 Century Park East Los Angeles, California 90067 Attention: Jesse Sharf Facsimile No.: (213) 229-6638

and:	M. David Paul Ventures LLC 100 Wilshire Boulevard, Suite 1600 Santa Moncia, California 90401 Attention: Jeffrey M. Worthe Facsimile No.: (310) 458-2644

with copy to:	Skadden, Arps, Slate, Meagher & Flom, LLP 300 South Grand Avenue Los Angeles, California 90071 Attention: Meryl K Chae Facsimile No.: (213) 621-5035

Lender:	Jefferies LoanCore LLC c/o LoanCore Capital 80 Field Point Road Greenwich, Connecticut 06830 Attention: Perry Gershon Facsimile No. (203) 861-6006 E-Mail: PGershon@LoanCoreCapital.com

with a copy to:	Kaye Scholer LLP 425 Park Avenue New York, New York 10022 Attention: Stephen Gliatta, Esq. Facsimile No. (212) 836-8689 E-mail: Steve.Gliatta@kayescholer.com
Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 6.2. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by any servicer which Lender empowers to send such Notices on its behalf.
Section 6.3    Governing Law. (a) This Guaranty shall be governed in accordance with the terms and provisions of Section 10.3 of the Loan Agreement.
(b)    WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS GUARANTY (EACH, A “PROCEEDING”), EACH GUARANTOR

IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF NEW YORK, COUNTY OF NEW YORK AND STATE OF NEW YORK, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS GUARANTY SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. EACH GUARANTOR FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY NEW YORK STATE OR UNITED STATES COURT SITTING IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED IN THIS GUARANTY, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.
Section 6.4    Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
Section 6.5    Amendments. This Guaranty may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.
Section 6.6    Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Lender may sell, assign, pledge, participate, transfer or delegate, as applicable to one or more Persons all or a portion of its rights and obligations under this Guaranty in connection with any assignment, sale, pledge, participation or transfer of the Loan and the Loan Documents. Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Guaranty, no Guarantor shall have the right to delegate, assign or transfer its rights or obligations under this Guaranty without the prior written consent of Lender, and any attempted assignment, delegation or transfer without such consent shall be null and void. If a Guarantor consists of more than one Person or party, the obligations of each such Person or party under this Guaranty shall be joint and several.

Section 6.7    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.
Section 6.8    Recitals. The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.
Section 6.9    Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.
Section 6.10    Rights and Remedies. If a Guarantor becomes liable for any indebtedness owing by Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against such Guarantor. The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
Section 6.11    Entirety. THIS GUARANTY EMBODIES THE FINAL AND ENTIRE AGREEMENT OF GUARANTORS AND LENDER WITH RESPECT TO GUARANTORS’ GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTORS AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTORS AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTORS AND LENDER.
Section 6.12    Judicial Reference. GUARANTORS AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY ACTION TO RESOLVE A DISPUTE RELATING TO OR ARISING OUT OF THIS GUARANTY SHALL BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO SECTION 638, ET SEQ., OF THE CALIFORNIA CODE OF CIVIL PROCEDURE AND GUARANTORS AND LENDER SHALL ATTEMPT TO SELECT AND PROPOSE JOINTLY TO THE COURT A MUTUALLY AGREEABLE RETIRED JUDGE AS A REFEREE AND, FAILING THAT, EACH OF

GUARANTOR AND LENDER SHALL RECOMMEND TO THE COURT A LIST OF RETIRED JUDGES WHO MAY SERVE AS THE REFEREE. GUARANTORS AND LENDER KNOWINGLY AND IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION TO RESOLVE ANY DISPUTE RELATING TO OR ARISING OUT OF THIS GUARANTY OR ANY PART THEREOF; AND IN CONNECTION WITH THIS GUARANTY, EACH OF GUARANTOR AND LENDER REPRESENTS THAT IT HAS DISCUSSED SUCH WAIVER WITH ITS OWN INDEPENDENT COUNSEL AND HAS RELIED ON ADVICE OF ITS COUNSEL AND MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY.
Section 6.13    Cooperation. Guarantors acknowledge that Lender and its successors and assigns may (i) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan secured by this Guaranty to one or more investors, (iii) deposit this Guaranty, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as “Secondary Market Transaction”). Subject to Sections 9.2 and 9.4 of the Loan Agreement, each Guarantor shall cooperate with Lender in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by any Rating Agencies involved in any Secondary Market Transaction. Each Guarantor shall provide such information and documents relating to such Guarantor, Borrower, the Property and any tenants of the Property as Lender may reasonably request in connection with such Secondary Market Transaction. In addition, each Guarantor shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Guarantors to Lender including any and all financial statements provided to Lender pursuant to Section 5.2 hereof may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors or potential investors may also see some or all of the information. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, each Guarantor in the form as provided by such Guarantor. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.
Section 6.14    Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by the Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
Section 6.15    Gender; Number; General Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, (a) words used in this

Guaranty may be used interchangeably in the singular or plural form, (b) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, (c) the word “Borrower” shall mean “each Borrower and any subsequent owner or owners of the Property or any part thereof or interest therein”, (d) the word “Lender” shall mean “Lender and any subsequent holder of the Note”, (e) the word “Note” shall mean “the Note and any other evidence of indebtedness secured by the Loan Agreement, as amended, restated or otherwise modified”, (f) the word “Property” shall include any portion of the Property and any interest therein, and (g) the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all reasonable attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels, incurred or paid by Lender in protecting its interest in the Property, the Leases and/or the Rents and/or in enforcing its rights hereunder.
Section 6.16    No Waiver; Time of Essence. The failure of any party hereto to enforce any right or remedy hereunder, or to promptly enforce any such right or remedy, shall not constitute a waiver thereof nor give rise to any estoppel against such party nor excuse any of the parties hereto from their respective obligations hereunder. Any waiver of such right or remedy must be in writing and signed by the party to be bound. This Guaranty is subject to enforcement at law or in equity, including actions for damages or specific performance. Time is of the essence hereof.
Section 6.17    Legal Fees, Costs and Expenses. Each Guarantor further agrees to pay upon demand all costs and expenses reasonably incurred by Lender or its successors or assigns in connection with enforcing any of the rights or remedies of Lender, or such successors or assigns, under or with respect to this Guaranty including, but not limited to, attorneys’ fees and the out-of-pocket expenses and disbursements of such attorneys. Any such amounts which are not paid within fifteen (15) days of demand therefor shall bear interest at the Default Rate from the date of demand until paid.
Section 6.18    Assignments By Lender. Lender may at its sole cost and expense, without notice to, or consent of, Guarantors, sell, assign or transfer to or participate with any entity or entities all or any part of the indebtedness evidenced by the Note and secured by the Security Instrument, and each such entity or entities shall have the right to enforce the provisions of this Guaranty and any of the other Loan Documents as fully as Lender, provided that Lender shall continue to have the unimpaired right to enforce the provisions of this Guaranty and any of the other Loan Documents as to so much of the Loan that Lender has not sold, assigned or transferred. Lender shall give notice to Guarantors of the name, address, telephone number and contact person of any assignee of Lender within a reasonable period of time after the effective date of the assignment, provided, that failure to provide such notice shall in no way affect the validity or effect of the assignment or Guarantors’ obligations hereunder. In particular, Guarantors acknowledge and agree that Lender and its successors and assigns may (i) sell the Loan, this Guaranty and each of the other Loan Documents to one or more investors as a whole loan in a rated or unrated public offering or private placement, (ii) grant participation interests in the Loan, to one or more investors in a rated or unrated public offering or private placement, (iii) deposit this Guaranty and each of the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership in the trust assets in a rated or unrated public offering or private placement, or (iv) otherwise sell the Loan or any interest therein to investors in a rated or unrated public offering or private placement.

Section 6.19    California Specific Provisions.
(a)    Each Guarantor specifically agrees that such Guarantor shall not be released from liability hereunder by any action taken by Lender including, without limitation, a nonjudicial sale under the Security Instrument that would afford Borrower a defense based on California’s anti-deficiency laws, in general, and California Code of Civil Procedure Section 580d, in specific. Without limiting the foregoing, each Guarantor expressly understands, acknowledges and agrees as follows:
(i)    In the event of a non-judicial foreclosure (through the exercise of the power of sale under the Security Instrument): (A) Borrower would not be liable for any deficiency on the Note under California Code of Civil Procedure Section 580d, (B) Guarantor’s subrogation rights against the Borrower would thereby be destroyed, (C) Guarantor would be solely liable for any deficiency to Lender (without recourse against Borrower), and (D) Guarantor would thereby be deprived of the anti-deficiency protections of said Section 580d;
(ii)    Were it not for Guarantor’s knowing and intentional waivers contained herein, the destruction of Guarantor’s subrogation rights and anti-deficiency protections would afford Guarantor a defense to an action against Guarantor hereunder; and
(iii)    Notwithstanding the foregoing, Guarantor expressly waives any such defense to any action against Guarantor hereunder following a nonjudicial foreclosure sale or in any other circumstance under which Guarantor’s subrogation rights against Borrower have been destroyed.
(b)    In the event of any default hereunder, Lender may maintain an action upon this Guaranty whether or not action is brought against Borrower and whether or not Borrower is joined in any such action. Lender may maintain successive actions for other defaults, and Lender’s rights hereunder shall not be exhausted or waived, and Lender shall not be estopped to proceed against each Guarantor pursuant to this Guaranty by the exercise of any of Lender’s rights or remedies or by any such action or by any number of successive actions, until and unless the credit hereby guaranteed has been paid in full and each of Guarantors’ obligations hereunder has been fully performed or otherwise satisfied.
(c)    Each Guarantor expressly waives any and all benefits, rights and/or defenses which might otherwise be available to such Guarantor under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, 2953 and 3433.
(d)    Each Guarantor expressly waives any and all benefits, rights and/or defenses which might otherwise be available to such Guarantor under California Code of Civil Procedure Sections 580a, 580b, 580d and 726. In specific, but not by way of limitation, each Guarantor expressly waives any and all fair value rights under California Code of Civil Procedure Section 580a.
(e)    Any action, whether judicial or non-judicial or in pursuit of any provisional remedy, taken by Lender against Borrower or against any collateral or security held by Lender which shall impair or destroy any rights a Guarantor may have against Borrower shall not act as a waiver or an estoppel of Lender’s rights to proceed against and initiate any action against such Guarantor to enforce the terms of this Guaranty.
(f)    Each Guarantor acknowledges that it has been made aware of the provisions of California Civil Code Section 2856, has read and understands the provisions of that statute, has been advised by its counsel as to the scope, purpose and effect of that statute, and based thereon, and without limiting the foregoing waivers, each Guarantor agrees to waive all suretyship rights and defenses described in Civil Code Sections 2856(a) and (b). Without limiting any other waivers herein, each Guarantor hereby gives the following waiver pursuant to Section 2856(b) of the California Civil Code: Guarantor waives all rights and defenses arising out of an election of remedies by Lender even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Guarantor’s rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
(g)    As provided in California Civil Code Section 2856, each Guarantor waives all rights and defenses that such Guarantor may have because the Borrower’s debt is secured by real property. This means, among other things:
(i)    Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower.
(ii)    If Lender forecloses on any real property collateral pledged by Borrower:
(A)    The amount of the debt may be reduced only by the price at which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the same price.
(B)    Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower.

The foregoing is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based on Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.
(h)    The benefit of any statute of limitations affecting the liability of the Guarantors hereunder or the enforcement thereof, including, without limitation, any rights arising under Section 359.5 of the California Code of Civil Procedure;

(i)    Each Guarantor assumes the responsibility for keeping informed of the financial condition of the Borrower and of all other circumstances bearing upon the risk of nonpayment of the Costs, and agrees that the Lender shall have no duty to advise the Guarantors of any information known to the Lender regarding any such financial condition or circumstances. Each Guarantor hereby irrevocably waives any defense which, absent this waiver, such Guarantor would have that its obligations under this Guaranty could be exonerated based upon Lender’s failure to inform such Guarantor of the existing or ongoing financial condition of the Borrower or of any other circumstances bearing upon the risk of nonpayment of any amount guaranteed hereunder.
(j)    Without limiting the generality of any of the foregoing or any other provision hereof, each Guarantor further expressly waives, to the extent permitted by law, any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to such Guarantor under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.
Section 6.20    Consent to Waiver by Borrower. Each Guarantor consents to the waiver by Borrower of all of its rights under California Civil Code Section 2822, which provides as follows, “(a) the acceptance, by a creditor, of anything in partial satisfaction of an obligation, reduces the obligation of a surety thereof, in the same measure as that of the principal, but does not otherwise affect it. However, if the surety is liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation that is to be satisfied; and (b) For the purposes of this Section and Section 2819, an agreement by a creditor to accept from the principal debtor a sum less than the balance owed on the original obligation, without the prior consent of the surety and without any other change to the underlying agreement between the creditor and principal debtor, shall not exonerate the surety for the lesser sum agreed upon by the creditor and principal debtor.”
Section 6.21    Unsecured Obligations. Each Guarantor acknowledges that, notwithstanding any other provision of this Guaranty or any of the Loan Documents to the contrary (including without limitation any non-recourse provision under the Loan Documents) the obligations of Guarantors under this Guaranty are unlimited personal obligations of Guarantors which are not secured by the Security Instrument or any other security instrument. In this regard, Lender’s appraisal of the value of the Property is such that Lender is not willing to accept the consequences, under California’s “One Form of Action” Rule (i.e., Section 726 of the California Code of Civil Procedure) and “Anti-Deficiency Rules” (i.e., Sections 580a, 580b and 580d of the California Code of Civil Procedure), of inclusion of this Guaranty among the obligations secured by the Security Instrument. Each Guarantor acknowledges that Lender is unwilling to accept such consequences and that Lender would not make the Loan but for the personal unsecured liability undertaken by Guarantors.

[The Remainder of the Page is Intentionally Blank]

IN WITNESS WHEREOF, each Guarantor has executed this Guaranty the day and year first above written.
GUARANTORS:
HUDSON PACIFIC PROPERTIES, L.P. a Maryland limited partnership

By:	Hudson Pacific Properties, Inc., a Maryland corporation, its general partner

By:	Name: Title:

[Signatures continue on the following page]

M. DAVID PAUL VENTURES LLC,
a California limited liability company

By:
Name: Jeffery M. Worthe
Title: Manager

[Signatures continue on the following page]

HUDSON MC PARTNERS, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT B-2

FORM OF PINNACLE 1 ENVIRONMENTAL INDEMNITY

ENVIRONMENTAL INDEMNITY AGREEMENT
(UNSECURED)
This ENVIRONMENTAL INDEMNITY AGREEMENT (UNSECURED) (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made jointly and severally as of November 8, 2012, by P1 HUDSON MC PARTNERS, LLC, a Delaware limited liability company (together with its permitted successors and assigns, collectively, “Borrower”), having an address at c/o Hudson Pacific Properties, L.P., 11601 Wilshire Boulevard, Suite 1600, Los Angeles, California 90025, and HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (“Hudson LP”), having an address at 11601 Wilshire Boulevard, Suite 1600, Los Angeles, California 90025, HUDSON MC PARTNERS, LLC, a Delaware limited liability company (“MC Partners”), having an address at c/o Hudson Pacific Properties, L.P., 11601 Wilshire Boulevard, Suite 1600, Los Angeles, California 90025 and M. DAVID PAUL VENTURES LLC, a California limited liability company (“MDP”), having an address at 100 Wilshire Boulevard, Suite 1600, Santa Monica, California 90401 (MDP, Hudson LP and MC Partners are each referred to herein as a “Principal” and collectively, “Principals”; and together with Borrower, each of Borrower and Principal an “Indemnitor” and collectively, the “Indemnitors”), in favor of JEFFERIES LOANCORE LLC, a Delaware limited liability company (together with its successors and assigns, collectively, “Indemnitee”), having an address at c/o LoanCore Capital, 80 Field Point Road, Greenwich, Connecticut 06830 and other Indemnified Parties (defined below).
RECITALS:
A.    Indemnitee is prepared to make a loan (the “Loan”) to Borrower in the principal amount of One Hundred Twenty Nine Million and No/100 Dollars ($129,000,000.00) pursuant to a Loan Agreement of even date herewith between Borrower and Indemnitee (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), which Loan shall be evidenced by that certain Promissory Note of even date herewith given by Borrower in favor of Indemnitee (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Note”) and secured by, among other things, that certain Deed of Trust, Security Agreement, Assignment of Leases and Fixture Filing of even date herewith, given by Borrower in favor of Indemnitee (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Security Instrument”) encumbering the real property more particularly described therein (said real property being referred to as the “Land”; the Land, together with all structures, buildings and improvements now or hereafter located on the Land, being herein collectively referred to as the “Property”).
B.    Each Principal acknowledges that it has a direct or indirect ownership interest in Borrower and will receive substantial economic and other benefits from Indemnitee’s making the Loan to Borrower.

C.    Indemnitee is unwilling to make the Loan unless Indemnitors agree to provide the indemnification, representations, warranties, covenants and other matters described in this Agreement for the benefit of the Indemnified Parties.
D.    Indemnitors are entering into this Agreement to induce Indemnitee to make the Loan.
E.    All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitors hereby, jointly and severally, represent, warrant, covenant and agree for the benefit of the Indemnified Parties as follows:
1.    Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I Environmental Site Assessment dated as of September 21, 2012 by Global Realty Services Group with respect to the Property delivered to Indemnitee by Indemnitors in connection with the origination of the Loan (hereinafter referred to as the “Environmental Reports”), a copy of which has been provided to Indemnitee, and based upon Indemnitors’ actual knowledge, (A) there are no Hazardous Substances (defined below) or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws (defined below) and with permits issued pursuant thereto and (ii) fully disclosed to Indemnitee in writing pursuant to the Environmental Report(s); (B) there are no past, present or threatened Releases (defined below) of Hazardous Substances in, on, under or from the Property which have not been fully remediated in accordance with Environmental Law; (C) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Laws; (D) Each Indemnitor does not know of, and has not received, any written notice or other written communication from any Person (including, but not limited to, a Governmental Authority) relating to the threat of any Release of Hazardous Substances migrating to the Property; (E) no Indemnitor knows of, nor has received, any written notice or other written communication from any Person (including, but not limited to, a Governmental Authority) relating to Hazardous Substances or Remediation (defined below) thereof, of possible liability of any Person pursuant to any Environmental Law, any other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; (G) each Indemnitor has truthfully and fully delivered to Indemnitee, in writing, any and all information relating to conditions in, on, under or from the Property that is known to such Indemnitor and all information that is contained in the files and records of such Indemnitor regarding the same, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property; and (H) no Mold (as defined below) is present in the indoor air of the Property at concentrations exceeding ambient air levels and no visible Mold is present on any building materials or surfaces at the Property for which any Governmental Authority recommends or requires removal thereof by remediation professionals, and Indemnitors are not aware of any conditions at the Property that are likely to result in the presence of Mold in the indoor air at concentrations that exceed ambient air levels or on building materials or surfaces that would require such removal, (I) to each Indemnitors’ knowledge, the Property has not been designated as Border Zone Property and there has been no occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be designated as Border Zone Property. As used in this Agreement, the term “Mold” means fungi that reproduces through the release of spores or the splitting of cells or other means, including, but not limited to, mold, mildew, fungi, fungal spores, fragments and metabolites such as mycotoxins and microbial organic compounds.
2.    Environmental Covenants. Each Indemnitor covenants and agrees that: (A) all uses and operations on or of the Property, whether by Indemnitors or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (B) there shall be no Releases of Hazardous Substances in, on, under or from the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) disclosed to Indemnitee in writing; (C) there shall be no Hazardous Substances in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) disclosed to Indemnitee in writing; (D) Indemnitors shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Indemnitors or any other Person (the “Environmental Liens”); (E) Indemnitors shall, at their sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 4 of this Agreement, including, but not limited to, providing all relevant information and making knowledgeable Persons available for interviews; (F) Indemnitors shall, at their sole cost and expense, subject to the rights of Tenants under Leases, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, by an environmental consultant approved by Indemnitee pursuant to any reasonable written request of Indemnitee (including, but not limited to, sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), and share with Indemnitee the reports and other results thereof, and Indemnitee and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof; provided that any such assessments or investigations shall be at Indemnitee’s sole cost and expense, unless (x) an Event of Default has occurred and is continuing, or (y) Indemnitee has reasonable cause to believe Hazardous Substances are present at the Property in violation of Environmental Laws; (G) Indemnitors shall, at their sole cost and expense, comply with all reasonable written requests of Indemnitee to (i) effectuate Remediation of any Hazardous Substances present at the Property in violation of Environmental Laws or obtain a no further action letter for any condition (including, but not limited to, a Release of any Hazardous Substances) in, on, under or from the Property, in full compliance of Environmental Laws or reasonably required by Indemnitee based upon recommendations and observations of an independent environmental consultant reasonably approved by Indemnitee, (ii) comply with any Environmental Law, (iii) comply with any directive from any Governmental Authority, and (iv) take any other reasonable action necessary or appropriate for protection of human health or the environment; (H) Indemnitors shall not do, or allow any Tenant or other user of the Property to do, any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), materially impairs or may be reasonably expected to impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; (I) each

Indemnitor shall use commercially reasonable efforts to enforce the applicable provisions of the Leases in order to prevent Tenants or other users of the Property from taking any action that violates any applicable Environmental Law, materially impairs or may be reasonably expected to impair the value of the Property, as contrary to any requirement of any Issuer, constitutes a public or private nuisance, constitutes waste or violates any covenant, condition, agreement or easement applicable to the Property; and (J) each Indemnitor shall, upon any Indemnitor’s receipt of notice of the same, promptly notify Indemnitee in writing of (i) any presence or Release or threatened Release of Hazardous Substances in, on, under, from or migrating towards the Property, (ii) any non-compliance with any Environmental Laws related in any way to the Property, (iii) any actual or potential imposition of an Environmental Lien, (iv) any required or proposed Remediation of environmental conditions relating to the Property, and/or (v) any written or oral notice or other communication of which any Indemnitor becomes aware from any source whatsoever (including, but not limited to, a Governmental Authority) relating in any way to Hazardous Substances or Remediation thereof at the Property, possible liability of any Person pursuant to any Environmental Law related to the Property, other environmental conditions in connection with the Property, the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any portion thereof to be designated as Border Zone Property or any actual or potential administrative or judicial proceedings in connection with the Property or Hazardous Substances in, on, under, or around the Property.
3.    Indemnified Rights/Cooperation and Access. In the event the Indemnified Parties have reason to believe that an environmental hazard exists on the Property that does not, in the sole discretion of the Indemnified Parties, (i) endanger any tenants or other occupants of the Property or their guests or the general public or (ii) materially and adversely affect the value of the Property, upon reasonable notice from the Indemnitee, Indemnitors shall, at Indemnitors’ sole cost and expense, subject to the rights of Tenants under Leases, promptly cause an engineer or consultant reasonably satisfactory to the Indemnified Parties to conduct an environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of the Indemnified Parties) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Indemnitee and promptly deliver to Indemnitee the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to the Indemnitee within a reasonable period or if the Indemnified Parties have reason to believe that an environmental hazard exists on the Property that, in the sole judgment of the Indemnified Parties, endangers any Tenant or other occupant of the Property or their guests or the general public or may be reasonably expected to materially and adversely affect the value of the Property, upon reasonable notice to Borrower, the Indemnified Parties and any other Person designated by the Indemnified Parties, including, but not limited to, any receiver, any representative of a Governmental Authority, and/or any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including, but not limited to, conducting any environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of the Indemnified Parties) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Indemnitors shall cooperate with and provide the Indemnified Parties and any such Person designated by the Indemnified Parties with access to the Property, subject to the rights of Tenants under Leases.

4.    Indemnification. Each Indemnitor covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold the Indemnified Parties harmless from and against any and all Losses (defined below) imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of any one or more of the following: (a) any presence of any Hazardous Substances in, on, above, or under the Property in violation of Environmental Laws; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Property in violation of Environmental Laws; (c) any activity by any Indemnitor, any Person affiliated with any Indemnitor, and/or any Tenant or other occupant or user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substances at any time located in, under, on or above the Property in violation of Environmental Laws; (d) any activity by any Indemnitor, any Person affiliated with any Indemnitor, and/or any Tenant or occupant or other user of the Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violation of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including, but not limited to, any failure by any Indemnitor, any Person affiliated with any Indemnitor, and/or any Tenant or occupant or other user of the Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (f) the imposition, recording or filing, or the threatened imposition, recording or filing, of any Environmental Lien encumbering the Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with Hazardous Substances in, on, under or about the Property; (h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Property, including, but not limited to, costs to investigate and assess such injury, destruction or loss; (i) any acts of any Indemnitor, any Person affiliated with any Indemnitor, and/or any Tenant or occupant or other user of the Property in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of the Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances; (j) any acts of any Indemnitor, any Person affiliated with any Indemnitor, and/or any tenant or occupant or other user of the Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (k) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Property, and in each case relating to Hazardous Substances in, on, under or about the Property; and (l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure by Indemnitor to perform any covenants or other obligations pursuant to this Agreement; provided that the indemnity provided for herein shall not apply to any matters or circumstances that Indemnitors prove to a court of competent jurisdiction, evidenced by a final non-appealable order from such court, to have first arisen after the date (i) Lender or any affiliate or designee thereof acquires title to the Property through foreclosure, deed-in-lieu of foreclosure or otherwise, or takes possession or control of the

Property through receivership or otherwise, and (ii) Borrower has surrendered possession of the Property.
5.    Duty to Defend and Attorneys and Other Fees and Expenses. Upon written request by any Indemnified Party, Indemnitors shall defend any action or inquiry commenced in respect of the presence or alleged presence of any Hazardous Substances located in, on or near the Property (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of the Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding, providing that no compromise or settlement shall be entered without Indemnitors’ consent, which consent shall not be unreasonably withheld. Upon demand, Indemnitors shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of the reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
6.    Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a)    The term “Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, and/or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues governing the use, ownership or operation of the Property: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the Oil Pollution Act of 1990; and the River and Harbors Appropriation Act, Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25501 and 25316 of the California Health and Safety Code, Section 2782.6(d) of the California Civil Code and Chapter 11 of Title 22 of the California Code of Regulations, and those relating to lead based paint. The term “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that: (a) conditions transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) requires notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) imposes conditions or requirements in connection with permits or other authorization for lawful activity relating in any way to Hazardous Materials; (d) relates to nuisance, trespass or other causes of action related to the Property and Hazardous Materials; or (e) relates to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property, in each case solely to the extent same relates in any way to Hazardous Materials.
(b)    The term “Hazardous Substances” includes, but is not limited to, (i) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, mold, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Property for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws, and (ii) mold, mycotoxins, microbial matter, and/or airborne pathogens (naturally occurring or otherwise) which pose an imminent threat to human health or the environment or adversely affect the Property.
(c)    The term “Indemnified Parties” includes Indemnitee, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved with the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, Investors (defined below) in the Securities (defined below), as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires, or will have held, a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of, or following, a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Indemnitee’s assets and business).
(d)    The term “Investors” means collectively, any purchaser, transferee, assignee, servicer, Rating Agency rating the Securities, participant or investor of, or in, the Loan or the Securities (defined below).
(e)    The term “Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.
(f)    The term “Losses” includes any actual losses, damages (excluding punitive damages and consequential damages (other than punitive damages or consequential damages that are assessed against Lender, and other than any diminution in value or lost revenues which are in any way related to Hazardous Substances or Environmental Laws), costs, expenses, liabilities (including, without limitation, strict liability), fees, claims, suits, judgments, awards, obligations, debts, fines, penalties, charges (but solely to the extent such fines, penalties and/or charges are imposed upon the Lender for any reason other than Lender’s gross negligence or willful misconduct), costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.
(g)    The term “Release” with respect to any Hazardous Substance includes, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing (including the abandonment or discharging of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment or other movement of Hazardous Substances.
(h)    The term “Remediation” includes, but is not limited to, any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, or laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.
(i)    The term “Securities” includes, but is not limited to, mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement.
(j)    The term “Border Zone Property” means any property designated as “border zone property” under the provisions of California Health and Safety Code, Sections 25220 et seq., or any regulation adopted in accordance therewith.
7.    Unimpaired Liability. The liability of Indemnitors under this Agreement shall in no way be limited or impaired by, and each Indemnitor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Note, the Loan Agreement, the Security Instrument or any other Loan Document to or with Indemnitee by Borrower or any Person who succeeds Borrower, Principals or any Person as owner of the Property. In addition, the liability of Indemnitors under this Agreement shall in no way be limited or impaired by: (a) any extensions of time for performance required by the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents; (b) any sale or transfer of all or part of the Property; (c) except as provided herein, any exculpatory provision in the Note, the Loan Agreement, the Security Instrument, or any of the other Loan Documents limiting Indemnitee’s recourse to the Property or to any other security for the Note, or limiting Indemnitee’s rights to a deficiency judgment against any Indemnitor; (d) the accuracy or inaccuracy of the representations and warranties made by Indemnitors herein and by Borrower and/or Principals under the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents or herein; (e) the release of any Indemnitor or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the other Loan Documents by operation of law, Indemnitee’s voluntary act, or otherwise; (f) the release or substitution in whole or in part of any security for the Note; or (g) Indemnitee’s failure to record the Security Instrument or file any UCC financing statements (or Indemnitee’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Note; and, in any or all of the foregoing cases, whether with or without notice to any Indemnitor (except for notices expressly required to be given pursuant to the terms of this Agreement or of any of the other Loan Documents) and with or without consideration.
8.    Enforcement. Indemnified Parties may enforce the obligations of each Indemnitor without first resorting to, or exhausting any security or collateral under, or without first having recourse pursuant to, the Note, the Loan Agreement, the Security Instrument, or any other Loan Documents or any of the Property, through foreclosure proceedings or otherwise; provided, however, that nothing herein shall inhibit or prevent Indemnitee from suing on the Note, foreclosing, or exercising any power of sale under, the Security Instrument, or exercising any other rights and remedies thereunder. This Agreement is not collateral or security for the Obligations of Borrower pursuant to the Loan Agreement, unless Indemnitee expressly elects in writing to make this Agreement additional collateral or security for the Obligations of Borrower pursuant to the Loan Agreement, which Indemnitee is entitled to do in its sole and absolute discretion. It is not necessary for an Event of Default to have occurred pursuant to and as defined in the Security Instrument or the Loan Agreement for the Indemnified Parties to exercise their rights pursuant to this Agreement. Notwithstanding any provision of the Loan Agreement to the contrary (including without limitation, Section 9.4 thereof), the obligations of each Indemnitor pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the Loan Agreement and each Indemnitor expressly acknowledges and agrees that it is fully and personally liable for such obligations, and such liability is not limited to the original or amortized principal balance of the Loan or the value of the Property.
9.    Survival. The obligations and liabilities of Indemnitors under this Agreement shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.
10.    Interest. Any amounts payable to any Indemnified Parties under this Agreement shall become immediately due and payable on demand and, if not paid within ten (10) Business Days of such demand therefor, shall bear interest at the Default Rate.
11.    Waivers. (a) Each Indemnitor hereby waives and relinquishes: (i) any right or claim of right to cause a marshaling of such Indemnitor’s assets or to cause Indemnitee or other Indemnified Parties to proceed against any of the security for the Loan before proceeding under this Agreement against such Indemnitor; (ii) all rights and remedies accorded by Legal Requirements to indemnitors or guarantors, except any rights of subrogation which any Indemnitor may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights, including, without limitation, any claim that such subrogation rights were abrogated by any acts of

Indemnitee or other Indemnified Parties; (iii) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against or by Indemnitee or other Indemnified Parties; (iv) notice of acceptance hereof and of any action taken or omitted in reliance hereon (unless notice is expressly required to be given pursuant to the terms of this Agreement or of any of the other Loan Documents); (v) presentment for payment, demand of payment, protest or notice of nonpayment or failure to perform or observe, or other proof, or notice or demand (unless notice expressly is required to be given pursuant to the terms of this Agreement or of any of the other Loan Documents); and (vi) all homestead exemption rights against the obligations hereunder and the benefits of any statutes of limitations or repose. Notwithstanding anything to the contrary contained herein, each Indemnitor hereby agrees to postpone the exercise of any rights of subrogation with respect to any collateral securing the Loan until the Loan shall have been paid in full.
(b)    EACH INDEMNITOR AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY ACTION TO RESOLVE A DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO SECTION 638, ET SEQ., OF THE CALIFORNIA CODE OF CIVIL PROCEDURE AND EACH INDEMNITOR AND LENDER SHALL ATTEMPT TO SELECT AND PROPOSE JOINTLY TO THE COURT A MUTUALLY AGREEABLE RETIRED JUDGE AS A REFEREE AND, FAILING THAT, EACH OF EACH INDEMNITOR AND LENDER SHALL RECOMMEND TO THE COURT A LIST OF RETIRED JUDGES WHO MAY SERVE AS THE REFEREE. EACH INDEMNITOR AND LENDER KNOWINGLY AND IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION TO RESOLVE ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY PART THEREOF; AND IN CONNECTION WITH THIS AGREEMENT, EACH INDEMNITOR AND LENDER REPRESENTS THAT IT HAS DISCUSSED SUCH WAIVER WITH ITS OWN INDEPENDENT COUNSEL AND HAS RELIED ON ADVICE OF ITS COUNSEL AND MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY.
12.    Subrogation. Each Indemnitor hereby agrees to take any and all reasonable actions, including institution of legal action against third parties, necessary or appropriate to obtain reimbursement, payment or compensation from such Persons responsible for the presence of any Hazardous Substances at, in, on, under or near the Property or otherwise obligated by law to bear the cost. The Indemnified Parties shall be and hereby are subrogated to all of Indemnitors’ rights now or hereafter in such claims.
13.    Indemnitors’ Representations and Warranties. Each Indemnitor represents and warrants that:
(a)    (i) it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution, delivery and performance of this Agreement by such Indemnitor has been duly and validly authorized, and (iii) all requisite action has been taken by such Indemnitor to make this Agreement valid and binding upon such Indemnitor, enforceable in accordance with its terms;

(b)    its execution of, and compliance with, this Agreement is in the ordinary course of business of such Indemnitor and will not result in the breach of any term or provision of the charter, by-laws, partnership, operating or trust agreement, or other governing instrument of such Indemnitor or result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which such Indemnitor or the Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which such Indemnitor or the Property is subject;
(c)    to the best of such Indemnitor’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of such Indemnitor, or in any material impairment of the right or ability of such Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of such Indemnitor, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of such Indemnitor contemplated herein, or which would be likely to impair materially the ability of such Indemnitor to perform under the terms of this Agreement;
(d)    it does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;
(e)    to the best of such Indemnitor’s knowledge, no approval, authorization, order, license or consent of, or registration or filing with, any Governmental Authority or other Person, and no approval, authorization or consent of any other Person is required in connection with this Agreement; and
(f)    this Agreement constitutes a valid, legal and binding obligation of such Indemnitor, enforceable against it in accordance with the terms hereof.
14.    No Waiver. No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.
15.    Notice of Legal Actions. Each party hereto shall, within five (5) Business Days of receipt thereof, give written notice to the other party hereto of (a) any written notice, advice or other communication to such party from any Governmental Authority or any source whatsoever with respect to Hazardous Substances on, from or affecting the Property, and (b) any legal action brought against such party or related to the Property, with respect to which Indemnitors may have liability under this Agreement. Such notice shall comply with the provisions of Section 19 hereof.
16.    Examination of Books and Records. The Indemnified Parties and their accountants and other representatives shall have the right to examine the records and books of any Indemnitor which reflect upon its financial condition, at the Property or at the office regularly maintained by such Indemnitor where the books and records are located. The Indemnified Parties and their accountants and other representatives shall have the right to make copies and extracts from the foregoing records. In addition, at reasonable times and upon reasonable notice (which may be given verbally), the Indemnified Parties and their accountants and other representatives shall have the right to examine and audit the books and records of each Indemnitor pertaining to the income, expenses and operation of the Property during reasonable business hours at the office of such Indemnitor where the books and records are located.
17.    Transfer of Loan. (a) Indemnitee may, at any time, sell, transfer, pledge or assign its rights under the Note, the Loan Agreement, the Security Instrument, this Agreement and the other Loan Documents to any Person, and any or all servicing rights with respect thereto, or grant participations therein or issue Securities. Indemnitee may forward to each Investor and prospective Investor, all documents and information which Indemnitee now has or may hereafter acquire relating to each Indemnitor and the Property, whether furnished by such Indemnitor, any other guarantor or otherwise, as Indemnitee determines reasonably necessary or desirable. Each Indemnitor agrees to cooperate, subject to Sections 9.2 and 9.4 of the Loan Agreement, with Indemnitee in connection with any transfer made or Securities issued pursuant to this Section 17, including, without limitation, the delivery of an estoppel certificate required in accordance with the Loan Agreement and such other documents as may be reasonably requested by Indemnitee. Indemnitors shall also furnish, and each Indemnitor hereby consents to Indemnitee furnishing to such Investors or such prospective Investors, any and all information concerning the financial condition of such the Indemnitor and any guarantor and any and all information concerning the Property and the Leases as may be reasonably requested by Indemnitee, any Investor or any prospective Investor in connection with any sale, transfer or participation interest.
(b)    Upon any transfer or proposed transfer contemplated above and by Section 9.1 of the Loan Agreement, at Indemnitee’s request, Indemnitor shall provide an estoppel certificate to the Investor or any prospective Investor in such form, substance and detail as Indemnitee, such Investor or prospective Investor may reasonably require.
18.    Taxes. Each Indemnitor has filed, and shall, throughout the Term, file all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it, subject to the right, if any, to contest any such taxes pursuant to the terms of the Loan Agreement. No Indemnitor has knowledge of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
19.    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other addresses as such party may hereafter specify in accordance with the provisions of this Section 19. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

Borrower:	c/o Hudson Pacific Properties, L.P. 11601 Wilshire Boulevard, Suite 1600 Los Angeles, California 90025 Attention: Alex Vouvalides / Mark Lammas Facsimile No.: (310) 445-5710

with a copy to :	Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067 Attention: Jesse Sharf Facsimile No.: (213) 229-6638

Principals:	Hudson Pacific Properties, L.P. 11601 Wilshire Boulevard, Suite 1600, Los Angeles, California 90025 Attention: Alex Vouvalides and Mark Lammas Facsimile No.: (310) 445-5710

with a copy to :	Steckbauer Weinhart Jaffe, LLP 333 South Hope Street, 36th Floor Los Angeles, California 90071 Attention: Robert D. Jaffe Facsimile No.: (213) 229-2870

and:	Hudson MC Partners, LLC 11601 Wilshire Boulevard, Suite 1600 Los Angeles, California 90025 Attention: Alex Vouvalides and Mark Lammas Facsimile No.: (310) 445-5710

with a copy to :	Gibson, Dunn & Crutcher, LLP 2029 Century Park East Los Angeles, California 90067 Attention: Jesse Sharf Facsimile No.: (213) 229-6638

and:	M. David Paul Ventures LLC 100 Wilshire Boulevard, Suite 1600 Santa Moncia, California 90401 Attention: Jeffrey M. Worthe Facsimile No.: (310) 458-2644

with copy to:	Skadden, Arps, Slate, Meagher & Flom, LLP 300 South Grand Avenue Los Angeles, California 90071

Attention: Meryl K Chae
Facsimile No.: (213) 621-5035

Indemnitee:        Jefferies LoanCore LLC
                c/o LoanCore Capital
80 Field Point Road
Greenwich, Connecticut 06830
Attention: Perry Gershon
Facsimile No. (203) 861-6006

with a copy to:	Kaye Scholer LLP 425 Park Avenue New York, New York 10022 Attention: Stephen Gliatta, Esq. Facsimile No. (212) 836-8689
Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 19. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Indemnitee may also be given by any servicer which Indemnitee empowers to send such Notices on its behalf.
20.    Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
21.    No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Indemnitors or any Indemnified Party, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
22.    Headings, Etc. The headings and captions of various sections of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.
23.    Number and Gender/Successors and Assigns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term “Indemnitor” shall be deemed to refer to each and every Person comprising an Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and assigns of such Indemnitor, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of any Indemnitor may be assigned except with the written consent of Indemnitee. Each reference herein to Indemnitee shall be deemed to include its successors and assigns. This Agreement shall inure to the benefit of the Indemnified Parties and their respective successors, permitted assigns, heirs and legal representatives forever. The Indemnified Parties shall have the right to assign or transfer their rights under this Agreement in connection with any assignment of the Loan and the Loan Documents. Any assignee or transferee of any Indemnified Party shall be entitled to all the benefits afforded to any Indemnified Party under this Agreement. No Indemnitor shall have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of Indemnitee, and any attempted assignment without such consent shall be null and void.
24.    Release of Liability. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.
25.    Rights Cumulative. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitee has under the Note, the Security Instrument, the Loan Agreement or the other Loan Documents or would otherwise have at law or in equity.
26.    Inapplicable Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provision of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein
27.    Governing Law. (a) This Agreement shall be governed in accordance with the terms and provisions of Section 10.3 of the Loan Agreement.
(b)    WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), EACH INDEMNITOR IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF NEW YORK, COUNTY OF NEW YORK AND STATE OF NEW YORK, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE INDEMNITEE FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER

JURISDICTION. EACH INDEMNITOR FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY NEW YORK STATE OR UNITED STATES COURT SITTING IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO ANY INDEMNITOR AT THE ADDRESS INDICATED IN THIS AGREEMENT, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF ANY INDEMNITOR SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.
28.    Miscellaneous. (a) Wherever pursuant to this Agreement: (i) Indemnitee (or any other Indemnified Party) exercises any right given to it to approve or disapprove any matter; (ii) any arrangement or term is to be satisfactory to Indemnitee (or any other Indemnified Party); or (iii) any other decision or determination is to be made by Indemnitee (or any other Indemnified Party), the decision of Indemnitee (or such other Indemnified Party) to approve or disapprove such matter, all decisions that arrangements or terms are satisfactory to Indemnitee (or such other Indemnified Party) or not satisfactory and all other decisions and determinations made by Indemnitee (or such other Indemnified Party), shall be in the sole and absolute discretion of Indemnitee (or such other Indemnified Party) and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.
(b)    Wherever pursuant to this Agreement it is provided that Indemnitors pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable legal fees and disbursements of Indemnitee, whether retained firms, the reimbursements for the expenses of the in-house staff or otherwise.
29.    Joint and Several Liability. The obligations and liabilities of Indemnitors hereunder shall be joint and several.
30.    Release of Hudson LP and MDP. Hudson LP and MDP shall be automatically released from their obligations under this Agreement on the Guarantor Release Date (as such term is defined in the Guaranty). Lender shall confirm in writing that Hudson LP and MDP are released from their obligations hereunder upon satisfaction of the conditions of the foregoing sentence pursuant to Lender’s then standard form of release agreement with such changes as are requested by Hudson LP and MDP and are reasonably satisfactory to Lender. In the event that Hudson LP and MDP are released from their obligations hereunder, MC Partners hereby acknowledges and agrees that it is liable as Indemnitor hereunder solely in accordance with the terms and conditions hereof, whether or not such liability arises as a result of the action or inaction of either of Hudson LP or MDP.
31.    State Specific Provisions. In the event of any inconsistencies between the other terms and conditions of this Agreement and this Section 31, the terms and conditions of this Section 31 shall control and be binding.
(a)    Waiver of California Rights.

(i)    Indemnitors specifically agree that Indemnitors shall not be released from liability hereunder by any action taken by Lender including, without limitation, a nonjudicial sale under the Security Instrument that might afford Borrower a defense based on California’s anti-deficiency laws, in general, and California Code of Civil Procedure Section 580d, in specific.
(ii)    In the event of any default hereunder, Lender may maintain an action upon this Agreement whether or not such action is brought against Borrower and whether or not Borrower is joined in any such action. Lender may maintain successive actions for other defaults, and Lender’s rights hereunder shall not be exhausted or waived, and Lender shall not be estopped to proceed against Indemnitors pursuant to this Agreement, by the exercise of any of Lender’s rights or remedies or by any such action or by any number of successive actions, until and unless all Costs have been paid in full and each of Indemnitors’ obligations hereunder has been fully performed or otherwise satisfied.
(iii)    Indemnitors expressly waive any and all benefits, rights and/or defenses which might otherwise be available to Indemnitor under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, 2953 and 3433.
(iv)    Indemnitors expressly waive any and all benefits, rights and/or defenses which might otherwise be available to Indemnitors under California Code of Civil Procedure Sections 580a, 580b, 580d and 726. In specific, but not by way of limitation, Indemnitors expressly waive any and all fair value rights under California Code of Civil Procedure Section 580a.
(v)    Any action, whether judicial or non-judicial or in pursuit of any provisional remedy, taken by Lender against Borrower or against any collateral or security held by Lender which shall impair or destroy any rights Indemnitors may have against Borrower shall not act as a waiver or an estoppel of Lender’s rights to proceed against and initiate any action against Indemnitor to enforce the terms of this Agreement.
(vi)    Indemnitors expressly waive any defense or benefits arising out of any voluntary or involuntary filing by or on behalf of Borrower for protection under any federal or state bankruptcy, insolvency, or debtor relief laws, including without limitation under Sections 364 or 1111(b)(2) of the United States Bankruptcy Code.
(vii)    Indemnitors acknowledge that they has been made aware of the provisions of California Civil Code Section 2856, have read and understand the provisions of that statute, have been advised by their respective counsel as to the scope, purpose and effect of that statute, and based thereon, and without limiting the foregoing waivers, Indemnitors agree to waive all suretyship rights and defenses described in Civil Code Sections 2856(a) and (b). Without limiting any other waivers herein, Indemnitors hereby give the following waiver pursuant to Section 2856(b) of the California Civil Code: Indemnitors waive all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an indemnified obligation, has destroyed the Indemnitors’ rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
(viii)    As provided in California Civil Code Section 2856, Indemnitors waive all rights and defenses that the Indemnitors may have because the Borrower’s debt is secured by real property. This means, among other things:
(A)    Lender may collect from Indemnitors without first foreclosing on any real or personal property collateral pledged by Borrower.
(B)    If Lender forecloses on any real property collateral pledged by Borrower:
(1)    The amount of the debt may be reduced only by the price of which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the same price.
(2)    Lender may collect from Indemnitor even if Lender, by foreclosing on the real property collateral, has destroyed any right Indemnitor may have to collect from Borrower.
(ix)    This is an unconditional and irrevocable waiver of any rights and defenses Indemnitors may have because the Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based on Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.
(x)    Indemnitors waive the benefit of any statute of limitations affecting the liability of the Indemnitors hereunder or the enforcement thereof, including, without limitation, any rights arising under Section 359.5 of the California Code of Civil Procedure;
(xi)    Indemnitors assume the responsibility for keeping informed of the financial condition of the Borrower and of all other circumstances bearing upon the risk of nonpayment of the Costs, and agrees that the Lender shall have no duty to advise the Indemnitors of any information known to the Lender regarding any such financial condition or circumstances. Indemnitors hereby irrevocably waive any defense which, absent this waiver, Indemnitors would have that its obligations under this Agreement could be exonerated based upon Lender’s failure to inform Indemnitors of the existing or ongoing financial condition of the Borrower or of any other circumstances bearing upon the risk of nonpayment of the Costs.
(xii)    Without limiting the generality of the foregoing or any other provision hereof, Indemnitors further expressly waive, to the extent permitted by law, any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to

Indemnitors under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or any such Sections.
(b)    Independent and Unsecured Obligations. Indemnitors acknowledge that, notwithstanding any other provision of this Agreement or any of the Loan Documents to the contrary (including without limitation any non-recourse provision under the Loan Documents) the obligations of Indemnitor under this Agreement are unlimited personal obligations of Indemnitors which are not secured by the Security Instrument or any other security instrument. In this regard, Lender’s appraisal of the value of the Property is such that Lender is not willing to accept the consequences, under California’s “One Form of Action” Rule (i.e., Section 726 of the California Code of Civil Procedure) and “Anti-Deficiency Rules” (i.e., Sections 580a, 580b and 580d of the California Code of Civil Procedure) of inclusion of this Agreement among the obligations secured by the Security Instrument. Indemnitors acknowledge that Lender is unwilling to accept such consequences and that Lender would not make the Loan but for the personal unsecured liability undertaken by Indemnitors.
(c)    California Code Sections. Solely to the extent that, and despite the express intent of the Indemnitors and Lender that the laws of the State of New York govern this Agreement, a court of competent jurisdiction finds that the laws of the State of California apply to this Agreement, this Agreement is intended to be cumulative of any rights of Lender under California Code of Civil Procedure Sections 564, 726.5 and 736 and under California Civil Code Section 2929.5. Indemnitors hereby waive any restrictions or limitations which such statutes may impose on Indemnitors’ liability or Lender’s rights or remedies under this Agreement.
[The Remainder of the Page is Intentionally Blank]

IN WITNESS WHEREOF, this Environmental Indemnity Agreement has been executed by Indemnitors and is effective as of the day and year first above written.
INDEMNITORS:

P1 HUDSON MC PARTNERS, LLC, a Delaware limited liability company

By:	Hudson MC Partners, LLC, a Delaware limited liability company, its Sole Member

By:	Name: Title:

[Signatures continue on the following page]

HUDSON PACIFIC PROPERTIES, L.P. a Maryland limited partnership

By:	Hudson Pacific Properties, Inc., a Maryland corporation, its general partner

By:	Name: Title:
[Signatures continue on the following page]

M. DAVID PAUL VENTURES LLC,
a California limited liability company

By:
Name: Jeffery M. Worthe
Title: Manager

[Signatures continue on the following page]

HUDSON MC PARTNERS, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT H-2

FORM OF REIMBURSEMENT AND INDEMNITY AGREEMENT (PINNACLE 2 LOAN)

This REIMBURSEMENT AND INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of [**Date of Pinnacle 2 Loan Assumption to be inserted**], by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (“HPP”) on the one hand, and, on the other hand, Media Center Partners, LLC, a California limited liability company (“MCP”), Media Center Development, LLC, a Delaware limited liability company (“MCD”) and M. David Paul Ventures, LLC, a California limited liability company (“Sponsor Affiliate” and, together with MCP and MCD, collectively, and jointly and severally, the “Sponsor Parties”).

WHEREAS, HPP’s wholly owned subsidiary, Hudson JW, LLC, a Delaware limited liability company (“Hudson”), and each of MCP and MCD are members of Hudson MC Partners, LLC, a Delaware limited liability company (the “Company”), which was formed pursuant to that certain Certificate of Formation filed with the Secretary of State of Delaware on October 16, 2012, and which is governed by that certain Limited Liability Company Agreement of the Company dated as of November __, 2012 (as amended, the “Operating Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Operating Agreement;

WHEREAS, on or about August 18, 2006, 3300 West Olive, LLC, a Delaware limited liability company and an affiliate of the Sponsor Parties obtained a loan in the original principal amount of $90,800,000 (the “Original Pinnacle 2 Loan”) from Greenwich Capital Financial Products, Inc., a Delaware corporation (the “Original Pinnacle 2 Lender”) pursuant to the terms of those certain documents evidencing, securing and/or otherwise delivered in connection with the making of the Original Pinnacle 2 Loan and set forth on Exhibit A hereof (the “Original Pinnacle 2 Loan Documents”);

WHEREAS, as a condition to making the Original Pinnacle 2 Loan, the Original Pinnacle 2 Lender required that M. David Paul Development LLC, a California limited liability company (“MDP Development”) execute and deliver that certain Guaranty of Recourse Obligations and Limited Payment Guaranty (the “Original Pinnacle 2 Guaranty”);

WHEREAS, concurrently herewith, the Company’s wholly owned subsidiary, P2 MC Hudson Partners, LLC, a Delaware limited liability company (“Pinnacle 2 Borrower”), is assuming the Original Pinnacle 2 Loan with an outstanding principal balance of [**Current balance, including amortization, to be inserted at time of the Loan Assumption**] (hereinafter, the “Pinnacle 2 Loan”) pursuant to the terms of that certain [**Assumption and/or Amendment Documents finalized pursuant to the terms of the JV Agreement to be inserted**] (the “Pinnacle 2 Loan Assumption Agreement”; the transactions contemplated by the Pinnacle 2 Loan Assumption Agreement, collectively, the “Pinnacle 2 Loan Assumption”);

WHEREAS, in connection with the Pinnacle 2 Loan Assumption, Lender is requiring that each of HPP and MDP Development execute and deliver, on a joint and several basis, that certain [**Amended and Restated] Guaranty of Recourse Obligations**] (the “Pinnacle 2 Replacement Guaranty”) in the form attached hereto as Exhibit B to secure the obligations and matters described therein (collectively, the “Obligations”);

WHEREAS, the Pinnacle 2 Assumption Agreement, the Pinnacle 2 Replacement Guaranty and the Original Pinnacle 2 Loan Documents as the same may have been amended or modified by the Pinnacle 2 Assumption Agreement are collectively referred to hereinafter as the “Pinnacle 2 Transaction Documents”;

WHEREAS, the parties hereto wish to allocate their respective maximum obligations for the responsibilities for the Obligations;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    Reimbursement Obligations.

(a)    Pursuant to the Pinnacle 2 Replacement Guaranties, HPP and MDP Development are liable, on a joint and several basis, for 100% of the Obligations. The parties hereto agree that each of the parties hereto shall have liability with respect to the Obligations (with respect to each party, its “Maximum Obligation”), regardless of any contrary language in the Operating Agreement, the Pinnacle 2 Replacement Guaranty, or any of the other Pinnacle 2 Transaction Documents, as follows:

(i)     In the event that HPP at any time incurs Obligations, including enforcement expenditures, under the Pinnacle 2 Replacement Guaranty or any of the Pinnacle 2 Transaction Documents that are attributable to any breach of the Original Pinnacle 2 Guaranty or any of the Pinnacle 2 Transaction Documents which, in each case, arises or arose prior to the date of the Pinnacle 2 Loan Assumption and the execution of the Pinnacle 2 Replacement Guaranty, or is a result of the breach by Pinnacle 2 Borrower of any representations or warranties made to Lender prior to, or any real property specific representations and warranties made to Pinnacle 1 Lender concurrently with, the Pinnacle 2 Loan Assumption (collectively, the “Historical Obligations”), then the Sponsor Parties shall be 100% liable for such Obligations;

(ii)    In the event that either HPP or MDP Development at any time incurs Obligations, including enforcement expenditures, under the Pinnacle 2 Replacement Guaranty that are attributable to any breach of the Pinnacle 2 Replacement Guaranty or of any Pinnacle 2 Transaction Document which, in each case, first arises after the date of the Pinnacle 2 Loan Assumption and the execution of the Pinnacle 2 Replacement Guaranties (“Going Forward Obligations”), the parties hereto agree as follows:

(A)    In the event that either HPP or MDP Development incurs any Going Forward Obligations (including enforcement expenditures) that are attributable solely to the fraud, bad faith, willful misconduct, intentional misrepresentation or gross negligence, or the knowing and willful act or omission, taken (or not taken, as the case may be) with the intent in each case, to cause a breach under any Pinnacle 2 Transaction Documents, of Sponsor, MDP Development or any of their respective Affiliates, then the Sponsor Parties shall be liable for 100% of such Going Forward Obligations;

(B)    In the event that either HPP or MDP Development incurs any Going Forward Obligations (including enforcement expenditures) that are attributable solely to the fraud, bad faith, willful misconduct, intentional misrepresentation or gross negligence, or the knowing and willful act or omission, taken (or not taken, as the case may be) with the intent in each case, to cause a breach under any Pinnacle 2 Transaction Documents, of HPP, Hudson or

any of their respective Affiliates, then HPP shall be liable for 100% of such Going Forward Obligations;

(C)    In the event that either HPP or MDP Development incur any Going Forward Obligations under the Pinnacle 2 Replacement Guaranty that are not covered by Section 1(a)(ii)(A) or Section 1(a)(ii)(B) above, then HPP and the Sponsor Parties shall be liable for pro rata share of such Going Forward Obligations, based on, respectively, Hudson’s and, collectively, MCP and MDP’s aggregate Percentage Interests as defined in the Operating Agreement and without regard to any application of Section 4.02 of the Operating Agreement.

Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall affect the rights of any party under Article X of the Operating Agreement.

(b)      If HPP, on the one hand, or any of the Sponsor Parties, on the other hand, is called upon to pay and actually does pay amounts under or pursuant to any of the Obligations in excess of such parties’ respective Maximum Obligation as determined pursuant to Section 1(a) above (an “Overage Guarantor”) in such Overage Guarantor’s discretion, the Sponsor Parties or HPP, respectively, hereby absolutely, irrevocably and unconditionally agrees to reimburse the Overage Guarantor upon demand an amount such that after giving effect to such reimbursement the Overage Guarantor, in the aggregate, shall have borne only its Maximum Obligation with respect to the Obligations owed to that date.

(c)    This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of each party, provided; however, that the sale, assignment or other transfer (each, a “Transfer”), directly or indirectly, of all or any portion of any Interest in the Company shall not result in a release of any party of its liability under this Agreement, except that if any Member makes a Transfer of its entire direct or indirect interest in the Company in accordance with the terms and conditions of the Operating Agreement, then such party shall have no liability under this Agreement with respect to Obligations which arise from events occurring after the date of such Transfer. Notwithstanding the foregoing, it is acknowledged and agreed that if Hudson sells or assigns its direct interest in the Company, in part, to any Person, and such Person is admitted as a Member of the Company, then Hudson and such Person shall re-apportion Hudson’s liability hereunder among themselves pursuant to a separate written agreement, and there shall be a corresponding release of liability, but if Hudson sells or assigns its direct interest in the Company in whole to one Person, and such Person is admitted as a Member of the Company, then, as a condition of Hudson’s release, such Person shall assume the obligations of Hudson hereunder.

2.    Remedies. In the event that HPP or the Sponsor Parties fail to reimburse the other as required hereunder within five (5) business days following written demand therefor, the party who is entitled to but does not receive payment (the “Aggrieved Party”) may exercise any right or remedy available to it at law or in equity, including the right to sue for specific performance hereof, and the Aggrieved Party shall additionally be entitled to interest on the unpaid amount accrued at a rate equal to the lower of twenty percent (20%) per annum and the highest rate permitted by applicable law, and to recover from the other party the Aggrieved Party's out-of-pocket costs incurred in connection with the enforcement of this Agreement, including reasonable attorneys' fees and expenses incurred before and at trial, at all levels, and whether or not suit is instituted. Without limiting the foregoing, in the event that HPP or any Sponsor Party fails to reimburse the other as required hereunder for any amount funded by HPP (or, as applicable Sponsor Party) on behalf of the other party in accordance with this Agreement, then the same shall be treated as a failure to contribute Additional Capital pursuant to the terms of Section 4.02 of the Operating Agreement on the part of Hudson or, as applicable, Sponsor and Hudson (or, as applicable, Sponsor) shall have the rights and remedies set forth in Section 4.02 of the Operating Agreement.

3.    Guarantor Waivers. If and to the extent that any Sponsor Party or HPP or any of them (for the purposes of this Section 3 only, being individually and collectively referred to herein as “Guarantor”) would be deemed or construed to be a guarantor or surety under applicable law with respect to its obligations hereunder, Guarantor hereby agrees as follows:

(a)    Guarantor expressly agrees that until each and every term, covenant and condition of this Agreement is fully performed, Guarantor shall not be released by any act or event which might be deemed a legal or equitable discharge or exoneration of a surety, or because of any waiver, extension, modification, forbearance or delay or other act or omission of any Sponsor Party or HPP, as applicable, or its failure to proceed promptly or otherwise as against HPP or such Sponsor Party, respectively, or Guarantor, or because of any action taken or omitted or circumstance which might vary the risk or affect the rights or remedies of Guarantor as against HPP or any such Sponsor Party, as applicable, or because of any further dealings between any Sponsor Party or HPP, as applicable, whether relating to this Agreement or otherwise. Guarantor hereby expressly waives and surrenders any defense to Guarantor's liability under this Agreement based upon any of the foregoing acts, omissions, things, agreements, waivers or any of them, except to the extent expressly provided in Section 1 hereof. It is the purpose and intent of this Agreement that the obligations of Guarantor under it shall be absolute and unconditional under any and all circumstances, subject to and in accordance with the terms and conditions of this Agreement.

(b)    Each Guarantor waives:

(i)    all statutes of limitations as a defense to any action or proceeding brought against any Sponsor Party or HPP, or by Guarantor, as applicable, to the fullest extent permitted by law;

(ii)    any right it may have to require any Sponsor Party or HPP to proceed against HPP or any Sponsor Party, respectively, or pursue any other remedy in any Sponsor Party’s or HPP’s, as applicable, power to pursue, it being acknowledged and agreed that the obligations of Guarantor hereunder are independent of the obligations of the HPP and the Sponsor Parties, as applicable, hereunder, and neither any Sponsor Party, nor HPP, shall be required to make any demand upon, exercise any right to declare a default by, or proceed against, HPP or any Sponsor Party, respectively, prior to proceeding against Guarantor to the full extent of Guarantor’s obligations hereunder;

(iii)    any defense based on any legal disability of HPP or any Sponsor Party and any discharge, release or limitation of the liability of HPP to any Sponsor Party, or of Sponsor Party to HPP, as applicable, whether consensual or arising by operation of law or any bankruptcy, reorganization, receivership, insolvency, or debtor relief proceeding, or from any other cause, or any claim that Guarantor's obligations exceed or are more burdensome than those of HPP or Sponsor Parties, as applicable;

(iv)    all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Agreement and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind, except to the extent expressly provided herein;

(v)    any defense based on or arising out of any defense that HPP or Sponsor Party, as applicable, may have to the payment or performance of any obligation set forth in this Agreement; and

(vi)    until all obligations under this Agreement have been paid and performed in full, all rights of subrogation and all rights to enforce any remedy that Guarantor may have against HPP or Sponsor Party, as applicable, all regardless of whether Guarantor may have made any payments to Sponsor Party or HPP, as applicable.

(c)    Guarantor assumes full responsibility for keeping informed of the financial condition and business operations of HPP and the Sponsor Parties, as applicable, and all other circumstances affecting HPP and Sponsor Party’s ability to pay for and perform its Obligations and/or its obligations to Sponsor Parties or HPP, respectively, and agrees that the Sponsor Parties and HPP, respectively, shall have no duty to disclose to Guarantor any information which Sponsor Parties, on the one hand, and HPP, on the other hand, may receive about the HPP or Sponsor Parties’ respective financial condition, business operations, or any other circumstances bearing on its ability to perform.

4.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.

5.    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, incorporates all prior negotiations and understandings with respect to such subject matter and may be amended solely by an instrument in writing executed by all of the parties.

6.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

7.    Waiver of Jury. EACH OF SPONSOR AFFILIATE AND HPP, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT.

8.    Third Parties Not Benefited. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement.

9.    Attorneys' Fees. If any action is brought hereunder or to enforce rights hereunder, the prevailing party(ies) shall be entitled to recover its attorneys' fees and costs from the other party(ies).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
[______________________________]
By: _________________________________
Name:
Title:

[___________________________],
a [_______________________]
By:_________________________________
                    Name:
                    Title:

EXHIBIT A
Pinnacle 2 Transaction Documents

EXHIBIT B
Pinnacle 2 Replacement Guaranty
[Attached]

EXHIBIT I-1
PINNACLE 1 PROPERTY MANAGEMENT AGREEMENT

PROPERTY MANAGEMENT AGREEMENT
For reference purposes only this Property Management Agreement (this “Agreement”) is dated as of November __, 2012. This Agreement is entered into between P1 Hudson MC Partners, LLC, a Delaware limited liability company(“Owner”), and Hudson OP Management, LLC, a Delaware limited liability company (“Manager”), who hereby agree as follows:
ARTICLE 1
APPOINTMENT AND TERM
Section 1.1    Appointment. Owner hereby appoints Manager to manage the office building (and related land and other improvements) located at 3400 West Olive Avenue, Burbank, California and commonly referred to as The Pinnacle 1 (herein after referred to as the “Property”). Without limiting the generality of the foregoing, Manager (or a designee thereof) shall act as the Maintenance Director for the Property and for the Property commonly known as 3300 West Olive Avenue, Burbank, California and adjacent to the Property, pursuant to, and as such term is defined in, that certain Agreement for Grant of Easements and Establishment of Covenants, Conditions and Restrictions which recorded November 24, 2003 (as amended, the “REA”).
Section 1.2    Term. This Agreement is for a term (the “Term”) of approximately ten (10) years commencing on the date hereof and ending on November __, 2022. This Agreement shall then automatically renew and continue in full force and effect for successive periods of twelve (12) months, unless sooner terminated pursuant to Section 1.3 below.
Section 1.3    Termination. Both Owner and Manager agree that this Agreement shall terminate upon the earlier of (a) the closing of a sale, transfer or exchange by Owner (including foreclosure) of Owner’s entire interest in the Property or it’s right to collect the income therefrom, unless the transferee elects prior to such closing and by written notice consented to by Manager, to assume the obligations of Owner pursuant to this Agreement accruing subsequent to such closing, or (b) thirty (30) days prior written notice of such termination from either party.
Section 1.4    Independent Contractor. Owner retains Manager as an independent contractor to manage the Property. Manager shall be responsible for hiring employees and determining methodology for management in accordance with this Agreement. Except in emergency situations, Manager’s authority to act on behalf of Owner is limited to that which is expressly delegated herein.
Section 1.5    Owner LLC Agreement. Capitalized terms used herein and not otherwise defined shall be used herein with the meaning ascribed to such term in that certain Limited Liability Company Agreement of Hudson MC Partners, LLC, a Delaware limited liability company and the sole member of Owner, dated substantially concurrently herewith and made by and between Hudson JW, LLC, a Delaware limited liability company and Media Center Partners, LLC, a California limited liability company (as amended, the “JV Agreement”).

ARTICLE 2
MANAGEMENT
Section 2.1    Manager’s Duties. With regard to management of the Property, Manager agrees, at the cost and expense of Owner, to:
(a)    manage and operate the Property in a commercially reasonable manner consistent with local industry practices;
(b)    enforce all leases with tenants of the Property in accordance with their terms (provided that Owner shall execute all leases);
(c)    enforce any “lock-box” or other lender requirements pursuant to any Property Financings (hereafter defined);
(d)    execute service and other agreements which Manager deems necessary to provide for the maintenance and operation of the Property subject to the Budgetary Limitations (hereafter defined) and Major Decisions (hereinafter defined), it being understood and agreed that all such service and other agreements shall be executed by Owner;
(e)    notify Owner of any matter, which in the opinion of Manager is material to the operation of the Property;
(f)    supervise the repair and maintenance of the Property subject to the Budgetary Limitations and Major Decisions; and
(g)    provide for the normal maintenance and repair as provided in the then current Budget.
Section 2.2    Budgetary Process. With regard to budgetary matters and Property expenditures, Manager agrees, for Owner’s account, to:
(a)    Prepare and submit to Owner for approval, in the time and manner set forth in Section 8.06 of the JV Agreement. Once the budget and/or operating plan has been approved for a particular calendar year pursuant to the terms of the JV Agreement, it shall be referred to herein as the “Budget and Operating Plan”; and
(b)    implement and incur the obligations and expenditures provided for in the Budget and Operating Plan. Manager shall not incur any obligation or expend any sum which would exceed that provided for in any approved Operating Budget except to the extent permitted pursuant to the JV Agreement, including, without limitation, Section 7.03(b) and Section 8.06 thereof (collectively, the “Budgetary Limitations”).
Section 2.3    Accounting and Reporting. Manager agrees to:
(a)    keep and maintain books of accounts and records with regard to management of the Property. Such records and accounts shall be Owner’s property; and
(b)    provide the reports in the time and manner set forth in Section 8.01 and Section 8.03 of the JV Agreement.

Section 2.4    Collection and Disbursements. Manager agrees to:
(a)    subject to Section 2.1(c) above, collect all rents, security deposits and other revenues from the Property and deposit all such collections in an operating account (the “Operating Account”) with a bank approved by Owner. Manager shall not commingle funds from the Property with other funds of Manager; and
(b)    disburse funds from the Operating Account to pay expenditures incurred in accordance with the terms of this Agreement, including compensation as provided for in Article 3. A working capital balance shall be maintained in the Operating Account of not less than three (3) month’s operating expenses for the Property unless Owner otherwise specifies. Sums in the Operating Account from time to time in excess of such minimum balance shall be disbursed to Owner. If funds on hand are insufficient to pay expenses, Manager shall notify Owner and Owner will deposit the required funds in the Operating Account promptly.
Section 2.5    General Standards.
(a)    Manager shall perform its duties hereunder in a commercially reasonable manner consistent with local industry practices. With regard to handling of funds, Manager shall account to Owner for all funds received and disbursed in accordance with this Agreement; and
(b)    Owner shall have the right to inspect and make copies of all books and records pertaining to the Property upon forty eight (48) hours prior written notice to Manager during the normal business hours of Manager.
Section 2.6    Related Party Service. If any service provided with respect to the Property is to be provided by a party affiliated with Manager, Manager shall notify Owner thereof prior to acquiring such service and shall obtain Owner’s express approval before proceeding with such service.
ARTICLE 3
LEASING
Section 3.1    Leasing. Manager shall be responsible to assist Owner and/or any outside broker engaged by Owner in leasing available space at the Property (including with respect to renewals of existing leases). Manager also shall be responsible for administering all leases relating to the Properties. Manager’s specific leasing duties shall be established by Owner from time to time. Manager may, and Owner and Manager hereby acknowledge and agree that Manager has, delegated the duties of Manager pursuant to this Section 3.1 to Worthe Real Estate Group, Inc. a California corporation (“Leasing/Construction Manager”) pursuant to that certain Sub Management and Leasing Agreement of even date herewith made by and between Manager and Leasing/Construction Manager (the “Sub-Management Agreement”).
ARTICLE 4
COMPENSATION
Section 4.1    Management Fee. For management services hereunder, Manager shall be paid three percent (3%) of Gross Receipts (the “Management Fee”) actually collected in respect of the Property during the applicable month. The term “Gross Receipts” as used herein means all rents, reimbursement of operating expenses, electricity and common area maintenance charges, any percentage rents actually collected in cash b

y Owner or by Manager from tenants of the Property, including but not limited to late fees, parking fees and proceeds of business interruption insurance, but excluding: security deposits (until such time as the security deposits are applied to rent), interest income from managed bank accounts, any sales of assets, condemnation proceeds, payments for physical installations or finish-out work, payments in the nature of indemnification or compensation for loss, damage, or liability sustained (including, without limitation, insurance proceeds except as expressly addressed above), and all purchase discounts.
Section 4.2    Leasing Fee. For so long as the Sub-Management Agreement has not been terminated pursuant to the terms thereof, Manager acknowledges that leasing services shall be provided by Leasing/Construction Manager pursuant to the terms of the Sub-Management Agreement and that Manager shall receive no compensation therefor. In the event the Sub-Management Agreement is terminated pursuant to the terms thereof, the Manager may either (1) perform the leasing services previously delegated to the Leasing/Construction Manager, or (2) delegate such leasing services to a replacement Leasing/Construction Manager, but, in all events, subject to the terms of the JV Agreement (including, without limitation, any applicable Major Decision limitations). For any leasing services as rendered by Manager according to Article 3 hereto, Manager shall be paid by Owner according to the provisions of Schedule 1 attached to this Agreement.
Section 4.3    Reimbursable Expenses. Manager may deduct from the Operating Account or, if the Operating Account is deficient, Owner shall reimburse Manager for all costs incurred by Manager in performing its duties related directly to any Property, including, (a) reasonable wages, salaries and benefits of all employees of Manager engaged in and necessary to the management of the Property subject to the then current Budget and Operating Plan approved pursuant to Section 2.2 of this Agreement (and if any employee is not engaged full-time in the management of a Property, then such employee’s wages, salaries and benefits shall be allocated to such Property on a reasonable basis based upon the amount of time such employee devoted to such Property and the amount of time such employee devoted to all other properties managed by Manager), (b) bookkeeping and record keeping fees and administrative costs specific to the performance of duties related to any Property (i.e., management information systems services, human resources services, accounting services, telephone charges, utilities charges, internet services, postage, delivery charges, stationery, and other direct office materials and costs associated with any on-site management office), and (c) rental amounts paid by Manager to Owner in connection with any space leased by Manager from Owner in the Property in connection with the management of the Property. The total amount of reimbursable administrative costs shall be subject to the Budgetary Limitations and shall, in all events, not exceed the amount comprising the Property Level Expense Portion from time to time (as defined in the Sub-Management Agreement). Notwithstanding anything to the contrary contained in this Agreement, including this Section 4.3, Manager shall have the right to reasonably allocate costs among employees subject to approval of Owner, not to be unreasonably withheld, conditioned or delayed.
Section 4.4    Construction Management Fee. For so long as the Sub-Management Agreement has not been terminated pursuant to the terms thereof, Manager acknowledges that construction management services shall be provided by Leasing/Construction Manager pursuant to the terms of the Sub-Management Agreement and that Manager shall receive no compensation therefor. In the event the Sub-Management Agreement is terminated pursuant to the terms thereof, the Manager may either (1) perform the construction management services previously delegated to the Leasing/Construction Manager, or (2) delegate such construction management services to a replacement Leasing/Construction Manager, but, in all events, subject to the terms of the JV Agreement (including, without limitation, any applicable Major Decision limitations). If and to the extent Manager supervises the performance of any construction activities of any kind for the Property (but not regular repair and maintenance), Manager shall be paid a fee (the “Construction

Management Fee”) Manager shall be paid by Owner according to the provisions of Schedule 1 attached to this Agreement.
Section 4.5    Payment. Compensation for the Management Fee and reimbursable expenses shall be payable monthly. Any Leasing Fee or Construction Management Fee shall be paid as specified in Schedule 1 All such Fees shall be payable out of the Operating Account or to the extent not paid out of the Operating Account, paid by Owner to Manager on demand.
ARTICLE 5
INSURANCE AND INDEMNITY
Section 5.1    Insurance. Owner shall insure the Property. In addition to property insurance, Owner shall also maintain general liability insurance and umbrella liability insurance in reasonable amounts naming Manager as an additional insured (it being understood and agreed that such insurance shall not cover the errors and/or omissions of Manager). To the extent that Owner will require Manager to pay the insurance premiums, the cost of insurance shall be included in the Operating Budget.
Section 5.2    Indemnity. Owner shall indemnify, defend, and hold Manager harmless from and against all loss, costs, expenses, claims, demands, or legal proceedings (including costs, expenses, and reasonable attorneys fees) of any kind or nature related to the Property and the management of the Property, except with respect to claims arising out of Manager’s gross negligence, or willful and/or intentional misconduct. Manager shall indemnify, defend and hold Owner harmless from and against all loss, cost, expenses, claims, demands, or legal proceedings (including costs, expenses, and reasonable attorney’s fees) due to the gross negligence and/or willful or intentional misconduct of Manager. The terms and conditions of this Section 5.2 shall survive the termination or expiration of this Agreement.
ARTICLE 6
DEFAULT AND REMEDIES
Section 6.1    If either party defaults in performance of any of its obligations hereunder, which default continues for a period of ten (10) days after receipt of written notice thereof, then the non-defaulting party may immediately terminate this Agreement by written notice to the other party and the non-defaulting party may seek an action against the defaulting party for actual damages only (and not for consequential damages, special damages, punitive damages or lost profits). If within the ten (10) day period noted above, the defaulting party diligently pursues a cure of the default, the non-defaulting party will grant a thirty (30) day extension during which it will not terminate this Agreement, so long as defaulting party continues to diligently pursue a cure.
ARTICLE 7
DUTIES UPON TERMINATION OR EXPIRATION
Section 7.1    Manager’s Duties. Upon termination or expiration of this Agreement, Manager shall promptly deliver to Owner complete copies of all books and records maintained by Manager for the Property and all funds in possession of Manager belonging to Owner or received by Manager with regard to the Property. Any unpaid obligations incurred by Manager during the term of this Agreement and related to the operation of the Property shall become the obligation of and be payable by Owner.

Section 7.2    Owner’s Duties. Owner shall compensate Manager for all fees earned hereunder (in accordance with Article 3 hereof) through the date of termination.
ARTICLE 8
MISCELLANEOUS PROVISIONS
Section 8.1    Notices. All notices given hereunder shall be made in writing and given to the addressee at the address specified on the signature pages hereof or such other address specified by notice given pursuant to this Section 8.1. Notices shall be given by certified mail, return receipt requested, by hand delivery, or by facsimile transfer and shall be effective upon receipt at the address of the addressee.
Section 8.2    Assignment. Neither Manager nor Owner may assign its rights nor delegate its duties hereunder without the prior written consent of Owner or Manager, as applicable, which consent shall not be unreasonably withheld, conditioned, or delayed. Upon any such assignment, the assigning party shall be relieved of all obligation and liability accruing after the date of such assignment. Notwithstanding the foregoing, this Agreement may be collaterally assigned by Owner to any lender or subsequent purchaser in a foreclosure transfer.
Section 8.3    Subordination. This Agreement, and any and all rights of Manager hereunder, are and shall be subject and subordinate to any financing (whether senior financing, mezzanine level financing, or preferred equity) respecting the Property (or any portion thereof) (collectively, “Property Financings”), and any ground or master lease with respect to the Property or any portion thereof (collectively, “Ground Leases”), and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Property Financings or Ground Leases. This section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Manager shall promptly execute, acknowledge and deliver any instrument that Owner, the landlord under any of the Ground Leases or the holder of any such Property Financings or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination. At any time and from time to time, upon not less than ten (10) business days prior notice from Manager or Owner, the certifying party shall furnish to the requesting party, or a designee thereof, an estoppel certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which Manager has been paid hereunder, that to the knowledge of the certifying party, no default or an event of default has occurred and is continuing or, if a default or an event of default shall exist, specifying in reasonable detail the nature thereof and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any subordination or estoppel furnished pursuant to this Section 8.3 may be relied upon by Owner, and its affiliates, lenders, and any prospective landlord or lender of the Property or any portion thereof. Manager shall not unreasonably withhold its consent to any amendment to this Agreement reasonably required by such lender or lessor, provided that such amendment does not (i) increase Manager’s financial obligations hereunder, or (ii) have a material adverse effect upon Manager’s rights hereunder, or (iii) materially increase Manager’s non-economic obligations hereunder.
Section 8.4    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California. All obligations of the parties under this Agreement are to be performed in the county where the Property is located.

Section 8.5    Waiver of Subrogation. To the extent that Owner or Manager are compensated by insurance for damages sustained by them as a result of any damage to the Property, each party waives its right of recovery against the other and agrees that no party shall have any right of recovery against the other by way of subrogation or assignment, so long as the insurance policy provides for same.
Section 8.6    Entire Agreement, Beneficiaries. This Agreement represents the entire agreement between Owner and Manager with regard to management of the Property and all prior agreements are superseded hereby. This Agreement is for the sole benefit of Owner and Manager and no other party is benefited hereby.
Section 8.7    Parties Bound. This Agreement will bind and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns except as this Agreement states otherwise.
Section 8.8    Time of Essence. Time is of the essence with respect to this Agreement.
Section 8.9    Non-Waiver. No delay or failure to exercise the right under this Agreement, nor a partial or single exercise of a right under this Agreement, will waive that right or any other right under this Agreement.
Section 8.10    Modification. No modification of this Agreement is valid unless in writing and signed by both parties.
Section 8.11    Counterparts. This Agreement and all other copies of it are considered one Agreement. This Agreement may be executed concurrently in one or more counterparts, each of which will be considered an original, but all of which together constitute one instrument.
Section 8.12    Legal Construction. If a court of competent jurisdiction holds any one or more of the provisions of this Agreement to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, which will be construed as if it had never contained the invalid, illegal, or unenforceable provision.
Section 8.13    Attorneys Fees. If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret this Agreement, the prevailing party is entitled to recover reasonable attorneys’ fees and costs from the other party in addition to any other relief that may be awarded. The court may award attorneys fees and costs in a trial of the action or in a separate action brought to litigate the issue of attorney’s fees and costs.

In witness whereof, Owner and Manager have executed this Agreement as of the date first above written.
[Signature Page Follows]

OWNER: P1 HUDSON MC PARTNERS, LLC, a Delaware limited liability company By: Hudson MC Partners, LLC, a Delaware limited liability company, its sole member By: ___________________ Name: Its:
MANAGER:
HUDSON OP MANAGEMENT, LLC,
a Delaware limited liability company
By: Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member
By: Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner
By:
Name:
Title:

Address: 11601 Wilshire Boulevard Suite 1600 Los Angeles, California 90025 Phone: (310) 445-5700 Fax: (310) 445-5710	Address: 11601 Wilshire Boulevard Suite 1600 Los Angeles, California 90025 Phone: (310) 445-5700 Fax: (310) 445-5710

SCHEDULE “2”

Leasing and Construction Management Fee
1.    Basic Terms:
1.1    Local Leasing Standards. For purposes of this Agreement, “Local Leasing Standards” shall mean leasing commissions based on fair-market terms customary for the leasing, renewal and/or expansion of space in first class office buildings comparable to the Property in the Burbank, California area.
1.2    Leasing Fee.
(a)    For New Leases, Renewals, Extensions or Expansions of Existing Leases: Two percent (2.0%) of the total base rent payable throughout the initial term (or the applicable renewal, extension or expansion term) of the lease, provided, however, if Manager is the sole broker (and the applicable tenant does not utilize a tenant broker), then the Leasing Fee for new leases (or, as applicable, any renewal, extension or expansion) shall be three percent (3.0%) of the total base rent payable throughout the initial term (or the applicable renewal, extension or expansion term) of the lease.
(b)    Notwithstanding the foregoing, if a lease term (or any renewal, extension or expansion term) is in excess of five (5) years, then the Leasing Fee(s) payable under this Paragraph 1.2 shall reduce by 50% for years six (6) through ten (10). The Leasing Fee payable with respect to terms beyond ten (10) years shall be reasonably negotiated by the parties and shall be consistent with Local Leasing Standards.
1.3    Leasing Override Fee. Notwithstanding the foregoing, in the event Owner determines that Owner desires to employ a third party broker in connection with any leasing activity at the Property (and subject to the terms of the JV Agreement), and Manager is not able to agree, following diligent, good faith efforts to negotiate same, upon a leasing fee split with such third party broker (provided, however, that Manager shall not reject any split of leasing fees which is consistent with the then applicable Local Leasing Standards), then Manager shall receive a leasing override fee, not to exceed 1.0% of the total base rent payable throughout the initial term of the lease procured by such third party broker or, as applicable, of the extension, renewal or expansion term (the “Leasing Override Fee”), provided, further, however, if a lease term (or any renewal or expansion term) is in excess of five (5) years, then the Leasing Override Fee(s) payable under this Paragraph 1.2 shall reduce by fifty percent (50%) for years six (6) through ten (10). The Leasing Override Fee payable with respect to terms beyond ten (10) years shall be reasonably negotiated by the parties, and shall be consistent with Local Leasing Standards.
1.4    Construction Management Fee. For construction projects either approved by Owner, or set forth in Leases approved by Owner, in each case, pursuant to the terms of the JV Agreement (including, without limitation, any applicable Major Decisions):
(a)    Five percent (5.0%) of the costs actually incurred, up to $500,000;
(b)    Three percent (3.0%) of the costs actually incurred which are in excess of $500,000;

(c)    For construction projects, where the applicable tenant pursuant to the terms of the applicable lease manages such construction project by, e.g., directly engaging consultants and/or contractors, a general oversight fee in the amount of (1) three percent (3.0%) of the first $500,000 of the total design and construction costs of the applicable tenant improvement project, but excluding any tenant FF&E (collectively, “Tenant Improvement Project Costs”), and (2) two percent (2.0%) of Tenant Improvement Project Costs in excess of $500,000.
2.    Payment. This paragraph 2 sets forth Owner’s and Manager’s agreements concerning payment(s) of Leasing Fees, the Leasing Override Fees, Construction Management Fees, and the terms and conditions thereto.
2.1    Payment Schedule of Leasing Fee/Leasing Override Fee.
(a)    One-half (1/2) of the Leasing Fee or of any applicable Leasing Override Fee shall be payable upon the full execution and delivery of the lease by landlord and tenant.
(b)    The remaining one-half (1/2) of the Leasing Fee or of any applicable Leasing Override Fee shall be payable upon the date that the term of the lease has commenced.
2.2    Payment Schedule of Construction Management Fee.
(a)    One hundred percent (100%) of the Construction Management Fee shall be payable upon completion of the applicable construction projects, following application for payment showing all costs and calculated fees derived therefrom, together with such back-up information substantiating same as may be reasonably requested by Owner.

EXHIBIT I-2
PINNACLE 1 SUB MANAGEMENT/LEASING AGREEMENT

SUB MANAGEMENT AND LEASING AGREEMENT
For reference purposes only this Sub Management and Leasing Agreement (this “Agreement”) is dated as of November __, 2012. This Agreement is entered into between Hudson OP Management, LLC, a Delaware limited liability company (“Master Manager”) and Worthe Real Estate Group, Inc. a California corporation (“Leasing/Construction Manager”), who hereby agree as follows:
ARTICLE 1
APPOINTMENT AND TERM
Section 1.1    Appointment of Manager. Concurrently herewith, P1 Hudson MC Partners, LLC, a Delaware limited liability company and owner (“Owner”) of that certain office building (and related land and other improvements) located at 3400 West Olive Avenue, Burbank, California and commonly referred to as “The Pinnacle 1”(herein after referred to as the “Property”) and Master Manager entered into that certain Property Management Agreement (the “Master Agreement”) pursuant to which Owner appointed Master Manager to manage the Property upon the terms and conditions more particularly set forth in the Master Management Agreement.
Section 1.2    Delegation of Certain Duties to Leasing/Construction Manager. Master Manager now desires to delegate, and Leasing/Construction Manager desires to assume, certain of the obligations of Master Manager under the Master Management Agreement with respect to leasing activity and construction management/oversight of tenant improvements pursuant to the leases at the Property, in each case, upon terms and conditions more particularly set forth in this Agreement.
Section 1.3    Term. This Agreement is for a term (the “Term”) of approximately ten (10) years commencing on the date hereof and ending on November __, 2022. This Agreement shall then automatically renew and continue in full force and effect for successive periods of twelve (12) months, unless sooner terminated pursuant to Section 1.4 below.
Section 1.4    Termination. Both Master Manager and Leasing Construction/Manager agree that this Agreement shall terminate upon the earlier of (a) the closing of a sale, transfer or exchange by Owner (including foreclosure) of Owner’s entire interest in the Property or it’s right to collect the income therefrom, unless the transferee elects prior to such closing and by written notice consented to by Manager, to assume the obligations of Owner pursuant to this Agreement accruing subsequent to such closing, (b) in connection with a “For Cause” event, as such term is defined in that certain Limited Liability Company Agreement of Hudson MC Partners, LLC of even date herewith (as amended, the “JV Agreement”), or (c) in the event the Master Management Agreement is terminated by any lender in connection with any Project Financings. .
Section 1.5    Independent Contractor. Master Manager retains Leasing/Construction Manager as an independent contractor for the purposes expressly set forth in this Agreement. Leasing/Construction Manager’s authority to act on behalf of Master Manager is limited to that which is expressly delegated herein. Leasing/Construction Manager shall have no right to delegate any of the rights, duties or obligations of Leasing/Construction Manager to any person without the consent of Manager.

ARTICLE 2
MANAGEMENT
Section 2.1    Master Manager’s Duties. Leasing/Construction Manager acknowledges and agrees that Master Manager shall have the exclusive authority to manage the Property upon the terms and conditions more particularly set forth in the Master Management Agreement and that Leasing/Construction Manager shall have no authority to manage any aspect of the Property, or to receive any compensation therefor, other than as expressly set forth in Section 3 and/or Section 4 of this Agreement and Leasing/Construction Manager hereby expressly disclaims any right thereto.
ARTICLE 3
LEASING/CONSTRUCTION MANAGEMENT
Section 3.1    Leasing. Leasing/Construction Manager shall be responsible to assist Master Manager (on behalf of Owner) and/or any outside broker engaged by Owner (or Manager on behalf of Owner consistent with the terms of the JV Agreement) in leasing available space at the Property (including with respect to renewals, expansions and/or amendments of existing leases), in all events, subject to the terms of the JV Agreement, including, without limitation, all Major Decisions as defined therein, a copy of which Leasing/Construction Manager agrees it has received and reviewed. In connection with the performance of such services, Leasing/Construction Manager shall have the right to engage a third party leasing broker pursuant to a sub-leasing agreement between Leasing/Construction Manager and such third party broker, it being understood and agreed that (1) such arrangements shall provide that Owner shall be responsible for payment of all such third party broker fees and/or commissions, and (2) all such arrangements and the terms, form and substance of any agreements memorializing the same shall be subject to the approval of Owner.
Section 3.2    Construction Management. If and to the extent any construction activities of any kind (including, without limitation, any tenant improvements in connection with any leases at the Property but excluding, in all events, regular repair and maintenance) are commenced, in each case, for the avoidance of doubt, in Owner’s determination, Leasing/Construction Manager shall be responsible for the preparation of any project budgets, cash flow projections, consultant and contractor payment application for processing, and similar documents and/or other instruments in connection with such projects, for processing by Master Manager. Without limiting the generality of the foregoing, Leasing/Construction Manager shall provide Master Manager with such information regarding the Property, to the extent in Leasing/Construction Manager’s possession or control, as reasonably necessary to enable Master Manager to prepare the Budget, the Operating Plan and/or the preparation of any other books and/or records that Master Manager may be required to provide pursuant to the Master Management Agreement.
ARTICLE 4
COMPENSATION
Section 4.1    Management Fee. Notwithstanding the foregoing, for so long as this Agreement is in effect and the Master Management Agreement has not been terminated pursuant to the terms thereof or of Section 1.4(c) hereof Master Manager acknowledges and agrees that (1) a portion of the Management Fee paid to Master Manager pursuant to Section 4.1 of the Master Management Agreement not to exceed $250,000 per annum (but subject to upward adjustment in the same manner as other expense items may be adjusted pursuant to the terms of the JV Agreement) (the “Property Level Expense Portion”) shall be used by Master Manager to pay certain expenses of the Property more particularly set forth in the Budget and Operating Plan (as defined in the Master Management Agreement) for the Property, and (2) fifty percent (50%) of the excess (i.e. the Management Fee paid to Master Manager pursuant to Section 4.1 of the Master Management Agreement above the Property Level Expense Portion) shall be paid to Leasing/Construction Manager. For the avoidance of doubt, Leasing/Construction Manager acknowledges and agrees that the fees payable to Leasing/Construction Manager are derivative of, and shall only be payable to Leasing/Construction Manager, to the extent the Management Fee is actually paid to Master Manager.
Section 4.2    Leasing Fee. For so long as this Agreement is in effect, leasing services, as rendered by Leasing/Construction Manager according to Article 3 hereto, Leasing/Construction Manager shall be paid by Owner according to the provisions of Schedule 1 attached to this Agreement.
Section 4.3    Construction Management Fee. If and to the extent any construction activities of any kind (including, without limitation, any tenant improvements in connection with any leases at the Property but excluding, in all events, regular repair and maintenance) are commenced, in each case, for the avoidance of doubt, in Owner’s determination, Leasing/Construction Manager shall have the right to supervise the performance of any such construction activities and shall be paid a fee (the “Construction Management Fee”) as set forth in Schedule 1 of this Agreement.
Section 4.4    Payment. Compensation for Leasing/Construction Manager’s share of the Management Fee and reimbursable expenses, subject to the terms of Section 4.1, shall be payable monthly. The Leasing Fee (and/or any Leasing Override Fee) shall be paid in accordance with Schedule 1 attached hereto. The Construction Management Fee shall be paid as specified in Schedule 1 attached hereto . All such Fees shall be payable out of the Operating Account or to the extent not paid out of the Operating Account, paid by Owner to Leasing/Construction Manager within ten (10) days of demand.
ARTICLE 5
INSURANCE AND INDEMNITY
Section 5.1    Insurance. Leasing/Construction Manager shall, at Leasing/Construction Manager’s expense, provide professional liability insurance in an amount no less than $1,000,000, naming each of Owner and Master Manager as additional insured (it being understood and agreed that such insurance shall not cover the errors and/or omissions of either Owner or Master Manager).
Section 5.2    Indemnity. Leasing/Construction Manager shall indemnify, defend, and hold each of Manager and Owner harmless from and against all loss, costs, expenses, claims, demands, or legal proceedings (including costs, expenses, and reasonable attorneys fees) of any kind or nature related to the leasing activity and/or construction management activities of Leasing/Construction Manager pursuant to the terms of this Agreement, except with respect to claims arising out of Owner’s or Master Manager’s gross negligence, willful and/or intentional misconduct. Master Manager shall indemnify, defend and hold Owner harmless from and against all loss, cost, expenses, claims, demands, or legal proceedings (including costs, expenses, and reasonable attorney’s fees) due to the gross negligence and/or willful or intentional misconduct of Master Manager. The terms and conditions of this Section 5.2 shall survive the termination or expiration of this Agreement.
ARTICLE 6
DEFAULT AND REMEDIES

If either party defaults in performance of any of its obligations hereunder, which default continues for a period of ten (10) days after receipt of written notice thereof, then the non-defaulting party may immediately terminate this Agreement by written notice to the other party and the non-defaulting party may seek an action against the defaulting party for actual damages only (and not for consequential damages, special damages, punitive damages or lost profits). If within the ten (10) day period noted above, the defaulting party diligently pursues a cure of the default, the non-defaulting party will grant a thirty (30) day extension during which it will not terminate this Agreement, so long as defaulting party continues to diligently pursue a cure.
ARTICLE 7
DUTIES UPON TERMINATION OR EXPIRATION
Section 7.1    Leasing/Construction Manager’s Duties. Upon termination or expiration of this Agreement, Leasing/Construction Manager shall promptly deliver to Master Manager complete copies of all books and records maintained by Leasing/Construction Manager in connection with any leasing and/or construction activity for the Property, if any, in connection with this Agreement and all funds in possession of Leasing/Construction Manager belonging to Owner or received by Leasing/Construction Manager, if any, with regard to the Property.
Section 7.2    Owner’s Duties. Owner shall compensate Leasing/Construction Manager for all fees actually earned hereunder (in accordance with Article 3 hereof) through the date of termination.
ARTICLE 8
MISCELLANEOUS PROVISIONS
Section 8.1    Notices. All notices given hereunder shall be made in writing and given to the addressee at the address specified on the signature pages hereof or such other address specified by notice given pursuant to this Section 8.1. Notices shall be given by certified mail, return receipt requested, by hand delivery, or by facsimile transfer and shall be effective upon receipt at the address of the addressee.
Section 8.2    Assignment. Leasing/Construction Manager may neither assign its rights nor delegate its duties hereunder without the prior written consent of Master Manager or Owner . Upon any such assignment, the assigning party shall be relieved of all obligation and liability accruing after the date of such assignment.
Section 8.3    Subordination. This Agreement, and any and all rights of Leasing/Construction Manager hereunder, are and shall be subject and subordinate to any financing (whether senior financing, mezzanine level financing, or preferred equity) respecting the Property (or any portion thereof) (collectively, “Property Financings”), and any ground or master lease with respect to the Property or any portion thereof (collectively, “Ground Leases”), and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Property Financings or Ground Leases. This section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Leasing/Construction Manager shall promptly execute, acknowledge and deliver any instrument that Master Manager, Owner, the landlord under any of the Ground Leases or the holder of any such Property Financings or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination. At any time and from time to time, upon not less than ten (10) business days prior notice from Master Manager or Owner, Leasing/Construction Manager shall furnish to the requesting party, or a designee thereof, an estoppel certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which Leasing/Construction Manager has been paid hereunder, that to the knowledge of the certifying party, no default or an event of default has occurred and is continuing or, if a default or an event of default shall exist, specifying in reasonable detail the nature thereof and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any subordination or estoppel furnished pursuant to this Section 8.3 may be relied upon by Owner, and its affiliates, lenders, and any prospective landlord or lender of the Property or any portion thereof. Leasing/Construction Manager shall not unreasonably withhold its consent to any amendment to this Agreement reasonably required by such lender or lessor, provided that such amendment does not (i) increase Leasing/Construction Manager’s financial obligations hereunder, or (ii) have a material adverse effect upon Leasing/Construction Manager’s rights hereunder, or (iii) materially increase Leasing/Construction Manager’s non-economic obligations hereunder.
Section 8.4    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California. All obligations of the parties under this Agreement are to be performed in the county where the Property is located.
Section 8.5    Waiver of Subrogation. To the extent that Master Manager or Leasing/Construction Manager are compensated by insurance for damages sustained by them as a result of any damage to the Property, each party waives its right of recovery against the other and agrees that no party shall have any right of recovery against the other by way of subrogation or assignment, so long as the insurance policy provides for same.
Section 8.6    Entire Agreement, Beneficiaries. This Agreement represents the entire agreement between Master Manager, Leasing/Construction Manager and Owner, for the limited purposes set forth in this Agreement, with regard to the leasing and construction management activities of the Property and all prior agreements are superseded hereby. This Agreement is for the sole benefit of Master Manager and Leasing/Construction Manager and no other party is benefited hereby. Notwithstanding the foregoing, Owner is an intended third party beneficiary of this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms of the Hudson MC Partners Operating Agreement, the terms of the Hudson MC Partners Operating Agreement shall govern and control in all respects.
Section 8.7    Parties Bound. This Agreement will bind and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns except as this Agreement states otherwise.
Section 8.8    Time of Essence. Time is of the essence with respect to this Agreement.
Section 8.9    Non-Waiver. No delay or failure to exercise the right under this Agreement, nor a partial or single exercise of a right under this Agreement, will waive that right or any other right under this Agreement.
Section 8.10    Modification. No modification of this Agreement is valid unless in writing and signed by both parties.
Section 8.11    Counterparts. This Agreement and all other copies of it are considered one Agreement. This Agreement may be executed concurrently in one or more counterparts, each of which will be considered an original, but all of which together constitute one instrument.

Section 8.12    Legal Construction. If a court of competent jurisdiction holds any one or more of the provisions of this Agreement to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, which will be construed as if it had never contained the invalid, illegal, or unenforceable provision.
Section 8.13    Attorneys Fees. If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret this Agreement, the prevailing party is entitled to recover reasonable attorneys’ fees and costs from the other party in addition to any other relief that may be awarded. The court may award attorneys fees and costs in a trial of the action or in a separate action brought to litigate the issue of attorney’s fees and costs.
In witness whereof, Master Manager and Leasing/Construction Manager have executed this Agreement as of the date first above written.
[Signature Page Follows]

MANAGER:
HUDSON OP MANAGEMENT, LLC,
a Delaware limited liability company
By: Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member
By: Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner
By:
Name:
Title:

Address: 11601 Wilshire Boulevard Suite 1600 Los Angeles, California 90025 Phone: (310) 445-5700 Fax: (310) 445-5710	Address: 11601 Wilshire Boulevard Suite 1600 Los Angeles, California 90025 Phone: (310) 445-5700 Fax: (310) 445-5710
LEASING/CONSTRUCTION MANAGER:

WORTHE REAL ESTATE GROUP, INC.,
a California corporation
By:    __________________________
Name:
Its:

Acknowledged and agreed to by Owner, for purposes of approving the delegation of Master Manager’s duties to Leasing/Construction Manager pursuant to the terms of this Agreement, for purposes of agreeing to pay the Leasing Fees, Leasing Override Fees and Construction Management Fees set forth on Schedule 1, and for purposes of binding Owner to this Agreement to the extent of any express obligations and/or rights inuring to the benefit of Owner:
OWNER:
P1 HUDSON MC PARTNERS, LLC,
a Delaware limited liability company
By:    Hudson MC Partners, LLC,
a Delaware limited liability company,
its sole member
By:    _____________________
Name:
Its:

SCHEDULE “1”
Leasing and Construction Management Fee
1.    Basic Terms:
1.1    Local Leasing Standards. For purposes of this Agreement, “Local Leasing Standards” shall mean leasing commissions based on fair-market terms customary for the leasing, renewal and/or expansion of space in first class office buildings comparable to the Property in the Burbank, California area.
1.2    Leasing Fee.
(a)    For New Leases, Renewals, Extensions or Expansions of Existing Leases: Two percent (2.0%) of the total base rent payable throughout the initial term (or the applicable renewal, extension or expansion term) of the lease, provided, however, if Leasing/Construction Manager is the sole broker (and the applicable tenant does not utilize a tenant broker), then the Leasing Fee for new leases (or, as applicable, any renewal, extension or expansion) shall be three percent (3.0%) of the total base rent payable throughout the initial term (or the applicable renewal, extension or expansion term) of the lease.
(b)    Notwithstanding the foregoing, if a lease term (or any renewal, extension or expansion term) is in excess of five (5) years, then the Leasing Fee(s) payable under this Paragraph 1.2 shall reduce by 50% for years six (6) through ten (10). The Leasing Fee payable with respect to terms beyond ten (10) years shall be reasonably negotiated by the parties and shall be consistent with Local Leasing Standards.
1.3    Leasing Override Fee. Notwithstanding the foregoing, in the event Owner determines that Owner desires to employ a third party broker in connection with any leasing activity at the Property (and subject to the terms of the JV Agreement), and Leasing/Construction Manager is not able to agree, following diligent, good faith efforts to negotiate same, upon a leasing fee split with such third party broker (provided, however, that Leasing/Construction Manager shall not reject any split of leasing fees which is consistent with the then applicable Local Leasing Standards), then Leasing/Construction Manager shall receive a leasing override fee, not to exceed 1.0% of the total base rent payable throughout the initial term of the lease procured by such third party broker or, as applicable, of the extension, renewal or expansion term (the “Leasing Override Fee”), provided, further, however, if a lease term (or any renewal or expansion term) is in excess of five (5) years, then the Leasing Override Fee(s) payable under this Paragraph 1.2 shall reduce by fifty percent (50%) for years six (6) through ten (10). The Leasing Override Fee payable with respect to terms beyond ten (10) years shall be reasonably negotiated by the parties, and shall be consistent with Local Leasing Standards.
1.4    Construction Management Fee. For construction projects either approved by Owner, or set forth in Leases approved by Owner, in each case, pursuant to the terms of the JV Agreement (including, without limitation, any applicable Major Decisions):
(a)    Five percent (5.0%) of the costs actually incurred, up to $500,000;
(b)    Three percent (3.0%) of the costs actually incurred which are in excess of $500,000;
(c)    For construction projects, where the applicable tenant pursuant to the terms of the applicable lease manages such construction project by, e.g., directly engaging consultants and/or contractors, a general oversight fee in the amount of (1) three percent (3.0%) of the first $500,000 of the total design and construction costs of the applicable tenant improvement project, but excluding any tenant FF&E (collectively, “Tenant Improvement Project Costs”), and (2) two percent (2.0%) of Tenant Improvement Project Costs in excess of $500,000
2.    Payment. This paragraph 2 sets forth Owner’s and Leasing/Construction Manager’s agreement concerning payment(s) of Leasing Fees and Construction Management Fees, and the terms and conditions thereto.
2.1    Payment Schedule of Leasing Fee/Leasing Override Fee.
(a)    One-half (1/2) of the Leasing Fee or of any applicable Leasing Override Fee shall be payable upon the full execution and delivery of the lease by landlord and tenant.
(b)    The remaining one-half (1/2) of the Leasing Fee or of any applicable Leasing Override Fee shall be payable upon the date that the term of the lease has commenced.
2.2    Payment Schedule of Construction Management Fee.
(a)    One hundred percent (100%) of the Construction Management Fee shall be payable upon completion of the applicable construction projects, following application for payment showing all costs and calculated fees derived therefrom, together with such back-up information substantiating same as may be reasonably requested by Owner.

EXHIBIT J
PINNACLE 1 INTERIM BUDGET AND OPERATING PLAN

12/02/11 RRF2	T H E R R E E F F U N D S	CM610R-B PAGE 1
11:05:11 QPADEV000S		V970826 RRFKHATMA1
BUDGETED DETAIL INC/EXP STMT BY COMPANY
Report BUACCO01B0	B85 THE PINNACLE	% ($) FISCAL 100%
Number 002	Twelve Months Ending December 31, 2012	C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
INCOME
5011	Base Rent Income	1176522-	1165164-	1165164-	1165164-	1092104-	1106648-	1106648-	1093509-	1093509-	1093509-	1095532-	1095736-	13449209-	34.19
Total Base Rent		1176522-	1165164-	1165164-	1165164-	1092104-	1106648-	1106648-	1093509-	1093509-	1093509-	1095532-	1095736-	13449209-	34.19
5052	Parking	156003-	151003-	151003-	156003-	152583-	152583-	152583-	151823-	151823-	151348-	148893-	148893-	1824540-	4.64
5053	TeleCom Revenue	430-	430-	430-	430-	430-	430-	430-	430-	430-	430-	443-	443-	5191-	.01
5054	Storage Rent	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	100608-	.26
5430	Misc Income - Non-Tenant	0	0	250-	0	0	250-	0	0	250-	0	0	250-	1000-	.00
5450	Fitness Center Income	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	64800-	.16
Total Misc. Rental Income		170217-	165217-	165467-	170217-	166797-	167047-	166797-	166037-	166287-	165562-	163120-	163370- 1996139-		5.07
5511	Real Estate Tax Recovery	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	337964-	.86
5531	CAM Recovery	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	780014-	1.98
Total Recoveries		93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165- 1117978-		2.84
5552	Utilities Reimbursements	49540-	44570-	47036-	50441-	55643-	51858-	52020-	55322-	53917-	53917-	49971-	50941-	615177-	1.56
5553	HVAC Reimbursements	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	21000-	.05
Total Reimbursements		51290-	46320-	48786-	52191-	57393-	53608-	53770-	57072-	55667-	55667-	51721-	52691-	636177-	1.62
INCOME		1491195-	1469866-	1472582-	1480738-	1409459-	1420468-	1420380-	1409783-	1408628-	1407903-	1403538-	1404962-	17199503-	43.72

OPERATING EXPENSES
6311	Electricity	47805	45387	47344	50191	56892	52246	53157	56451	55017	55017	50991	51981	622480	1.58
6331	Water and Sewer	9	12	8	19	8	11	13	12	12	12	12	12	143.00
Total Utilities		47814	45400	47352	50210	56901	52258	53170	56464	55030	55030	51003	51993	622624	1.58

12/02/11 RRF2	T H E R R E E F F U N D S	CM610R-B PAGE 2
11:05:11 QPADEV000S		V970826 RRFKHATMA1
BUDGETED DETAIL INC/EXP STMT BY COMPANY
Report BUACCO01B0	B85 THE PINNACLE	% ($) FISCAL 100%
Number 002	Twelve Months Ending December 31, 2012	C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
7017	Adv. & Promotions	0	200	1180	0	200	0	900	4880	0	0	200	7000	14560	.04
7051	Legal	0	500	0	0	500	0	0	500	0	0	500	0	2000	.01
7060	Bank Fees	800	800	800	800	800	800	800	800	800	800	800	800	9600	.02
7061	Accounting	225	225	225	225	225	225	225	225	225	225	225	225	2700	.01
7063	Professional Fees	0	0	0	0	0	0	0	1500	1500	0	0	0	3000	.01
7074	Leasing and Vacancy Prep	0	600	0	0	600	0	0	600	0	0	600	0	2400	.01
Total Administration Expenses		1025	2325	2205	1025	2325	1025	1925	8505	2525	1025	2325	8025	34260	.09
7008	Bad Debt Expense	7406	7299	7312	7354	6995	7048	7049	6996	6989	6986	6964	6970	85368	.22
Total Bad Debt Expense		7406	7299	7312	7354	6995	7048	7049	6996	6989	6986	6964	6970	85368	.22
8001	General Insurance	30213	30213	30213	30213	30213	30213	30213	30213	30213	30213	30213	32932	365278	.93
Total Insurance Expense		30213	30213	30213	30213	30213	30213	30213	30213	30213	30213	30213	32932	365278	.93
8111	Real Estate Taxes	138574	138324	138324	138433	138324	138324	141091	141091	141091	141091	141091	141091	1676849	4.26
8145	Sales & Use Tax	1991	1441	1441	1991	1991	1991	1991	1991	1991	1991	1815	1815	22440	.06
Total Taxes		140565	139765	139765	140424	140315	140315	143082	143082	143082	143082	142906	142906	1699289	4.32
7237	Fitness Center Expense	2707	2075	3167	1707	3075	2917	2707	2075	3167	2207	3075	2167	31046	.08
Total Maint. & Repair Interior		2707	2075	3167	1707	3075	2917	2707	2075	3167	2207	3075	2167	31046	.08
OPERATING EXPENSES		229731	227077	230015	230933	239824	233776	238146	247335	241006	238543	236486	244993	2837864	7.21

8703	Telephone / Internet	537	537	537	537	537	537	537	537	537	537	537	537	6438	.02
8705	Electricity	78788	76244	62644	87591	70489	81483	80848	101162	106370	102116	87375	87375	1022483	2.60
8706	Gas and Oil	3286	2712	2349	2400	1712	1639	2508	1061	1030	2163	2987	4326	28173	.07
8707	Water and Sewer	1921	1889	1879	2881	2254	2020	2352	3187	2526	2425	2521	2486	28339	.07

12/02/11 RRF2	T H E R R E E F F U N D S	CM610R-B PAGE 3
11:05:11 QPADEV000S		V970826 RRFKHATMA1
BUDGETED DETAIL INC/EXP STMT BY COMPANY
Report BUACCO01B0	B85 THE PINNACLE	% ($) FISCAL 100%
Number 002	Twelve Months Ending December 31, 2012	C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
8709	Electrical M & R	4057	2768	4042	4459	2768	2768	4057	3170	2768	4057	4868	4297	44081	.11
8710	Electrical Supplies	1793	1793	1793	1793	1793	1793	1793	1793	1793	1793	1793	1793	21521	.05
8713	Plumbing Supplies	260	260	260	260	260	260	260	260	260	260	260	260	3120	.01
8714	Plumbing M & R	2545	1020	0	2145	0	1000	1145	1000	1611	3775	322	1000	15563	.04
8717	HVAC-M & R	11250	30437	8868	25	5859	3416	25	9526	14144	25	47183	8016	138775	.35
8719	HVAC Supplies	573	500	573	500	573	500	573	500	573	500	10573	500	16440	.04
8722	HVAC-Contract	700	700	2167	3212	700	2167	700	700	4223	700	700	2167	18836	.05
8723	Security Supplies	2578	0	625	2578	0	0	2578	0	625	2578	0	0	11564	.03
8724	Security Contract	7149	7149	7149	7149	7149	7149	7149	7149	7149	7149	7149	7149	85783	.22
8725	Fire Sprinkler M & R	0	500	0	0	500	0	0	500	0	0	500	0	2000	.01
8726	Fire & Life Safety	0	1400	400	0	2700	400	0	1400	575	1116	2500	400	10891	.03
8728	Alarm M & R	125	0	0	125	0	0	125	0	0	125	0	0	500.00
8729	Alarm Contract Services	175	70	70	175	70	70	175	70	70	175	70	70	1260	.00
8730	Pest Control	210	210	589	210	210	460	210	210	589	210	210	460	3775	.01
8731	Dues, License and Permit	7071	0	0	86-	422	0	97	0	0	0	0	2680	10183	.03
8735	Signs	500	0	0	193	0	0	500	0	0	193	0	0	1386	.00
8736	Office Supplies	309	309	309	309	309	309	309	309	309	309	309	309	3713	.01
8739	Third Party Management F	44424	43784	43858	44110	41972	42295	42299	41981	41939	41925	41794	41829	512211	1.30
8741	Building M & R Interior	400	1800	2200	2500	1800	0	400	1800	0	2500	4000	4000	21400	.05
8742	Building M & R Exterior	3295	1059	1501	13445	16059	3139	6445	1059	4050	1945	1510	1510	55019	.14
8743	Paint-Exterior	322	0	838	322	0	0	322	1976	0	322	0	0	4103	.01
8745	Elevator M & R	5171	607	349	1171	349	349	1171	607	349	1171	1986	349	13627	.03
8752	Landscape Supplies	0	177	0	177	0	177	0	177	0	177	0	177	1064	.00
8753	Landscape Contract	2297	3586	2297	2297	3586	2297	2651	3940	2651	2651	4327	2651	35230	.09
8754	Landscape M & R	719	1167	4825	10517	845	445	1170	1135	5150	719	1296	445	28431	.07
8755	Landscape M&R-Interior	688	688	688	688	688	688	688	688	688	688	688	688	8256	.02
8756	Engineering Supplies	100	100	100	100	100	100	100	100	100	100	100	100	1200	.00
8757	Trash Removal	2100	2100	2100	2100	2100	2100	2100	2100	2100	2100	2100	2100	25200	.06
8758	Parking Lot Sweeping	435	435	435	435	435	435	435	435	435	435	435	435	5221	.01
8759	Engineering Contract	5342	5342	5342	5342	5342	5342	5342	5342	5342	5342	5342	5342	64102	.16
8761	Elevator Contract Servic	4104	4104	4104	4268	4268	4268	4268	4268	4268	4268	4268	4268	50722	.13
8762	Janitorial Supplies	3697	3600	3697	3600	3697	3600	3697	3600	3697	3600	3697	3600	43780	.11
8763	Janitorial Contract	30925	31175	31977	30925	30925	31727	30925	30925	32227	30925	30925	31727	375312	.95

12/02/11 RRF2	T H E R R E E F F U N D S	CM610R-B PAGE 4
11:05:11 QPADEV000S		V970826 RRFKHATMA1
BUDGETED DETAIL INC/EXP STMT BY COMPANY
Report BUACCO01B0	B85 THE PINNACLE	% ($) FISCAL 100%
Number 002	Twelve Months Ending December 31, 2012	C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
8764	Window Washing Contract	0	0	0	9914	0	0	1150	0	0	7344	0	0	18408	.05
8766	Parking Supplies & Equip	116	1728	309	309	438	309	116	1728	503	116	438	309	6420	.02
8767	Parking Contract	11070	11070	11070	11070	11070	11070	11070	11070	11070	11070	11070	11070	132844	.34
8768	Transportation	0	0	0	3705	0	0	0	0	0	0	0	0	3705	.01
8777	Postage and Messenger	41	109	202	41	109	41	41	109	202	41	109	41	1086	.00
8779	Admin Expense & Supplies	5366	4374	184	1212	184	184	1498	184	184	1818	184	184	15553	.04
8782	Glass Repair	0	0	3000	0	0	0	3000	0	0	0	3000	0	9000	.02
8784	Roof Repair	0	0	4100	0	0	0	0	0	0	1700	4100	0	9900	.03
8786	Common Area M & R	73	1007	2522	369	556	3167	73	556	1620	26769	556	1620	38886	.10
Total CAM Expenses		244513	246509	219951	265074	222826	217702	224903	246313	261728	277933	291782	236270	2955503	7.51
Total Expenses		474243	473587	449966	496007	462651	451478	463049	493647	502734	516476	528268	481263	5793368	14.73
NET OPERATING INCOME		1016951-	996280-	1022616-	984731-	946809-	968990-	957332-	916136-	905894-	891427-	875270-	923699-	11406135-	28.99

LEVERAGED EXPENSES
8614	Interest Expense	392209	366906	392209	379558	392209	379558	392209	392209	379558	392209	379558	392209	4630602	11.77
Total Leveraged Expenses		392209	366906	392209	379558	392209	379558	392209	392209	379558	392209	379558	392209	4630602	11.77
LEVERAGED EXPENSES		392209	366906	392209	379558	392209	379558	392209	392209	379558	392209	379558	392209	4630602	11.77

NON-OPERATING EXPENSES
8521	Tenant Improvement Amort	21821	19261	19261	5218	5218	5218	5455	3717	3717	3717	3717	3717	100037	.25

12/02/11 RRF2	T H E R R E E F F U N D S	CM610R-B PAGE 5
11:05:11 QPADEV000S		V970826 RRFKHATMA1
BUDGETED DETAIL INC/EXP STMT BY COMPANY
Report BUACCO01B0	B85 THE PINNACLE	% ($) FISCAL 100%
Number 002	Twelve Months Ending December 31, 2012	C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
8522	Amort Exp-Acq Lease Orig	35356	35356	35356	35356	35356	35356	35356	35356	35356	35356	35356	35356	424274	1.08
8612	Deprec-Furn, Fixtures, &	256	256	256	256	256	256	256	256	256	256	256	256	3070	.01
8615	Depreciation Expense-Bld	489	489	489	489	489	489	489	489	489	489	489	489	5865	.01
8616	Depreciation - Building	263792	263792	263792	263792	263792	263792	263792	263792	263792	263792	263792	263792	3165505	8.05
8616.4	Depreciation-Bldg Acq Le	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	152739-	.39
8627	Amortization Exp Lease C	4983	4983	4983	1700	2103	2103	2552	2048	2419	2419	2419	2419	35132	.09
8629	Amort. Expense - Legal F	123	100	100	38	38	38	32	32	32	32	32	32	628.00
8630	Amort Exp-Const Admin Fe	1209	1149	1149	173	173	173	145	145	145	145	145	145	4898	.01
Total Amortization Expense		315302	312659	312659	294294	294697	294697	295348	293106	293477	293477	293477	293477	3586669	9.12

NON-OPERATING EXPENSES		315302	312659	312659	294294	294697	294697	295348	293106	293477	293477	293477	293477	3586669	9.12

NET INCOME		309440-	316715-	317748-	310879-	259902-	294736-	269774-	230821-	232859-	205741-	202236-	238013-	3188864-	8.11

*******************************		********	*******	*******	*******	*******	*******	*******	*******	*******	*******	*******	*******	********	*****
B85	THE PINNACLE	309440-	316715-	317748-	310879-	259902-	294736-	269774-	230821-	232859-	205741-	202236-	238013-	3188864-	8.11
*******************************		********	*******	*******	*******	*******	*******	*******	*******	*******	*******	*******	*******	********	*****

EXHIBIT K
RENT ROLL

DB REAL ESTATE THE PINNACLE L.P.
3400 W. Olive Avenue, Burbank, CA
The Pinnacle – Rent Roll (10/2/12)

					Monthly		Rent Escalation			Monthly	Unreserved	Monthly
Tenant	Suite #	Commencement	Expiration	Rentable Sq. Ft.	Base Rent	PSF/Mo.	Date	Amount//Mo.	PSF/Mo.	Min. Parking	Pass Rate/Mo.	Storage Space	Comments
Warner Music Group Inc.	100	01/01/03	12/31/19	195,166	$565,981.40	$2.90				$46,800.00	$80.00		$1, 2, 3, 4, 5,6
							01/01/04	$571,641.21	$2.93	$46,800.00	$80.00
							01/01/05	$577,357.63	$2.96	$46,800.00	$80.00
							01/01/06	$583,131.20	$2.99	$46,800.00	$80.00
							01/01/07	$588,962.51	$3.02	$46,800.00	$80.00
							01/01/08	$594,852.14	$3.05	$52,650.00	$90.00
							01/01/09	$606,749.18	$3.11	$52,650.00	$90.00
							01/01/10	$618,884.17	$3.17	$52,650.00	$90.00
							01/01/11	$631,261.85	$3.23	$52,650.00	$90.00
							01/01/12	$643,887.09	$3.30	$52,650.00	$90.00
							01/01/13	$656,764.83	$3.37	$58,500.00	$100.00
							01/01/14	$669,900.12	$3.43	$58,500.00	$100.00
							01/01/15	$683,298.13	$3.50	$64,350.00	$110.00
							01/01/16	$696,964.09	$3.57	$64,350.00	$110.00
							01/01/17	$710,903.37	$3.64	$64,350.00	$110.00
							01/01/18	$725,121.44	$3.72	$64,350.00	$110.00
							01/01/19	$739,623.87	$3.79	$64,350.00	$110.00
Sony Pictures Television Inc.	170/315	01/01/04	10/31/13	9,005	$23,927.90	$2.90				$1,445.00	$85.00		7, 8, 9, 10
							01/01/05	$23,927.90	$2.90	$1,445.00	$85.00
							01/01/06	$24,406.46	$2.96	$1,445.00	$85.00
							01/01/07	$24,894.59	$3.02	$1,445.00	$85.00
							01/01/08	$25,392.48	$3.08	$1,530.00	$90.00
							01/01/09	$25,900.33	$3.14	$1,530.00	$90.00
							05/01/09	$33,768.75	$3.75	$1,530.00	$90.00
							05/01/10	$35,119.50	$3.90	$1,530.00	$90.00
							11/01/11	$33,768.75	$3.75	$1,620.00	$95.00
							11/01/12	$34,781.81	$3.86	$1,620.00	$95.00

					Monthly		Rent Escalation			Monthly	Unreserved		Monthly
Arnie Morton's of Chicago/Burbank LLC	180	11/04/02	11/03/17	8,257 *	$22,706.75	$2.75								11, 12, 13, 14, 15
							11/04/07	$24,771.00	$3.00
Vacant (Restaurant)	190			7,612 *			11/04/12	$26,835.25	$3.25

Vacant (Office)	220			17,928

NBC Enterprises	250/600	01/01/03	12/31/14	17,942	$52,031.80	$2.90				$2,700.00		$75.00		16, 17, 18, 19, 20, 21
				19,124	$55,459.60	$2.90	01/01/04	$108,532.04	$2.93	$6,290.00		$85.00
							01/01/05	$110,702.68	$2.99	$6,290.00		$85.00
							01/01/06	$112,916.73	$3.05	$6,290.00		$85.00
							01/01/07	$115,175.07	$3.11	$6,290.00		$85.00
							01/01/08	$117,478.57	$3.17	$6,660.00		$90.00
							01/01/09	$119,828.14	$3.23	$6,660.00		$90.00
							01/01/10	$122,224.70	$3.30	$6,660.00		$90.00
							01/01/11	$124,669.20	$3.36	$7,030.00		$95.00
							01/01/12	$127,162.58	$3.43	$7,030.00		$95.00
							01/01/13	$129,705.83	$3.50	74 x Prevailing		Prevailing
							01/01/14	$132,299.95	$3.57	74 x Prevailing		Prevailing

Vacant (Office)	320			3,413

Starz Entertainment LLC (Assignee from	330	10/01/10	04/30/14	4,040	$14,544,00	$3.60				$720.00		$90.00		22, 23, 24
Starz Media, LLC)							11/01/10	$14,544.00	$3.60	$720.00		$90.00
							05/01/11	$14,544.00	$3.60	$760.00		$95.00
							05/01/12	$14,948.00	$3.70	$760.00		$95.00
							05/01/13	$15,396.44	$3.81	8 x Prevailing		Prevailing

AMFM (On-Line & Music)	340	06/01/05	09/30/16	2,217	$6,694.00	$3.02				$560.00		$80.00	$1,440.75	25, 26, 27, 28, 29, 30
							01/01/06	$6,694.00	$3.02	$560.00		$80.00	$1,469.57
							01/01/07	$6,827.44	$3.08	$630.00		$90.00	$1,498.96
							01/01/08	$6,963.99	$3.14	$630.00		$90.00	$1,528.94
							01/01/09	$7,103.27	$3.20	$630.00		$90.00	$1,559.51
							01/01/10	$7,245.33	$3.27	$630.00		$90.00	$1,590.70
							01/01/11	$7,390.24	$3.33	$665.00		$95.00	$1,622.52
							01/01/12	$7,538.04	$3.40	$665.00		$95.00	$1,654.97
							01/01/13	$7,688.81	$3.47	7 x Prevailing	$	Prevailing	$1,688.07

					Monthly		Rent Escalation			Monthly	Unreserved		Monthly
							01/01/14	$7,842.58	$3.54	7 x Prevailing	$	Prevailing	$1,721.83
							01/01/15	$7,999.43	$3.61	7 x Prevailing	$	Prevailing	$1,756.27
							01/01/16	$8,159.42	$3.68	7 x Prevailing	$	Prevailing	$1,791.39

AMFM Operating, Inc.	350 (3rd Floor)	01/01/04	09/30/16	100,545	$291,580.50	$2.90				$24,160.00		$80.00	$3,750.00	31, 32, 33, 34, 35, 36,
	450 (4th Floor)						01/01/05	$297,412.11	$2.96	$24,160.00		$80.00	$3,750.00	37, 38, 39
	550 (5th Floor)						01/01/06	$303,360.35	$3.02	$24,160.00		$80.00	$3,902.00
							01/01/07	$309,427.56	$3.08	$24,160.00		$80.00	$3,980.00
							01/01/08	$315,616.11	$3.14	$27,810.00		$90.00	$4,059.00
							01/01/09	$321,928.43	$3.20	$27,810.00		$90.00	$4,140.00
							01/01/10	$328,367.00	$3.27	$27,180.00		$90.00	$4,223.00
							01/01/11	$334,934.34	$3.33	$28,690.00		$95.00	$4,308.00
							01/01/12	$341,633.03	$3.40	$28,690.00		$95.00	$4,394.00
							01/01/13	$348,465.69	$3.47	$302 x Prevailing		Prevailing	$4,482.00
							01/01/14	$355,435.00	$3.54	302 x Prevailing		Prevailing	$4,571.00
							01/01/15	$362,543.70	$3.61	302 x Prevailing		Prevailing	$4,663.00
							01/01/16	$369,794.58	$3.68	302 x Prevailing		Prevailing	$4,756.00

Vacant	370			3,209

AMFM Operating, Inc.	390	01/30/06	09/30/16	4,953	$14,958.06	$3.02				$1,200.00		$80.00		40, 41
							01/01/07	$15,257.22	$3.08	$1.200.00		$80.00
							01/01/08	$15,562.37	$3.14	$1,350.00		$90.00
							01/01/09	$15,873.62	$3.20	$1,350.00		$90.00
							01/01/10	$16,191.07	$3.27	$1,350.00		$90.00
							01/01/11	$16,514.91	$3.33	$1,425.00		$95.00
							01/01/12	$16,845.19	$3.40	$1,425.00		$95.00
							01/01/13	$17,182.12	$3.47	15 x Prevailing		Prevailing
							01/01/14	$17,525.74	$3.54	15 x Prevailing		Prevailing
							01/01/15	$17,876.29	$3.61	15 x Prevailing		Prevailing
							01/01/16	$18,233.81	$3.68	15 x Prevailing		Prevailing

* Indicates Usable Sq.Ft. Figure

		Monthly	Rent Escalation	Monthly	Unreserved	Monthly

TOTAL BUILDING	393,411

EXHIBIT L
CLOSING STATEMENT
Pinnacle 1
HPP / Media Center Partners, LLC – Equity Split Calculation

Media Center Partners LLC Retained Equity(1)	4,448,230.00
1. HPP / Media Center Partners Initial Equity (Before Credits and Abatements @ $212.5 million purchase price
Purchase Price	212,500,000.00
Less Debt:	129,000,000.00
Equity Value	83,500,000.00
Media Center Partners, LLC	4,448,230.00	5.3%
HPP	79,051,770.00	94.7%
	83,500,000.00	100.0%
2. HPP / Media Center Partners Equity After WMG Rent Abatement Credit
Media Center Partners, LLC Equity	4,448,230.00
Less: WMG Rent Abatement Credit to Buyer (Pro rated)	(4,568,168.860)
Plus: $2.5 million equity credit ($215.0 million PP vs. $212.5 million PP)	2,500,000.00
Revised Media Center Partners, LLC Equity	2,380,061.14	2.9%
Revised HPP Equity	81,119,938.86	97.1%
	83,500,000.00	100.0%
3. HPP / Media Center Partners Equity After HPP Credit for funding JV closings costs
HPP Equity	81,119,938.86
JV Costs funded by HPP(2)	1,015,848.49
Media Center Partners, LLC Equity	2,380,061.14	2.8%
Revised HPP Equity	82,135,787.35	97.2%
	84,515,848.49	100.0%
4. HPP / Media Center Partners Equity After Prorations
Prorations: Net Credit to Buyer(3)	928,065.90
HPP's Pro Rata Share of Proration Credit	901,930.53

FINAL EQUITY SPLITS @ PINNACLE I CLOSING
HPP Equity	83,037,717.88	98.25%
Media Center Partners Equity	1,478,130.61	1.75%
	84,515,848.49	100.0%

HPP EQUITY CHECK CALCULATION
Total Equity Funded by Hudson at Closing	82,599,700.00
Less Loan Reserves	(3,355,863.750)
Less: HPP Transaction Expenses	(466,217.760)
Less: HPP Funded JV Costs	(1,015,848.490)
Plus: Rate Lock Deposit Credit	1,290,000.00
Hudson Initial Equity	79,051,770.00
Check:
Media Center Partners, LLP – Share of Reserves Owed to HPP
Total Loan Reserves at Closing	3,355,863.75
Media Center Partners, LLP % Percentage	1.7%
Pro Rata Share of Loan Reserves Owed to HPP	58,692.01
Notes:
1.    Number from Chicago Title Settlement Statement;
2.    Represents costs funded at closing by HPP that were for the benefit of the joint-venture, including loan fees;
3.    Represents prorations between Buyer & Seller including rents, operating expenses, taxes, etc.

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